As filed with the Securities and Exchange Commission on April 10, 2014	File No: 333- 193837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EON COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3661	62-1482176
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1703 Sawyer Road

Corinth, MS 38834

(800) 955-5321

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Swartz

Principal Executive Officer

eOn Communications Corporation

1703 Sawyer Road

Corinth, MS 38834

(800) 955-5321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jackie G. Prester, Esq.	Joseph Smith, Esq.
Baker, Donelson, Bearman, Caldwell &	Tamar Donikyan, Esq.
Berkowitz, PC	Kathleen L. Cerveny, Esq.
165 Madison Suite 2000	Ellenoff Grossman & Schole LLP
Memphis, TN 38103	1345 Avenue of the Americas
Tel: (901) 526-2000	New York, NY 10105-0302
Fax: (901) 577-0762	Tel: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.005 per share	36,481,801	(1)	Not applicable	$131,699,302	(2)	$16,962.87
Series A-1 Preferred Stock, par value $0.001 per share	5,000,000	(3)	Not applicable	$3,308,874	(4)	$426.18
Series A-2 Preferred Stock, par value $0.001 per share	1,176,748	(3)	Not applicable	$1,134,016	(4)	$146.06
Amended and Restated Senior Secured Convertible Notes	5,000,000		Not applicable	$5,000,000	(5)	$644.00
TOTAL						$18,179.11	(6)

(1)	The number of shares of common stock, par value $0.005 per share, of the registrant being registered represents the estimated maximum number of shares of the registrant’s common stock to be issued in connection with the proposed transactions described herein.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and 457(c) of the Securities Act of 1933 (the “Securities Act”), as amended, based upon the product of (A) 36,481,801 namely, the maximum number of shares of the registrant to be issued multiplied by (B) $3.61, the price per share of common stock which is based on the average of the high and low prices of the registrant’s common stock on February 5, 2014 as reported on The Nasdaq Capital Market.
(3)	The number of shares of Series A-1 Preferred Stock, par value $0.001 per share and Series A-2 Preferred, par value $0.001 per share of the registrant being registered represents the estimated maximum number of shares of the registrant’s Series A Preferred Stock to be issued in connection with the proposed transactions described herein. The shares of common stock issuable upon conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are concurrently registered hereby.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) and 457(i) of the Securities Act based upon the book value of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, respectively, as of the latest practicable date prior to the filing of the registration statement.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) and 457(i) of the Securities Act based upon the book value of the Amended and Restated Senior Secured Convertible Notes as of the latest practicable date prior to the filing of the registration statement. The shares of common stock issuable upon conversion of the Amended and Restated Senior Secured Convertible Notes are concurrently registered hereby.
(6)	Calculated in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price. Of such fees, the registrant previously paid $17,535.11.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form S-4 filed by the eOn Communications Corporation with the Securities and Exchange Commission on February 7, 2014. This Amendment is being filed to provide additional disclosures and updates to the financial statements contained herein.

eOn Communications Corporation

1703 Sawyer Road

Corinth, MS 38834

(800) 955-5321

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF EON COMMUNICATIONS CORPORATION

TO BE HELD ON                    , 2014

To the Stockholders of eOn Communications Corporation:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders (the “Special Meeting”) of eOn Communications Corporation, a Delaware corporation (“eOn”), will be held at 10:00 a.m. Central time, on                    , 2014, at the eOn offices at 1703 Sawyer Road, Corinth, MS 38834. You are cordially invited to attend the Special Meeting, at which stockholders will be asked to consider and vote upon the following proposals, which are more fully described in the enclosed proxy statement/prospectus:

(1)         Share Issuance Proposal—to consider and vote upon the issuance of up to 3,973,120 shares of common stock (subject to adjustment), aggregating more than 20% of eOn’s common stock outstanding under applicable listing rules of The Nasdaq Stock Market LLC, upon the conversion of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the exercise of warrants to purchase common stock of eOn issued by eOn in connection with a private placement (the “Equity Investment” and the proposal, the “Share Issuance Proposal”);

(2)         Merger Proposal—to consider and adopt the Agreement of Merger and Plan of Reorganization dated December 17, 2013, as amended by First Amendment to Agreement of Merger and Plan of Reorganization dated March 24, 2014 and the transactions contemplated in such agreement (as amended, the “Merger Agreement”), by and among Inventergy, Inc., a Delaware corporation (“Inventergy”) on the one hand, and eOn and Inventergy Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of eOn (“Merger Sub”), on the other hand, pursuant to which Merger Sub will merge with and into Inventergy (the “Merger”) with Inventergy being the surviving corporation (the “Merger Proposal”);

(3)         Transition Proposal—To consider and approve that certain Transition Agreement dated December 17, 2013 entered into among eOn, Cortelco Systems Holding Corp., a Delaware corporation and wholly-owned subsidiary of eOn (“Cortelco Holding”), eOn Communications Systems, Inc., a Delaware corporation and wholly-owned subsidiary of eOn (“eOn Subsidiary”), and Cortelco, Inc., a Delaware corporation and wholly-owned subsidiary of Cortelco Holding (“Cortelco”) that provides for transfers of assets to take place only upon consummation of the Merger, including the transfer of all of eOn’s ownership in Cortelco Holding, Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp. (the “Transition Proposal”);

(4)         The Charter Amendment Proposals—to consider and vote upon separate proposals to approve certain amendments to eOn’s amended and restated certificate of incorporation, each to take effect only upon consummation of the Merger, including: (i) an increase in eOn’s authorized capital stock from 10 million shares of common stock, par value $0.005 per share, and 10 million shares of preferred stock, par value $0.001 per share, to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share; (ii) a change in eOn’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.”; (iii) a reverse stock split of eOn’s common stock such that each one and one-half to five shares of eOn’s common stock is reclassified into one share of eOn common stock, the exact ratio within the one and one-half-to-five range to be determined by the board of directors of eOn prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn (the “Reverse Stock Split”); (iv) reset the classes of directors following the Merger; (v) add an indemnification provision; (vi) add an exclusive forum provision; (vii) add a provision regarding arrangements with creditors; and (viii) add a provision eliminating the effect of the Delaware business combination statute (collectively, the “Charter Amendment Proposals”);

(5)         The Director Election Proposal—to consider and vote upon a proposal to elect six directors to serve as the eOn board of directors only upon consummation of the Merger, with each of Robert A. Gordon and Robb Knie to serve as Class I directors with terms expiring in 2015; W. Frank King and Marshall Phelps, Jr. to serve as Class II directors with terms expiring in 2016; and Joseph W. Beyers and Francis P. Barton to serve as Class III Directors with terms expiring in 2017, in each case or until a successor is elected and qualified (the “Director Election Proposal”);

(6)         The Incentive Plan Proposal—to consider and vote upon a proposal to approve the adoption of the Inventergy Incentive Plan (the “Incentive Plan”) effective only upon consummation of the Merger, pursuant to which 7,210,890 shares of common stock (subject to adjustment for the Reverse Stock Split) will be reserved for issuance to employees, outside directors and consultants pursuant to the terms of the Incentive Plan (the “Incentive Plan Proposal”);

(7)         The Adjournment Proposal—to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals to be presented to stockholders for vote (the “Adjournment Proposal”); and

(8)         Such other procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

After careful consideration, eOn’s board of directors has unanimously determined that the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are in the best interests of eOn and its stockholders and unanimously recommends that eOn’s stockholders vote FOR each such proposal.

These items of business are described in the enclosed proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of shares of eOn common stock and eOn Series B Preferred Stock at the close of business on                    , 2014 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. Each share of eOn common stock entitles the holder thereof to one vote and each share of Series B Preferred Stock entitles the holder thereof to 807 votes (calculated as set forth in the certificate of designations for such series of preferred stock); provided, however, holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

All eOn stockholders are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of eOn shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. The Merger Proposal, the Transition Proposal and each of the Charter Amendment Proposals require the affirmative vote of a majority of the voting power of the holders of the shares of common stock and Series B Preferred Stock. Therefore, if you do not submit your proxy or vote in person at the Special Meeting or, if you hold your shares through a broker or bank, if you do not instruct your broker how to vote your shares or obtain a proxy from your broker or bank to vote in person at the Special Meeting, it will have the same effect as a vote against the Merger Proposal, the Transition Proposal and each of the Charter Amendment Proposals.

A complete list of eOn stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of eOn for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

As of the record date for the Special Meeting, eOn’s directors and officers and their affiliates beneficially owned an aggregate of approximately 28% of the outstanding shares of eOn’s common stock and none of the shares of Series B Preferred Stock.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please read the enclosed proxy statement/prospectus carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

, 2014	By Order of the Board of Directors,

Gloria Lee, Corporate Secretary

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Amendment and Completion, Dated April 10, 2014

PROXY STATEMENT FOR SPECIAL MEETING OF EON STOCKHOLDERS

AND

PROSPECTUS FOR SECURITIES TO BE ISSUED IN A MERGER BY

EON COMMUNICATIONS CORPORATION™

1703 Sawyer Road

Corinth, MS 38834

Introduction. On December 17, 2013, eOn Communications Corporation, or eOn, entered into a Agreement of Merger and Plan of Reorganization, as amended on March 24, 2014, or the Merger Agreement, with Inventergy, Inc.®, or Inventergy®. The Merger Agreement provides for a newly formed subsidiary of eOn to merge with and into Inventergy, so that Inventergy will be a wholly-owned subsidiary of eOn upon completion of the merger. Inventergy is an intellectual property investment and licensing company, whose principal offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014. In consideration for the merger, eOn will issue to the holders of Inventergy common stock and preferred stock shares of eOn common stock and preferred stock, respectively, that will result in the Inventergy stockholders in the aggregate obtaining control of eOn. In addition, eOn will issue its senior secured convertible notes in exchange for outstanding senior secured convertible notes issued by Inventergy.

The Special Meeting. This proxy statement/prospectus is being furnished in connection with the solicitation of proxies on behalf of the board of directors of eOn for use at the special meeting of eOn stockholders to be held at 10:00 a.m., Central time on                    , 2014, at its offices at 1703 Sawyer Road, Corinth, MS 38834. At the special meeting, eOn stockholders will be asked to consider and vote upon the merger and the other proposals described in the notice to stockholders, and as summarized below.

Share Issuance Proposal. In contemplation of the proposed merger, eOn issued shares of its Series B convertible preferred stock and warrants to purchase common stock to certain investors for an aggregate purchase price of $2,750,000 on December 17, 2013. In accordance with the listing rules of The Nasdaq Stock Market LLC, eOn is requesting stockholder approval with respect to the issuance of shares of eOn common stock upon conversion of the shares of Series B preferred stock and upon exercise of the warrants in excess of 20% of eOn’s common stock, in each case without giving effect to the Exchange Cap (as defined below) set forth in such securities. eOn has issued letters of credit to each of the investors in the aggregate amount of $2,750,000. Investors may require us to redeem the Series B preferred stock and warrants in the event (a) the reverse stock split and the approval of the Share Issuance Proposal are not completed on or before May 17, 2014, or (b) the merger is not completed by June 17, 2014 or certain other conditions are not met. The letters of credit may be drawn upon to pay for the redemption. If the merger transaction and other conditions are met, the letters of credit will be terminated and eOn will then be able to use the $2,750,000 in investment proceeds. eOn intends to use $1,650,000 of the proceeds to pay a special dividend to eOn common stockholders of record as of                     , 2014, with the payment date to occur within three business days after the completion of the merger. The remaining proceeds will be used by eOn or its subsidiaries to purchase inventory from Cortelco, Inc. and for other general corporate purposes after the merger.

Merger Proposal. The eOn stockholders are being asked to consider and adopt the Merger Agreement and approve the merger and other ancillary transactions provided for in the Merger Agreement. The Merger Agreement provides that each outstanding share of Inventergy common stock will be exchanged for 2.8278 shares of eOn common stock, which we refer to as the exchange ratio. The exchange ratio may be adjusted in certain circumstances as described in the Merger Agreement, a copy of which is attached as Annex A. The outstanding shares of Inventergy Series A-1 and A-2 convertible preferred stock will be exchanged for the same number of shares of eOn Series A-1 and A-2 convertible preferred stock, with the rights and preferences described in eOn’s proposed amended and restated certificate of incorporation, which is attached to this proxy statement as Annex C. All options and warrants to purchase Inventergy shares of common stock will be exchanged for options and warrants to purchase shares of eOn common stock, with the number of issuable shares and the exercise prices adjusted based on the exchange ratio. In addition, all outstanding Inventergy senior secured convertible notes will be exchanged for eOn senior secured convertible notes.

Based upon the current number of Inventergy and eOn shares of common stock outstanding as of the date of this proxy statement/prospectus and assuming no exercises or conversions of options, warrants, or convertible preferred stock, at the closing of the merger, we estimate that the current Inventergy common stockholders will, collectively, receive 36,481,801 shares of common stock of eOn (without giving effect to exercise of options and warrants), and hold approximately 92.7% of the total outstanding shares of eOn common stock, with the existing eOn stockholders owning approximately 7.3% of the total outstanding shares of eOn common stock.

Transition Proposal. The eOn stockholders are being asked to consider and adopt the Transition Agreement, a copy of which is attached as Annex B, and approve the transfer by eOn of all of its ownership interests in Cortelco Holding, Cortelco Systems Puerto Rico, Inc. and Symbio Investment Corp., so that its only subsidiaries upon completion of the merger will be Inventergy and a newly formed subsidiary that will conduct certain legacy lines of business. These transfers will take place only upon the completion of the merger.

The Charter Amendment Proposals. As a condition to completion of the merger, stockholder approval is required with respect to a number of amendments to the existing eOn certificate of incorporation, which are included in the form of eOn’s amended and restated certificate of incorporation attached to this proxy statement/prospectus as Annex C. If the eOn stockholders approve the amendments, the amended and restated certificate of incorporation will be filed at the time of and contingent upon the completion of the merger. The amendments are as follows:

(1) an increase in eOn’s authorized capital stock from 10 million shares of common stock, par value $0.005 per share, and 10 million shares of preferred stock, par value $0.001 per share, to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share, to provide for sufficient authorized shares for the company after the merger;

(2) a change in eOn’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.” to reflect the change in control and business direction after the merger;

(3) a reverse stock split of eOn’s common stock such that each one and one-half to five shares of eOn’s common stock is reclassified into one share of eOn common stock, the exact ratio within the one and one-half-to-five range to be determined by the board of directors of eOn to provide assurance that the minimum bid price per common share will be in compliance with The Nasdaq Capital Market listing requirements after the merger (the “Reverse Stock Split”);

(4) a reset of the classes of directors to establish the new board after the merger; and

(5) the addition of an indemnification provision, an exclusive forum provision, a provision regarding arrangements with creditors, and a provision eliminating the effect of the Delaware business combination statute, pursuant to Inventergy’s request for these corporate provisions to take effect after the merger.

The Director Election Proposal. As a condition to the completion of the merger, the current members of eOn’s board of directors will resign effective as of the time of the merger, and the directors elected by the eOn stockholders at the special meeting will commence serving as directors. eOn’s board of directors, upon recommendation of its nominating committee, has nominated six directors to serve as board members commencing at the time of the completion of the merger, with staggered terms as follows:

(1) Robert A. Gordon and Robb Knie to serve as Class I directors with terms expiring in 2015;

(2) W. Frank King and Marshall Phelps, Jr. to serve as Class II directors with terms expiring in 2016; and

(3) Joseph W. Beyers and Francis P. Barton to serve as Class III Directors with terms expiring in 2017, in each case or until a successor is elected and qualified.

The Incentive Plan Proposal. Inventergy has adopted a stock incentive plan and has issued options and stock under this plan. As a condition to the completion of the merger, eOn stockholder approval is required for eOn to adopt this plan pursuant to which 7,210,890 shares of eOn common stock (subject to adjustment) will be reserved for issuance to employees, outside directors and consultants.

The Adjournment Proposal. The eOn stockholders are being asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals to be presented to stockholders for vote.

Each of these proposals is more fully described in this proxy statement/prospectus.

eOn’s common stock is currently listed on The Nasdaq Capital Market under the symbol “EONC”. Inventergy intends to apply to list the eOn common stock on The Nasdaq Capital Market under the symbol “INVT” upon the closing of the Merger.

eOn’s board of directors believes that the merger and the other transactions entered into in connection with the merger are in the best interest of eOn and its stockholders because these transactions provide a means for the eOn stockholders to receive an aggregate of $1,650,000 as a special dividend as well as to retain ownership as stockholders in Inventergy Global, Inc. after the merger is completed. eOn’s board of directors has unanimously approved the Merger Agreement, the merger, and the other transactions described above and unanimously recommends that eOn’s stockholders vote FOR each of the proposals described above.

The enclosed Notice of Special Meeting of Stockholders and this proxy statement/prospectus contain detailed information concerning each of the proposals to be acted upon by the eOn stockholders. Whether or not you plan to attend the special meeting, we urge you to read this material carefully. You should carefully consider the matters discussed under the heading “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

Your vote is very important. Only eOn stockholders who held eOn common stock or eOn Series B Preferred Stock as of                    , 2014 will be entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date your proxy card in the pre-addressed postage paid envelope.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

Sincerely,

David S. Lee, Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the transactions described in this proxy statement/prospectus, the securities to be issued in the merger or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                    , 2014 and is first being mailed to eOn stockholders on or about                    , 2014.

TABLE OF CONTENTS

Questions and Answers about the Merger, the Transition Transactions and the Special Meeting	1
Summary of the Proxy Statement/Prospectus	12
Comparative Share Data	20
Risk Factors	21
Cautionary Note Regarding Forward-Looking Statements	38
Special Meeting of eOn Stockholders	39
Proposals to be Considered by eOn Stockholders	44
The Share Issuance Proposal	44
The Merger Proposal	46
The Merger Agreement	50
The Transition Proposal	63
The Transition Agreement	65
Material Federal Income Tax Consequences of the Merger and the Transition Transactions	69
Unaudited Pro Forma Condensed Combined Financial Data	75
The Charter Amendment Proposals	83
The Director Election Proposal	96
The Incentive Plan Proposal	97
The Adjournment Proposal	103
Business of eOn	104
Management’s Discussion and Analysis of Financial Condition and Results of Operations of eOn	110
Management of eOn	120
Business of Inventergy	128
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Inventergy	140
Management of Inventergy	146
Management of eOn Following the Merger	152
Beneficial Ownership of Securities	155
Certain Relationships and Related Transactions	160
Description of Securities	161
Comparison of Stockholder Rights	171
Price Range of Securities and Dividends	173
No Appraisal Rights	174
Legal Matters	174
Experts	174
Delivery of Documents to Stockholders	174
Future Stockholder Proposals	174
Where You Can Find More Information	175
Index to Financial Statements	F-1

Annexes:
Annex A: Agreement of Merger and Plan of Reorganization dated December 17, 2013 and First Amendment to Agreement of Merger and Plan of Reorganization dated March 24, 2014
Annex B: Transition Agreement dated December 17, 2013
Annex C: Proposed Fifth Amended and Restated Certificate of Incorporation
Annex D: Inventergy Incentive Plan

Trademarks, Trade Names and Service Marks

Each of eOn Communications Corporation and Inventergy, Inc. owns trademarks that are used in conjunction with the operation of its business. The trademarks eOn Communications Corporation™ and Inventergy® which are used in this proxy statement/prospectus are registered in the United States and other jurisdictions.

QUESTIONS AND ANSWERS ABOUT THE MERGER,

THE TRANSITION TRANSACTIONS AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the proposed Merger, Transition Transactions and the special meeting of the stockholders (the “Special Meeting”) of eOn Communications Corporation (“eOn”). The following questions and answers may not include all the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Questions and Answers About the Merger

Q.           Why am I receiving this proxy statement/prospectus?

A.            eOn and Inventergy, Inc., a Delaware corporation (“Inventergy”) have agreed to a merger transaction in which Inventergy will become a wholly-owned subsidiary of eOn and the Inventergy stockholders will obtain in the aggregate a controlling ownership percentage in eOn (the “Merger”). The terms of the transaction are set forth in an Agreement of Merger and Plan of Reorganization dated December 17, 2013 as amended by First Amendment to Merger Agreement and Plan of Reorganization dated March 24, 2014 (as amended, the “Merger Agreement”), by and among Inventergy, on the one hand, and eOn and Inventergy Merger Sub, Inc. (“Merger Sub”), on the other hand. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read this proxy statement/prospectus, including all the annexes hereto. In order to complete the Merger, among other things:

•	eOn stockholders must approve the following proposals, each of which is discussed in this proxy statement/prospectus:

o	the Share Issuance Proposal;

o	the Merger Proposal;

o	the Transition Proposal;

o	the Charter Amendment Proposals;

o	the Director Election Proposal; and

o	the Incentive Plan Proposal; and

•	the Securities and Exchange Commission, or the SEC, must declare the effectiveness of the registration statement of which this proxy statement/prospectus is a part and The Nasdaq Capital Market must approve the listing of the eOn common stock upon consummation of the Merger, and

•	each of the Transition Transactions (as discussed below) and certain ancillary transactions must be completed either prior to or simultaneous with the completion of the Merger.

Q.           What will happen in the Merger?

A.           At the closing of the Merger, Merger Sub will merge with and into Inventergy, with Inventergy surviving the Merger as a wholly-owned subsidiary of eOn. Inventergy stockholders will exchange their securities for securities of eOn at the closing, as described herein. As a result of the Merger, eOn will own all of the issued and outstanding securities of Inventergy.

The diagrams below depict our current organizational structure and the organizational structure following the Merger and Transition Transactions.

The percentages below represent voting power and assume the following: (i) none of the shares of Series A Preferred Stock or eOn Series B Preferred Stock have been converted to common stock; (ii) none of the amended and restated senior secured convertible notes in the aggregate principal amount of $5 million (the “eOn Registered Notes”) or the eOn convertible notes in the aggregate amount of $3 million (the “eOn New Notes”) have been converted to common stock; (iii) none of the outstanding warrants to purchase shares of common stock have been exercised; (iv) none of the outstanding options to purchase common stock have been exercised; (v) the Exchange Ratio (as defined below) applicable under the Merger Agreement was not adjusted; and (vi) neither of eOn or Inventergy have issued any additional shares of their common stock or preferred stock.

Current Structure:

Post-Merger and Transition Transactions:

1

Q.           What Voting Stock will current eOn stockholders and former Inventergy stockholders hold in eOn after the closing of the Merger?

A.            It is anticipated that, upon the closing of the Merger, based upon the number of outstanding shares of eOn common stock and eOn Series B Convertible Preferred Stock (the “Series B Preferred Stock” and collectively with the common stock, the “Voting Stock”) as of the record date for the Special Meeting, and upon the issuance of the eOn common stock and the eOn Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (collectively, the “eOn Series A Preferred Stock”) in connection with the Merger, current eOn stockholders will own approximately 8.7% and the former stockholders of Inventergy will own 91.3% of the outstanding voting power of eOn.

Q.           What assumptions have we made when disclosing ownership information?

A.            We have made several assumptions with respect to ownership of the eOn common stock and preferred stock following the consummation of the Merger. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this proxy statement/prospectus. Inasmuch as the proposed Reverse Stock Split (as defined below) will not affect the relative percentage ownership of any eOn stockholder vis-a-vis other eOn stockholders, all information contained herein, except as expressly otherwise stated, does not give effect to the proposed Reverse Stock Split. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights following the Merger assume that:

(i)	none of the shares of Series A Preferred Stock or eOn Series B Preferred Stock have been converted to common stock;

(ii)	none of the eOn Notes have been converted to common stock;

(iii)	none of the outstanding warrants to purchase shares of common stock were exercised;

(iv)	none of the outstanding options to purchase common stock have been exercised;

(v)	the Exchange Ratio (as defined below) applicable under the Merger Agreement was not adjusted; and

(vi)	neither of eOn or Inventergy have issued any additional shares of their common stock or preferred stock.

Q:           Does Inventergy have debt that will become an obligation of eOn following the Merger?

A:            Yes. Inventergy has an aggregate of $8 million in debt which will become an obligation of eOn. On May 10, 2013, Inventergy issued an aggregate of $5,000,000 in principal amount of senior secured notes (the “Inventergy Senior Secured Notes”) to several institutional investors, including Inventergy’s largest preferred stockholder, Hudson Bay IP Opportunities Master Fund LP (“Hudson Bay”). On March 24, 2014, Inventergy issued $3 million in senior secured notes which are convertible into common stock (the “Inventergy New Notes”) and restructured its existing debt by exchanging the Inventergy Senior Secured Notes for notes with substantially the same terms as the Inventergy New Notes (the “Inventergy Replacement Notes” and together with the Inventergy New Notes, the “Inventergy Notes”). Pursuant to the First Amendment to the Agreement of Merger and Plan of Reorganization (the “First Amendment”) eOn agreed to register with the SEC an aggregate of $5 million in eOn Registered Notes pursuant to its registration statement on Form S-4 (the “eOn Registered Notes”), which eOn Registered Notes will be issued upon the closing of the Merger in exchange for the Inventergy Replacement Notes. The First Amendment also provides for eOn New Notes to be issued upon the closing of the Merger in exchange for the Inventergy New Notes. Upon consummation of the Merger, each of eOn’s subsidiaries, including Inventergy, will execute a guaranty with respect to the eOn Notes. See “Description of Securities – eOn Notes.”

Q.           Is the Merger the first step in a “going private” transaction?

A.           No. The primary purpose of the Merger is to provide a platform for Inventergy to access the U.S. public markets.

Q:           What conditions must be satisfied to complete the Merger?

A :           There are a number of closing conditions in the Merger Agreement, including that eOn’s stockholders have approved and adopted the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal. In addition, Inventergy has not yet taken all steps required by Delaware law and its organizational documents to obtain consents from the holders of its voting stock for the approval of the consummation of the Merger.  Inventergy intends to convene a special meeting of the holders of its voting stock to approve the consummation of the Merger.  Such meeting shall be held at a date, time and place determined by the Inventergy board of directors, which is expected to be no later than the date of the eOn Special Meeting. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement.”

Q.           What are the material U.S. federal income tax consequences of the Merger to the eOn stockholders?

A.           None of eOn, Merger Sub or Inventergy will recognize gain or loss as a result of the Merger. Neither holders of eOn common stock nor Series B Preferred Stock will recognize gain or loss as a result of the Merger to the extent such shareholders do not exchange any of the securities they own pursuant to the Merger. See “Material Federal Income Tax Consequences of the Merger and the Transition Transactions.”

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Q.           What are the material U.S. federal income tax consequences of the Merger to the Inventergy stockholders?

A.            If, pursuant to the Merger, a U.S. Holder (as defined below) exchanges Inventergy common stock or Inventergy Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (collectively, the “Inventergy Series A Preferred Stock”) for eOn common stock or eOn Series A Preferred Stock respectively, then, subject to the discussion set forth in “Material Federal Income Tax Consequences of the Merger and the Transition Transactions” such U.S. Holder should not recognize gain or loss. See generally, “Material Federal Income Tax Consequences of the Merger and the Transition Transactions”

Q:           Will the shares of eOn common stock and preferred stock received by Inventergy stockholders in the Merger be subject to any transfer restrictions?

A:            Yes. Holders of Inventergy common stock immediately prior to the Effective Date who are subject to existing “lock-up” agreements with Inventergy which expire on May 10, 2015, will enter into an addendum to their lock-up agreements providing that upon the Merger the lock-up agreements shall apply on the same terms to any shares of eOn common stock received in the Merger. See “The Merger Agreement—Lock-up Agreements.”

Q:           What is the recommendation of eOn’s board of directors?

A:           The board of directors of eOn has approved the Merger Agreement and the other transactions contemplated thereby and determined that the Merger Agreement and the Merger are advisable and in the best interests of the eOn stockholders. The eOn board of directors unanimously recommends that the eOn stockholders vote in favor of each of the proposals described in this proxy statement/prospectus.

Q:           When is the Merger expected to be completed?

A:            It is currently anticipated that the Merger will be consummated promptly following the Special Meeting of eOn stockholders and the Inventergy special meeting of stockholders, provided that all other conditions to the consummation of the Merger have been satisfied or waived. For a description of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement.”

Questions and Answers about the Transition Transactions

Q.           What are the Transition Transactions?

A.            On December 17, 2013, eOn, Cortelco Systems Holding Corp., a Delaware corporation and wholly-owned subsidiary of eOn (“Cortelco Holding”), eOn Communications Systems, Inc., a Delaware corporation and wholly-owned subsidiary of eOn (“eOn Subsidiary”), and Cortelco, Inc., a Delaware corporation and wholly-owned subsidiary of Cortelco Holding (“Cortelco”) entered into a transition agreement (the “Transition Agreement”). The Transition Agreement provides for several transactions among eOn and its subsidiaries in connection with, and subject to the completion of, the Merger. Each of these transactions would take place at the time the Merger becomes effective (the “Effective Time”), including the following (collectively, the “Transition Transactions”):

(1) eOn and Cortelco will each transfer certain contracts and other assets to eOn Subsidiary, and eOn Subsidiary will assume the liabilities associated with such contracts on and after the date of assumption;

(2) eOn Subsidiary will purchase from Cortelco certain inventory for a purchase price equal to Cortelco’s book value of such inventory;

(3) eOn and Cortelco Holding will redeem in full those certain contingent notes in the maximum initial amount of $11 million (collectively, the “Contingent Note”) in consideration of paying the holders of the Contingent Note (the “Noteholders”) either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn;

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(4) Cortelco will enter into a fulfillment services agreement with eOn Subsidiary providing for certain services to be conducted on behalf of eOn Subsidiary after the Merger;

(5) eOn will transfer to Cortelco Holding (i) all of its ownership in Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp., and (ii) eOn’s right to require David S. Lee, Chairman of eOn, to purchase its investment in Symbio Investment Corp.; and

(6) eOn and Cortelco Holding will enter into an indemnity agreement providing that Cortelco will indemnify eOn from and against any future losses arising from the Contingent Note and certain other matters.

Upon completion of the Merger and the Transition Transactions, eOn will own all of the outstanding stock of Inventergy and eOn Subsidiary and will have transferred substantially all of its assets held prior to the Merger and will no longer own any interest in Cortelco Holding, Cortelco, Cortelco Systems Puerto Rico, Inc., or Symbio Investment Corp. See “The Transition Agreement.”

Q.           What assets will eOn retain in the Transition Transactions?

A .           eOn will retain its ownership in eOn Subsidiary and the cash remaining after the payment of the $1,650,000 Special Dividend (as defined below) to the eOn stockholders and the contribution to eOn Subsidiary of $850,000. The Transition Agreement provides that eOn will transfer all of its rights and obligations under that certain agreement between eOn and PiOn, Inc., a subsidiary of Professional Inbound, Inc., d/b/a Professional Teledata to eOn Subsidiary. In addition, Cortelco will transfer all of its rights and obligations under two agreements to eOn Subsidiary that Cortelco has with third parties to sell certain products and will transfer to eOn Subsidiary inventory related to these agreements for a price equal to the book value of such inventory. and certain other miscellaneous assets, primarily consisting of prepaid D&O insurance and Nasdaq filing fees. See “The Transition Agreement.”

Q.           Why is eOn proposing the Transition Proposal?

A.            As a condition to completion of the Merger, eOn is required to complete each of the Transition Transactions immediately prior to the Effective Time, including divesting all of eOn’s ownership interest in Cortelco Holding, Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp, so that upon completion of the Merger eOn’s sole subsidiaries will be Inventergy and eOn Subsidiary. Because these transactions take place immediately prior to the completion of the Merger and acquisition of Inventergy, the divestiture of eOn’s subsidiaries could be construed as a sale of substantially all of its assets which requires the approval of the eOn stockholders under Delaware corporation law. eOn’s board of directors believes that the Transition Transactions are in the best interest of eOn and its stockholders because it is a condition to completion of the Merger and the Transition Transactions will enable eOn and Cortelco Holding to redeem in full the Contingent Note held by the former stockholders of Cortelco Holding.

In the event the Transition Proposal is not approved, the Merger will not be able to be consummated and the Transition Agreement will automatically terminate. In that event, eOn will retain the assets and business proposed to be transferred, the Special Dividend (as defined below) will not be paid to the current eOn stockholders and the board of directors will consider alternatives to the transactions proposed in this proxy statement/prospectus.

Q.           What is the recommendation of eOn’s board of directors?

A.           The board of directors of eOn has approved the Transition Agreement and the other transactions contemplated thereby and determined that the Transition Agreement and the Transition Transactions are advisable and in the best interests of the eOn stockholders. The eOn board of directors unanimously recommends that the eOn stockholders vote in favor of each of the proposals described in this proxy statement/prospectus.

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Q.           When will the Transition Transactions be completed?

A.            The closing of the Transition Transactions shall take place only if the Merger is completed and shall be effective immediately prior to the Effective Time.

Q.           Do our executive officers and/or directors have any interest in the Transition Transactions?

A.            Yes. Upon consummation of the Transition Transactions, eOn and Cortelco Holding will redeem in full the Contingent Note in the maximum initial amount of $11 million in consideration of paying the Noteholders either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn. David S. Lee, Chairman of the Board of eOn, holds an approximate 54.5% interest in the Contingent Note and will receive shares of Cortelco Holding in consideration for the redemption of his interest in the Contingent Note.

Q.           Do the Transition Transactions require any regulatory approvals?

A.           No. None of the Transition Transactions require any regulatory approvals.

Q:           What do I need to do now?

A:           You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Merger, the Transition Transactions and the other transactions will affect you as a stockholder. eOn stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Questions and Answers Regarding the eOn Special Meeting

Q:           When and where will the Special Meeting be held?

A:           The Special Meeting will be held at eOn’s offices located at 1703 Sawyer Road, Corinth, MS 38834 on                    , 2014 at 10:00 a.m., Central time, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:           Who is entitled to vote at the Special Meeting?

A:            Only holders of issued and outstanding Voting Stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. The record date for the Special Meeting is                    , 2014. As of the record date, there were shares of eOn common stock outstanding, each of which is entitled to one vote per share, and 2,750 shares of eOn Series B Preferred Stock outstanding, each of which is entitled to 807 votes (calculated as set forth in the Certificate of Designations for the Series B Preferred Stock (the “Series B Certificate of Designations”)) per share, provided, however, holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

Q.           What is being voted on?

A.           Below are the proposals on which eOn’s stockholders are being asked to vote:

•	a proposal to enable the issuance of up to 3,973,120 shares of common stock (subject to adjustment), aggregating more than 20% of eOn’s common stock outstanding under applicable listing rules of The Nasdaq Capital Market, upon the conversion and exercise, as applicable, of the eOn Series B Preferred Stock and the warrants to purchase common stock issued by eOn to certain investors on December 17, 2013 (the “Equity Investment”). This is referred to as the Share Issuance Proposal.

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•	a proposal to consider and adopt the Merger Agreement, by and among Inventergy, on the one hand, and eOn and Merger Sub, on the other hand, pursuant to which Merger Sub will merge with and into Inventergy (the “Merger”) with Inventergy being the surviving corporation. This is referred to as the Merger Proposal.

•	a proposal to consider and approve the Transition Agreement among eOn, Cortelco Holding, eOn Subsidiary and Cortelco that provides for transfers of assets to take place only upon consummation of the Merger, including the transfer of all of eOn’s ownership in Cortelco Holding, Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp. This is referred to as the Transition Proposal.

•	separate proposals to approve certain amendments to eOn’s certificate of incorporation, each to take effect only upon consummation of the Merger, including: (i) an increase in eOn’s authorized capital stock from 10 million shares of common stock, par value $0.005 per share, and 10 million shares of preferred stock, par value $0.001 per share, to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share; (ii) a change in eOn’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.”; (iii) a reverse stock split of eOn’s common stock such that each one and one-half to five shares of eOn’s common stock is reclassified into one share of eOn common stock, the exact ratio within the one and one-half-to-five range to be determined by the board of directors of eOn prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn; (iv) reset the classes of directors following the Merger; (v) add an indemnification provision; (vi) add an exclusive forum provision; (vii) add a provision regarding arrangements with creditors; and (viii) add a provision eliminating the effect of the Delaware business combination statute. This is referred to as the Charter Amendment and the proposals are referred to as the Charter Amendment Proposals. The proposed Fifth Amended and Restated Certificate of Incorporation is attached as Annex C. The Charter Amendment will be filed at the time of and contingent upon the closing of the Merger.

•	a proposal to elect six directors to serve as the eOn board of directors only upon consummation of the Merger, with each of Robert A. Gordon and Robb Knie to serve as Class I directors with terms expiring in 2015; W. Frank King and Marshall Phelps, Jr. to serve as Class II directors with terms expiring in 2016; and Joseph W. Beyers and Francis P. Barton to serve as Class III directors with terms expiring in 2017, in each case or until a successor is elected and qualified. This is referred to as the Director Election Proposal.

•	a proposal to approve the adoption of the Inventergy Incentive Plan (the “Incentive Plan”), effective only upon consummation of the Merger, pursuant to which 7,210,890 shares of eOn common stock (subject to adjustment for the Reverse Stock Split) will be reserved for issuance to employees, outside directors and consultants pursuant to the terms of the Incentive Plan. The form of the Incentive Plan is attached as Annex D. This is referred to as the Incentive Plan Proposal.

•	a proposal to consider and approve the adjournment of the Special Meeting to a later date or dates for any purpose, including to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote. This is referred to as the Adjournment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve one or more of the other proposals.

•	Such other procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

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Q.           Are the proposals conditioned on one another?

A.           Each of the proposals, other than the Adjournment Proposal, to be presented to stockholders at the Special Meeting are conditioned on approval of all other proposals.

Q:           What constitutes a quorum for the Special Meeting?

A:           At the Special Meeting, the presence in person or by proxy of the holders of a majority in voting power of the Voting Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, the chairman of the meeting or holders of a majority of eOn’s Voting Stock, present in person or represented by proxy, will have power to adjourn the Special Meeting. As of the record date for the Special Meeting, there were shares of eOn’s common stock and 2,750 shares of Series B Preferred Stock (with each share of Series B Preferred Stock entitling the holder to 807 votes) and shares representing an aggregate of votes would be required to achieve a quorum.

Q:           How many votes do I have?

A :           eOn’s stockholders are entitled to one vote at the Special Meeting for each share of common stock and 807 votes (calculated as set forth in the Series B Certificate of Designations for such series of preferred stock) for each share of Series B Preferred Stock held of record as of the record date. As of the close of business on the record date, there were             outstanding shares of eOn common stock and 2,750 shares of eOn Series B Preferred Stock. Holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

Q.           Why is eOn proposing the Share Issuance Proposal?

A.           eOn is proposing the Share Issuance Proposal because its common stock is listed on The Nasdaq Capital Market and eOn is subject to The Nasdaq Capital Market listing rules. Under Listing Rule 5635(d), stockholder approval is required with respect to the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. eOn will issue in excess of 20% of the shares of common stock outstanding upon the conversion of the outstanding shares of Series B Preferred Stock and exercise of warrants of eOn issued on December 17, 2013. The Series B Preferred Stock has an initial conversion price of $1.07 per share (subject to adjustment) and the warrants have an initial exercise price of $1.33 (subject to adjustment), each of which is less than the current book value and market value per share of eOn’s common stock. Therefore, stockholder approval is required. See “Description of Securities—Preferred Stock.”

In the event the Merger occurs, eOn intends to use $1,650,000 of the proceeds from the Equity Investment to declare and pay a dividend on the shares of eOn common stock to holders of record on , 2014 [a record date which will be not later than 10 days prior to the date of the Special Meeting], with the payment date to occur within three days after the completion of the Merger (the “Special Dividend”).

Q.           Why is eOn proposing the Merger Proposal?

A.           eOn’s board of directors believes that the Merger and the other transactions entered into in connection with the Merger are in the best interests of eOn and its stockholders because these transactions provide a means for the eOn stockholders to receive the Special Dividend as well as to retain ownership as stockholders in Inventergy Global, Inc. after the Merger is completed.

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Furthermore, eOn believes that Inventergy has good prospects for generating future revenue and income for the combined company, building upon and as an adjunct to certain aspects of eOn’s existing business that will be retained after the Merger. See “Business of Inventergy” and “Risk Factors.”

Q.           Why is eOn proposing the Transition Proposal?

A.            As a condition to completion of the Merger, eOn is required to complete each of the Transition Transactions immediately prior to the Effective Time, including divesting all of eOn’s ownership interest in Cortelco Holding, Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp, so that upon completion of the Merger eOn’s sole subsidiaries will be Inventergy and eOn Communications Systems, Inc. Because these transactions take place immediately prior to the completion of the Merger and acquisition of Inventergy, the divestiture of eOn’s subsidiaries could be construed as a sale of substantially all of its assets which requires the approval of the On stockholders under Delaware corporation law. eOn’s Board of Directors believes that the Transition Transactions are in the best interest of eOn and its stockholders because it is a condition to completion of the Merger and the Transition Transactions will enable eOn and Cortelco Holding to redeem in full the Contingent Note held by the former stockholders of Cortelco Holding.

In the event the Transition Proposal is not approved, the Merger will not be able to be consummated and the Transition Agreement will automatically terminate. In that event, eOn will retain the assets and business proposed to be transferred, the Special Dividend will not be paid and the board of directors will consider alternatives to the transactions proposed in this proxy statement/prospectus.

Q.           Why is eOn proposing the Charter Amendment Proposals?

A.           eOn is seeking approval of its stockholders to amend its amended and restated certificate of incorporation as required pursuant to and in connection with the consummation of the Merger Agreement including to provide sufficient shares to consummate the Merger, reset the classes of directors in order to elect a new board of directors and implement changes to the certificate of incorporation requested by Inventergy. If the requisite approval is received, the Charter Amendment will be filed with the Delaware Secretary of State in connection with the closing of the Merger.

Q.           Why is eOn proposing the Director Election Proposal?

A.            Pursuant to the Merger Agreement, the parties have agreed that at the Effective Time of the Merger, each of the current eOn directors will resign and six directors elected at the Special Meeting will commence serving as directors. The Merger Agreement provides for six nominees, two of whom are currently eOn directors, and one of whom is a nominee approved by the holders of a majority of the Inventergy Series A Preferred Stock. After the Merger is completed, the director designated by the holders of the Series A Preferred Stock will have certain approval rights during his term as a director of eOn, as discussed under “Description of Securities.” Each of the six nominees described below have been nominated by the eOn board of directors in consultation with the principals of Inventergy and the holders of the majority of the outstanding Inventergy Series A Preferred Stock.

Q.           Why is eOn proposing the Incentive Plan Proposal?

A.            eOn’s stockholders are being asked to approve the adoption of the Incentive Plan effective only upon consummation of the Merger, pursuant to which an aggregate of 7,210,890 shares of common stock (subject to adjustment for the Reverse Stock Split) will be reserved for issuance. The purpose of the plan is to provide the employees, outside directors and consultants with an incentive to assist in achieving long term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in eOn. Options to acquire an aggregate of 1,140,000 shares of common stock and 225,000 shares of restricted common stock granted by Inventergy will be exchanged for options to acquire an aggregate of 3,223,692 shares of eOn common stock and 636,255 shares of restricted common stock under the Incentive Plan upon completion of the Merger, based on the Exchange Ratio and subject to adjustment for the Reverse Stock Split.

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Q.           What vote is required to approve the proposals presented at the Special Meeting?

A.           The approval of the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the voting power of the Voting Stock of eOn represented in person or by proxy and entitled to vote thereon at the Special Meeting; provided, however, the holders of the eOn Series B Preferred Stock will not be entitled to vote on the Share Issuance Proposal.

The Merger Proposal, the Transition Proposal and each of the Charter Amendment Proposals require the affirmative vote of a majority of the voting power of the issued and outstanding Voting Stock of eOn as of the record date.

The Director Election Proposal will be determined by a plurality of the voting power of the Voting Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purpose of determining whether there is a quorum.

Abstentions will be counted for purposes of determining whether there is a quorum and will have the same effect as a vote against the Merger Proposal, the Transition Proposal, each of the Charter Amendment Proposals, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Broker non-votes (as described below) will be considered present for the purposes of establishing a quorum and will have the effect of a vote against each of the proposals other than the Director Election Proposal.

Q.           How will eOn’s directors and officers vote the shares owned by them?

A.            eOn has no reason to believe that the officers, directors and 10% stockholders will not vote to approve the proposals. Furthermore, eOn has entered into voting agreements with David S. Lee, the Chairman of eOn, and a trust in which Mr. Lee serves as a trustee, which collectively currently own an aggregate of 769,543 shares of common stock or approximately 26.6% of the outstanding eOn common stock. The voting agreements provide that Mr. Lee and the trust will vote their shares of eOn common stock in favor of the Share Issuance Proposal, the Merger Proposal and the Charter Amendment Proposal relating to the Reverse Stock Split.

Q.           Do I have appraisal rights if I object to the proposed Merger or any of the other proposals?

A.            Under the Delaware General Corporation Law (the “DGCL”), holders of eOn capital stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus. Under the DGCL, however, holders of Inventergy capital stock are entitled to appraisal rights in connection with the Merger.

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Q.           How do I vote?

A.            If you were a holder of record of Voting Stock on the record date for the Special Meeting, you may vote with respect to the applicable proposals in person at the Special Meeting or by submitting a proxy. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or vote your shares online by following the instructions printed on your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.           What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.           Signed and dated proxies received by eOn without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.           If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A.           Yes. Whether or not you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the pre-addressed postage-paid envelope provided herewith as soon as possible, so your shares may be represented at the Special Meeting.

Q.           If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.            No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not count for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.           May I change my vote after I have mailed my signed proxy card?

A.            Yes. You may change your vote by sending a later-dated, signed proxy card to eOn’s Corporate Secretary at 1703 Sawyer Road, Corinth, MS 38834 so that it is received prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to eOn’s Corporate Secretary, which must be received by eOn’s Corporate Secretary prior to the Special Meeting. If you vote online and wish to change your vote, you may do so by revisiting the website indicated on your proxy card.

Q.           What should I do if I receive more than one set of voting materials?

A.           You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your eOn shares.

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Q.           Who can help answer my questions?

A.           If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Lee Bowling

eOn Communications Corporation

1703 Sawyer Road

Corinth, MS 38834

(800) 955-5321

To obtain timely delivery, eOn stockholders must request the materials no later than                  , 2014.

You may also obtain additional information about eOn from documents filed with the SEC, by following the instructions in the section entitled “Where You Can Find More Information.”

Q.           Are proxy materials available on the Internet?

A.           eOn has posted materials related to the Special Meeting on the Internet. This proxy statement/prospectus is available on a secure Internet website that is in compliance with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking. It is located at http://www.edocumentview.com/EONC.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the other transactions related to the Merger, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

This proxy statement/prospectus is:

•	a proxy statement of eOn for use in the solicitation of proxies from eOn stockholders for its Special Meeting; and

•	a prospectus of eOn relating to the issuance of shares of eOn’s common stock, Series A Preferred Stock and eOn Registered Notes to the current Inventergy stockholders in exchange for shares of Inventergy common stock, Series A Preferred Stock and Inventergy Replacement Notes.

THE PROPOSALS

THE SHARE ISSUANCE PROPOSAL (Page 44)

eOn entered into a Securities Purchase Agreement (the “SPA”) on December 17, 2013 with certain accredited investors (collectively, the “Buyers”). Pursuant to the terms of the SPA, on December 17, 2013, the Buyers purchased and eOn sold an aggregate of 2,750 shares of eOn’s Series B Preferred Stock with a stated value of $1,000 per share of eOn Series B Preferred Stock (the “Stated Value”) and the rights and preferences set forth in the Series B Certificate of Designations. In addition, eOn issued to the Buyers warrants to purchase an aggregate of 1,401,869 shares of eOn common stock (the “Warrants”). The aggregate purchase price for the shares of Series B Preferred Stock and the Warrants was $2.75 million, referred to as the “Equity Investment”.

Pursuant to the SPA, eOn has obtained irrevocable letters of credit in the aggregate amount of $2.75 million (the “Letters of Credit”) issued by Wells Fargo National Association (“Wells Fargo”) in favor of each Buyer. The Letters of Credit are collateralized by the proceeds received by eOn from the sale of the Series B Preferred Stock and Warrants in the aggregate amount of $2.75 million. The Letters of Credit will be terminated and the $2.75 million will be released to eOn upon the latest of (i) eOn stockholder approval of the proposals described in this proxy statement/prospectus, (ii) the date the eOn registration statement registering the required number of shares of eOn common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants is declared effective by the SEC and has been continuously available for at least ten trading days, (iii) the date eOn provides notice to each Buyer of the date for the scheduled consummation of the Merger, and (iv) the date all conditions to the consummation of the Merger have been satisfied or are reasonably expected to be satisfied by the scheduled closing date of the Merger.

In the event the Merger occurs eOn intends to use $1,650,000 of the proceeds of the Equity Investment released by Wells Fargo to declare and pay the eOn Special Dividend. A portion of the remaining proceeds will be used to pay for certain assets to be purchased at the time of the Merger from Cortelco, as discussed elsewhere herein, and all other proceeds will be used by eOn and its subsidiaries after the Merger for general corporate purposes (but not for the repayment of any outstanding indebtedness or the redemption of any equity securities).

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Stockholder Approval Requirement

Because eOn’s common stock is listed on The Nasdaq Capital Market, eOn is subject to its listing rules. Under Listing Rule 5635(d) of The Nasdaq Capital Market, stockholder approval is required with respect to the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. eOn will issue in excess of 20% of the shares of common stock outstanding upon the conversion of the outstanding shares of Series B Preferred Stock and exercise of Warrants issued in connection with the Equity Investment. The Series B Preferred Stock may be converted and the Warrants may be exercised at less than the greater of book or market value of the stock based on the conversion price ($1.07 per share, subject to adjustment) and the exercise price ($1.33 per share, subject to adjustment) and therefore stockholder approval is required. See “Description of Securities—Preferred Stock. In accordance with the listing rules of The Nasdaq Stock Market LLC, eOn is therefore requesting stockholder approval with respect to the issuance of shares of eOn common stock upon conversion of the shares of Series B Preferred Stock and upon exercise of the Warrants, in each case without giving effect to the Exchange Cap set forth in such securities.

See “Proposals To Be Considered By eOn Stockholders—The Share Issuance Proposal” for additional information about the Share Issuance Proposal.

The Merger Proposal (Page 46)

The Parties

Inventergy

Inventergy, Inc.® was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and was converted from a limited liability company into a Delaware corporation under the name Inventergy, Inc. in February 2013. To date, Inventergy’s business has focused on the sourcing and acquisition of patent portfolios.

To date, Inventergy has acquired an aggregate of 677 patents and patent applications for an aggregate purchase payment of $9,455,585. Inventergy typically structures its patent acquisitions to include an up-front payment to the patent seller, and an ongoing percentage of net revenue (gross revenue from licensing or sales after litigation and other expenses) received by Inventergy from its future licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. It will be required to pay unconditional guaranteed payments of an aggregate of $18 million through 2017 (with a net present value of $13.5 million). See Note 9 to the Notes to the Inventergy Financial Statements for further information on these guaranteed payments. Inventergy has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios.

Inventergy’s principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014 and its telephone number is (408) 973-7896.

eOn

eOn was incorporated in Delaware in July 1991. It is a provider of communications solutions. Backed with over 20 years of telecommunications engineering expertise, eOn’s solutions enable its customers to use technologies in order to communicate more effectively.

eOn’s principal executive offices are located at 1703 Sawyer Road, Corinth, Mississippi 38834. The telephone number at that address is (800) 955-5321. eOn also has offices located in San Jose, CA and Caguas, Puerto Rico.

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Merger Sub

Inventergy Merger Sub, Inc. is a Delaware corporation formed by eOn in December 2013 to consummate the Merger. In the Merger, Merger Sub will merge with and into Inventergy with Inventergy surviving the Merger.

The Merger

On December 16 and 17, 2013, respectively, the boards of directors of Inventergy and eOn each unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Inventergy securityholders will exchange all of their outstanding securities for eOn securities. For a discussion of the applicable Exchange Ratio, see “The Merger Proposal.” In addition, holders of Inventergy Notes will exchange such notes for the eOn Notes. Concurrently with the closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger pursuant to which Merger Sub will merge with and into Inventergy, with Inventergy surviving (the “Merger”). As a result of the Merger, Inventergy will become a wholly-owned subsidiary of eOn. eOn’s board of directors believes that the transactions set forth above are in the best interests of eOn and its stockholders.

It is anticipated that, upon the closing of the Merger, based upon the number of outstanding shares eOn Voting Stock as of the record date for the Special Meeting, and upon the issuance of the Series A Preferred Stock in connection with the Merger, current eOn stockholders will own approximately 8.7% and the former stockholders of Inventergy will own 91.3% of the outstanding voting power of eOn.

Stockholder Approval Requirement

Because eOn’s common stock is listed on The Nasdaq Capital Market, eOn is subject to its listing rules. Under Listing Rule 5635(a) and (b), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or when the issuance or potential issuance will result in a change of control of the company. eOn is therefore requesting stockholder approval with respect to the issuance of shares of eOn common stock upon conversion of the shares of Series B Preferred Stock and upon exercise of the Warrants, in each case without giving effect to the Exchange Cap set forth in such securities.

Inasmuch as the consummation of the Merger will result in both the issuance of in excess of 20% of the number of shares of eOn common stock outstanding before the issuance of the securities to the current holders of the Inventergy securities and a change of control, approval of the stockholders of eOn is required. See “Proposals To Be Considered By eOn Stockholders—The Merger Proposal” for additional information about the Merger Proposal and “—The Merger Proposal — Certain Interests of eOn’s Directors, Officers and Others in the Merger” for information about interests in the transaction that may be different from, or in addition to, the interests of eOn stockholders.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement in its entirety. If the Share Issuance Proposal is not approved at the Special Meeting, the Merger Proposal will not be presented at the Special Meeting for vote.

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THE TRANSITION PROPOSAL (Page 63)

Pursuant to the term of the Transition Agreement approved by the eOn Board of Directors on December 17, 2013, eOn and its subsidiaries will complete the following Transition Transactions immediately prior to, and as a condition of, the Merger being completed:

(1) eOn and Cortelco will each transfer certain contracts and other assets to eOn Subsidiary, and eOn Subsidiary will assume the liabilities associated with such contracts on and after the date of assumption;

(2) eOn Subsidiary will purchase from Cortelco certain inventory for a purchase price equal to Cortelco’s book value of such inventory;

(3) eOn and Cortelco Holding will redeem in full the Contingent Note in consideration of paying the Noteholders either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn;

(4) Cortelco will enter into a fulfillment services agreement with eOn Subsidiary providing for certain services to be conducted on behalf of eOn Subsidiary after the Merger;

(5) eOn will transfer to Cortelco Holding (i) all of its ownership in Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp., and (ii) eOn’s right to require David S. Lee, Chairman of eOn, to purchase its investment in Symbio Investment Corp.; and

(6) eOn and Cortelco Holding will enter into an indemnity agreement providing that Cortelco will indemnify eOn from and against any future losses arising from the Contingent Note and certain other matters.

Upon completion of the Merger and the Transition Transactions, eOn will own all of the outstanding stock of Inventergy and eOn Subsidiary, and will no longer own any interest in Cortelco Holding, Cortelco, Cortelco Systems Puerto Rico, Inc., or Symbio Investment Corp. A copy of the Transition Agreement is attached to this proxy statement/prospectus as Annex B. You are encouraged to read Annex B in its entirety.

Because these transactions take place immediately prior to the completion of the Merger and acquisition of Inventergy, the divestiture of eOn’s subsidiaries could be construed as a sale of substantially all of its assets which requires the approval of the On stockholders under Delaware corporation law. eOn’s board of directors believes that the Transition Transactions are in the best interest of eOn and its stockholders because it is a condition to completion of the Merger and the Transition Transactions will enable eOn and Cortelco Holding to redeem in full the Contingent Note held by the former stockholders of Cortelco Holding.

If the Share Issuance Proposal or the Merger Proposal is not approved at the Special Meeting, the Transition Proposal will not be presented at the Special Meeting for a vote. See “Proposals To Be Considered by eOn Stockholders—The Transition Proposal” for additional information about the Transition Transactions.

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The CHARTER AMENDMENT ProposalS (Page 83)

Pursuant to the Merger Agreement, eOn is asking its stockholders to approve separate proposals to adopt certain amendments to eOn’s certificate of incorporation, each to take effect only upon consummation of the Merger, including:

(i)          an increase in the authorized shares of common stock and preferred stock;

(ii)         a change in eOn’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.”;

(iii)        a Reverse Stock Split of eOn’s common stock, the exact ratio within the one and one-half-to-five range to be determined by the board of directors of eOn prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn, referred to as the Reverse Stock Split;

(iv)        reset the classes of directors following the Merger;

(v)         add an indemnification provision;

(vi)        add an exclusive forum provision;

(vii)       add a provision regarding arrangements with creditors; and

(viii)      add a provision eliminating the effect of the Delaware business combination statute.

A copy of eOn’s amended and restated certificate of incorporation, as it will be in effect assuming approval of all of the Charter Amendment Proposals, is attached to this proxy statement/prospectus as Annex C. You are encouraged to read Annex C in its entirety. If any of the Share Issuance Proposal, the Merger Proposal or the Transition Proposal is not approved at the Special Meeting, the Charter Amendment Proposals will not be presented at the Special Meeting for a vote. See “Proposals To Be Considered by eOn Stockholders—The Charter Amendment Proposals” for additional information about the Charter Amendment Proposals.

THE DIRECTOR ELECTION PROPOSAL (Page 96)

Pursuant to the Merger Agreement, the parties have agreed that at the Effective Time of the Merger, each of the current eOn directors will resign and six directors elected at the Special Meeting will commence serving as directors. The Merger Agreement provides for six nominees, two of whom are currently eOn directors, and one of whom is a nominee approved by the holders of a majority of the Inventergy Series A Preferred Stock. After the Merger is completed, the director designated by the holders of the Series A Preferred Stock will have certain approval rights during his term as a director of eOn, as discussed under “Description of Securities.” Each of the six nominees described below have been nominated by the eOn board of directors in consultation with the principals of Inventergy and the holders of the majority of the outstanding Inventergy Series A Preferred Stock

•	Robert A. Gordon and Robb Knie to serve as Class I directors with terms expiring in 2015;

•	W. Frank King and Marshall Phelps, Jr. to serve as Class II directors with terms expiring in 2016; and

•	Joseph W. Beyers and Francis P. Barton to serve as Class III Directors with terms expiring in 2017, in each case or until a successor is elected and qualified.

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In the event any of the Share Issuance Proposal, the Merger Proposal, the Transition Proposal or the Charter Amendment Proposals is not approved at the Special Meeting, the Director Election Proposal will not be presented at the Special Meeting. See “Proposals To Be Considered By eOn Stockholders—The Director Election Proposal” for additional information about the Director Election Proposal.

The Incentive Plan Proposal (Page 97)

Pursuant to the Inventergy Incentive Plan 7,210,890 shares of eOn common stock (subject to adjustment for the Reverse Stock Split) will be reserved for issuance to employees, outside directors and consultants in accordance with the Incentive Plan’s terms. Pursuant to the Merger Agreement, options to acquire an aggregate of 1,140,000 shares of common stock and 225,000 restricted shares of Inventergy common stock awarded pursuant to the Inventergy 2013 Stock Plan and outstanding immediately prior to the consummation of the Merger shall be converted into awards of options to purchase eOn common stock and restricted shares of eOn common stock, respectively, with terms and conditions identical to the terms and conditions of the corresponding options to purchase Inventergy common stock and awards of restricted shares of Inventergy common stock (adjusted based on the Exchange Ratio, as such term is defined below). The purpose of the plan is to provide the employees, outside directors and consultants with an incentive to assist in achieving long term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in eOn.

The Incentive Plan is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the Incentive Plan in its entirety. If any of the other proposals, other than the Adjournment Proposal, is not approved at the Special Meeting, the Incentive Plan Proposal will not be presented at the Special Meeting for a vote.

See “Proposals To Be Considered By eOn Stockholders—The Incentive Plan Proposal” for additional information about the Incentive Plan Proposal.

The Adjournment Proposal (Page 103)

Pursuant to the Adjournment Proposal, stockholders are being asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals to be presented to stockholders for vote. Whether or not the Adjournment Proposal is approved by eOn’s stockholders, the chairman of the meeting may adjourn the Special Meeting to a later date in accordance with the eOn bylaws.

See “Proposals to be Considered by eOn Stockholders—The Adjournment Proposal” for additional information about the Incentive Plan Proposal.

THE SPECIAL MEETING (Page 39)

Date, Time and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m., Central time, on                    , 2014, at the offices of eOn at 1703 Sawyer Road, Corinth, MS 38834, to consider and vote upon the proposals.

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Voting Power; Record Date

As an eOn stockholder you will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Voting Stock at the close of business on                    , 2014, which is the record date for the Special Meeting. eOn common stockholders are entitled to one vote for each share of common stock owned at the close of business on the record date and holders of Series B Preferred Stock are entitled to 807 votes for each share of Series B Preferred Stock owned as of the close of business on the record date. The eOn common stock and Series B Preferred Stock are referred to collectively as the “Voting Stock.” If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                     shares of eOn common stock outstanding, each of which has one vote per share, and 2,750 shares of Series B Preferred Stock outstanding, each of which has 807 votes per share; provided, however, holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

Quorum and Required Vote for Stockholder Proposals

A quorum of eOn stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of the Voting Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purpose of establishing a quorum.

The approval of each of the Merger Proposal, the Transition Proposal and each of the Charter Amendment Proposals require the affirmative vote of a majority of the voting power of the issued and outstanding Voting Stock of eOn as of the record date.

The Director Election Proposal will be determined by a plurality of the voting power of the Voting Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purpose of determining whether there is a quorum.

The approval of the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the Voting Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting.

Abstentions and broker non-votes will have the same effect as a vote against the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, each of the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal but will have no effect on the Director Election Proposal.

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Vote of eOn Officers and Directors and Affiliates

As of the record date for the eOn Special Meeting, eOn’s directors and officers and their affiliates beneficially owned an aggregate of approximately 28% of the outstanding shares of eOn common stock and none of the Series B Preferred Stock. eOn has no reason to believe that the officers, directors and 10% stockholders will not approve the proposals. Furthermore, eOn has entered into voting agreements with David S. Lee, the Chairman of eOn, and a trust in which Mr. Lee serves as a trustee, which collectively currently own an aggregate of 769,543 shares of eOn common stock or approximately 26.6% of the outstanding common stock. The voting agreements provide that Mr. Lee and the trust will vote their shares of eOn common stock in favor of the Share Issuance Proposal, the Merger Proposal and the Charter Amendment Proposal relating to the Reverse Stock Split.

Recommendation to Stockholders

eOn’s board of directors believes that each of the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is fair to and in the best interests of eOn and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

RISK FACTORS (Page 21)

eOn’s business is subject to a number of risks, including risks associated with the proposals being considered by the eOn stockholders, the continuation of its current business in the event the Merger is not completed, and its anticipated business and change of control in the event the Merger is completed. These risks may materially adversely affect eOn, its profitability and its stock price.

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

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COMPARATIVE SHARE DATA

The following table sets forth selected historical equity ownership information for eOn and Inventergy and unaudited pro forma combined per share ownership information after giving effect to the pro forma events as if they had occurred on the first day of the period for the trailing twelve month period ended January 31, 2014, for eOn and the year ended December 31, 2013 for Inventergy. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. eOn is providing this information to aid you in your analysis of the financial aspects of the Merger. The historical information should be read in conjunction with the historical consolidated and combined financial statements of eOn and Inventergy and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this proxy statement/prospectus.

The Merger will be accounted for as a “reverse merger” under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States.    Inventergy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as an acquisition of eOn.  Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements will be those of Inventergy and will be recorded at their precombination carrying amounts.   eOn’s assets, and liabilities will be measured and recognized at their fair value as of the transaction date, and consolidated with the assets, liabilities and results of operations of Inventergy after the consummation of the Merger.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of eOn and Inventergy would have been had the Merger been completed or to project eOn’s or Inventergy’s results of operations that may be achieved after the Merger. The unaudited pro forma book value per share information below does not purport to represent what the value of eOn and Inventergy would have been had the Merger been completed nor the book value per share for any future date or period.

Unaudited Pro Forma Consolidated Per Share Information

	eOn Trailing	Inventergy	Pro Forma
	Twelve Months Ended January 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2013
Weighted average shares outstanding
Basic and diluted	2,884,063	12,142,656	39,890,516

Basic and diluted loss per share	$(0.45)	$(0.39)	$(0.14)
Book value per share at period end	$0.08	$0.06	$0.49

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus and the annexes hereto, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The risks and uncertainties described below are not the only risks and uncertainties facing eOn or Inventergy in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect eOn and Inventergy’s business operations or the business operations or stock price of eOn following the transactions described in this proxy statement/prospectus. If any of the following risks or uncertainties occurs, eOn’s business, financial condition or consolidated operating results could materially suffer. In that event, the trading price of your securities could decline and you may lose all or part of your investment.

Risks Related to the Merger and Transition Transactions

eOn is subject to a number of risks in connection with the proposed Merger and the transactions relating to the proposed Merger, including the following.

The Merger may not be completed, which may adversely affect eOn’s stock price and future profitability.

Completion of the Merger is contingent upon a number of conditions being satisfied, including the approval of each of the proposals being submitted to the eOn stockholders for consideration at the Special Meeting. In addition, Inventergy has not yet taken all steps required by Delaware law and its organizational documents to obtain consents from the holders of its voting stock for the approval of the consummation of the Merger. Inventergy intends to convene a special meeting of the holders of its voting stock to approve the consummation of the Merger.  Such meeting shall be held at a date, time and place determined by the Inventergy board of directors, which is expected to be no later than the date of the eOn Special Meeting. Since the announcement by eOn of the entry into the Merger Agreement, the eOn stock price has risen from its historic average trading price. If the Merger is not completed, eOn’s stock price may decline. In addition, eOn’s customers, employees, and other third parties may react negatively if the Merger is not completed, potentially adversely affecting eOn’s future operations and profitability. See “The Merger Agreement” and “Price Range of Securities and Dividends.”

If the Merger is not completed, the Special Dividend will not be paid to the eOn stockholders, and there is no assurance any future dividends would be declared or paid on the eOn common stock.

Payment of the Special Dividend to the eOn stockholders is contingent upon the completion of the Merger. If the Merger does not occur, the eOn stockholders will not be paid the Special Dividend, and there is no assurance the eOn board of directors will declare or pay any dividends on the eOn common stock in the future.

There are significant transaction costs associated with the Merger, the Transition Transactions and related transactions that may adversely affect eOn’s profitability.

eOn has experienced significant cost and expense in negotiating and entering into the SPA, the Merger Agreement, the Transition Agreement and the transactions ancillary to such agreements. eOn expects to incur additional costs until the completion of the Merger or termination of the Merger Agreement if the Merger is not completed. Such costs and expenses may adversely affect eOn’s profitability.

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The occurrence of an event of default under the eOn Notes, some of which are beyond our control, may entitle the Collateral Agent to take possession of our assets which would adversely affect the value of our stock.

Upon consummation of the Merger, eOn will issue the eOn Notes in the aggregate principal amount of $8 million. The payment of amounts due and payable under the eOn Notes will be secured by all of the assets of eOn pursuant to the terms of a Pledge and Security Agreement, a Cash Collateral Agreement and a Deposit and Control Account Agreement currently in effect with Inventergy which shall be assumed by eOn upon the Merger (the “Security Documents”). Hudson Bay IP Opportunities Master Fund, LP serves as the Collateral Agent pursuant to the Security Documents. In the event of the occurrence of an event of default, the interest rate under the notes increases from its current rate of 4% per annum to 18% per annum. Additionally, in such event, the Collateral Agent may be entitled, in the event we are unable to cure such event of default, to take possession of our assets. See “Description of Securities—eOn Notes.”

The eOn Notes will require us to use 25% of our gross revenues quarterly to redeem or collateralize a portion of the outstanding Notes which may limit our working capital and impede our ability to acquire assets, either of which may adversely impact our prospects.

Pursuant to the terms of the eOn Notes to be issued at closing of the Merger, holders of the Notes are entitled to quarterly redemption payments in cash, pursuant to an amortization schedule. In addition, we will be required to deposit into the cash collateral account, described below, an amount equal to 25% of our gross revenues which may be used for our next quarterly redemption payment. In addition, eOn will maintain a cash collateral account for the benefit of the noteholders initially funded with $3.5 million deposited by Inventergy (the “Control Account”). Such Control Account will be increased by 25% of all future revenues and 20% of any future capital raises, until such time as the funds in such account equal the remaining principal amount of the eOn Notes plus all future interest through maturity of the eOn Notes. Our failure to pay such redemption payments would constitute an event of default under the eOn Notes. Payment of such redemption payments may restrict our working capital at a time when such funds are needed to acquire assets or otherwise implement our business plan which may adversely impact our prospects.

eOn’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Merger. Having a minority share position may reduce the influence that eOn’s current stockholders have on its management.

eOn will issue 36,481,801 shares of common stock to the common stockholders of Inventergy and 6,176,748 shares of Series A Preferred Stock to the current Inventergy preferred stockholders at the closing of the Merger. Following the consummation of the Merger, and upon the issuance of the Series A Preferred Stock in connection with the Merger, current eOn stockholders will own approximately 8.7% and the former stockholders of Inventergy will own approximately 91.3% of the outstanding voting power of eOn. In the event that the eOn Notes are converted to common stock, an additional 3,016,322 shares of eOn common stock would be issued. In addition, the rights and preferences of the eOn Series A Preferred Stock to be issued to the holders of the Inventergy Series A Preferred Stock provides that the holders of a majority of the eOn Series A Preferred Stock will have certain approval rights, and the director designated by the holders of the eOn Series A Preferred Stock also will have certain approval rights, as described under “Description of Securities.” Consequently, the ability of the former eOn common stockholders following the Merger to influence management of eOn through the election of directors will be substantially reduced.

Concentration of ownership after the Merger may have the effect of delaying or preventing a change in control.

If the Merger is consummated, Inventergy’s founders, directors and executive officers will own approximately 40% of the Voting Stock of eOn. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions of eOn requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of eOn’s common stock.

The exercise of discretion by eOn’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the eOn’s stockholders’ best interest.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require eOn to agree to amend the Merger Agreement, to consent to certain actions taken by Inventergy or to waive rights that eOn is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Inventergy’s business, a request by Inventergy to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Inventergy’s business and would entitle eOn to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of eOn, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for eOn and its stockholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, eOn does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Merger has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on its stockholders, eOn will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Merger Proposal.

If the Merger’s benefits do not meet the expectations of financial or industry analysts, the market price of eOn’s securities and, following the Merger, its common stock, may decline.

The market price of eOn’s common stock prior to the consummation of the Merger or the market price of eOn’s common stock following the Merger may decline as a result of the Merger if:

•	eOn does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effect of the Merger on eOn’s financial results is not consistent with the expectations of financial or industry analysts.

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Accordingly, investors may experience a loss as a result of a decline in the market price of eOn’s common stock prior to or following the Merger. A decline in the market price of eOn’s stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Although an application has been filed to list the eOn common stock on The Nasdaq Capital Market, there can be no assurance that the common stock will be so listed or, if listed, that eOn will be able to comply with the continued listing standards.

An application to list the eOn common stock on The Nasdaq Capital Market upon consummation of the Merger has been filed as required by The Nasdaq Capital Market. As part of the listing process, eOn will be required to evidence that it meets the initial listing requirements rather than the continued listing requirements because the Merger will result in a change of control of eOn. In certain respects the initial listing requirements are more onerous than the continued listing requirements, such as the minimum bid price of the common stock of $4.00 per share for initial listing compared to $1.00 per share for continued listing. There can be no assurance that eOn will be able to meet the initial listing standards of The Nasdaq Capital Market or any other exchange or, if its stock is listed, that eOn will be able to maintain such listing.

In addition, if after listing The Nasdaq Capital Market delists eOn’s stock from trading on its exchange for failure to meet the continued listing standards, eOn and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

eOn’s directors and executive officers have certain interests in consummating the Merger and the Transition Transactions that may have influenced their decision to approve the business combination with Inventergy.

The Merger Agreement provides that two of eOn’s current directors, namely, Messrs. King and Gordon, will be directors of eOn following the Merger. As such, in the future they will receive any cash fees, stock options or stock awards that eOn’s board of directors determines to pay to its non-executive directors. In addition, it is a condition to closing that Stephen Swartz, the current principal executive officer of eOn, shall have entered into an employment agreement effective as of the Effective Time with eOn and/or eOn Subsidiary in a form satisfactory to Inventergy. See “Management of eOn Following the Merger.”

Pursuant to the Transition Agreement, eOn and Cortelco Holding will redeem the Contingent Note in full in consideration of paying the Noteholders either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn. Mr. Lee, the Chairman of eOn, holds a majority interest in the Contingent Note and will receive shares of Cortelco Holding at the time of the redemption of the Contingent Note.

These financial interests of eOn’s officers and directors and entities affiliated with them may have influenced their decision to approve the Merger and the Transition Transactions. You should consider these interests when evaluating the Merger and the Transition Transactions and the recommendation of eOn’s board of directors to vote in favor of the Merger Proposal, the Transition Proposal and other proposals to be presented to the stockholders.

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Directors of eOn have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Merger and adoption of the Merger Agreement and approval of the Transition Proposal and the other transactions described in this proxy statement/prospectus.

When considering the eOn board of directors’ recommendation that the eOn stockholders vote in favor of the approval of the Merger Proposal and the Transition Proposal, eOn stockholders should be aware that directors and executive officers of eOn have interests in the Merger and the Transition Transactions that may be different from, or in addition to, the interests of eOn stockholders. These interests include:

•	either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn in redemption of the Contingent Note, an approximate 54.5% interest in the Contingent Note being held by David S. Lee, Chairman of eOn;

•	the continued indemnification of current directors and officers of eOn and Inventergy and the purchase of a “tail” insurance policy of directors’ and officers’ liability insurance after the Merger; and

•	the retention of some of the directors and officers of eOn as directors and officers of eOn or eOn Subsidiary following the Merger, including Stephen Swartz, the principal executive officer pursuant to an employment agreement.

These interests may influence the eOn directors in making their recommendation that you vote in favor of the approval of the Merger Proposal, the Transition Proposal and the other transactions described in this proxy statement/prospectus.

The holders of approximately 70.2% of the eOn Series B Preferred Stock are also currently holders of approximately 78.9% of the Inventergy Series A Preferred Stock and approximately 84% of the Inventergy Notes and such interests can be expected to influence their vote in connection with the Merger.

The holders of in excess of 70% of the outstanding shares of eOn Series B Preferred Stock are currently the beneficial owners of a more than 70% of the outstanding shares of Inventergy Series A Preferred Stock and the holders of approximately more than a majority of the Inventergy Notes. The holders of the outstanding 2,750 shares eOn Series B Preferred Stock represent 43.4% of the aggregate voting power of the outstanding stock of eOn. The holders of the outstanding 6,176,748 shares of Inventergy Series A Preferred Stock, voting together with the Inventergy common stock, represent 32.4% of the total voting power of the Inventergy equity securities. A majority of the outstanding Inventergy Series A Preferred Stock have the right to and have appointed Mr. Knie as the designee to the Inventergy board of directors and, following the Merger, to the eOn board of directors. As such designee, Mr. Knie has and will have approval rights with respect to a variety of corporate transactions. These interests of the holders of the eOn Series B Preferred Stock, the Inventergy Series A Preferred Stock and the Inventergy Notes can be expected to influence their vote in connection with the Merger. See “Beneficial Ownership of Securities” and “Description of Securities.”

The eOn board did not obtain a fairness opinion in determining whether or not to proceed with the Merger or the related transactions and, as a result, no financial expert has provided assurance that the terms are fair from a financial point of view to eOn’s stockholders.

eOn’s board of directors evaluated the amount of the Special Dividend and the ability of the eOn stockholders to continue as stockholders after the Merger in concluding that it believes that the Merger and the Transition Transactions are in the best interests of the eOn stockholders. To arrive at this determination, the eOn board of directors considered the alternative of continuing eOn’s current business operations, the lack of other strategic alternatives, and the results from eOn’s due diligence investigation as to Inventergy. eOn’s board of directors considered engaging a financial expert, but believed that the potential benefit associated with such engagement did not justify the significant cost of obtaining a fairness opinion. Therefore, the eOn stockholders do not have assurance from an outside financial expert as to the fairness from a financial point of view of the Merger, the Transition Transactions, and related transactions.

The issuance of the eOn Series A Preferred Stock in connection with the Merger will result in the holders of the eOn Series A Preferred Stock having certain approval and veto rights with respect to eOn’s operations after the Merger, and such control rights may adversely affect eOn and its ability to declare and pay dividends in the future.

The rights and preferences of the eOn Series A Preferred Stock to be issued by eOn to the holders of Inventergy Series A Preferred Stock provide that so long as there is a Substantial Holder (a holder that purchased Series A Preferred Stock convertible into at least ten percent or more of the common stock outstanding at the time of such purchase), the approval by holders of a majority of the eOn Series A Preferred Stock is required before eOn can take certain actions, including the declaration or payment of any dividends. In addition, so long as the eOn director designated by the holders of the eOn Series A Preferred Stock continues in office up until one year after the completion of the Merger, such director’s approval is required before eOn can take certain actions, including terminating an executive making more than $225,000 annually, adoption of an annual expense budget that exceeds or is estimated to exceed $6.9 million or payment of expenses in excess of an approved annual expense budget. These control rights may limit the ability of eOn to take certain actions that would otherwise be in the best interests of eOn and its stockholders and restrict the ability of eOn’s board of directors to declare and pay dividends on eOn’s common stock.

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Certain transactions contemplated by the Transition Agreement may be taxable to eOn or its subsidiaries, and the ability of eOn to obtain indemnification for any resulting taxes or other liabilities may be limited which may have an adverse impact on eOn.

Pursuant to the Transition Agreement, certain assets, liabilities and payments will be transferred and/or assumed between or among eOn, eOn Sub, Cortelco, Cortelco Holding and/or certain other parties, which are referred to herein as the Transition Transactions. In addition, pursuant to the Redemption Agreement, and as contemplated by the Transition Agreement, eOn and Cortelco Holding will redeem the Contingent Note issued by eOn and Cortelco Holding in the original maximum amount of $11,000,000 dated as of April 1, 2009 in full and Noteholders will receive either cash in the aggregate amount of $300,000 or the shares of Cortelco Holding owned by eOn (the “Note Redemption Transaction”). eOn believes that neither the Transition Transactions nor the Note Redemption Transaction will subject eOn to regular income tax liability. This will be the case if either (i) there is no taxable income or gain arising out of any such transactions or (ii) there is such taxable income or gain, but eOn’s consolidated net operating losses and/or other losses equal or exceed any such taxable income or gain. However, there can be no guarantee that the IRS or other taxing authority will not successfully determine otherwise. Pursuant to the Indemnity Agreement, Cortelco Holding has agreed to indemnify eOn for one-half of any federal or state income taxes that are incurred after the application of any available net operating losses of eOn as a result of the Note Redemption Transaction and to otherwise indemnify eOn for any non-tax related liabilities incurred in connection with the Note Redemption Transaction. This indemnification does not extend to any taxes arising out of any other aspects of the Transition Transactions. Moreover, there can be no assurance that Cortelco Holding will be able to satisfy any such indemnification obligation in full if it became so obligated. Therefore, there is a risk that eOn may be forced to bear some or all of the taxes or other liabilities that may be imposed on it (if any) as a result of the Transition Transactions or the Note Redemption Transaction which may have an adverse impact on eOn.

The Merger may not be tax-free to Inventergy stockholders.

Inventergy, eOn and Merger Sub intend for the Merger to qualify as a reorganization within the meaning of Code Section 368(a).  No ruling from the IRS nor tax opinion from legal counsel has been or will be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein. Therefore, if the Merger does not qualify as a reorganization, then the exchange of Inventergy stock for eOn stock pursuant to the Merger may be taxable to the Inventergy stockholders. Therefore, each holder of Inventergy stock is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Merger.

Risks Related to Inventergy’s Business and Operations

In the event the Merger is completed, Inventergy will become a wholly-owned subsidiary of eOn and comprise substantially all of eOn’s consolidated assets and revenues following the Merger. Therefore, the following risk factors that apply to the current business and operations of Inventergy will also apply to the business and operations of eOn following the Merger.

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Inventergy’s limited operating history makes it difficult to evaluate its current business and future prospects and its inability to execute on its current business plan may adversely affect its results of operations and prospects.

Inventergy is a development stage company which has generated no revenues to date. To date, Inventergy’s business has focused on the sourcing and acquisition of patent portfolios. Therefore, Inventergy not only has a very limited operating history, but also a limited track record in executing its business model which includes, among other things, acquiring, licensing, litigating or otherwise monetizing patent assets. Inventergy’s limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that Inventergy will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or

•	raise sufficient funds in the capital markets or otherwise to effectuate its long-term business plan.

Inventergy’s inability to execute any one of the foregoing or similar matters may adversely affect its results of operations and prospects.

Inventergy’s financial statements have been prepared on a going-concern basis and, since Inventergy has incurred net losses and negative cash flows from operations since inception, in the event it is unable to obtain additional financing for commercialization of its activities, its commercialization efforts will be delayed or curtailed.

Inventergy’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, Inventergy has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. Inventergy’s primary source of funds through December 31, 2013 was the issuance of equity securities and promissory notes. Inventergy considers its current cash and cash equivalents balances to be sufficient to fund operations for a reasonable period of time but it may require additional equity financing to fund the commercialization of its activities. There are no assurances that additional financing will be available to Inventergy at a cost acceptable to Inventergy, or at all.

Inventergy may not be able to successfully monetize the patents it has acquired from Huawei or Panasonic or which it may hereafter acquire and thus Inventergy may fail to realize the anticipated benefits of any such acquisition which would have a material adverse effect on its business and results of operations.

There is no assurance that Inventergy will be able to successfully monetize the patent portfolios that it acquires. The patents Inventergy acquires could fail to produce anticipated benefits, or could have other adverse effects that Inventergy currently does not foresee. Failure to successfully monetize these patent assets would have a material adverse effect on Inventergy’s business, financial condition and results of operations.

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In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets, if at all. During that time lag, material costs (such as patent prosecution, maintenance, legal, financial and technical reviews, and potential reverse engineering) are likely to be incurred that would have a negative effect on Inventergy’s results of operations, cash flows and financial position.

•	The out-licensing of a patent portfolio is a time consuming and expensive process. If Inventergy’s efforts are not successful, Inventergy’s results of operations could be harmed. In addition, Inventergy may not achieve anticipated synergies or other benefits from such acquisitions.

•	If Inventergy initiates a patent infringement suit against potential infringers or potential licensees initiate a declaratory judgment action or administrative review action against Inventergy, such potential infringers and/or licensees may successfully invalidate Inventergy’s patents or a fact finder may find that the potential infringer’s products do not infringe Inventergy’s patents. Thus, Inventergy may not successfully monetize the patents.

Therefore, there is no assurance that Inventergy will be able to monetize its acquired or to be acquired patent portfolios and recoup its investment.

New legislation, regulations or court rulings related to enforcing patents could harm Inventergy’s business and operating results.

If Congress, the United States Patent and Trademark Office (USPTO) or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect Inventergy’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect Inventergy’s ability to license or assert Inventergy’s patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to the United States patent law. These changes include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. As the regulations and procedures to govern administration of the AIA were only recently fully effective, it is too early to tell what, if any, impact the AIA will have on the operation of Inventergy’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of patents acquired by Inventergy, all of which could have a material adverse effect on Inventergy’s business and financial condition.

The United States government has placed restrictions on NASA, the National Science Foundation and the Commerce and Justice departments from buying information technology (in particular from Huawei) that has been “produced, manufactured or assembled” by companies with ties to the Chinese government unless the FBI or a similar agency first determines the purchase would be in the national interest. Currently these restrictions impose no limitations on Inventergy’s ability to license or enforce the patent assets that Inventergy has currently purchased or may purchase in the future from Huawei. However, changes in United States law, regulation or practice as it relates to the license or enforcement of patent assets acquired from Huawei could result in a material adverse impact on Inventergy’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which Inventergy conducts its business and negatively impact Inventergy’s business, prospects, financial condition and results of operations.

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Current litigation and contemplated regulatory developments may render Inventergy's business model less profitable, and may have a material adverse effect on its results of operations.

Inventergy negotiates with leading technology companies to invest in, aggregate and acquire or in-license portfolios of patents and other intellectual property.  Recent regulatory developments, as well as litigation underway, may make this business model more difficult to execute, more risky and/or less profitable. In December 2013, a bill was passed by the U.S. House of Representatives that proposes a number of changes to the patent litigation process, joinder rules and patent prosecution. If passed by the full Congress, and signed into law, the bill might place more significant hurdles to the enforcement of Inventergy’s patent rights, allow defendants increased opportunities to challenge Inventergy’s patents in court and in the USPTO, introduce potentially expanded fee shifting for prevailing parties in litigation, and increase the risks and costs of patent litigation for all parties, including Inventergy. These changes and risks could decrease the value of Inventergy’s intellectual property portfolio, as well as increase the risk of unlicensed infringement of such portfolio.

In addition, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as Inventergy might be entitled to. While Inventergy rejects many of these arguments as improperly limiting the rights granted to legitimate patent holders under the Constitution and US patent laws, any one of these pending cases could result in new legal doctrines that could make Inventergy’s patent portfolios less valuable or more costly to enforce.

Acquisitions of additional patent assets may be time consuming, complex and costly, which could adversely affect Inventergy’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to the advancement of Inventergy’s business plan, are often time consuming, complex and costly to consummate. Inventergy may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, Inventergy expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if any particular acquisition is ultimately not consummated. Even if Inventergy is able to acquire particular patent assets, there is no guarantee that Inventergy will generate sufficient revenue related to those patent assets to offset the acquisition costs. While Inventergy will seek to conduct confirmatory due diligence on the patent assets it is considering for acquisition, Inventergy may acquire patent assets from a seller who does not have proper title to those assets or the assets may prove unenforceable in subsequent litigation. In those cases, Inventergy may be required to spend significant resources to defend the interests in its patent assets and, if Inventergy is not successful, Inventergy’s acquisition may be rendered effectively in part, or wholly, unusable, in which case Inventergy could lose part or all of its investment in the assets. Moreover, Inventergy may pay more to acquire a patent portfolio than the true value of the portfolio. In addition, Inventergy could make an error in its due diligence or fail to uncover an important fact before acquiring a patent portfolio, thereby acquiring patents that are invalid or unenforceable.

Inventergy may also identify patent or other intellectual property assets that cost more than it is prepared to spend with its own capital resources. Inventergy may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect Inventergy’s operating results, and if Inventergy incurs losses, the value of Inventergy’s securities may decline.

In addition, Inventergy may acquire patents and technologies that are in the early stages of adoption in the telecommunications and information technology markets. Demand for some of these technologies may likely be untested and may be subject to fluctuation based upon the rate at which Inventergy’s licensees will adopt Inventergy’s patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies Inventergy acquires or develops will have value that Inventergy can monetize.

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In certain acquisitions of patent assets, Inventergy may seek to defer payment or finance a portion of the acquisition price. This approach may put it at a competitive disadvantage and could result in harm to Inventergy’s business.

Inventergy has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where Inventergy can defer payments or finance a portion of the acquisition price from the seller. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, Inventergy might not compete effectively against other companies in the market for acquiring patent assets, some of whom have greater cash resources than Inventergy has.

Any failure to maintain or protect Inventergy’s patent assets or other intellectual property rights could significantly impair Inventergy’s return on investment from such assets and harm Inventergy’s brand, business and operating results.

Inventergy’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of its patent assets and other intellectual property. To protect Inventergy’s proprietary rights, Inventergy relies and will rely on a combination of patent, trademark and copyright, confidentiality agreements with Inventergy’s employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures Inventergy undertakes to protect and maintain Inventergy’s assets will have any measure of success.

Despite Inventergy’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of Inventergy’s intellectual property:

•	applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide Inventergy with any commercially viable claims against potentially infringing parties;

•	Inventergy’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of Inventergy’s IP assets; or

•	Inventergy’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those covered by Inventergy’s IP.

Moreover, Inventergy may not be able to effectively protect its intellectual property rights in certain foreign countries where Inventergy may do business in the future or from which potential licensees or infringers may operate. If Inventergy fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and Inventergy’s business would be harmed.

Following its acquisition of IP, Inventergy will be required to spend significant time and resources maintaining and defending such assets which could cause it to incur significant costs and divert management attention from its core business which could adversely affect its prospects.

Following the acquisition of patent assets, Inventergy will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the USPTO and non-US equivalent government bodies. Inventergy may acquire patent assets, including patent applications, which requires it to spend resources to prosecute the applications with the USPTO and non-US equivalent government bodies. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect Inventergy’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause Inventergy to incur significant costs and could divert resources away from its core business activities which could adversely affect its prospects.

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Inventergy seeks to process pending patent applications for acquired and related intellectual property, which takes time and is costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of Inventergy’s investments in such activities.

Members of Inventergy’s management team have experience as inventors. As such, part of Inventergy’s business may include the internal development of pending patent applications or other acquired intellectual property that Inventergy will seek to monetize. However, this aspect of Inventergy’s business would likely require significant capital and would take time to achieve. Such activities could also distract Inventergy’s management team from its present business initiatives, which could have a material and adverse effect on Inventergy’s business. There is also the risk that Inventergy’s initiatives in this regard would not yield any viable new intellectual property, which would lead to a loss of Inventergy’s investments in time and resources in such activities.

In addition, even if Inventergy is able to internally develop new patents, or further prosecutes patentable subject matter already contained within existing acquired patent portfolio(s), in order for those patents to be viable and to compete effectively, Inventergy would need to develop and maintain, and they would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property Inventergy may develop, principally including the following:

•	patent applications Inventergy may process may not result in issued patents or may take longer than Inventergy expects to result in issued patents;

•	Inventergy may be subject to interference proceedings;

•	Inventergy may be subject to opposition (including post-grant review and ex parte and inter partes reexamination) proceedings in the U.S. or foreign countries;

•	any patents that are issued to it may not provide meaningful protection;

•	other companies may challenge patents issued to it;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies;

•	other companies may design around patents Inventergy has processed; and

•	enforcement of Inventergy’s patents could be complex, uncertain and very expensive.

Inventergy cannot be certain that patents will be issued as a result of any future or pending applications, or that any of such patents, once issued, will provide Inventergy with adequate coverage for licensing operations. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, Inventergy cannot be certain that the patent applications will be the first to have been filed covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent Inventergy’s potential licensees from commercializing their products or require them to obtain licenses requiring the payment of significant fees or royalties to others. This could make it more difficult for Inventergy to monetize its assets. As to those patents that Inventergy may license or otherwise monetize, Inventergy’s rights will depend on maintaining Inventergy’s obligations to the licensor under the applicable license agreement, and Inventergy may be unable to do so. Inventergy’s failure to obtain or maintain intellectual property rights for Inventergy’s inventions would lead to the loss of Inventergy’s investments in such activities, which would have a material and adverse effect on Inventergy’s business.

Moreover, patent application delays could cause delays in recognizing revenue from Inventergy’s internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

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Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could adversely affect Inventergy’s financial condition and operating results.

Inventergy’s business plan depends significantly on worldwide economic conditions, and the United States and world economies are experiencing weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on Inventergy’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to Inventergy’s business plan, and Inventergy’s inability to do so could cause material harm to Inventergy’s business.

Inventergy’s business depends upon its ability to keep pace with the latest technological changes and Inventergy’s failure to do so could make us less competitive which would adversely affect our prospects.

The market(s) addressed by Inventergy’s intellectual property rights is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make Inventergy’s patent portfolios less attractive or applicable. As a result, Inventergy’s success will depend, in part, on Inventergy’s ability to acquire, develop and out-license intellectual property in a timely manner with respect to the technological advances available to Inventergy’s prospective out-licensees, evolving industry standards and changing preferences.

Inventergy may not be able to raise additional capital, on acceptable terms or at all. Moreover, additional financing may have an adverse effect on the value of the equity instruments held by Inventergy’s stockholders.

Inventergy may need or choose to raise additional funds in connection with any potential acquisition of patent portfolios or other intellectual property assets. In addition, Inventergy may also need additional funds to respond to business opportunities and challenges, including Inventergy’s ongoing operating expenses, protection of Inventergy’s assets, development of new lines of business and enhancement of Inventergy’s operating infrastructure. In the event Inventergy needs to seek additional funding, Inventergy may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of Inventergy’s financings may be dilutive to, or otherwise adversely affect, holders of Inventergy’s equity securities, including the Shares offered hereby. Inventergy may also seek additional funds through arrangements with collaborators or other third parties. Inventergy may not be able to negotiate arrangements on acceptable terms, if at all. If Inventergy is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of Inventergy’s business plans. Any such financing that Inventergy undertakes will likely be dilutive to Inventergy’s stockholders.

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In the event that Inventergy must commence legal proceedings against patent infringers unwilling to license its acquired intellectual property, it expects such proceedings to be time-consuming and costly, which may adversely affect Inventergy’s financial condition and its ability to operate its business.

In the event Inventergy is unable to successfully enter into out-licenses with infringing companies for patents Inventergy has acquired or in-licensed, Inventergy may have to bring a patent infringement action against such infringing companies. Such patent infringement litigation may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, Inventergy may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which Inventergy may become involved may have substantially more resources than we do. Furthermore, such parties may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude Inventergy’s ability to derive licensing revenue from the patent portfolios. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact Inventergy’s business. Additionally, Inventergy anticipates that its legal fees and other expenses will be material and will negatively impact Inventergy’s financial condition and results of operations and may result in its inability to continue its business plan. Expenses are also dependent on the outcome of such proceedings. Inventergy’s failure to monetize its patent assets would significantly harm Inventergy’s business and financial position.

Inventergy’s future success depends, to a significant extent, upon the continued service of its key personnel and its ability to hire additional qualified personnel and its inability to attract, retain or hire personnel could have a material adverse effect on its business and results of operations.

There can be no assurance that Inventergy will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. Although Inventergy has entered into letter agreements with its current officers, each of such employees serves as an “at will” employee whose employment is terminable in the discretion of the board of directors. In addition, Inventergy’s anticipated growth will require it to recruit, hire and retain a number of new managerial, technical, operating and marketing personnel. The inability to retain, recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on Inventergy’s business, financial condition or results of operations. Competition for qualified personnel is intense, and there can be no assurance that Inventergy will be able to retain existing personnel or identify or hire additional personnel.

Inventergy’s operations are subject to all of the risks inherent in a growing business enterprise and there is no assurance that it will be successful.

The likelihood of Inventergy’s success must be considered in light of the problems, expenses, difficulties and complications of an early stage development company. The ability or inability of Inventergy to maintain current and potential clients, form new business relationships and partnerships, execute licensing programs, meet competition, and comply with applicable governmental regulations will also impact the growth and the profitability of Inventergy.

Inventergy’s quarterly revenue and operating results are expected to be unpredictable and may fluctuate significantly from quarter to quarter due to factors outside Inventergy’s control, which could adversely affect its business and operating results.

Inventergy’s revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are outside of its control and which will make period to period comparisons difficult. Generally, the timing and success of Inventergy’s licensing and litigation efforts will be unpredictable and intermittent, rather than steady, and can be expected to continue to be unpredictable. The primary factors that may affect its revenues and operating results include, but are not limited to, the following:

•	the length and variability of the cycle for licensing the technology;

•	the random timing of the outcome of any litigation we may commence and the unpredictability of the success of any litigation we may commence;

•	the competitive conditions in our markets;

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•	the quality and degree of execution of our business strategy and operating plan, and the effectiveness of our sales and licensing programs;

•	timing of revenue recognition and the application of complex revenue recognition accounting rules to our licensing arrangements; and

•	overall economic conditions and the economic conditions of our prospective licensees.

It can be difficult for Inventergy to predict the timing of licensing of its technology, and it is unable to control timing decisions made by potential licensees. As a result, Inventergy’s quarterly operating results are difficult to predict even in the near term and a delay in an anticipated license past the end of a particular quarter may negatively impact its results of operations for that quarter, or in some cases, that year. Therefore, Inventergy believes that quarter-to-quarter comparisons of its operating results will be a poor indication of its future performance. If its revenue or operating results fall below the expectations of investors or securities analysts or below any guidance Inventergy may provide to the market, the price of the common stock could decline substantially. Such a stock price decline could also occur when Inventergy has met its publicly stated revenue or operating results guidance.

If revenues for a particular quarter are below expectations, Inventergy would likely be unable to reduce costs and expenses proportionally for that quarter. Any such revenue shortfall would, therefore, have a significant effect on its operating results for that quarter.

Risks Related to the Telecommunications Industry

If the products or services that are marketed or sold by Inventergy’s clients do not maintain market acceptance, its ability to out-license the technologies that it acquires may be limited and its results of operations could be adversely affected.

Certain segments of the telecommunications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. Inventergy cannot assure you that the IP assets it acquires that may be used in current or future products and services will gain or obtain increased market acceptance. The development of new or enhanced technologies could result in a loss of actual or potential market share by businesses utilizing our IP assets which may limit our ability to monetize our IP assets.

The regulatory framework and future changes in regulatory requirements under which telecommunications companies operate could require substantial time and resources for compliance by Inventergy’s licensees, which could make it more difficult and costly for it to monetize its IP assets.

In providing certain interstate and international telecommunications services, telecommunications companies must comply, or cause its customers or carriers to comply, with applicable telecommunications laws and regulations prescribed by the FCC and applicable foreign regulatory authorities. In offering services on an intrastate basis, such companies may also be subject to state laws and to regulation by state public utility commissions. International services may also be subject to regulation by foreign authorities and, in some markets, multinational authorities, such as the European Union. The costs of compliance with these regulations, including legal, operational and administrative expenses, can be expected to be substantial and could make it more difficult and costly for us to monetize our IP assets.

Risks Related to eOn’s Business and Operations

If the Merger is not completed, eOn will continue to operate its business as presently conducted and be subject to ongoing risks from its operations, including the risks described below.

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eOn has sold its legacy business, leaving it dependent upon its subsidiaries for future profitability.

As of July 31, 2013, eOn sold its products to PiOn in consideration of an initial cash payment and future royalty payments from PiOn’s future sales of these products. As a result, eOn’s future profitability is now dependent upon the revenues generated by its subsidiaries, Cortelco and CSPR, and royalty payments from PiOn. Royalty payments are due only when and if eOn Products are sold by PiOn, so the amount of such future payments is uncertain.

Downturns in the U.S. and Puerto Rico economies adversely affect operating results.

Weakness in the U.S. and Puerto Rico economies has had a negative effect on eOn’s operating results.  In an economic slowdown, eOn may also experience the negative effects of increased competitive pricing pressure and customer turnover.  Worsening economic conditions or a prolonged or recurring recession could adversely affect eOn’s operating results.  Further, eOn cannot assure you that an improvement in economic conditions will result in an immediate, if at all positive, improvement in its operating results or cash flows.

Fluctuations in eOn’s quarterly operating results could cause its stock price to decline.

eOn’s future operating results are likely to fluctuate significantly from quarter to quarter. Factors that could affect its quarterly operating results include:

•	Delays or difficulties in introducing new products;

•	Increasing expenses without commensurate revenue increases;

•	Variations in the mix of products sold;

•	Variations in the timing or size of orders from eOn’s customers;

•	Delayed deliveries from suppliers and

•	Price decreases and other actions by eOn’s competitors.

eOn’s quarterly operating results are also likely to fluctuate due to seasonal factors. Some of its vertical markets, such as the U.S. government, educational and retail buyers, follow seasonal buying patterns and do not make substantial purchases during eOn’s fiscal quarters ending January 31. Thus, revenues in the quarters ending January 31 are often lower than in the previous quarters. Because of these and other factors, eOn’s operating results may not meet expectations in some future quarters, which could cause its stock price to decline.

eOn’s products must respond to rapidly changing market needs and integrate with changing protocols to remain competitive.

The markets for eOn’s products are characterized by rapid technological change, frequent new product introductions, uncertain product life cycles and changing customer requirements. If eOn is not able to rapidly and efficiently develop new products and improve existing products to meet the changing needs of its customers and to adopt changing communications standards, its business, operating results and financial condition would be harmed.

Although eOn does not have any new products in internal development, Cortelco has partnered with companies that possess technical expertise to develop new products to meet changing market requirements.

There is no assurance that these partnerships will enable eOn to be competitive, considering the rapid technological changes in our industry.

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eOn expects competition to intensify as competitors develop new products, new competitors enter the market, and companies with complementary products enter into strategic alliances.

eOn’s current and potential competitors can be grouped into the following categories:

•	VoIP telephone manufacturers, such as Polycom, Linksys, Snom, Grand Stream and Aastra;

•	Telephony product suppliers such as KGP Logistics, Telematrix, Vtech, Aastra, and Panasonic.

Many of eOn’s current and potential competitors have significantly greater financial, technical, marketing, customer service and other resources, greater name and brand recognition and a larger installed customer base than it does. Therefore, eOn’s competitors may be able to respond to new or emerging technologies and changes faster than it can. Such competitors may also be able to devote greater resources to the development, promotion and sale of their products.

Actions by eOn’s competitors could result in price reductions, reduced margins and loss of market share, any of which would damage its business. eOn cannot assure you that it will be able to compete successfully against these competitors.

eOn may not accurately forecast customer demand for its products.

eOn uses forecasts of product demand to make decisions regarding the investment of resources and production of its product. Failure to accurately predict high customer demand for a product can result in lost sales or low gross margins on product incurring higher costs to meet demand. Failure to accurately predict low demand for a product can result in excess inventory, lower cash flows and lower gross margins if price reductions are required to reduce inventories.

eOn’s strategic relationships with third parties may not be successful.

eOn’s ability to develop its business will depend on its ability to identify partnership opportunities and to enter into suitable commercial arrangements and to maintain close working relationships with these and other industry participants. eOn’s success in this area will also depend on its ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment.

To develop its business, eOn plans to use the business relationships of its management team in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties and local government bodies and contractual arrangements with other companies. eOn may not be able to establish these strategic relationships, or, if established, may not be able to maintain these relationships, particularly if members of the management team leave. In addition, the dynamics of its relationships with strategic partners may require eOn to incur expenses or undertake activities it would not otherwise be inclined to incur or undertake to fulfill its obligations to these partners and/or maintain these relationships. If eOn does not successfully establish or maintain strategic relationships, it may not be able to achieve its business goals and that could adversely affect its anticipated results of operations and financial condition.

Delayed deliveries of components from eOn’s single source suppliers or third-party manufacturers could reduce its revenues or increase its costs.

Interruptions in the availability of components from eOn’s key suppliers could result in delays or reductions in product shipments, which could damage its customer relationships and harm its operating results. Finding alternate suppliers or modifying product designs to use alternative components may cause delays and expenses. Further, a significant increase in the price of one or more third-party components or subassemblies could reduce its gross profit.

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eOn buys many of its Cortelco products from various offshore suppliers with whom it has worked for several years. It is dependent on sole source suppliers for certain components and finished goods. Interruptions in the availability of these items from key suppliers could result in delays or reductions in product shipments, which could damage customer relationships and harm operating results. Finding alternate suppliers or modifying product designs to use alternative components could cause delays and result in additional expenses.

eOn may be unable to hire and retain engineering and sales and marketing personnel necessary to execute its business strategy.

Competition for highly qualified personnel is intense due to the limited number of people available with the necessary technical skills, and it may not be able to attract, assimilate or retain such personnel. If eOn cannot attract, hire and retain sufficient qualified personnel, it may not be able to successfully develop, market and sell new products.

eOn’s business could be harmed if it loses principal members of its management team.

eOn is highly dependent on the continued service of its management team. The loss of any key member of its management team may substantially disrupt its business and could harm its business, results of operations and financial condition. In addition, replacing management personnel could be costly and time consuming.

eOn is effectively controlled by its principal stockholders and management, which may limit your ability to influence stockholder matters.

As of the date of this proxy statement/prospectus, eOn’s executive officers, directors and principal stockholders and their affiliates beneficially owned 838,169 shares, or 28.4% of the outstanding shares of common stock. Thus, they effectively control eOn and direct eOn’s affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control and some transactions may be more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with those of other stockholders. eOn also conducts transactions with businesses in which its principal stockholders maintain interests. eOn believes that these transactions have been conducted on an arm’s length basis, but it cannot assure you that these transactions would have the same terms if conducted with unrelated third parties.

eOn’s products may have undetected faults leading to liability claims, which could harm its business.

eOn’s products may contain undetected faults or failures. Any failures of its products could result in significant losses to our customers, particularly in mission-critical applications. A failure could also result in product returns and the loss of, or delay in, market acceptance of products. In addition, any failure of eOn’s products could result in claims against it. eOn’s purchase agreements with its customers typically contain provisions designed to limit its exposure to potential product liability claims. However, the limitation of liability provisions contained in purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. eOn maintains insurance to protect against certain claims associated with the use of its products, but its insurance coverage may not adequately cover all possible claims asserted against it. In addition, even claims that ultimately are unsuccessful could be expensive to defend and consume management time and resources.

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eOn’s charter contains certain anti-takeover provisions that may discourage take-over attempts and may reduce its stock price.

eOn’s board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Certain provisions of eOn’s certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of it without the consent of eOn’s board of directors, even if such changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

Future sales of shares may decrease eOn’s stock price.

Sales of substantial amounts of eOn’s common stock in the public market, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could reduce the market price of eOn’s common stock. These sales also might make it more difficult for it to raise funds through future offerings of common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve in the transactions discussed herein, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside eOn’s control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors,” those factors include:

•	possible delays in closing the Merger whether due to the inability to obtain approval of the eOn stockholders or Inventergy stockholders, or otherwise;

•	the risk that a condition to consummation of the Merger may not be satisfied or waived;

•	the risk that the anticipated benefits of the Merger may not be fully realized or may take longer to realize than expected;

•	the risk that any projections, including earnings, revenues, expenses, margins or any other financial items are not realized;

•	anticipated growth and growth strategies;

•	the need for additional capital and the availability of financing;

•	the ability to secure additional patents;

•	the ability to monetize its patents or recoup its investment;

•	the ability to protect intellectual property rights;

•	new legislation, regulations or court rulings related to enforcing patents, that could harm its business and operating results;

•	expansion plans and opportunities; and

•	consolidation in the market for eOn’s or Inventergy’s services generally.

These forward-looking statements are based on information available to eOn and/or Inventergy as of the date of this proxy statement/prospectus and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing eOn’s or Inventergy’s views as of any subsequent date and none of eOn or Inventergy undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

The forward-looking statements are based on current expectations about future events. Although eOn and Inventergy believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. eOn and Inventergy are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors.”

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SPECIAL MEETING OF EON STOCKHOLDERS

General

eOn is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at eOn’s Special Meeting to be held on ,           2014, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to eOn stockholders on or about              , 2014. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting, as applicable.

Date, Time and Place

The Special Meeting will be held on               , 2014, at 10:00 a.m., Central time, at the offices of eOn at 1703 Sawyer Road, Corinth, MS 38834 or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the eOn Special Meeting

At the Special Meeting, eOn will ask holders of its common stock to consider and vote upon the following proposals:

•	to consider and vote upon the issuance of up to 3,973,120 shares of common stock (subject to adjustment) aggregating more than 20% of eOn’s common stock outstanding under applicable listing rules of The Nasdaq Capital Market upon the conversion of the Series B Preferred Stock, and exercise of Warrants of eOn issued in the Equity Investment. This proposal is referred to as the Share Issuance Proposal.

•	to consider and adopt the Merger Agreement, by and among Inventergy, on the one hand, and eOn and Merger Sub, on the other hand, pursuant to which Merger Sub will merge with and into Inventergy, referred to as the “Merger”, with Inventergy being the surviving corporation. The Merger Agreement is attached as Annex A. This proposal is referred to as the Merger Proposal.

•	a proposal to consider and approve the Transition Agreement among eOn, Cortelco Holding, eOn Subsidiary and Cortelco that provides for transfers of assets to take place only upon consummation of the Merger, including the transfer of all of eOn’s ownership in Cortelco Holding, Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp. The Transition Agreement is attached as Annex B. This proposal is referred to as the Transition Proposal.

•	to consider and vote upon separate proposals to approve certain amendments to eOn’s certificate of incorporation, each to take effect only upon consummation of the Merger, including: (i) an increase in eOn’s authorized capital stock from 10 million shares of common stock, par value $0.005 per share, and 10 million shares of preferred stock, par value $0.001 per share, to 100 million shares of common stock, par value $0.001 per share, and 10 million shares of preferred stock, par value $0.001 per share; (ii) a change in eOn’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.”; (iii) a reverse stock split of eOn’s common stock such that each one and one-half to five shares of eOn’s common stock is reclassified into one share of eOn common stock, the exact ratio within the one and one-half-to-five range to be determined by the board of directors of eOn prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn, referred to as the Reverse Stock Split; (iv) reset the classes of directors following the Merger; (v) add an indemnification provision; (vi) add an exclusive forum provision; (vii) add a provision regarding arrangements with creditors; and (viii) add a provision eliminating the effect of the Delaware business combination statute. The form of the proposed Fifth Amended and Restated Certificate of Incorporation is attached as Annex C. This is referred to as the Charter Amendment and the proposals are referred to as the Charter Amendment Proposals.

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•	a proposal to elect six directors to serve only upon consummation of the Merger, with each of Robert A. Gordon and Robb Knie to serve as Class I directors with terms expiring in 2015; W. Frank King and Marshall Phelps, Jr. to serve as Class II directors with terms expiring in 2016; and Joseph W. Beyers and Francis P. Barton to serve as Class III Directors with terms expiring in 2017, in each case or until a successor is elected and qualified. This is referred to as the Director Election Proposal.

•	a proposal to approve the Inventergy Incentive Plan effective at the time of and contingent upon the closing of the Merger, pursuant to which 7,210,890 shares of eOn common stock will be reserved for issuance to employees, outside directors and consultants pursuant to the terms of the Incentive Plan. eOn will assume the Incentive Plan in connection with the Merger. The form of the Incentive Plan is attached as Annex D. This is referred to as the Incentive Plan Proposal.

•	a proposal to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates for any purpose, including to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote. This is referred to as the Adjournment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve one or more of the other proposals.

•	Such other procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendation of eOn Board of Directors

After careful consideration, eOn’s board of directors has unanimously determined that the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of eOn and its stockholders and unanimously recommends that the eOn stockholders vote for each such proposal.

Record Date; Who is Entitled to Vote

eOn has fixed the close of business on        , 2014, as the record date for determining the eOn stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on        , 2014, there were         shares of eOn’s common stock outstanding and entitled to vote and 2,750 shares of eOn’s Series B Preferred Stock outstanding and entitled to vote. Each share of eOn’s common stock is entitled to one vote per share at the Special Meeting and each share of eOn’s Series B Preferred Stock is entitled to 807 votes per share at the Special Meeting.

Quorum and Vote Required for Stockholder Proposals

A quorum of eOn stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of the Voting Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Merger Proposal, the Transition Proposal and each of the Charter Amendment Proposals require the affirmative vote of a majority of the voting power of the issued and outstanding shares of Voting Stock of eOn as of the record date.

The Director Election Proposal will be determined by a plurality of the voting power of the Voting Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon.

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The approval of the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the voting power of the Voting Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting except that the shares of Series B Preferred Stock are not entitled to vote with respect to the Share Issuance Proposal.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. eOn believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, each of the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal but will have no effect on the Director Election Proposal.

Broker non-votes, while considered present for the purposes of establishing a quorum, will have the same effect as a vote “AGAINST” the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal. Broker non-votes will have no effect on the Director Election Proposal.

Voting Your Shares

Each share of eOn common stock that you own in your name entitles you to one vote and each share of Series B Preferred Stock has 807 votes (calculated as set forth in the Series B Certificate of Designation), respectively, on the applicable proposals except that the shares of Series B Preferred Stock are not entitled to vote with respect to the Share Issuance Proposal. Your one or more proxy cards show the number of shares of Voting Stock that you own. There are two ways to vote your shares of Voting Stock:

•	You can vote by signing and returning the enclosed stockholder and/or stockholder proxy card or vote your shares online by following the instructions printed on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by eOn’s board of directors: “FOR” the Share Issuance Proposal, “FOR” the Merger Proposal, “FOR” the Transition Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•	You can attend the Special Meeting and vote in person. You will be given a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way eOn can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Gloria Lee, eOn’s Corporate Secretary, in writing before the Special Meeting that you have revoked your proxy; or

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•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Interests of Certain Persons in Matters to be Acted Upon

When considering the eOn board of directors’ recommendation that the eOn stockholders vote in favor of the approval of the Merger Proposal and the Transition Proposal, eOn stockholders should be aware that directors and executive officers of eOn have interests in the Merger and the Transition Transactions that may be different from, or in addition to, the interests of eOn stockholders. These interests include:

•	either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn in redemption of the Contingent Note, an approximate 54.5% interest in the Contingent Note being held by David S. Lee, Chairman of eOn;

•	the continued indemnification of current directors and officers of eOn and Inventergy and the purchase of a “tail” insurance policy of directors’ and officers’ liability insurance after the Merger; and

•	the retention of some of the directors and officers of eOn as directors and officers of eOn or eOn Subsidiary following the Merger, including Stephen Swartz, the principal executive officer pursuant to an employment agreement.

These interests may influence the eOn directors in making their recommendation that you vote in favor of the approval of the Merger Proposal, the Transition Proposal and the other transactions described in this proxy statement/prospectus.

No Additional Matters May Be Presented at the Special Meetings

The Special Meeting has been called only to consider the approval of the Share Issuance Proposal, the Merger Proposal, the Transition Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. The board of directors knows of no other business which will be presented at the Special Meeting. However, if any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of eOn’s Voting Stock, you may call Lee Bowling, eOn’s Chief Financial Officer, at 1703 Sawyer Road, Corinth, MS 38834; telephone 800-955-5321.

Appraisal Rights

eOn stockholders do not have appraisal rights in connection with the Merger or other proposals being presented for consideration by the eOn stockholders.

Proxy Solicitation Costs

eOn is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by eOn. This solicitation is being made by mail but also may be made by telephone or in person. eOn and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including e-mail and facsimile.

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eOn will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. eOn will reimburse them for their reasonable expenses.

eOn, Inventergy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies.

Notice Regarding the Availability of Proxy Materials

eOn has posted materials related to the Special Meeting on the Internet. The proxy statement/prospectus is available on a secure Internet website that is compliance with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking. It is located at http://www.edocumentview.com/EONC.

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PROPOSALS TO BE CONSIDERED BY EON STOCKHOLDERS

THE SHARE ISSUANCE PROPOSAL

In contemplation of entering into the Merger Agreement, eOn entered into a Securities Purchase Agreement (the “SPA”) on December 17, 2013 with certain Buyers. Pursuant to the terms of the SPA, on December 17, 2013, the Buyers purchased and eOn sold an aggregate of 2,750 shares of eOn’s Series B Preferred Stock with a stated value of $1,000 per share of eOn Series B Preferred Stock and the rights and preferences set forth in the Series B Certificate of Designations. See “Description of Securities—Series B Preferred Stock” for a summary of these rights and preferences. In addition, eOn issued to the Buyers the Warrants to purchase an aggregate of 1,401,869 shares of eOn common stock. See “Description of Securities—Warrants” for a summary of the terms of the Warrants. The aggregate purchase price for the shares of Series B Preferred Stock and the Warrants was $2.75 million.

Pursuant to the SPA, eOn has obtained irrevocable letters of credit in the aggregate amount of $2.75 million issued by Wells Fargo in favor of each Buyer. The Letters of Credit are collateralized by the proceeds received by eOn from the sale of the Series B Preferred Stock and Warrants in the aggregate amount of $2.75 million. The Letters of Credit will be terminated and the $2.75 million will be released to eOn upon the latest of (i) eOn stockholder approval of the proposals described in this proxy statement/prospectus, (ii) the date the eOn registration statement registering the required number of shares of eOn common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants is declared effective by the SEC and has been continuously available for at least ten trading days, (iii) the date eOn provides notice to each Buyer of the date for the scheduled consummation of the Merger, and (iv) the date all conditions to the consummation of the Merger have been satisfied or are reasonably expected to be satisfied by the scheduled closing date of the Merger.

In the event the Merger occurs and the $2.75 million in cash is released by Wells Fargo to eOn, eOn intends to use $1,650,000 of the proceeds to declare and pay the Special Dividend on the shares of eOn common stock to holders of record as of a record date which will be not later than 10 days prior to the date of the Special Meeting, with the payment date to occur within three days after the completion of the Merger. A portion of the remaining proceeds will be used to pay for certain assets to be purchased at the time of the Merger from Cortelco, as discussed elsewhere herein, and all other proceeds will be used by eOn and its subsidiaries after the Merger for general corporate purposes (but not for the repayment of any outstanding indebtedness or the redemption of any equity securities).

The holders of the Series B Preferred Stock have the option to require eOn to redeem the Series B Preferred Stock at the Stated Value (as defined in the Series B Certificate of Designations) in the event (i) eOn amends the definitive documentation for the Merger without the consent of at least sixty percent of the aggregate Series B Preferred Stock then outstanding, (ii) the Merger is not completed on or before June 17, 2014, (iii) the Reverse Stock Split is not completed on or before May 17, 2014, or (iv) the eOn stockholders have not approved the Share Issuance Proposal on or before May 17, 2014. In the event the holders do not exercise this redemption right in full within thirty days of the occurrence of any of the events mentioned above, eOn has the right to redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for an aggregate purchase price equal to the number of shares being redeemed times the Stated Value.

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Stockholder Approval Requirement

Under Listing Rule 5635(d) of The Nasdaq Capital Market, stockholder approval is required with respect to the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock immediately preceding the entering into of the binding agreement. eOn will issue in excess of 20% of the shares of common stock outstanding upon the conversion of the outstanding shares of Series B Preferred Stock and exercise of Warrants issued in connection with the Equity Investment. The Series B Preferred Stock’s initial conversion price is $1.07 per share and the Warrants’ initial exercise price is $1.33 per share, each of which is less than eOn’s book value per share of $2.07 and less than eOn’s market value of $1.24 per share as of December 17, 2013. Book value per share is calculated for Nasdaq purposes as the stockholders’ equity set forth in eOn’s most recent quarterly report on Form 10-Q prior to the issuance of the Series B Preferred Stock (as filed with the SEC on December 13, 2013) divided by the total shares outstanding. The initial conversion price of the Series B Preferred Stock and the initial exercise price of the Warrants is subject to adjustment for certain events, including a change in eOn’s capitalization as proposed in the Charter Amendment relating to the Reverse Stock Split. Based upon the initial conversion price and initial exercise price the Series B Preferred Stock is convertible and the Warrants are exercisable in the aggregate for approximately 4 million shares of eOn common stock, or 137% of the total outstanding common stock of eOn prior to the issuance of such stock. After the completion of the Merger, based upon the number of outstanding Inventergy and eOn shares of common stock as of the date of this proxy statement/prospectus, the Series B Preferred Stock would be convertible and the Warrants would be exercisable in the aggregate for approximately 10% of the total outstanding common stock of eOn prior to the issuance of such stock.

The rights and preferences of the Series B Preferred Stock provide that the shares are not convertible into shares of eOn common stock if the issuance of the shares of common stock would exceed the aggregate number of shares which eOn may issue without breaching eOn’s obligations under the Nasdaq listing rules (the “Exchange Cap”). The terms of the Warrants also provide for an Exchange Cap. The Exchange Cap limitation does not apply if eOn’s stockholders approve issuances above the Exchange Cap. eOn is therefore requesting stockholder approval with respect to the issuance of shares of eOn common stock upon conversion of the Series B Preferred Stock and upon exercise of the Warrants, in each case without giving effect to the Exchange Cap set forth in such securities.

Relationship to Merger

As discussed above, the Letters of Credit will be terminated and the $2.75 million in investment proceeds will be released to eOn at the time of the completion of the Merger. A condition to the completion of the Merger is that the eOn common stockholders approve the Share Issuance Proposal.

The holders of the Series B Preferred Stock have the right to require eOn to redeem the shares if the Merger is not completed on or before June 17, 2014. See “Description of Securities—Preferred Stock” for further information regarding this redemption right.

Required Vote

The approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Holders of the Series B Preferred Stock are not entitled to vote on the Share Issuance Proposal. If you abstain or do not instruct your broker how to vote with respect to the Share Issuance Proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. The approval of the Share Issuance Proposal is conditioned on approval of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

Recommendation

After careful consideration of the matters described above, eOn’s board of directors determined unanimously that the Share Issuance Proposal is fair to and in the best interests of eOn and its stockholders.

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

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THE MERGER PROPOSAL

Overview

eOn and Inventergy have agreed to a merger whereby Inventergy will become a wholly-owned subsidiary of eOn and the Inventergy stockholders will obtain control of eOn under the terms of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read this proxy statement/prospectus in its entirety, including the sections entitled “The Merger Agreement,” “Material Federal Income Tax Consequences of the Merger and Transition Transactions,” and “Unaudited Pro Forma Condensed Combined Financial Data” and all the annexes hereto.

Pursuant to the terms of the Merger Agreement:

(i) each share of Inventergy common stock shall be exchanged for 2.8278 shares of eOn common stock, subject to adjustment in the event Inventergy sells shares of its common stock for a price less than $3.21 per share and as adjusted for any changes in capitalization prior to completion of the Merger (the “Exchange Ratio”);

(ii) the Inventergy Series A Preferred Stock shall be exchanged for a like number of newly-created eOn Series A Preferred Stock;

(iii) options and restricted shares of Inventergy common stock awarded pursuant to the Inventergy, Inc. 2013 Stock Plan and outstanding immediately prior to the consummation of the Merger shall be converted into awards of options to purchase eOn common stock and restricted shares of eOn common stock with terms and conditions identical to the terms and conditions of the corresponding options to purchase Inventergy common stock and awards of restricted shares of Inventergy common stock (subject to adjustment for the Exchange Ratio); and

(iv)     outstanding warrants to purchase Inventergy common stock shall be exchanged for warrants to acquire eOn common stock with terms and conditions identical to the terms and conditions of the corresponding warrants to purchase Inventergy common stock (subject to adjustment for the Exchange Ratio).

In addition, the Inventergy Notes will be exchanged for the eOn Notes.

As a result of the Merger, Inventergy will become a wholly-owned subsidiary of eOn. Concurrently with the closing of the transaction, Inventergy will merge with and into Merger Sub, with Inventergy surviving. In connection with the Merger, Inventergy will become a wholly-owned subsidiary of eOn.

Because eOn’s common stock is listed on The Nasdaq Capital Market, eOn is subject to its listing rules. Under Listing Rule 5635(a) and (b), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or when the issuance or potential issuance will result in a change of control of the company. Because the Merger and the Merger Agreement will result in eOn issuing shares of its common stock in excess of the 20% threshold described above as well as result in a change of control, eOn is asking its stockholders to approve this issuance at the Special Meeting by approving the Merger Proposal.

The parties to the Merger Agreement plan to consummate the Merger as promptly as practicable after the Special Meeting and the Inventergy special meeting of stockholders, provided that the conditions specified in the Merger Agreement have been satisfied or waived.

On July 31, 2013, eOn sold the exclusive rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines (PBX and call center telecommunications systems products that focus on IP voice and security solutions) and related inventories to PiOn, Inc., a subsidiary of Professional Inbound, Inc., d/b/a Professional Teledata (“PiOn”). Under terms of the sale, eOn received cash proceeds of approximately $48,000 (received in August 2013), assigned approximately $52,000 in deferred revenue liabilities to the buyer and will receive up to three years of royalty payments based on future sales of products by PiOn.

The patents that are owned by Inventergy, among other market segments, are applicable to the enterprise Voice over IP (VoIP) and enterprise PBX market segments and thus may be of future interest by PiOn to license. At this time, there is no relationship between Inventergy and PiOn nor have any discussions been initiated.

The future royalty payments from the PiOn agreement to eOn is separate from the future potential royalty streams for the Inventergy acquired patents.

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Background of the Merger

The terms of the Merger Agreement are the result of negotiations between the representatives of eOn and Inventergy. The following is a brief description of the background of these negotiations, the Merger and related transactions.

On August 23, 2013, Stephen Swartz, principal executive officer of eOn, received an unsolicited inquiry from a private fund manager indicating that he was aware of an investor group that might have an interest in making an investment in eOn. In early September 2013, Mr. Swartz had an introductory call with a member of Hudson Bay Capital Management, LP, a holder of Inventergy Series A Preferred Stock (the “Series A Investor”) to discuss a potential transaction whereby the stockholders of Inventergy would obtain control of eOn through a merger transaction and the Series A Investor, together with other investors would make an investment in eOn in connection with the Merger. Mr. Swartz made eOn’s Chairman, David S. Lee, aware of this discussion. Mr. Lee and Mr. Swartz discussed the potential transactions with the eOn board of directors at a meeting held on September 16, 2013, and the eOn board of directors authorized Mr. Lee and Mr. Swartz to continue discussions regarding the potential transactions.

In September 2013, eOn and the Series A Investor executed a confidentiality agreement and representatives began conducting preliminary due diligence. During September 2013, representatives of eOn, the Series A Investor, and Inventergy held initial meetings to discuss the potential for a merger transaction and eOn was presented with an initial draft of a nonbinding term sheet. On October 10, 2013, eOn and the Series A Investor executed a nonbinding term sheet that set forth the general terms of the Merger, the Equity Investment and the related transactions.

On October 15, 2013, representatives of Inventergy, eOn, and the Series A Investor met via conference call to discuss the structure and timing for the proposed Merger and Equity Investment and Inventergy delivered to eOn a due diligence request list. During October and November 2013, the parties negotiated the terms of the definitive agreements with respect to the Merger and the Equity Investment, together with the ancillary agreements. Representatives of eOn apprised the eOn board of directors via emails and telephone calls during October and November as to the status of negotiations.

On December 11, 2013, counsel for eOn delivered to the eOn board of directors drafts of the definitive agreements and other transaction documents for their review and consideration. On December 16, 2013, the eOn board of directors met to discuss the current status of the negotiations and to consider the due diligence reports provided by eOn management, eOn’s outside accountants and legal counsel. On December 17, 2013, the eOn board of directors met and the directors in attendance unanimously approved the definitive agreements relating to the Merger, the Equity Investment and the related transactions.

On December 17, 2013, the Merger Agreement was executed by the parties. Prior to the opening of the financial markets on December 18, 2013, eOn and Inventergy issued a press release announcing the execution of the Merger Agreement and the sale of the Series B Preferred Stock and Warrants.

On March 24, 2014, Inventergy announced in a press release that it had raised $3 million in additional financing largely from its existing investor base through the issuance of $3 million in the Inventergy New Notes and had restructured existing debt initially issued in May 2013 in the aggregate amount of $5 million by exchanging the existing notes for the Inventergy Replacement Notes.

In conjunction with the issuance of the Inventergy Notes, the parties to the Merger Agreement entered into the First Amendment to the Merger Agreement on March 24, 2014. In addition, eOn and the holders of its Series B Preferred Stock agreed to provide for the exchange of the Series B Shares for an equal number of shares of a new series of convertible preferred stock upon the occurrence of certain events. See “The Merger Agreement – Amendment” for a description of the modifications to the Merger Agreement and “Description of Securities – Preferred Stock” for a description of the new series of convertible preferred stock issuable upon exchange of Series B Preferred Stock.

eOn’s Board of Directors Reasons for the Approval of the Merger

Based upon its evaluation, eOn’s board of directors unanimously approved the Merger and determined that it is in the best interests of eOn and its stockholders.

eOn’s board of directors considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of eOn’s board of directors may have given different weight to different factors.

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eOn’s board of directors considered the ability to declare and pay the Special Dividend, the ability of the eOn stockholders to continue as stockholders after the Merger, the nature of the business of Inventergy, its current capitalization and operating results, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors” in reaching its determination that the Merger is in the best interests of eOn’s stockholders and to approve the Merger.

In considering the Merger, eOn’s board of directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•         $1,650,000 of the proceeds from the Equity Investment may be used upon completion of the Merger to declare and pay a dividend to the eOn stockholders of approximately $0.57 per eOn common share, based upon the number of outstanding shares as of the date of this proxy statement/prospectus;

•         eOn’s stockholders will continue to be stockholders of eOn after the Merger and will be able to participate in any future growth and profitability of Inventergy Global after the Merger is completed;

•         the transaction provides a means whereby eOn and Cortelco Holding can redeem the Contingent Note issued to the former stockholders of Cortelco Holding and extinguish any further obligations eOn has under the Contingent Note; and

•         eOn’s current business operations are subject to technological changes and intense competition, thus making it difficult to sustain growth and profitability without the development or acquisition of new lines of business.

In addition, eOn’s board of directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•         the significant costs associated with the Merger and other related transactions;

•         the significant dilution of the eOn stockholders due to the Merger;

•         the disposition of Cortelco Holding and Cortelco Systems Puerto Rico pursuant to the Transition Agreement will result in a loss of potential revenues from future operations of these entities;

•         eOn will be relying upon Inventergy’s future growth and profitability after the Merger, which profitability is uncertain considering that Inventergy is a recently-formed entity with limited operating history; and

•         certain provisions set forth in the rights and designations for the Series A Preferred Stock will result in the holders of the Series A Preferred Stock having the ability to approve or veto certain actions of eOn after the Merger.

Ownership Interest of eOn Stockholders after the Merger

It is anticipated that, upon the closing of the Merger, based upon the number of outstanding shares of eOn common stock as of the record date for the Special Meeting, and upon the issuance of the Series A Preferred Stock in connection with the Merger, current eOn stockholders will own approximately 8.7% and the former stockholders of Inventergy will own 91.3% of the outstanding voting power of eOn.

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Certain Interests of eOn’s Directors, Officers and Others in the Merger

When considering the eOn board of directors’ recommendation that the eOn stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement, eOn stockholders should be aware that directors and executive officers of eOn have interests in the Merger that may be different from, or in addition to, the interests of eOn stockholders. These interests include:

•	either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn to the Noteholders in redemption of the Contingent Note, an approximate 54.5% interest in the Contingent Note being held by David S. Lee, Chairman of eOn;

•	the continued indemnification of current directors and officers of eOn and Inventergy and the purchase of a “tail” insurance policy of directors’ and officers’ liability insurance after the Merger; and

•	the retention of some of the directors and officers of eOn as directors and officers of eOn or eOn Subsidiary following the Merger, including Stephen Swartz, the principal executive officer of eOn, pursuant to an employment agreement.

Holders of approximately 70.2% of the outstanding shares of eOn Series B Preferred Stock are currently:

•	the beneficial owners of approximately 78.9% of the outstanding shares of Inventergy Series A Preferred Stock and;

•	the holders of approximately $6.7 million of the $8.0 million of Inventergy Notes.

The holders of the outstanding 2,750 shares eOn Series B Preferred Stock represent 43.4% of the aggregate voting power of the outstanding stock of eOn. The holders of the outstanding 6,176,748 shares of Inventergy Series A Preferred Stock, which vote together with the Inventergy common stock, represent 32.4% of the total voting power of the Inventergy equity securities. A majority of the outstanding Inventergy Series A Preferred Stock have the right to and have appointed Mr. Knie as the designee to the Inventergy board of directors and, following the Merger, to the eOn board of directors. As such designee, Mr. Knie has and will have approval rights with respect to a variety of corporate transactions. See “Risk Factors—Risks Related to the Merger and the Transition Transactions,” Beneficial Ownership of Securities,” and “Description of Securities.”

Required Vote

The approval of the Merger Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding Voting Stock of eOn as of the record date. If you abstain or do not instruct your broker how to vote with respect to the Merger Proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. The approval of the Merger Proposal is conditioned on approval of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

Recommendation

After careful consideration of the matters described above, eOn’s board of directors determined unanimously that the Merger Proposal is fair to and in the best interests of eOn and its stockholders.

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

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THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement has been included to provide information regarding the terms of the Merger. Except for its status as the contractual document that establishes and governs the legal relations among Inventergy, on the one hand and eOn and Merger Sub on the other hand, with respect to the Merger, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. eOn does not believe that these schedules contain information that is material to an investment decision.

Overview of the Merger

In connection with the Merger, the holders of outstanding shares of Inventergy common stock and Inventergy preferred stock, options and restricted stock awards issued pursuant to the Inventergy Incentive Plan and warrants to purchase Inventergy common stock will exchange such securities for securities of eOn. Inventergy will merge with and into Merger Sub, with Inventergy surviving. As a result, Inventergy will become a wholly-owned subsidiary of eOn.

Structure of Merger

The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

On or before the Closing Date, assuming the approval of the consummation of the Merger by the eOn stockholders and Inventergy stockholders, the following actions shall have occurred:

•	eOn will have formed eOn Subsidiary;

•	the transactions contemplated by the Transition Agreement shall have been consummated;

•	eOn shall have declared and set aside funds for the payment of the Special Dividend;

•	in addition to delivery by the parties of the required opinions and certificates of officers, the following documents shall be entered into:

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o	certain of the Inventergy stockholders shall have entered into lock-up agreements in the form of an addendum to the existing Inventergy lock-up agreements providing that upon the Merger the lock-up agreements shall apply mutatis mutandis to any shares of eOn common stock received in the Merger;

o	Stephen Swartz shall have executed an employment agreement with eOn and/or eOn Subsidiary;

o	holders of at least the majority of the Inventergy common stock and at least a majority of the Inventergy Series A Preferred Stock shall have entered into an agreement providing for the automatic termination of the Inventergy Stockholders Agreement dated May 10, 2013 and the Inventergy Stockholders Agreement dated July 22, 2013, upon closing;

o	Inventergy shall have entered into the Assumption Agreement effective at the Effective Time assuming the obligations of Inventergy to the holders of the Inventergy Series A Preferred Stock, including, without limitation, the obligation to issue Adjustment Shares (as defined in, and as used in, the Senior Note Purchase Agreement);

•	at the Effective Time, Merger Sub shall be merged with and into Inventergy by the filing of a certificate of merger with the Secretary of State of the State of Delaware; upon the consummation of the Merger, the separate existence of the Merger Sub shall thereupon cease and Inventergy, as the surviving company in the Merger, shall continue its corporate existence under the laws of the state of Delaware as a wholly-owned subsidiary of eOn; and

•	the Inventergy security holders, in accordance with the terms and conditions of the Merger Agreement, will, at the Effective Time of the Merger, exchange their (i) shares of common stock for shares of eOn common stock at the Exchange Ratio; (ii) shares of Series A Preferred Stock for shares of eOn Series A Preferred Stock; (iii) Inventergy Notes for eOn Notes; and (iv) warrants and options for warrants and options of eOn, subject to adjustment for the Exchange Ratio.

The eOn stockholders on                 , 2014, the record date for the Special Dividend, will be entitled to a pro rata portion of the Special Dividend of an aggregate of $1,650,000, which dividend shall be payable within three business days following the Effective Time.

Consideration

In connection with the Merger, the outstanding shares of (a) Inventergy common stock shall be exchanged for eOn common stock at the Exchange Ratio, (b) shares of (i) Inventergy Series A-1 Preferred Stock and (ii) Inventergy Series A-2 Preferred Stock shall be exchanged for an equal number of shares of (y) eOn Series A-1 Preferred Stock and (z) eOn Series A-2 Preferred Stock, respectively.

In addition, each option to purchase Inventergy common stock granted pursuant to the 2013 Inventergy, Inc. 2013 Stock Plan that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into an option to acquire the number of shares of eOn common stock (rounded up to the nearest whole share) equal to the product obtained by multiplying the number of shares of Inventergy common stock subject to the Inventergy stock option immediately prior to the Effective Time by the Exchange Ratio, which option shall have an exercise price per share of eOn common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of such Inventergy stock option in effect immediately prior to the Effective Time by the Exchange Ratio. The term, vesting schedule and all of the other terms of each eOn stock option shall otherwise remain unchanged and identical to the terms of the corresponding Inventergy stock option, subject to the rights of eOn to amend or modify any such eOn stock option in accordance with the terms of the corresponding Inventergy stock option and applicable law.

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Each award of restricted shares of Inventergy common stock outstanding immediately prior to the Effective Time granted prior to the adoption of the Inventergy Stock Plan and following its adoption shall, as of the Effective Time, be converted into an award with respect to the number of restricted shares of eOn common stock based on the Exchange Ratio. The vesting schedule and all of the other terms of each eOn restricted stock award shall otherwise remain unchanged and identical to the terms of the corresponding Inventergy restricted stock award, subject to the rights of eOn to amend or modify any such restricted stock award in accordance with the terms of the corresponding Inventergy restricted stock award and applicable law.

Each outstanding warrant to purchase common stock will be exchanged for a warrant to purchase shares of eOn common stock, with the number of issuable shares and the exercise prices adjusted based on the Exchange Ratio.

The Exchange Ratio is subject to adjustment in the event Inventergy sells shares of its common stock for a price less than $3.21 per share and as adjusted for any changes in capitalization prior to completion of the Merger.

Subsequent to the execution of the Merger Agreement, Inventergy sold an aggregate of 1,686,045 shares of common stock at $4.30 per share in a private placement in January 2014. As of the date of this proxy statement/prospectus, Inventergy had 12,901,103 shares of common stock outstanding. These shares of common stock will convert into 36,481,801 shares of eOn common stock based on the Exchange Ratio and rounding for fractional shares.

The Inventergy Notes shall be exchanged for eOn Notes and each subsidiary of eOn, including Inventergy, shall execute a guaranty with respect to the eOn Notes.

Amendment of the Merger Agreement

On March 24, 2014, eOn, eOn Subsidiary and Inventergy entered into the First Amendment which provides for the following changes to the Merger Agreement:

•	The range for eOn’s proposed Reverse Stock Split was modified from a range between one-for-three and one-for-five to a range between one-for-one and one half and one-for five;

•	The eOn Registered Notes shall be registered on Form S-4 with the SEC, and issued upon the closing of the Merger in exchange for the Inventergy Replacement Notes;

•	The eOn New Notes shall issued upon the closing of the Merger in exchange for the Inventergy New Notes;

•	In lieu of eOn executing a guaranty of the Inventergy Notes, as contemplated by the Merger Agreement, each of eOn’s subsidiaries, including Inventergy, will execute a guaranty with respect to the eOn Notes; and

•	The Certificate of Designations, Preferences and Rights of the Series A Preferred Stock of eOn that will be issued upon the closing of the Merger eliminates the automatic conversion provision and provides for the termination of certain preferences upon the occurrence of the closing of an underwritten offering of at least $20 million at a price of not less than $1.61 per share and redemption in full of the eOn Notes (or cash deposit into a cash control account (the “Control Account”) equal to the amount of the outstanding eOn Notes plus interest) subject to certain conditions (a “Special Event”).

Closing and Effective Time of the Merger

The Merger is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger,” unless Inventergy and eOn agree in writing to hold the closing at another time but in no event will such time be later than June 1, 2014. The Merger will become effective upon filing of the Certificate of Merger with the Delaware Secretary of State.

Conditions to Closing of the Merger

The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Merger Agreement before consummation of the Merger:

(i) the eOn stockholders shall have approved the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the DGCL, eOn’s certificate of incorporation and the rules and regulations of The Nasdaq Capital Market and each other eOn stockholder proposal described herein shall have been approved at the Special Meeting;

(ii) all required governmental approvals and required contractual consents shall have been obtained;

(iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

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(vi) the registration statement relating to registration of the securities to be issued in connection with the Merger shall have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC; the shares of eOn common stock shall have been approved for listing on The Nasdaq Capital Market;

(vii) eOn’s board of directors and its stockholders shall have adopted the Incentive Plan;

(viii) the transactions contemplated by the Transition Agreement shall have been consummated;

(ix) a new subsidiary shall have been formed by eOn, named eOn Communications Systems, Inc. (referred to as eOn Subsidiary);

(x) eOn shall have declared, and set aside funds for the payment of, the Special Dividend in the aggregate amount of $1,650,000 to eOn stockholders of record on           , 2014 which dividend shall be payable within three business days of the Effective Time; and

(xi) no temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon eOn substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any governmental authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon eOn substantially all the rights and benefits as contemplated herein illegal.

In addition, each of eOn and Inventergy are Delaware corporations and as such must obtain stockholder approval prior to consummation of the Merger in accordance with the DGCL and their respective organizational documents. eOn intends to convene the Special Meeting as set forth herein for such purpose. Inventergy has not yet taken all steps required by Delaware law and its organizational documents to obtain consents from the holders of its voting stock for the approval of the consummation of the Merger.  Inventergy intends to convene a special meeting of the holders of its voting stock to approve the consummation of the Merger.  Such meeting shall be held at a date, time and place determined by the Inventergy board of directors, which is expected to be no later than the date of the eOn Special Meeting.

The obligations of eOn and Merger Sub to consummate the Merger are subject to various additional closing conditions (unless waived by eOn):

(i) the representations and warranties of Inventergy set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time except (A) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation or warranty that is qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of such earlier date and (B) this condition will be deemed satisfied unless the incorrectness of such representation or warranty would, in the aggregate, reasonably be expected to result in a material adverse effect with respect on the condition of Inventergy;

(ii) the performance in all material respects of all obligations and the performance and compliance with, in all material respects, of all of its agreements and covenants under the Merger Agreement at or prior to the Effective Time;

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(iii) the delivery to eOn by Inventergy of an officer’s certificate for the purpose of evidencing the accuracy of the representations or warranties made by Inventergy, certifying the performance of the covenants or obligations required to be performed by Inventergy;

(iv) the delivery to eOn by Inventergy of a true copy of the resolutions of Inventergy authorizing the execution of the Merger Agreement and the consummation of the Merger and the transactions contemplated therein, certified by the secretary of Inventergy;

(v) No material adverse effect shall have occurred since the date of the Merger Agreement with respect to the condition of Inventergy;

(vi) the receipt by eOn of a satisfactory opinion from counsel to Inventergy; and

(vii) the receipt of such other certificates and instruments as it shall reasonably request in connection with the closing.

The obligations of Inventergy to consummate the Merger are subject to various additional closing conditions (unless waived by Inventergy):

(i) Each of the representations and warranties of eOn and Merger Sub set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made as of the Effective Time (except (i) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a material adverse effect on the condition of eOn);

(ii) the performance in all material respects of all obligations required to be performed by or complied with by eOn and Merger Sub under the Merger Agreement at or prior to the Effective Time;

(iii) the delivery to Inventergy by eOn of an officer’s certificate for the purpose of evidencing the accuracy of the representations or warranties made by eOn, certifying the performance of the covenants or obligations required to be performed by eOn;

(iv) the delivery to Inventergy by eOn of a true copy of the resolutions of eOn and Merger Sub authorizing the execution of the Merger Agreement and the consummation of the Merger and the transactions contemplated therein, certified by the secretary of eOn;

(v) No material adverse effect shall have occurred since the date of the Merger Agreement with respect to the condition of eOn;

(vi) the receipt by Inventergy of a satisfactory opinion from counsel to eOn;

(vii) eOn’s common stock shall be approved for listing on The Nasdaq Capital Market;

(viii) The unrestricted cash amount available to eOn and eOn Subsidiary for working capital following the closing shall be not less than an amount equal to (i) $1,100,000 less (ii) the amount transferred by eOn Subsidiary to Cortelco, Inc. at closing to purchase certain inventory as set forth in the Transition Agreement; after giving effect to (x) the consummation of the Special Dividend and the transactions contemplated by the Transition Agreement and (y) any reasonable fees and expenses payable to eOn’s attorneys, accountants and other advisors in connection with the preparation of the registration statement and proxy statement/prospectus;

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(ix) the receipt by eOn of lockup agreements from certain Inventergy stockholders;

(x) Stephen Swartz, the principal executive officer of eOn, shall have executed an employment agreement with eOn and/or eOn Subsidiary to be effective at the Effective Time in a form satisfactory to Inventergy;

(xi) the receipt of resignations from all of the directors and officers of eOn and Merger Sub immediately prior to closing who shall have resigned from all of their positions and offices as of the Effective Time;

(xii) the officers of eOn shall be constituted as agreed effective as of the Effective Time;

(xiii) the board of directors and officers of the surviving corporation in the Merger shall be constituted as agreed effective as of the Effective Time;

(xiv) immediately prior to closing, eOn shall be in compliance in all material respects with the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(xv) that (i) Inventergy, holders representing at least the majority of the Inventergy common stock and holders representing at least the majority of the Inventergy Series A Preferred Stock shall have entered into an agreement prior to the execution of the Merger Agreement that provides for the automatic termination of the Inventergy Stockholders Agreement dated May 10, 2013 and the Inventergy Stockholders Agreement dated July 22, 2013, upon closing and (ii) eOn and Inventergy shall have entered into the Assumption Agreement effective at the Effective Time assuming the obligations of Inventergy to the holders of the Inventergy Series A-1 Preferred Stock and Inventergy Series A-2 Preferred Stock, including, without  limitation, the obligation to issue Additional Shares (as defined in the Series A Preferred Stock Certificate of Designations); and

(xvi) Inventergy shall have received such other certificates and instruments as it shall reasonably request in connection with the closing.

Representations and Warranties

The Merger Agreement contains a number of representations that each of Inventergy, eOn and Merger Sub have made to each other. These representations and warranties relate to the following: (i) Organization, Standing, Subsidiaries, etc.; (ii) Qualification; (iii) Capitalization; (iv) Indebtedness; (v) Securityholders; (vi) Corporate Acts and Proceedings; (vii) Governmental Consents; (viii) Compliance with Laws and Instruments; (ix) Binding Obligations; (x) Broker’s and Finder’s Fees; (xi) Financial Statements; (xii) Absence of Undisclosed Liabilities; (xiii) Changes; (xiv) Assets and Contracts; (xv) Personnel; (xvi) Tax Returns and Audits; (xvii) Intellectual Property; (xviii) Employee Benefit Plans; (xix) Title to Property and Encumbrances; (xx) Condition of Properties; (xxi) Insurance Coverage; (xxii) Litigation; (xxiii) Licenses; (xxiv) Interested Party Transactions; (xxv) Environmental Matters; (xxvi) Questionable Payments; (xxvii) Obligations to or by Stockholders; (xxviii) Duty to Make Inquiry; (xxix) Disclosure; (xxx) Restriction on Business Activities; (xxxi) Books and Records; (xxxii) Registration Statement; Proxy Statement/Prospectus; (xxxiii) Interim Operations of Merger Sub; (xxxiv) Interested Party Transactions; and (xxxv) Transition Agreement.

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Covenants of the Parties

The parties to the Merger Agreement have agreed, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement pursuant to its terms or the closing of the Merger, which is referred to as the executory period, unless the other parties to the Merger Agreement give written consent to the contrary, (i) to conduct their respective business in all material respects in the ordinary course of business consistent with past practice; and (ii) to use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective directors, officers, key employees and consultants and to maintain, in all material respects, existing relationships with all persons with whom the party does significant business; and to preserve the possession, control and condition of its respective assets, all as consistent with past practice; provided, however, Inventergy may create one or more wholly-owned subsidiaries during the executory period and transfer to such wholly-owned subsidiaries portion of the assets held by Inventergy. Without limiting the foregoing, eOn agreed to use its commercially reasonable efforts to timely file all SEC reports required to be filed during the Executory Period.

The parties to the Merger Agreement have further agreed, during the executory period, none of them will (except as such action is in the ordinary course of business consistent with past practice in all material respects), without the prior written consent of the other parties, (i) amend, waive or otherwise change, in any respect, its respective certificate of incorporation, as amended; (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock, or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such capital stock or other securities or equity interests; (iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests; (iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person; (v) increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2013 or 2014, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Inventergy Benefit Plan or eOn Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Inventergy Benefit Plan or eOn Benefit Plan in effect on the date of this Agreement; (vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP; (vii) transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Inventergy Intellectual Property or eOn Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any trade secrets; (viii) terminate or waive or assign any material right under any Inventergy Material Contract or eOn Material Contract or enter into any contract (A) involving amounts potentially exceeding $100,000 or (B) that would be an Inventergy Material Contract or eOn Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less; (ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice; (x) establish any Subsidiary or enter into any new line of business; (xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Inventergy or eOn in an amount and scope of coverage as are currently in effect; (xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the outside auditors of Inventergy or eOn, as applicable; (xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, either Inventergy or eOn) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Inventergy Financial Statements or eOn Financial Statements, as applicable; (xiv) close or materially reduce the respective activities of Inventergy or eOn, as applicable, or effect any layoff or other Inventergy-initiated or eOn initiated personnel reduction or change, at any of their respective facilities; (xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (xvi) make capital expenditures in excess of $300,000; (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xviii) voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise); (xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; (xx) enter into any agreement, understanding or arrangement with respect to the voting of the capital equity of Inventergy and/or eOn or Merger Sub; (xxi) take any action that would reasonably be expected to delay or impair the obtaining of any Required Governmental Approval or any Required Contractual Consent to be obtained in connection with this Agreement; (xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with an Affiliate; or (xxiii) authorize or agree to do any of the foregoing actions.

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Directors of eOn Following the Merger

Pursuant to the Merger Agreement, the parties have agreed that at the Effective Time of the Merger, each of the current eOn directors will resign and six directors elected at the Special Meeting will commence serving as directors. See “Management of eOn Following the Merger.”

Indemnification of Directors and Officers

All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of a party as provided in its respective certificate of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect and each party shall maintain in effect and not amend, repeal or otherwise modify any and all exculpation, indemnification and advancement of expenses provisions of each party’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of a Party with any of their respective current or former directors, officers or employees in effect as of the date of the Merger Agreement.

From and after the Effective Time, eOn and Inventergy shall continue to indemnify and hold harmless each present and former director, officer or employee of each Party (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”), pursuant to the terms of an Indemnification Agreement against any damages incurred in connection with any Action arising out of or pertaining to any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of a Party) or any Action instituted by any Indemnified Person to enforce such indemnification, including, in each case, the advancing of expenses to the fullest extent permitted under applicable Law; provided, however, that the Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to eOn to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

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Prior to the Effective Time, Inventergy shall purchase, and for a period of six years following the Effective Time eOn shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Indemnified Persons for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by the Inventergy or eOn as of the date of the Merger Agreement.

Waiver

At any time prior to the Effective Time of the Merger and subject to applicable law, any party to the Merger Agreement may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated party, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance by such other non-affiliated party with any agreement or condition contained in the Merger Agreement. Such waiver must be set forth in writing and signed by the party or parties to be bound by such waiver. However, no failure or delay by Inventergy, eOn or Merger Sub in exercising any right pursuant to the Merger Agreement shall operate as a waiver thereof. Moreover, a single or partial exercise of any rights of Inventergy, eOn or Merger Sub pursuant to the Merger Agreement shall not preclude any other or further exercise of any rights under the Merger Agreement.

Termination

Pursuant to the terms of the Merger Agreement, the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned prior to the Effective Time notwithstanding the approval of the Merger Agreement by the eOn or Inventergy stockholders, as follows:

(i)          by mutual written consent of Inventergy, eOn and Merger Sub; or

(ii)         by written notice by either Inventergy or eOn if at the Special Meeting approval of the holders of shares of eOn’s common stock and preferred stock necessary to approve and adopt the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement has not been obtained other than as a result from eOn’s breach of the Merger Agreement; or

(iii)         by written notice by either Inventergy or eOn if the closing conditions applicable to all of the parties to the Merger Agreement have not been satisfied or waived; or

(iv)         by written notice by eOn or Inventergy if the additional conditions to the party’s obligations to close have not been satisfied by the other party by June 1, 2014; or

(v)          written notice by a party if the other party has breached its respective representations, warranties, covenants or agreements contained in the Merger Agreement; or any representation or warranty of the party shall have become untrue or inaccurate, which breach or untrue representation or warranty would give rise to the failure of a condition provided, however that the party may not terminate pursuant to this provision if it has materially breached the Merger Agreement; or

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(vi)          by either Inventergy, on the one hand, or eOn or Merger Sub, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on a party that prohibits or materially restrains any of them from consummating the transactions contemplated by the Merger Agreement, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such court or governmental or regulatory agency; or

(vii)        by either Inventergy or eOn if there has been a material adverse change to the condition of the other party.

Effect of Termination

If the Merger Agreement is terminated, neither party shall have any liability to the other party except for liability for any fraud or a breach of representation, warranty or covenant prior to termination as specifically set forth in the Merger Agreement, and all rights and obligations of the parties pursuant to the Merger Agreement shall cease, except as specifically set forth in the Merger Agreement.

Fees and Expenses

Generally, all expenses incurred in connection with the Merger Agreement must be paid by the party incurring such expense, whether or not the Merger is consummated. Notwithstanding the foregoing, Inventergy has agreed to pay eOn’s expenses in connection with obtaining the Letters of Credit, filing the registration statement on Form S-3 in connection with the registration of eOn’s common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants, and filing the registration statement on Form S-4 to register the shares to be issued in the Merger. In addition, if the Merger is consummated, eOn will pay the reasonable expenses incurred by Inventergy in connection with the Merger Agreement and the transactions contemplated thereby.

Amendments

The Merger Agreement may only be amended pursuant to a written agreement signed by each of the parties to the Merger Agreement.

Public Announcements

Inventergy and eOn agreed that public releases and announcements concerning the Merger and the Merger Agreement would be mutually agreed upon prior to release, unless such announcement is required by applicable law or the rules of any stock exchange. Either party may respond to queries by the press, analysts, investors or others attending industry conferences or analyst conference calls so long as such statements are not inconsistent with previous public releases or announcements.

Procedure for Receiving Merger Consideration

Set forth below is a summary of the procedures for the exchange by holders of outstanding Inventergy securities for securities of eOn. eOn will prepare and distribute to holders of outstanding shares of Series A Preferred Stock, options and warrants instructions with respect to the exchange of such securities which will be handled by eOn following consummation of the Merger.

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Exchange Agent

As of the Effective Time of the Merger, eOn will deposit with Computershare, referred to as the Exchange Agent, for the benefit of Inventergy stockholders, shares of common stock of eOn. At the time of such deposit, eOn will irrevocably instruct the Exchange Agent to transfer the common stock of eOn to Inventergy’s stockholders, and make the appropriate record of such transfers on the stock register of eOn after the Effective Time of the Merger.

Exchange Procedures

As soon as reasonably practicable after the Effective Time of the Merger and the consummation of the Merger, the Exchange Agent will, upon receipt of any documents as may reasonably be required by the Exchange Agent, deliver electronically through DTC to the record holders of Inventergy’s common stock such number of shares of eOn common stock to which they are entitled for further distribution and credit to the accounts of the beneficial holders of such securities. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and eOn’s transfer agent will need to act to facilitate this request. Inventergy common stock surrendered in the exchange process will be cancelled. In the event of a transfer of ownership of Inventergy common stock that is not registered in the transfer records of Inventergy, a certificate evidencing the proper number of shares of common stock of eOn may be issued in exchange therefor to a person other than the person in whose name the Inventergy common stock so surrendered are registered if certificates representing such Inventergy common stock are properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of common stock of eOn to a person other than the registered holder of such common stock of eOn or establishes to the satisfaction of eOn that such tax has been paid or is not applicable. Until surrendered, each share of common stock of Inventergy will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the common stock of eOn that the holder thereof has the right to receive.

Distributions with Respect to Unexchanged Shares

No dividends or other distributions declared or made with respect to common stock of eOn with a record date after the Effective Time of the Merger will be paid to the holder of any unsurrendered Inventergy common stock with respect to common stock of eOn represented thereby, if any. Subject to the effect of applicable escheat or similar laws, following surrender of any such certificate there will be paid to the holder of whole shares of common stock of eOn issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of common stock of eOn and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time.

No Liability

None of the Exchange Agent, eOn or any party to the Merger Agreement will be liable to a holder of eOn common stock or a holder of Inventergy common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Securities

In the event any certificates representing common stock of Inventergy have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed stock certificates, upon the making of an affidavit and indemnity of that fact by the holder thereof in a form that is reasonably acceptable to the Exchange Agent, the required number of shares of common stock of eOn; provided, however, that eOn may, in its reasonably commercial discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Inventergy stock certificate, warrant certificate or unit certificate to deliver a bond in such sum as it may reasonably direct against any claim that may be made against eOn or the Exchange Agent with respect to the shares of common stock of Inventergy represented by the certificate alleged to have been lost, stolen or destroyed.

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Voting Agreement

eOn has entered into voting agreements with David S. Lee, the Chairman of eOn, and a trust in which Mr. Lee serves as a trustee. The voting agreements provide that Mr. Lee and the trust will vote their shares of eOn common stock in favor of the Share Issuance Proposal, the Merger Proposal, and the Charter Amendment Proposal relating to the Reverse Stock Split as discussed in this proxy statement/prospectus.

Employment Agreements

In connection with the closing of the Merger, Inventergy shall have received an executed employment agreement between Stephen Swartz, the current Principal Executive Officer of eOn, and either eOn or eOn Subsidiary in a form satisfactory to Inventergy.

Lock-Up Agreements

Each of the officers and directors of eOn have executed a lock-up agreement, agreeing not to sell their shares of eOn common stock prior to the earlier of (i) completion of the Merger, (ii) the date no shares of Series B Preferred Stock are outstanding, and (iii) July 17, 2014.

In addition, holders of Inventergy pre-Merger securities immediately prior to the Effective Date who are subject to an existing “lock-up” agreement with Inventergy will enter into an addendum to their lock-up agreement providing that upon the Merger the lock-up agreement shall apply mutatis mutandis to any shares of eOn common stock received in the Merger. These letter agreements provide that Inventergy’s officers and directors and the majority of the then holders of outstanding common stock of Inventergy will not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock or common stock equivalents owned by such holder; (b) enter into a swap or other arrangement for the transfer of the economic consequences of ownership of the shares; (c) make any demand for or exercise any right or cause to be filed a registration statement to register the shares of common stock or common stock equivalents or (d) publicly disclose the intention to do any of the foregoing, except for 20% of the common stock holdings of each such holder. These lock-up agreements expire on May 10, 2015.

Anticipated Accounting Treatment

The Merger will be accounted for as a “reverse merger” under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Inventergy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as an acquisition of eOn. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements will be those of Inventergy and will be recorded at their precombination carrying amounts. eOn’s assets, and liabilities will be measured and recognized at their fair value as of the transaction date, and consolidated with the assets, liabilities and results of operations of Inventergy after the consummation of the Merger.

Regulatory Matters

The transactions contemplated by the Merger Agreement, including the Merger, are not subject to any additional federal or state regulatory requirements or approvals, except for addressing comments raised by the SEC with respect to this proxy statement/prospectus and for filings with the State of Delaware necessary to effectuate the Charter Amendment and the Merger.

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Appraisal Rights

Under the DGCL, eOn stockholders do not have appraisal rights in connection with the Merger or any of the other proposals described in this proxy statement/prospectus. Holders of Inventergy capital stock are entitled to appraisal rights in connection with the Merger.

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THE TRANSITION PROPOSAL

Overview

eOn, Cortelco Holding, eOn Subsidiary and Cortelco entered into a Transition Agreement which provides for several transactions among eOn and its subsidiaries in connection with, and subject to the completion of, the Merger (collectively, the “Transition Transactions”). The Transition Agreement is attached to this proxy statement/prospectus as Annex B. You are encouraged to read this proxy statement/prospectus in its entirety, including the section entitled “The Transition Agreement,” “Material Federal Income Tax Consequences of the Merger and Transition Transactions,” and “Unaudited Pro Forma Condensed Combined Financial Data” and all the annexes hereto.

Pursuant to the terms of the Transition Agreement:

(1) eOn and Cortelco will each transfer certain contracts and other assets to eOn Subsidiary, and eOn Subsidiary will assume the liabilities associated with such contracts on and after the date of assumption;

(2) eOn Subsidiary will purchase from Cortelco certain inventory for a purchase price equal to Cortelco’s book value of such inventory;

(3) eOn and Cortelco Holding will redeem in full the Contingent Note in the maximum initial amount of $11 million in consideration of paying the Noteholders either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn;

(4) Cortelco will enter into a fulfillment services agreement with eOn Subsidiary providing for certain services to be conducted on behalf of eOn Subsidiary after the Merger;

(5) eOn will transfer to Cortelco Holding (i) all of its ownership in Cortelco Systems Puerto Rico, Inc., and Symbio Investment Corp., and (ii) eOn’s right to require David S. Lee, Chairman of eOn, to purchase its investment in Symbio Investment Corp.; and

(6) eOn and Cortelco Holding will enter into an indemnity agreement providing that Cortelco will indemnify eOn from and against any future losses arising from the Contingent Note and certain other matters.

Upon completion of the Merger and the Transition Transactions, eOn will own all of the outstanding stock of Inventergy and eOn Subsidiary, and will no longer own any interest in Cortelco Holding, Cortelco, Cortelco Systems Puerto Rico, Inc., or Symbio Investment Corp. See “The Transition Agreement.”

Background of the Transition Transactions

The transactions contemplated by the Transition Agreement are all conditioned upon completion of the Merger, and are the result of negotiations between the representatives of eOn and Inventergy, as described under “The Merger Proposal - Background of the Merger.” The non-binding term sheet executed by the parties on October 10, 2013 contemplated the Transition Transactions taking place in conjunction with the Merger and the Equity Investment. During October and November 2013, the parties negotiated the terms of the Transition Agreement at the same time as the negotiations taking place with respect to the Merger and the Equity Investment. On December 17, 2013, the eOn board of directors met and the directors in attendance unanimously approved the Transition Agreement. eOn, Cortelco Holding, eOn Subsidiary and Cortelco entered into the Transition Agreement on December 17, 2013.

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eOn’s Board of Directors Reasons for the Approval of the Transition Agreement

Based on its evaluation, eOn’s board of directors unanimously approved the Transition Agreement and the transactions contemplated therein and determined that it is in the best interests of eOn and its stockholders. eOn’s Board of Directors believes that the Transition Transactions are in the best interest of eOn and its stockholders because consummation of the Transition Transactions is a condition to completion of the Merger and the Transition Transactions will enable eOn and Cortelco Holding to redeem in full the Contingent Note held by the former stockholders of Cortelco Holding.

Certain Interests of eOn’s Directors, Officers and Others in the Transition Transactions

When considering the eOn board of directors’ recommendation that the eOn stockholders vote in favor of the approval of the Transition Transactions and the adoption of the Transition Agreement, eOn stockholders should be aware that directors and executive officers of eOn have interests in the Transition Transactions that may be different from, or in addition to, the interests of eOn stockholders. These interests include:

•	eOn will pay to the Noteholders in redemption of the Contingent Note a payment of either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn; an approximate 54.5% interest in the Contingent Note is held by David S. Lee, Chairman of eOn, who will receive shares of Cortelco Holding in consideration for the redemption of his interest in the Contingent Note.

Inasmuch as the closing of the Transition Transactions is a condition to consummation of the Merger, please see “The Merger Proposal—Certain Interests of eOn’s Directors, Officers and Others in the Merger” for additional information.

Required Vote

The approval of the Transition Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding Voting Stock of eOn as of the record date. If you abstain or do not instruct your broker how to vote with respect to the Transition Proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. The approval of the Transition Proposal is conditioned on approval of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

Recommendation

After careful consideration of the matters described above, eOn’s board of directors determined unanimously that the Transition Proposal is fair to and in the best interests of eOn and its stockholders.

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSITION PROPOSAL.

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THE TRANSITION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Transition Agreement but does not purport to describe all of the terms of the Transition Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transition Agreement, a copy of which is attached as Annex B hereto. You are urged to read the Transition Agreement in its entirety because it is the primary legal document that governs the Transition Transactions.

The Transition Agreement has been included to provide information regarding the terms of the Transition Transactions. Except for its status as the contractual document that establishes and governs the legal relations among eOn, Cortelco Holding, eOn Subsidiary and Cortelco with respect to the Transition Transactions, the Transition Agreement is not intended to be a source of factual, business or operational information about the parties.

The Transition Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transition Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transition Agreement. The representations, warranties and covenants in the Transition Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. eOn does not believe that these schedules contain information that is material to an investment decision.

Assets to be Transferred

The Transition Transactions contemplate that eOn or its subsidiaries will transfer certain assets of eOn immediately prior to the completion of the Merger (the “Closing Date”) as follows:

Transfers by Cortelco to eOn Subsidiary

On the Closing Date, Cortelco will transfer the following assets (collectively the “Cortelco Transferred Assets”) to eOn Subsidiary:

•	that certain Exclusive Purchase and Sale/Licensing Agreement between Actuator Systems, LLC and Cortelco dated as of March 18, 2013, as amended (the “Actuator Agreement”);

•	that certain Master Purchase and Sale/Licensing Agreement between 2N USA, LLC and Cortelco dated as of August 17, 2012, as amended (the “2N Agreement”);

•	all inventory purchased by Cortelco from Actuator Systems, LLC and 2N USA, LLC owned by Cortelco as of the closing date (the “Transferred Inventory”); and

•	any ancillary assets in connection with the foregoing, to be listed on a schedule between the parties immediately prior to the transfer.

•	eOn Subsidiary will assume, pay, perform and discharge, when due, all obligations arising under the Actuator Agreement and the 2N Agreement on and after the Closing Date (the “Line Agreement Liabilities”). eOn Subsidiary will also pay to Cortelco, in immediately available funds, an amount equal to the book value of the Transferred Inventory, as reflected on the books and records of Cortelco as of the closing date.

Actuator Systems manufactures and sells on a wholesale basis biometric locks, or locks that are activated via fingerprints and the associated software used in connection with the operation of such locks. The Actuator Agreement provides for an exclusive Ethernet-enabled version of one Actuator lock model product (the “Lock Products”) for resale to customers, with the eOn brand name to be utilized in connection with the sale of the Lock Products. The Actuator Agreement provides for the exclusive sale of the Lock Products and associated software licenses for resale to end users within the United States, Canada, the Caribbean, Central and South America. Lock Products may also be repurchased by Actuator Systems for resale to its customers. At eOn’s option, Actuator will sell additional products to eOn on a non-exclusive basis for re-sale to end users. The Actuator Agreement is for a two year term expiring in March 2015, but automatically renews each year for an additional one year period unless either party notifies the other in writing of its intent not to renew the Agreement. Upon completion of the Merger, eOn Subsidiary will sell the Lock Products and other products purchased from Actuator pursuant to the Actuator Agreement. Cortelco has not previously sold any Lock Products, but anticipates commencing selling the Lock Products during the second calendar quarter of 2014.

2N USA, LLC holds the exclusive right to sell products and associated software manufactured by 2N Telekomunikace, a.s., a Czech Republic corporation (“2N Parent”) in North America. 2N Parent manufactures and sells intercoms and related equipment used for secure entrances (the “Intercom Products”). The 2N Agreement provides for the sale of Intercom Products and associated software licenses for resale to Cortelco distributors within the United States and Canada. The 2N Agreement provides for a two year term expiring August 2014, but automatically renews each year for an additional one year period unless either party notifies the other in writing of its intent not to renew the Agreement. eOn and Cortelco have committed to spending a minimum of $8,333 per month up to a maximum of $50,000 between February 2014 and the closing of the Merger for marketing of the Intercom Products. eOn Subsidiary will budget an additional $8,000 to $12,000 per month for sales and travel expense pre-Merger. eOn Subsidiary and 2N USA, LLC have agreed by Letter of Understanding dated March 14, 2014, to renew the 2N Agreement for a 12 month period commencing on the date of the completion of the Merger. Upon completion of the Merger, On Subsidiary will sell the Intercom Products pursuant to the 2N Agreement. Additionally, post-Merger eOn Subsidiary will contribute a minimum of $8,333 per month to a maximum of $100,000 in marketing funds for the 12 month period beginning with the date of the Merger.

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Transfers by eOn to Cortelco Holding

On the Closing Date, eOn will transfer the following assets (collectively the “eOn Transferred Assets”) to Cortelco Holding:

•	501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”), which constitutes all of the shares of stock owned by eOn in CSPR;

•	a four percent ownership interest in Symbio Investment Corporation BVI (“Symbio”), which constitutes all of eOn’s ownership interest in Symbio, and an assignment of that certain written agreement executed by David S. Lee dated August 20, 2007 granting an option to eOn to sell to Mr. Lee the Symbio investment (the “Put Option”); and

•	any cash in excess of the amounts specified to be retained by eOn and its subsidiaries as of the closing date in the Merger Agreement (“Excess Cash”).

Retained Assets

eOn will retain its ownership in eOn Subsidiary and the cash remaining after the payment of the $1,650,000 Special Dividend (as defined below) to the eOn stockholders and the contribution to eOn Subsidiary of $850,000. On the Closing Date, eOn will transfer the following assets (collectively the “eOn Transferred Assets”) to eOn Subsidiary (which subsidiary will be retained by eOn after the completion of the Merger):

•	$850,000 in immediately available funds;

•	that certain agreement by and between PiOn, Inc., a New Hampshire corporation (“PTD”) and eOn (the “PTD Agreement”); and

•	certain other scheduled assets, primarily prepaid D&O insurance and Nasdaq filing fees.

•	eOn Subsidiary shall assume, pay, perform and discharge, when due, all obligations arising under the PTD Agreement and the other liabilities transferred by eOn (collectively, the “eOn Liabilities”).

Other Agreements

The Transition Agreement also contemplates that the following additional other matters shall be effected as of the Closing Date:

Redemption Agreement

Pursuant to a Note Redemption Agreement to be entered into by and among eOn, Cortelco Holding and the representative of the holders of the Contingent Note, eOn and Cortelco Holding will redeem the Contingent Note in full. Noteholders will receive either cash in the aggregate amount of $300,000 or the shares of Cortelco Holding owned by eOn.

Affected Employees

eOn Subsidiary will employ Stephen Swartz and Gary Schaefer pursuant to employment agreements to be entered into between eOn Subsidiary and the individual, who shall each resign from employment with eOn and Cortelco effective as of the closing. eOn Subsidiary will enter into new independent contractor agreement with John Caldwell and the existing agreement between Cortelco and Mr. Caldwell will be terminated. Cortelco will employ Laurie Schnabl and agree to assume and be responsible for all employment expenses and liabilities arising from her employment after the closing date.

Pursuant to an offer letter to be entered into at closing of the Merger, Stephen Swartz will be employed by eOn Subsidiary as President with an initial salary of $135,000 per annum and will be entitled to options to purchase an aggregate of 100,000 shares of eOn common stock, vesting in full in the event of an Involuntary Termination (as defined in the offer letter) together with severance benefits in the event of an Involuntary Termination of 9 months salary if terminated within the first six months; 6 months salary if terminated between 6 and 12 months; 4.5 months if terminated between 12 and 18 months; and 3 months if terminated after 18 months.

Fulfillment Services

Cortelco and eOn Subsidiary will enter into a Fulfillment Services Agreement in connection with the provision of transition services by Cortelco in connection with the transfers of the assets contemplated by the Transition Agreement. The Fulfillment Services Agreement provides that in so far as Cortelco has been providing services relating to the Actuator Agreement, the 2N Agreement, and the PTD Agreement (collectively the “Lines”) prior to the Merger, it will continue to provide equivalent services on behalf of eOn Subsidiary after the Merger with the following exceptions:

(1) Cotelco sales people will not actively sell the products under the Lines (the “Products”),

(2) eOn Subsidiary will be responsible for sales and marketing activities related to the Products,

(3) eOn Subsidiary will be responsible for the purchase of the Products; and

(4) to the extent significant commonality will exist between eOn Subsidiary and Cortelco customers, when presenting the Products to customers and prospective customers, eOn Subsidiary personnel will actively promote Cortelco products as well as the Products.

Cortelco will continue to accept purchase orders from, ship Products to, invoice and collect payment from such distributors in the same manner as Cortelco does prior to the completion of the Merger. Cortelco will also handle returns, warranty verification and warranty repairs with respect to the Products, as well as responding to technical questions from distributors or customers. Cortelco will receive and warehouse Products ordered by eOn Subsidiary and ship such Products in the same manner that Cortelco manages its own inventory. Cortelco will invoice and collect payment for sales of the Products and will remit payment to eOn Subsidiary on a monthly basis. Cortelco will provide office space for Steve Swartz, as President of eOn Subsidiary.

In consideration for providing these services, Cortelco is entitled to a monthly payment of the lesser of (i) $10,000 per month or (ii) actual costs incurred by Cortelco in providing such services. In addition, Cortelco is entitled to retain all of the fees paid pursuant to the PTD Agreement for fulfillment services provided under that agreement.

The Fulfillment Services Agreement expires March 1, 2015; provided that eOn Subsidiary may elect to terminate the agreement any time after November 31, 2014 upon providing 60 days prior written notice to Cortelco. In addition, in the event a supplier of the Products for any reason ceases to supply such Products to eOn Subsidiary, then eOn Subsidiary has the right to either terminate the relevant portion of the Agreement with Cortelco or with Cortelco’s consent, renegotiate the terms of the Agreement. Either party may terminate the Agreement if the other party breaches the Agreement and fails to cure such breach within 30 days after notice.

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Tax Sharing

eOn will retain, to the extent allowed under law, any potential tax benefit from losses in prior years as it may, in its sole discretion, see fit.

Closing of the Transition Transactions

The closing of the Transition Transactions shall take place by the exchange of original or facsimile or electronic copies of each document listed in “Conditions to the Closing of the Transition Transactions” and shall be effective immediately prior to the Effective Date of the Merger.

Conditions to Closing of the Transition Transactions

In addition to the condition that the Merger will be completed immediately after the Transition Transactions are completed, the completion of the Transition Transactions is conditioned upon the parties delivering the following on or prior to the Closing Date:

•	transfer by eOn to eOn Subsidiary of immediately available funds in the amount of $850,000, and the subsequent transfer by eOn Subsidiary to Cortelco of immediately available funds in an amount equal to the book value as of the Closing Date of the Transferred Inventory;

•	a bill of sale executed by eOn transferring the eOn Transferred Assets;

•	an executed assignment and assumption agreement executed by eOn and eOn Subsidiary assigning the eOn Transferred Assets and assuming the eOn Liabilities and the Schaefer Agreement, together with the consent of PTD, if required for the assignment of the PTD Agreement;

•	a bill of sale executed by Cortelco transferring the Cortelco Transferred Assets;

•	an executed assignment and assumption agreement executed by Cortelco and eOn Subsidiary assigning the Actuator Agreement and the 2N Agreement and assuming the Line Agreement Liabilities, together with the consent of Actuator and 2N if required;

•	an executed Note Redemption Agreement, together with the closing deliveries required by such agreement as follows:

o	the transfer by Cortelco to Cortelco Holding of immediately available funds in the amount of $300,000 and the subsequent transfer by Cortelco Holding to the Noteholders receiving cash payment in the aggregate amount of $300,000;

o	the delivery by eOn to the Noteholders receiving shares of Cortelco Holding of stock certificates and executed stock powers transferring all the shares of Cortelco Holding to such Noteholders; and

o	the delivery by each Noteholder receiving shares of Cortelco Holding stock of an executed Stock Agreement (as defined in the Note Redemption Agreement);

•	an executed Fulfillment Services Agreement;

•	delivery by eOn to Cortelco Holding of stock certificates, along with executed stock powers or other written assignments or transfer documents transferring the eOn Transferred Assets to Cortelco Holding together with the transfer in immediately available funds of Excess Cash, if any;

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•	an executed Indemnity Agreement; and

•	eOn and Cortelco shall have received the resignations of each affected employee.

Representations and Warranties

The Transition Agreement contains representations and warranties among the parties relating to the following: (i) organization, standing; (ii). corporate acts and proceedings; (iii) compliance with laws and instruments; (iv) binding obligations; and (v) title to property.

Termination

The Transition Agreement will automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated prior to the Effective Time.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

AND THE TRANSITION TRANSACTIONS

The following is a summary of the material U.S. federal income tax consequences of (i) the Merger, (ii) the transactions contemplated by the Transition Agreement and (iii) the ownership and disposition of eOn common stock following the Merger. This summary is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect.

“Inventergy Stock” refers to the outstanding shares of Inventergy common stock and Inventergy Series A Preferred Stock (as the case may be), the term “eOn Stock” refers to the shares of eOn common stock and eOn Series A Preferred Stock, and the eOn Series B Preferred Stock outstanding as of the date of this proxy statement/prospectus or to be issued upon completion of the Merger (as the case may be).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of eOn Stock or Inventergy Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of eOn Stock or Inventergy Stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.”  The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of eOn Stock are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.  In particular, this discussion considers only holders that own and hold eOn Stock or Inventergy Stock as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	Non-U.S. Holders (except as specifically provided below);

•	persons that actually or constructively own five percent (5%) or more of eOn Stock or Inventergy Stock;

•	persons that acquired eOn Stock or Inventergy Stock pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold eOn Stock or Inventergy Stock as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of eOn Stock or Inventergy Stock.  Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold eOn Stock or Inventergy Stock through such entities.  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of eOn Stock or Inventergy Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

None of eOn, Inventergy or Merger Sub has sought, or will seek, a ruling from the U.S. Internal Revenue Service (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein.  The IRS may disagree with the description herein, and its determination may be upheld by a court.  Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF EON STOCK OR INVENTERGY STOCK IN CONNECTION WITH OR FOLLOWING THE MERGER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF EON STOCK OR INVENTERGY STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF EON STOCK OR INVENTERGY STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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Tax Consequences of the Merger

Inventergy, eOn and Merger Sub intend for the Merger to qualify as a reorganization within the meaning of Code Section 368(a).  No ruling from the IRS nor tax opinion from legal counsel has been or will be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein. The remainder of this discussion assumes the Merger will qualify as a reorganization within the meaning of Code Section 368(a).

None of eOn, Merger Sub or Inventergy will recognize gain or loss as a result of the Merger. Holders of eOn Stock will not recognize gain or loss as a result of the Merger to the extent such shareholders do not exchange any of the securities they own pursuant to the Merger. If, pursuant to the Merger, a U.S. Holder exchanges Inventergy Stock for eOn Stock, then such U.S. Holder will generally not recognize gain or loss. The aggregate U.S. federal income tax basis of eOn Stock received by a U.S. Holder that exchanges its shares of Inventergy Stock for eOn Stock pursuant to the Merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of Inventergy Stock surrendered for such eOn Stock. The holding period of the eOn Stock will include the holding period of the Inventergy Stock surrendered.

The Transition Agreement and the Indemnity Agreement

Pursuant to the Transition Agreement, certain assets, liabilities and payments will be transferred and/or assumed between or among eOn, eOn Sub, Cortelco, Cortelco Holding and/or certain other parties, collectively referred to herein as the Transition Transactions. In addition, pursuant to the Redemption Agreement, and as contemplated by the Transition Agreement, eOn and Cortelco Holding will redeem the Contingent Note issued by eOn and Cortelco Holding in the original maximum amount of $11,000,000 dated as of April 1, 2009 in full and Noteholders will receive either cash in the aggregate amount of $300,000 or the shares of Cortelco Holding owned by eOn (the “Note Redemption Transaction”). eOn believes that neither the Transition Transactions nor the Note Redemption Transaction will subject eOn to regular income tax liability. This will be the case if either (i) there is no taxable income or gain arising out of any such transactions or (ii) there is such taxable income or gain, but eOn’s consolidated net operating losses and/or other losses equal or exceed any such taxable income or gain. However, there can be no guarantee that the IRS or other taxing authority will not successfully determine otherwise. Pursuant to the Indemnity Agreement, Cortelco Holding has agreed to indemnify eOn for one-half of any federal or state income taxes that are incurred after the application of any available net operating losses of eOn as a result of the Note Redemption Transaction. This indemnification does not extend to any taxes arising out of any other Transition Transactions. Moreover, there can be no assurance that Cortelco Holding will be able to satisfy any such indemnification obligation in full if it became so obligated. Therefore, eOn may be forced to bear some or all of the taxes that may be imposed on it (if any) as a result of the Transition Transactions or the Note Redemption Transaction.

Taxation of Cash Distributions Paid on eOn Stock

A U.S. Holder of eOn Stock generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the eOn Stock.  A cash distribution on such stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of eOn’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its eOn Stock.  Any remaining excess generally will be treated as gain from the sale or other disposition of the eOn Stock and will be treated as described under “—Taxation on the Disposition of eOn Stock” below.

Any cash dividends eOn pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction at the applicable rate(s), if the applicable holding period and other requirements are satisfied.  If, however, any such dividends are “extraordinary dividends” subject to Section 1059 of the Code, a corporate U.S. Holder may be required to reduce the adjusted tax basis in its eOn Stock by the nontaxed portion of such dividends (and if the nontaxed portion of such dividends exceeds such basis, such excess may be treated as gain from the sale or exchange of such eOn Stock for taxable year in which the extraordinary dividend is received).

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The payment of the Special Dividend to those U.S. Holders of eOn Stock entitled to receive it will generally be taxed as described above. eOn does not believe that it has any current or accumulated earnings and profits as of the date of this proxy statement/prospectus. Therefore, eOn believes that the payment of the Special Dividend will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its eOn Stock, with any excess over such adjusted basis treated as gain from the sale or disposition of the eOn Stock. However, if it is determined that eOn does have current or accumulated earnings and profits, then the Special Dividend will be treated as a taxable dividend to the extent of such earnings and profits (with the remaining portion taxed as described above). In that case, the Special Dividend may be treated as an “extraordinary dividend” to a corporate U.S. Holder, which may require such corporate holder to reduce its tax basis or recognize gain, as described above. U.S. Holders are strongly urged to consult with their tax advisers regarding the potential U.S. federal income tax consequences of the Special Dividend.

Taxation on the Disposition of eOn Stock

Upon a sale or other taxable disposition of eOn Stock by a U.S. Holder, such U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such eOn Stock that were sold or disposed of.  The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders may be subject to a reduced rate of tax.  Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year.  The deductibility of capital losses is subject to various limitations.

Medicare Contribution Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, eOn Stock, subject to certain limitations and exceptions.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of eOn Stock.

Non-U.S. Holders

Taxation of Distributions on eOn Stock

Any cash distribution (including a constructive distribution) eOn makes to a Non-U.S. Holder of eOn Stock, to the extent paid out of eOn’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes.  Any such dividend paid to a Non-U.S. Holder with respect to eOn Stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN).  In satisfying the foregoing withholding obligation with respect to a distribution, eOn may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution eOn projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made.  If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS.  Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “—Taxation on the Disposition of eOn Stock” below.

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Cash dividends (including constructive dividends) eOn pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).  Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder.  If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of eOn Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of eOn Stock unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	eOn is a ‘‘United States real property holding corporation’’ (‘‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where eOn Stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of. There can be no assurance that eOn Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder.  Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate).  Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

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In connection with the third bullet point above, eOn generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.   No assurance can be given that eOn will not become a USRPHC in the future.  Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of eOn Stock.

Payments After 2014

Effective generally for payments made on or after July 1, 2014, certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, eOn Stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied.  The IRS has indicated, however, that withholding with respect to such dividends will be required only for payments made on or after July 1, 2014, and withholding with respect to such proceeds will be required only for payments made on or after January 1, 2017.  Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of eOn Stock.

Information Reporting

eOn generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s securities and the amount of tax, if any, withheld with respect to those distributions.  In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.  Information reporting is also generally required with respect to proceeds from the sales and other dispositions of eOn Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.  In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only. The pro forma financial statements were based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Inventergy’s financial statements as of and for the year ended December 31, 2013 and as of and for the period beginning January 12, 2012 (date of inception) through December 31, 2013 and the notes relating thereto included elsewhere in this proxy statement/prospectus; and

•	eOn’s consolidated financial statements as of and for the years ended July 31, 2012 and 2013 and as of and for the six months ended January 31, 2013 and 2014 and the notes relating thereto included elsewhere in this proxy statement/prospectus.

The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet gives effect to the pro forma events as if they had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of operations for the twelve months ended January 31, 2014 for eOn and the year ended December 31, 2013 for Inventergy is presented as if the pro forma events had occurred on the first day of the respective periods. The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The eOn common stock closing price of $4.95 per share on April 1, 2014 was used to determine the purchase consideration and goodwill. The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of eOn and Inventergy, as well as the other information contained or incorporated by reference into this proxy statement/prospectus.

Although eOn and Inventergy have structured the transactions as a merger, the Merger will be treated as a business combination for accounting purposes, and Inventergy is the deemed accounting acquirer and eOn is the deemed accounting acquiree based on a number of factors viewed at the time of the preparation of this proxy statement/prospectus including that the officers of Inventergy will be the principal officers of eOn post-Merger and the former Inventergy stockholders will be the owners of a controlling interest in eOn following the Merger. The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, the value of the consideration will be determined using ASC 805-40-30. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Following completion of the transactions, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the transactions. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. Subsequent to completion of the Merger, goodwill will be assigned to applicable reporting units and reviewed for potential impairment in accordance with ASC 350-20-35 at least annually or more frequently upon occurrence of an event or when circumstances indicate the carrying value is greater than its fair value.

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The unaudited pro forma combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of eOn and Inventergy operating as a combined company or for liabilities resulting from integration planning. However, liabilities ultimately may be recorded for costs associated with exiting or transferring activities between the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma combined financial statements, and such costs and liabilities could be material.

The following unaudited pro forma combined financial statements give effect to the proposed business combination of eOn and Inventergy in the Merger. In connection with the Merger, the holders of outstanding shares of Inventergy common stock, Series A Preferred Stock, options and restricted stock awards issued pursuant to the Inventergy Incentive Plan and warrants to purchase Inventergy common stock will exchange such securities for securities of eOn. Under the terms of the Merger, Inventergy will merge with and into Merger Sub, with Inventergy surviving. As a result, Inventergy will become a wholly-owned subsidiary of eOn.

The Merger Agreement provides that each outstanding share of Inventergy common stock will be exchanged for 2.8278 shares of eOn common stock, subject to adjustment, which we refer to as the Exchange Ratio. The outstanding shares of Inventergy Series A-1 and A-2 Preferred Stock will be exchanged for shares of eOn Series A-1 and A-2 Preferred Stock. All options and warrants to purchase shares of Inventergy common stock will be exchanged for options and warrants to purchase shares of eOn common stock, with the number of issuable shares and the exercise prices adjusted based on the Exchange Ratio.

Concurrently with the closing of the transaction, Merger Sub will merge with and into Inventergy, with Inventergy surviving. In connection with the Merger, Inventergy will become a wholly-owned subsidiary of eOn.

In addition to the Merger, the pro forma combined financial statements also give effect to the proposed Transition Agreement, as if the Transition Agreement is effective immediately before the Merger. The Transition Agreement provides for numerous transactions among eOn and its subsidiaries in connection with, and subject to the completion of, the Merger. See “The Transition Agreement.”

Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements have been prepared using the historical financial statements of Inventergy and eOn. The Merger is reflected in the pro forma combined financial statements using the acquisition method of accounting.

Significant Accounting Policies

The accounting policies for Inventergy are included in the historical financial statements for the year ended December 31, 2013 and for the period from January 12, 2012 (Inception) through December 31, 2012. The accounting policies for eOn are included in the historical consolidated financial statements for the six months ended January 31, 2014 and 2013 and for the years ended July 31, 2013 and 2012, respectively.

Accounting for the Transition Agreement

For purposes of preparing the pro forma combined financial statements, the Transition Agreement was treated as if it occurred before the Merger, and the accounting impact of the Transition Agreement was reflected in the financial statements of eOn before the Merger. For the purpose of preparing the pro forma financial statements, the accounting impact of the Transition Agreement is shown as the net change in assets, liabilities and equity that would result from the Transition Agreement.

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Pro Forma Adjustments for Acquisition

As the accounting acquiree, the tangible assets and liabilities of eOn are adjusted to fair value in accordance with FASB ASC Topic 805, Business Combinations. Determination of fair value is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. For purposes of preparing the pro forma combined financial statements, the book value of eOn’s current assets and liabilities, net of the adjustment for the Transition Agreement, is assumed to approximate fair value.

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Pro Forma Combined Balance Sheet (Unaudited)

as of December 31, 2013

(amounts in thousands except per share amounts)

	eOn as of 01/31/2014 Historical	Transition Agreement Transactions	eOn net of Transition Agreement Transactions	Inventergy as of 12/31/2013 Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current assets
Cash and cash equivalents	$1,874	$(1,757)	$117	$1,519	$-		$1,636
Restricted cash	2,750	-	2,750	-	(1,650)	A	1,100
Trade and other accounts receivable	4,742	(4,600)	142	-	-		142
Inventory	3,882	(3,706)	176	-	-		176
Prepaid and other current assets	311	(267)	44	73	-		117
Total current assets	13,559	(10,330)	3,229	1,592	(1,650)		3,171

Deferred expenses	-	-	-	13,510	-		13,510
Patents, net	-	-	-	9,162	-		9,162
Property and equipment, net	495	(477)	18	-	-		18
Goodwill	-	-	-	-	12,823	B	12,823
Acquired contracts	-	-	-	-	1,260	C	1,260
Deposits and other assets	6	(6)	-	20	-		20
Investments	596	(596)	-	-	-		-
Total assets	$14,656	$(11,409)	$3,247	$24,284	$12,433		$39,964

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Pro Forma Combined Balance Sheet (unaudited) (Continued)

as of December 31, 2013

(amounts in thousands except per share amounts)

	eOn as of 01/31/2014 Historical	Transition Agreement Transactions	eOn net of Transition Agreement Transactions	Inventergy as of 12/31/2013 Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current liabilities
Accounts payable	$1,845	$(1,725)	$120	$602	$-		$722
Borrowings on lines of credit	250	(250)	-	-	-		-
Current maturities of notes payable	55	(55)	-	-	-		-
Current maturities of notes payable - related parties	685	(685)	-	-	-		-
Accrued expenses and other	1,150	(1,004)	146	-	-		146
Accrued interest on notes payable	-	-	-	7	-		7
Short-term notes payable, related party	-	-	-	3,100	-		3,100
Total current liabilities	3,985	(3,719)	266	3,709	-		3,975

Guaranteed payments	-	-	-	13,510	-		13,510
Derivatives	-	-	-	592	(2)	D	590
Notes payable, net of discount	-	-	-	2,327	-		2,327
Notes payable, related parties, net of current maturities	2,745	(2,745)	-	-	-		-
Total liabilities	6,730	(6,464)	266	20,138	(2)		20,402

Redeemable convertible preferred stock	2,750	-	2,750	3,393	(6,143)	E	-

Stockholders' equity
Convertible preferred stock	-	-	-	-	29,110	F	29,110
Common stock	15	-	15	1	24	G	40
Additional paid-in capital	56,318	(56,102)	216	5,483	12,848	H	18,547
Treasury stock	(1,497)	1,497	-	-	-		-
Deficit accumulated	(50,366)	50,366	-	(4,731)	(23,404)	I	(28,135)
Total stockholders' equity	4,470	(4,239)	231	753	18,578		19,562
Noncontrolling interest	706	(706)	-	-	-		-
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$14,656	$(11,409)	$3,247	$24,284	$12,433		$39,964

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Pro Forma Combined Statement of Operations (unaudited)

Year ended December 31, 2013

(amounts in thousands except per share amounts)

	eOn Trailing Twelve Months Ended 01/31/2014 Historical	Transition Agreement Transactions	eOn net of Transition Agreement Transactions	Inventergy Year Ended 12/31/13 Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue
Products	$16,858	$(16,114)	$744	$-	$-		$744
Services	3,327	(3,327)	-	-	-		-
Total Revenue	20,185	(19,441)	744	-	-		744

Cost of Revenue
Products	13,208	(12,511)	697	-	-		697
Services	2,372	(2,372)	-	-	-		-
Cost of Revenue	15,580	(14,883)	697	-	-		697

Gross Margin	4,605	(4,558)	47	-	-		47

Operating Expenses
Selling, general and administrative	5,113	(3,764)	1,349	4,550	(556)	J	5,343
Research and development	-	-	-	-	-		-
Amortization expense	-	-	-	293	252	K	545
Other	2	(2)	-		-		-
Total operating expenses	5,115	(3,766)	1,349	4,843	(304)		5,888
Loss from operations	(510)	(792)	(1,302)	(4,843)	304		(5,841)

Other income (expense)
Decrease in fair value of derivative liabilities	-	-	-	539	-		539
Interest expense, net	(319)	319	-	(427)	-		(427)
Impairment of investment	(394)	394	-	-	-		-
Total other income (expense), net	(713)	713	-	112	-		112
Loss before provision for income taxes	(1,223)	(79)	(1,302)	(4,731)	304		(5,729)

Provision for income taxes	(1)	1	-	-	-		-

Net loss from continuing operations	(1,222)	(80)	(1,302)	(4,731))	304		(5,729)

DISCONTINUED OPERATIONS
Income from discontinued operations	5	(5)	-	-	-		-
Net loss	(1,217)	(85)	(1,302)	(4,731)	304		(5,729))
Net income attributable to noncontrolling interest	15	(15)	-	-	-		-
Net loss attributable to common shareholders	$(1,232)	$(70)	$(1,302)	$(4,731)	$304		$(5,729)

Basic and diluted loss per share	$(0.43)		$(0.45)	$(0.39)			$(0.14)

Weighted average shares outstanding basic and diluted	2,884		2,884	12,143		L,M	39,891

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Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
Year ended December 31, 2013

(Amounts in thousands except per share data)

Descriptions of the adjustments included in the unaudited pro forma balance sheet and statement of operations as of and for the year ended December 31, 2013 are as follows:

Note A – Adjustment to cash and cash equivalents for dividends to common stockholders of $1,650.

Note B - Excess consideration over identifiable tangible and intangible net assets, resulting in goodwill of $12,823.

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Note C – Estimated fair value of contracts acquired from eOn in the Merger including contracts for the right to sell products in the eOn business acquired and royalty contracts acquired associated with eOn’s sale of certain assets to Professional Teledata in July 2013.

Note D – Change of $2 in value of the anti-dilution derivative as a result in the exchange of Inventergy preferred stock for eOn preferred stock as discussed in Note F below. The newly issued shares of eOn Series A-1 Preferred Stock contain provisions for anti-dilution protection in the event that common stock is issued at a price below a price per share formula, calculated at the time of the dilutive issuance. The anti-dilution protection requires eOn to issue the holders of Series A-1 shares of common stock or in the event of unavailable authorized shares of common stock, cash. The anti-dilution provision represents an embedded derivative as it is not clearly and closely related to the host contract. Accordingly, eOn bifurcated the embedded derivative from the host contract and recognized a derivative liability at fair value upon issuance of the eOn Series A-1 convertible preferred stock.

Note E – As further described in Note F below, reflects the cancellation of the Inventergy Series A-1 Preferred Stock and the Inventergy Series A-2 Preferred Stock and the reclassification of the eOn Series B Preferred Stock to stockholders’ equity since it is no longer redeemable after the Merger.

Note F – Gives effect to the reclassification of 2,750 shares of eOn Series B Redeemable Preferred Stock to stockholders’ equity since such shares are no longer redeemable after the Merger; to the exchange by the holders of 5,000 shares of Inventergy Series A-1 Preferred Stock for 5,000 newly issued shares of eOn Series A-1 Preferred Stock; and to the exchange by the holders of 1,177 shares of Inventergy Series A-2 Preferred Stock for 1,177 newly issued shares of eOn Series A-2 Preferred Stock. Although a full valuation of the preferred stock has not been completed, the fair value of the eOn Series A-1 Preferred Stock is estimated to be $16,100, or $3.22 per share, and the fair value of the eOn Series A-2 Preferred Stock is estimated to be $4,436, or $3.77 per share and the fair value of the eOn Series B Preferred Stock is estimated to be $8,574, or $3.12 per share. As further described in Note H, the Series B Preferred Stock includes a beneficial conversion feature which has been recorded as an increase to additional paid in capital. Under the terms of the eOn Series A Preferred Stock, after the Merger, the holders of the eOn Series A Preferred Stock do not have the right to require redemption of the eOn Series A Preferred Stock. For a complete description of the rights, preferences, privileges and restrictions of the preferred stock, see “Description of Securities.”

Note G – Increase to common stock of $163 to reflect the par value of 32,534 shares of eOn common stock issued, offset by a reduction of $139 to reflect a reduction in the par value per share from $0.005 to $0.001.

Note H – Reflects an increase of $14,083 for the estimated fair value at the acquisition of eOn common stock based on the eOn common stock closing price of $4.95 per share on April 1, 2014. The eOn Series B Preferred Stock has a conversion price of $1.07 per share, which was below the closing stock price of $1.24 per share on the date of the closing, when the conversion option became effective, resulting in an intrinsic value of $0.17 per share which has been recorded as a beneficial conversion feature resulting in an increase of $437 in additional paid in capital. These were offset by a decrease of $1,650 for dividends to eOn common stockholders and a decrease of $22 from the change in par value of common stock outstanding.

Note I – As further described in Note F above, reflects the excess of the estimated fair value of eOn Preferred Stock of $29, 110 over the carrying value of Inventergy Series A Preferred Stock cancelled of $3,393 and the carrying value of eOn Series B Preferred Stock of $2,750, plus the fair value of the beneficial conversion feature of $437.

Note J – To eliminate the transaction costs of $556 which include fees such as legal and accounting, valuation, administrative and other fees as these are not ongoing expenses for the combined company. The board of directors of each company considered the estimated transaction costs in their evaluation of the Merger and related transactions.

Note K – Amortization of acquired contracts (see Note C above) over their estimated 60 month expected life.

Note L – Inventergy Series A Preferred Stock and the eOn Series A Preferred Stock participate in common stock dividends on an as converted to common stock basis. Inventergy weighted average shares outstanding of 12,143 includes 5,966 weighted average shares of common stock outstanding and Inventergy Series A Preferred Stock of 6,177 as if converted to 6,177 shares of common stock.

Note M - Combined weighted average shares outstanding of 39,891 includes 2,891 weighted average shares of eOn common stock, 5,965 weighted average shares of Inventergy common stock as converted to 16,962 shares of eOn common stock as a result of the Merger, and 6,179 shares of eOn Series A Preferred Stock and Series B Preferred Stock as if converted to 20,038 shares of eOn common stock. Potentially dilutive common stock equivalents are not included in the calculation of diluted net loss per share as the effect would be antidilutive.

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THE CHARTER AMENDMENT PROPOSALS

On December17, 2013, the eOn board adopted and recommended for stockholder approval the amended and restated certificate of incorporation (the “Amended and Restated Charter”), which amends and restates eOn’s current certificate of incorporation (the “Current Charter”). eOn is asking its stockholders to adopt several amendments to its Current Charter, effective only upon consummation of the Merger. The Amended and Restated Charter will incorporate prior amendments and effect the following substantive changes:

•	increase the authorized capital stock;

•	change eOn’s name to “Inventergy Global, Inc.”

•	effect the Reverse Stock Split;

•	reset the classes of directors post-Merger;

•	add an indemnification provision;

•	add an exclusive forum provision;

•	add a provision regarding arrangements with creditors; and

•	add a provision eliminating the effect of the business combination statute.

The amendment and restatement will only be effected in the event and at the time the Merger is consummated. Assuming that the Charter Amendment Proposals are each adopted, eOn will file the Amended and Restated Charter, substantially in the form attached as Annex D, in connection with the consummation of the Merger.

If any of the Share Issuance Proposal, the Merger Proposal or the Transition Proposal is not approved, the Charter Amendment Proposals will not be presented at the Special Meeting. Approval of each of the below amendments to the Current Charter is a condition to consummation of the Merger.

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Authorized Stock Increase

eOn is proposing to amend Article IV of the Current Charter to increase the authorized capital stock. As of the record date, eOn had 10 million shares of common stock authorized, of which 2,891,613 shares were issued and outstanding and 10 million shares of preferred stock authorized, of which 2,750 shares were issued and outstanding. The proposed amendment would increase the number of shares that the board of directors is authorized to issue to 100 million shares of common stock and 10 million shares of preferred stock. The increase in authorized shares is necessary to facilitate the availability of shares in connection with the consummation of the Merger and for future financings and strategic transactions. In addition, upon filing of the Amended and Restated Charter, the par value of the eOn common stock will be changed from $0.005 per share to $0.001 per share. The par value of the eOn preferred stock will not be affected.

In addition to our outstanding shares, we have reserved for issuance the following shares (each subject to adjustment for the Reverse Stock Split):

36,481,801 shares of common stock issuable pursuant to the Merger;

3,342,625 shares of common stock, which is equal to 130% of the shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, as required by the terms of the Series B Preferred Stock;

6,574,635 shares of common stock issuable pursuant to the Incentive Plan if adopted;

1,401,869 shares of common stock issuable upon exercise of the Warrants to purchase common stock;

60,333 shares common stock issuable pursuant to existing eOn incentive plans;

476,802 shares issuable upon exercise of the warrants to be issued in the Merger in exchange for outstanding Inventergy warrants;

22,706,600 shares of common stock, which is equal to 130% of the shares of common stock issuable upon conversion of 6,176,748 shares of eOn Series A Preferred Stock to be issued pursuant to the Merger, as required by the terms of the Series A Preferred Stock; and

3,016,322 shares of common stock issuable upon conversion of the eOn Notes to be issued in the Merger in exchange for the Inventergy Notes.

In addition, we have reserved 6,176,748 shares of eOn Series A Preferred Stock issuable pursuant to the Merger.

The amendment will become effective on the date the Amended and Restated Charter is accepted for filing by the Secretary of State of the State of Delaware.

In addition to the foregoing purposes, in its efforts to further the corporation’s business, the eOn board of directors may seek to complete additional financings in the future, although other than as described elsewhere in this proxy statement/prospectus, the board of directors does not have any present plans to issue any shares. However, if and when it does determine to pursue an additional financing or business transaction, having additional authorized capital stock available for issuance in the future will give the board of directors flexibility and may allow such shares to be issued without the expense and delay of another stockholder meeting.

Authorized but unissued shares of common stock and preferred stock may be used by eOn for any purpose permitted under Delaware law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers, directors, and service providers, and entering into transactions that the board believes provide the potential for growth and profit. Although, except as discussed in this proxy statement/prospectus, we presently have no plans, commitments, arrangements, understandings or agreements to issue additional shares of stock (except pursuant to employee benefit plans or outstanding derivative securities), eOn may, in the future, issue common or preferred stock in connection with the activities described above or otherwise.

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Advantages and Disadvantages of Increase

There are certain advantages and disadvantages of an increase in the authorized stock. The advantages include, among others, the ability to raise capital by issuing capital stock under the transactions described above, or other financing transactions, and to have shares of capital stock available to pursue business expansion opportunities, if any. The disadvantages include, among others, the issuance of additional shares of capital stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the board of directors. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. eOn does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences. In addition, stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future and, therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

The increase in the authorized shares of capital stock will facilitate the Merger and therefore, if approved, will have an immediate effect on the rights of existing stockholders. In addition, as discussed above, if the stockholders approve the proposed amendment, the board of directors may cause the issuance of additional shares without further vote of stockholders. These future issuances may be dilutive to current stockholders and may cause a reduction in the market price of the common stock. Current holders of stock do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership. The issuance of additional shares of capital stock would decrease the proportionate equity interest of current stockholders and could result in dilution to our current stockholders.

As discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to obtain control of eOn, it may be possible for the corporation to endeavor to impede the attempt by issuing shares of common stock or preferred stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the corporation. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting management, including the proposed directors who will commence serving after the Merger, to retain their positions, and place the board of directors in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, other than the Merger, the board of directors is not aware of any attempt to effect a change in control of eOn, and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Neither Delaware law nor the Current Charter provide eOn stockholders with dissenters’ or appraisal rights in connection with this proposal.

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Name Change

eOn is proposing to amend Article I of its Current Charter to change the corporation’s name from “eOn Communications Corporation” to “Inventergy Global, Inc.” Upon the closing of the Merger and the transactions contemplated by the Transition Agreement, eOn’s current name will not accurately reflect its business operations. Accordingly, eOn’s board of directors believes that changing its name to “Inventergy Global, Inc.” in connection with the Merger will better reflect its business operations upon completion of the Merger.

Stockholders of eOn will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted. eOn has reserved with The Nasdaq Capital Market the symbol “INVT” in the event the Charter Amendment Proposals are adopted and the Merger is consummated. Upon the closing of the Merger and the approval of eOn’s listing application, eOn will announce the final symbol approved by The Nasdaq Capital Market.

Reverse Stock Split

At a meeting on December17, 2013, eOn’s board of directors unanimously voted to adopt and declared advisable an amendment to its Current Charter to effect a reverse stock split of eOn’s common stock such that each one and one-half to five shares of eOn’s common stock is reclassified into one share of eOn common stock, with a par value of $0.001 per share, referred to as the Reverse Stock Split. The exact ratio within the one and one-half-to-five range will be determined by the eOn board of directors prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn. The eOn board is now asking eOn stockholders to approve this amendment.

Effecting the Reverse Stock Split requires that Article IV of the Current Charter be amended to include a reference to the Reverse Stock Split. If approved, the amendment to the Current Charter will be effective only upon the filing of the Amended and Restated Charter substantially in the form attached as Annex C with the Secretary of State of the State of Delaware.

The intention of the board in effecting the Reverse Stock Split is to increase the stock price sufficiently above the $4.00 minimum bid price requirement that is required for continued listing on The Nasdaq Capital Market in order to sustain long term compliance with the listing requirements. The board of directors, in its sole discretion, can elect to abandon the Reverse Stock Split in its entirety.

One principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Stock Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of eOn’s Voting Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The relative voting and other rights that accompany the shares of Voting Stock would not be affected by the Reverse Stock. Although the Reverse Stock Split will not have any dilutive effect on eOn’s current stockholders, the proportion of shares owned by eOn’s stockholders relative to the number of shares authorized for issuance will decrease because the amendment does not change the current authorized number of shares of common and preferred stock of 10 million each. However, in the event the Authorized Stock Amendment is approved, the number of authorized shares of capital stock will thereupon increase to an aggregate of 110 million, namely, 100 million shares of common stock and 10 million shares of preferred stock, and the par value of the common stock will be changed from $0.005 per share to $0.001 per share. The remaining authorized shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or assets. We do not currently have any plans, proposals or arrangements to issue any of the newly available authorized shares for any purposes other than as disclosed herein.

The Reverse Stock Split is not part of a broader plan to take us private.

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Reasons for the Reverse Stock Split

The board of director’s primary objective in proposing the Reverse Stock Split is to raise the per share trading price of its common stock. The board of directors determined that by increasing the market price per share of the common stock, we may meet the initial listing requirements required for listing upon consummation of the Merger and maintain compliance with the continuing listing requirements. On August 20, 2012, eOn received a letter from the staff of The Nasdaq Capital Market advising that, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the exchange. In connection with the approval of its initial listing application upon consummation of the Merger, eOn’s common stock must have a minimum bid price of $4.00. The board of directors has concluded that the liquidity and marketability of the common stock will be adversely affected if it is not listed on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. The board of directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains listed on The Nasdaq Capital Market.

The board of directors also has confidence that the Reverse Stock Split and any resulting increase in the per share price of the common stock should enhance the acceptability and marketability of the common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of common stock, although we have not been told by them that is the reason for not investing in the common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

We cannot assure you that the Reverse Stock Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Stock Split the market price of the common stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of the common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split, or that we will be able to obtain approval of our application for initial listing on The Nasdaq Capital Market upon consummation of the Merger or, if approved, thereafter maintain the listing on the exchange.

Requirements for Listing on The Nasdaq Capital Market

In accordance with Marketplace Rule 5510 of The Nasdaq Capital Market, a company must apply for initial listing in connection with a transaction whereby it combines with a non-listed entity, resulting in a change of control and potentially allowing the non-listed entity to obtain a listing on The Nasdaq Capital Market. In determining whether a change of control has occurred, the exchange considers all relevant factors including, but not limited to, changes in the management, board of directors, voting power, ownership, and financial structure of the company. It also considers the nature of the businesses and the relative size of the listed company and non-listed entity. Inasmuch as Inventergy is a non-listed entity and, upon consummation of the Merger, a change of control will have occurred, in order for eOn’s securities to qualify for listing post-Merger, eOn’s application for listing must have been approved by The Nasdaq Capital Market. Among other requirements in connection with an initial listing, the bid price of eOn’s common stock must be $4.00 or more and there must be in excess of 300 round lot holders.

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The board of directors has considered the potential harm to eOn of a delisting from The Nasdaq Capital Market and has concluded that it is in the best interests of the corporation and its stockholders to effect the Reverse Stock Split to sustain long term compliance with the listing requirements of The Nasdaq Capital Market, including the minimum bid price requirement.

Potential Disadvantages of the Reverse Stock Split

As noted above, the principal purpose of the Reverse Stock Split would be to help increase the per share market price of the common stock by up to factor of between one and one-half and five. We cannot assure you, however, that the Reverse Stock Split will accomplish this objective or, if accomplished, that such price will be maintained for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of the common stock, we cannot assure you that the Reverse Stock Split will increase the market price of the common stock by a multiple equal to the number of pre-split shares or sufficiently increase the price to meet the $4.00 minimum bid price requirement, or result in any permanent increase in the market price of the common stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Stock Split, then the value of our company as measured by our stock capitalization will be reduced, perhaps significantly and the application to list the common stock on Nasdaq post-Merger may not be approved.

The number of shares held by each individual holder of common stock would be reduced if the Reverse Stock Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. In the event eOn is unable to verify that it has in excess of 400 round lot holders, its application for listing post-Merger would not be approved by The Nasdaq Capital Market. In addition, typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could reduce the number of round lot holders to a level below that required by the exchange and increase the transaction costs to existing holders of common stock in the event they wish to sell all or a portion of their position.

Although the board of directors believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of the common stock could encourage interest in the common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of holders and shares outstanding after the Reverse Stock Split (without giving effect to the shares issuable upon consummation of the Merger).

Effecting the Reverse Stock Split

Upon receipt of stockholder approval for the Reverse Stock Split, if the board of directors concludes that it is in the best interests of the corporation and its stockholders to effect the Reverse Stock Split, the Amended and Restated Charter will be filed with the Secretary of State of the State of Delaware. The actual timing of the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware to effect the Reverse Stock Split will be determined by the board of directors and will not be completed unless the Merger is consummated. In addition, if for any reason our board of directors deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Amended and Restated Charter, without further action by the stockholders. In addition, the board of directors may deem it advisable to effect the Reverse Stock Split irrespective of the price of the common stock at the time the Reverse Stock Split is to be effected. The Reverse Stock Split will be effective as of the date of filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware.

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Upon the filing of the Amended and Restated Charter, without further action on our part or our stockholders, the outstanding common shares held by stockholders of record would be converted into a lesser number of common shares based on a Reverse Stock Split ratio to be determined by the board of directors of eOn prior to the filing of the amendments to eOn’s certificate of incorporation and publicly announced by eOn. In addition, the voting rights of the holders of Series A Preferred Stock and Series B Preferred Stock will be proportionally reduced and the conversion price will be adjusted.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Stock Split is implemented, the number of shares of common stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of common stock owned by each stockholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Stock Split. The number of shares of the common stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of common stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

The table below sets forth the number of shares of eOn common stock and the range of the number of shares of common stock after the Reverse Stock Split in various categories based on the consummation of the Merger and the approval of the increase in authorized shares of eOn common stock in accordance with proposals described herein.

	Prior to the Reverse Stock Split	Range after the Reverse Stock Split
Authorized (1)	100,000,000	20,000,000—66,666,667
Issued and Outstanding (2)	39,373,414	7,874,683—26,248,942
Authorized but unissued	60,626,586	12,125,317—40,417,724
Reserved (3)	37,579,186	7,515,837—25,052,791

(1)	Assumes the authorized capital stock of the eOn is increased to 100,000,000 shares of common stock pursuant to the increase in authorized shares proposed for approval by stockholder at this Special Meeting.

(2)	Assumes shares of eOn common stock issuable pursuant to the Merger have been issued.

(3)  Upon consummation of the Merger: (i) includes 22,706,600 shares, which is equal to 130% of the shares of common stock issuable upon conversion of Series A Preferred Stock; (ii) 3,342,625 shares, which is equal to 130% of the shares of common stock issuable upon conversion of outstanding Series B Preferred Stock; (iii) 1,401,869 shares of common stock issuable upon exercise of the Warrants; (iv) 476,802 shares of common stock issuable upon exercise of warrants issued in exchange for Inventergy warrants; (v) 60,333 shares of eOn common stock issuable pursuant to existing equity incentive plans and 6,574,635 shares issuable pursuant to the Incentive Plan excluding shares of restricted stock issued under the Incentive Plan assumed to be issued and outstanding; and (vi) 3,016,322 shares issuable upon conversion of the eOn Notes.

Effect on the Conversion of Series A Preferred Stock and Series B Preferred Stock

Each share of Series A Preferred Stock and Series B Preferred Stock is convertible into a number of shares of common stock determined by the conversion rate (which is the stated value divided by the conversion price. The table below shows the conversion rate for the Series A Preferred Stock and Series B Preferred Stock prior to the Reverse Stock Split and giving effect to the Reverse Stock Split:

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	Prior to the Reverse Stock Split	Range after the Reverse Stock Split
Conversion rate of Series A Preferred Stock	2.8278	0.5656 to 1.8852
Conversion rate of Series B Preferred Stock	934.5794	186.9159 to 623.0529

Effect on Registration and Stock Trading

eOn’s common stock is currently registered under the Exchange Act, and eOn is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the common stock.

If the proposed Reverse Stock Split is implemented, the Merger is consummated and the listing application is approved, the eOn common stock is expected to be listed on The Nasdaq Capital Market under the symbol “INVT” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split has occurred).

Fractional Shares, Exchange of Stock Certificates

The board of directors does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold a fractional share because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio shall be issued scrip in registered uncertificated form, which shall entitle the holder to receive a full share of common stock upon the surrender of such scrip aggregating a full share and subject to such other conditions as our board of directors may impose. Such scrip shall be void if not exchanged for certificates representing uncertificated full shares on or before the 30th day following the Effective Time. No stockholders will receive cash in lieu of fractional shares.

As of the record date, eOn had 122 holders of record of the common stock (although there are significantly more beneficial holders) and Inventergy had 157 holders of record of its common stock. We do not expect the Reverse Stock Split to result in a significant reduction in the number of record holders. eOn presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.

On or after the Effective Time of the Merger and Reverse Stock Split, we will mail a letter of transmittal to each current eOn common stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Stock Split shares only by sending the exchange agent the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Stock Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will hold that stockholder’s shares electronically in book-entry form with our transfer agent.

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Certain registered holders of common stock hold some or all of their shares electronically in book-entry form with eOn’s transfer agent. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder’s shares will be adjusted automatically after giving effect to the Reverse Stock Split.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

The Reverse Stock Split amendment does not change the current authorized number of shares of common stock or the authorized number of shares of Preferred Stock. However, in the event the authorized stock amendment is approved, the number of authorized shares of common stock will increase to 100 million. As a result, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of stock will be available for issuance at such times and for such purposes as our board of directors may deem advisable without further action by our stockholders, except as required by applicable laws and regulations. Because the common stock is traded on The Nasdaq Capital Market, stockholder approval must be obtained, under applicable corporate governance rules, prior to the issuance of shares for certain purposes, including the issuance of shares of common stock equal to or greater than 20% of the then outstanding shares of common stock in connection with a private financing or an acquisition or merger, unless an exemption is available from such approval. Such an exemption would be available if the Audit Committee authorized the filing of a prior written application with The Nasdaq Capital Market to waive the stockholder vote requirement if it believed the delay associated with securing such vote would seriously jeopardize our financial viability and the exchange granted us such an exemption. No exemption has been or will be sought.

In accordance with the Current Charter and Delaware law, eOn stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

The stock that is authorized but unissued provides the board of directors with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards from time to time without delay or further action by stockholders except as may be required by applicable law or regulations. These authorized but unissued shares may also be used by the board of directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of eOn or make such actions more expensive and less desirable. The Reverse Stock Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our board of directors have any present intent to use the authorized but unissued stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects except as set forth in the Charter Amendment Proposals.

In addition, the issuance of additional shares of stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of the outstanding stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of the outstanding common stock are not entitled to preemptive rights or other protections against dilution. Our board of directors intends to take these factors into account before authorizing any new issuance of shares.

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Accounting Consequences

As of the Effective Time of the Reverse Stock Split and Merger, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of eOn Stock. This summary addresses the tax consequences only to a beneficial owner of the eOn Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold eOn Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement/prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of eOn Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our eOn Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the eOn Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the eOn Stock surrendered and the holding period for the eOn Stock received should include the holding period for the eOn Stock surrendered.

Staggered Board Amendment

eOn is proposing to amend Article V of its Current Charter to reset the terms of eOn’s three classes of directors. eOn’s Current Charter provides for a staggered board of directors with three classes of directors, with each class being elected at successive annual meetings following eOn’s initial public offering. In order to comply with the requirements set forth in the Merger Agreement, eOn is seeking approval for an amendment to Section C of Article V, pursuant to which the members of each of the three classes of directors as proposed in the Director Election Proposal are elected to serve at successive annual meetings following the closing of the Merger, namely, Class I directors will serve until the annual meeting in 2015, Class II directors will serve until the annual meeting in 2016 and Class III directors will serve until the annual meeting in 2017. Thereafter, successive directors will be elected to serve for three year terms.

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The effect of the proposed reset of the classified board in the Amended and Restated Charter, if approved by the stockholders, would be to implement the election of the classified board effective at the Special Meeting. As a result, if this proposal is approved by the stockholders, at the Special Meeting the stockholders will elect two directors to an initial one-year term, two directors to an initial two-year term, and two directors to an initial three-year term (and at each annual meeting thereafter, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term). If the Charter Amendment Proposals are not approved by the stockholders and the Amended and Restated Charter is therefore not adopted, the Class II directors elected by stockholders at the annual meeting held in January 2014 and the Class I and Class III directors previously elected will serve their terms under the Current Charter and until their successors are duly elected and qualified.

Indemnification of Directors and Executive Officers

eOn is proposing to add new Article VIII of the Amended and Restated Charter which provides that eOn shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL. Although the corporation’s bylaws currently contain a substantially similar provision, Inventergy has requested this modification and eOn’s board of directors believes that including the provision in the Amended and Restated Charter is appropriate and in the best interests of the corporation.

Exclusive Forum Provision

eOn is proposing to add new Article XI of the Amended and Restated Charter which provides that, unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for derivative actions, claims for breach of a fiduciary duty by any director or officer, claims arising from provisions of the DGCL, the certificate of incorporation or bylaws and any action asserting a claim governed by the internal affairs doctrine.

Inventergy has requested this modification and the eOn board of directors determined that inclusion of an exclusive forum provision in the certificate of incorporation is in the best interests of eOn and its stockholders. Inclusion of such a provision prevents the unnecessary diversion of corporate resources to address costly, wasteful and duplicative multi-forum litigation, facilitating increased consistency and predictability in litigation outcomes. Absent a forum selection provision, non-Delaware courts often decline to defer to a Chancery Court action, even where Delaware law applies. Furthermore, management believes the Delaware courts are typically able to resolve corporate disputes on an accelerated schedule relative to other forums, limiting the time, cost and uncertainty of protracted litigation. Recent case law developments in Delaware uphold the authority to adopt such charter provisions and their validity.

Arrangements with Creditors

eOn’s board of directors has proposed that the Amended and Restated Charter include new Article XII. Article XII allows eOn’s creditors or stockholders, as applicable, to petition the Delaware courts to call a meeting of the creditors or stockholders in the event eOn attempts to enter into a compromise agreement with its creditors or stockholders related to a corporate restructuring. If at such a meeting 75% of eOn’s creditors or stockholders, as applicable, approve the compromise agreement, and the Delaware court in turn approves the compromise agreement, then the compromise agreement would be binding on eOn and its creditors or stockholders. The board is not aware of any current or proposed matters that would be affected by the amendment.

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Business Combination Statute

eOn’s board of directors has proposed that the Amended and Restated Charter include new Article XIII, pursuant to which it will opt out of the provisions of the Delaware business combination statute, set forth in Section 203 of the DGCL. eOn’s Current Charter does not contain a provision expressly electing not to be governed by Section 203. Eliminating the provision will afford eOn greater flexibility in considering future business combinations.

Section 203 of the DGCL provides that any person who acquires 15% or more of a corporation’s outstanding voting stock (thereby becoming an “interested stockholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the interested stockholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder, and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested stockholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption.

Integration of Prior Amendments into Single Instrument

The proposed Amended and Restated Charter incorporates prior amendments into the appropriate sequential places in the document, so that all prior amendments are integrated into a single instrument.

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Filing of Amended and Restated Certificate of Incorporation

eOn will file the Amended and Restated Charter substantially in the form attached as Annex C to this proxy statement/prospectus in connection with consummation of the Merger.

Required Vote

Approval of each of the Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Voting Stock as of the record date. If you abstain or do not instruct your broker how to vote with respect to the Charter Amendment Proposals, your abstention or broker non-vote will have the same effect as a vote against each of the Charter Amendment Proposals. The approval of each of the Charter Amendment Proposals is conditioned on approval of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

Recommendation

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

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THE DIRECTOR ELECTION PROPOSAL

The eOn board of directors currently consists of five directors divided into three classes designated Class I, Class II, and Class III. A single class of directors is elected each year at the annual meeting. Pursuant to the Merger Agreement, the parties have agreed that at the Effective Time of the Merger, each of the current eOn directors will resign and six directors elected at the Special Meeting will commence serving as directors. The Merger Agreement provides for six nominees, two of whom are currently eOn directors namely, Messrs. King and Gordon, and one of whom is a nominee approved by the holders of a majority of the Inventergy Series A Preferred Stock namely, Mr. Knie. After the Merger is completed, Mr. Knie will have certain approval rights during his term as a director of eOn, as discussed under “Description of Securities” and receive consulting fees as described in “Certain Relationships and Related Transactions—Inventergy.” The nominees described below have been nominated by the eOn board in consultation with the principals of Inventergy and the holders of the majority of the outstanding Inventergy Series A Preferred Stock to serve on the eOn board following the Merger, namely, Robert A. Gordon and Robb Knie (Class I directors with terms expiring in 2015); W. Frank King and Marshall Phelps, Jr. (Class II directors with terms expiring in 2016); and Joseph W. Beyers and Francis P. Barton (Class III directors with terms expiring in 2017). Mr. Gordon is currently a Class II director elected for a three year term at the eOn 2013 annual meeting of stockholders held in January 2014 and Dr. King is currently a Class III director whose term expires in 2014. Mr. Beyers is currently the Chairman of the Board and President of Inventergy and Messrs. Phelps, Knie and Barton are currently directors of Inventergy.

The board of directors has determined that director nominees Francis P. Barton, Robert A. Gordon, Marshall Phelps, Jr. and W. Frank King are “independent directors” as defined in Rule 5605 of the Listing Rules of The Nasdaq Capital Market. Independent directors are free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment in evaluating transactions contemplated by eOn. These four directors are expected to be the members of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee, as discussed below. See “Management of eOn Following the Merger.”

The persons named in the accompanying form of proxy will vote the shares represented by all valid proxies, which are received for the election of the nominees hereinafter named, unless the authority to do so is withheld on the proxy.

Management has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in the accompanying form of proxy to vote for another nominee as agreed between eOn and Inventergy or, in the case of Mr. Knie, by the holders of a majority of the Series A Preferred Stock.

Required Vote

The election of directors will be determined by a plurality of the voting power of the Voting Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although the proxy will be counted for the purpose of determining whether there is a quorum. Election of the nominees as directors of eOn is conditioned upon the adoption of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

Recommendation

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EON’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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THE INCENTIVE PLAN PROPOSAL

Background

The adoption of the Inventergy Incentive Plan has been approved by eOn’s board of directors subject to approval and consummation of the Merger and further subject to approval by eOn’s stockholders. The approval of the Merger Proposal, the Transition Proposal and the Charter Amendment Proposals at the Special Meeting, the effectiveness of the Charter Amendment and the consummation of the Merger are conditions to the effectiveness of the Incentive Plan, assuming the Incentive Plan is approved by eOn’s stockholders. If the Merger Proposal, the Transition Proposal or the Charter Amendment Proposals are not approved, the Incentive Plan will not be adopted by eOn.

The Incentive Plan permits awards of eOn common stock, sales of eOn common stock and grants of stock options, collectively referred to as Awards. eOn’s board of directors believes that the Incentive Plan will be an important factor in attracting, retaining and motivating employees, outside directors and consultants of eOn and its affiliates, collectively referred to as Eligible Persons. eOn’s board of directors believes that eOn needs the flexibility both to have an ongoing reserve of common stock available for future equity-based awards, and to make future awards in a variety of forms.

Options to acquire an aggregate of 1,140,000 shares of Inventergy’s common stock will, upon consummation of the Merger, be exchanged for options to acquire an aggregate of 3,223,692 shares of eOn common stock and awards of restricted stock will be exchanged for awards of restricted shares of eOn common stock under the Incentive Plan. Approval of the Incentive Plan is required by the corporate governance rules of The Nasdaq Capital Market. If the Incentive Plan is approved by eOn’s stockholders, the Merger is consummated and eOn assumes the Incentive Plan, eOn intends to cause the shares of common stock that will become available for issuance to be registered on a Form S-8 registration statement to be filed with the SEC at eOn’s expense.

The following summary of the material provisions of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. Capitalized terms used in this summary and not otherwise defined herein will have the meanings ascribed to such terms in the Incentive Plan.

Purpose

The purpose of the Incentive Plan is to attract, retain and motivate select Eligible Persons, and to provide incentives and rewards for superior performance.

Shares Subject to the Incentive Plan

The Incentive Plan provides that no more than 7,210,890 shares of common stock (subject to adjustment for the Reverse Stock Split) may be issued pursuant to Awards under the Incentive Plan. These shares shall be authorized but unissued shares, or shares that eOn otherwise holds in treasury. The number of shares available for Awards, as well as the terms of outstanding Awards, are subject to adjustment as provided in the Incentive Plan for stock splits, stock dividends, recapitalizations and other similar events. Shares of common stock that are reacquired by eOn, that are withheld in payment of the purchase price, exercise price or for withholding taxes, or that are subject to any Award that expires or is cancelled without the issuance of some or all of the shares that are subject to the Award will again be available for subsequent Awards.

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Administration

Either eOn’s board of directors or a committee appointed by eOn’s board of directors will administer the Incentive Plan. eOn’s board of directors and any committee exercising discretion under the Incentive Plan from time to time are referred to as the “Committee.” It is expected that the compensation committee of eOn’s board of directors will act as the Committee for purposes of the Incentive Plan. eOn’s board of directors may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee. To the extent permitted by law, the Committee may authorize one or more persons who are reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers) to make Awards to eligible persons who are not reporting persons for purposes of Rule 16b-3 under the Exchange Act (or other officers whom eOn has specifically authorized to make Awards). The Committee may delegate administrative functions to individuals who are reporting persons for purposes of Rule 16b-3 of the Exchange Act, officers or employees of eOn or its affiliates.

Subject to the terms of the Incentive Plan, the Committee has express authority to determine the Eligible Persons who will receive Awards, the number of shares of common stock to be covered by each Award, and the terms and conditions of Awards. The Committee has broad discretion to prescribe, amend, and rescind rules relating to the Incentive Plan and its administration, to interpret and construe the terms of the Incentive Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the Incentive Plan. Within the limits of the Incentive Plan, the Committee may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or renew them.

Eligibility

The Committee may grant options that are intended to qualify as incentive stock options, or ISOs, only to employees, and may grant all other Awards to Eligible Persons. The Incentive Plan and the discussion below use the term “Participant” to refer to an Eligible Person who has received an Award.

Types of Awards

Options. Options granted under the Incentive Plan provide Participants with the right to purchase shares of common stock at a predetermined exercise price. The Committee may grant options that are intended to qualify as ISOs under Section 422 of the Code or options that are not intended to so qualify, referred to as Non-ISOs. Section 422 of the Code provides that ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceed $100,000 (based upon the fair market value of the shares of common stock on the option grant date).

Exercise Price for Options. The exercise price of ISOs and Non-ISOs may not be less than 100% of the fair market value on the grant date of the shares of common stock subject to the Award (110% of fair market value for ISOs granted to employees who, on the grant date, own stock representing more than 10% of the combined voting power of all classes of stock of eOn).

Exercise of Options. To the extent exercisable in accordance with the agreement granting it, referred to as an Award Agreement, an option may be exercised in whole or in part, and from time to time during its term, subject to earlier termination relating to a holder’s termination of employment or service. With respect to options, the Committee has the discretion to accept payment of the exercise price in any of several forms (or combination of them), including: cash or cash equivalents, a full recourse promissory note, certain shares of common stock already owned by the Participant, cashless exercise under a program the Committee approves and a “net exercise” arrangement. The term over which Participants may exercise options and SARs may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, on the grant date, own more than 10% of the combined voting power of all classes of stock of eOn).

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Subject to the terms of the Award agreement, options may be exercised during the six-month period after the optionee retires, during the one-year period after the optionee’s termination of service due to death or permanent disability, and during the three-month period after the optionee’s termination of employment without cause (but in no case later than the termination date of the option), the six-month period after termination in the case of the Participant’s disability, or 12 months after the Participant’s death. The Award agreements may, in the discretion of the Committee, set forth additional or different terms and conditions applicable to such option upon a termination or change in status of the employment or service of the option holder.

Restricted Shares, Unrestricted Shares. Under the Incentive Plan, the Committee may grant shares of common stock that are forfeitable until certain vesting requirements are met, referred to as Restricted Shares, and may grant shares of common stock as to which the Participant’s interest is immediately vested. For Awards of restricted Shares, the Committee has discretion to determine the terms and conditions under which a Participant’s interests in such Awards becomes vested.

Whenever shares of common stock are delivered pursuant to these Awards, the terms of the applicable Award agreement will provide whether the Participant will be entitled to receive additional shares of common stock equal to the sum of (i) any stock dividends that eOn’s stockholders received between the grant date of the Award and issuance or release of the shares of common stock and/or (ii) a number of additional shares of common stock equal to the shares of common stock that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for shares of common stock if the Participant had received such cash dividends between its grant date and its settlement date.

Income Tax Withholding

As a condition to the award, grant, issuance, vesting, purchase, exercise or transfer of any Award, or shares issued pursuant to Awards, the Incentive Plan requires the Participant to make arrangements satisfactory to the board of directors for the satisfaction of any federal, state, local, or foreign withholding tax obligations that may arise in connection with the Award or the issuance of shares.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent provided in the applicable Award agreement, that permit transfers of Non-ISOs, Restricted Shares to certain family members or related trusts, or as otherwise by gift or domestic relations order.

Certain Corporate Transactions

In accordance with the requirements of applicable law, the Committee shall equitably adjust the number of shares covered by each outstanding Award, and the number of shares that have been authorized for issuance under the Incentive Plan but as to which no Awards have yet been granted or that have been returned to the Incentive Plan upon cancellation or expiration of an Award, as well as the price per share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by eOn.

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In addition, in the event of a Change in Control (as defined in the Incentive Plan) but subject to the terms of any Award agreements, each outstanding Award shall be treated in the manner described in the definitive Change in Control agreement, or in the absence of such an agreement, in the manner determined by the board of directors.

Term of the Incentive Plan; Amendments or Termination

The term of the Incentive Plan is ten years from November 14, 2013, the date it was approved by the Inventergy board of directors. The board of directors may from time to time, amend, suspend or terminate the Incentive Plan; provided that no amendment, or termination of the Incentive Plan shall affect Awards already granted. Notwithstanding the foregoing, the Committee may amend the Incentive Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.

Expected Tax Consequences

The following is a brief summary of certain tax consequences of certain transactions under the Incentive Plan. This summary is not intended to be complete and does not describe state or local tax consequences.

U.S. Federal Income Tax Consequences

Under the Code, eOn will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to Awards (subject to the Participant’s overall compensation being reasonable, and to the discussion below with respect to Code section 162(m)). For Participants, the expected U.S. federal income tax consequences of Awards are as follows:

Non-ISOs. A Participant will not recognize income at the time a Non-ISO is granted. At the time a Non-ISO is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the shares of common stock issued to the Participant on the exercise date, over (b) the exercise price paid for the shares and eOn will be entitled to a tax deduction equal to the ordinary income so recognized. At the time of sale of shares acquired pursuant to the exercise of a Non-ISO, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax). If the shares of common stock are not disposed of within two years from the date the ISO was granted or within one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If either of these holding period requirements is not met, then a “disqualifying disposition” occurs and (a) the Participant recognizes ordinary income gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and eOn will be entitled to a tax deduction equal to the ordinary income so recognized and (b) any remaining amount realized on disposition (except for certain “wash” sales, gifts or sales to related persons) will be characterized as capital gain or loss.

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Restricted Shares. In general, a Participant will not recognize income at the time of grant of Restricted Shares unless the Participant elects with respect to Restricted Shares to accelerate income taxation to the date of the Award. In this event, a Participant would recognize ordinary income equal to the excess of the fair market value of the Restricted Shares over any amount the Participant pays for them (in which case subsequent gain or loss would be capital in nature), and eOn would be entitled to a tax deduction equal to the amount of ordinary income so recognized. In the absence of an election to accelerate income taxation to the date of an Award, a Participant must recognize ordinary income each time an Award vests, equal to the fair market value portion of such Award that vests on such vesting date, and eOn will be entitled to a tax deduction equal to the amount of ordinary income so recognized.

Unrestricted Shares. A Participant will recognize ordinary income at the time of grant of unrestricted shares in an amount equal to the excess of the fair market value of the unrestricted shares over any amount the Participant pays for them (in which case subsequent gain or loss will be capital in nature), and eOn will be entitled to a tax deduction equal to the amount of ordinary income so recognized.

Special Tax Provisions. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on Awards in connection with a change in control of eOn might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code, and the Participant may be subject to a 20% excise tax and eOn may be denied a tax deduction. Furthermore, eOn may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to Awards that are not “performance-based” within the meaning of Code section 162(m) in certain circumstances.

Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and eOn will not have any liability to any Participant for any such taxes. Nevertheless, the Incentive Plan authorizes the board of directors to make Awards subject to such additional rules and requirements in order for them to comply with the requirements of Section 409A of the Code.

General Tax Law Considerations

The preceding paragraphs are intended to be merely a summary of certain important tax law consequences concerning an Award of options under the Incentive Plan and the disposition of shares issued thereunder in existence as of the date of this proxy statement/prospectus. Special rules may apply to eOn’s officers, directors or greater than ten percent stockholders. Participants in the Incentive Plan should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an Award or the underlying shares.

New Plan Benefits

The Committee may grant Awards under the Incentive Plan at its discretion. Consequently, other than the outstanding Inventergy options and stock awards, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Incentive Plan, other than to note that the Committee has not granted Awards that are contingent upon the approval of the Incentive Plan.

Required Vote

Approval of the adoption of the Incentive Plan will require the affirmative vote of the holders of a majority of the voting power of the Voting Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. If you abstain or do not instruct your broker how to vote with respect to the Incentive Plan Proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. The approval of the Incentive Plan Proposal is conditioned on approval of each of the other proposals to be considered at the Special Meeting other than the Adjournment Proposal.

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Recommendation

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EON’S STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE INCENTIVE PLAN.

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THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow eOn’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals to be presented to stockholders to vote.

Consequences if the Adjournment Proposal is Not Approved

Whether or not the Adjournment Proposal is approved by eOn’s stockholders, in accordance with eOn’s bylaws, the chairman of the meeting may adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve one or more of the other proposals.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the Voting Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. If you abstain or do not instruct your broker how to vote with respect to the Adjournment Proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation

THE EON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EON’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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BUSINESS OF EON

Set forth below is a description of the business of eOn Communications Corporation™ (“eOn”) as it is currently being conducted. Pursuant to the Transition Agreement, at the time of the Merger eOn will effect several Transition Transactions, including the following:

(i) eOn and Cortelco will each transfer certain contracts and other assets to eOn Subsidiary,

(ii) eOn will transfer all of its ownership interests in Cortelco Systems Puerto Rico, Inc. and Symbio Investment Corp. to Cortelco Holding; and

(iii) eOn will transfer all of its ownership interests in Cortelco Holding to certain holders of the Contingent Note in connection with the redemption of the Contingent Note.

Specifically, at the time of the Merger, Cortelco will transfer the Actuator Agreement, the 2N Agreement, and the inventory purchased from Actuator Systems and 2N USA, LLC in consideration for eOn Subsidiary transferring cash to Cortelco in an amount equal to the book value of such inventory. Please see “The Transition Agreement-Assets to be Transferred--Transfers by Cortelco to eOn Subsidiary” for a summary of the terms of the Actuator Agreement and the 2N Agreement. At the time of the Merger, eOn will transfer to eOn Subsidiary as a capital contribution from the parent to its subsidiary company $850,000 in immediately available funds, the PTD Agreement, and other miscellaneous assets such as prepaid D&O insurance and prepaid Nasdaq filing fees. For additional information concerning these transfers, please see “The Transition Agreement.”

Effective on and after the Merger, eOn’s assets will consist of its ownership in Inventergy and eOn Subsidiary. It is anticipated that eOn Subsidiary’s revenues after the Merger will not be material and that eOn’s ability to generate growth and profitability will be dependent upon Inventergy after the Merger. See “Business of Inventergy” for a discussion of Inventergy’s business operations.

In the event the Merger is not completed, eOn intends to conduct its business as described below.

Background

eOn is a provider of communications solutions incorporated in Delaware in July 1991. Backed with over 20 years of telecommunications engineering expertise, eOn’s solutions enable its customers to use technologies in order to communicate more effectively.

On April 1, 2009, eOn acquired Cortelco Systems Holding Corp. (“Cortelco”). David S. Lee, Chairman of eOn, was the Chairman and the controlling stockholder of Cortelco. Cortelco, Inc. is a wholly-owned subsidiary of Cortelco Systems Holding Corp. Cortelco provides commercial grade telephone products primarily for use in businesses, government agencies, colleges and universities, telephone companies, and utilities. Cortelco sells primarily through large national distributors with whom it has long term relationships.

On June 9, 2010, eOn executed a Stock Purchase Agreement to purchase 501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. ("CSPR") from David S. Lee, eOn’s Chairman. The acquisition of CSPR stock was completed on June 9, 2010. The consideration for the CSPR shares consisted of (i) 90,959 shares of eOn stock, issued to Mr. Lee effective June 9, 2010, (ii) a cash payment of $185,511.34, payable in three annual installments, with the initial installment due on June 9, 2011, (iii) and the right to share in sales proceeds received by eOn if eOn sold the CSPR shares on or before June 9, 2013 for a price that is more than eOn paid for the shares. Mr. Lee requested deferral of the cash payments due totaling $185,511.34 and this amount continues to be owed by eOn to Mr. Lee. eOn has not sold the CSPR shares, so no payment is due under (iii) in the preceding sentence. The number of eOn shares issued to Mr. Lee was calculated based on the average closing price of eOn Shares for thirty (30) trading days ending on June 8, 2010. eOn has the right to require Mr. Lee to repurchase the CSPR shares at the price paid by eOn on or after June 9, 2013, but before June 9, 2014. The purchase, combined with shares already owned by eOn, establishes eOn as the majority stockholder of Cortelco Systems Puerto Rico.

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On July 31, 2013, eOn sold the rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines and related inventories to PiOn, Incorporated (“PiOn”) located in Manchester, New Hampshire. The divestiture is consistent with eOn’s plan to discontinue marketing efforts in the PBX and call center telecommunications systems segment and focus on IP voice and security endpoints within its Cortelco business segment. Under terms of the sale, eOn received cash proceeds of approximately $48,000 (received in August 2013), assigned approximately $52,000 in deferred revenue liabilities to the buyer and will receive up to three years of royalty payments based on future sales of products included in the Millennium, eQueue, and eConn product lines. Royalty payments over the contractual period are to be received 30 days after each calendar quarter with royalty revenue recognized when earned. The transaction resulted in a loss on sale of approximately $286,000, which is included in the consolidated statements of income in income from discontinued operations. Due to the full valuation allowance and historical net losses experienced by the communications systems and services business segment, no income tax expense has been attributed to this segment.

eOn’s principal executive offices are located at 1703 Sawyer Road, Corinth, Mississippi 38834. The telephone number at that address is (800) 955-5321. eOn also has offices located in San Jose, CA and Caguas, Puerto Rico.

Business Overview

On July 31, 2013, eOn sold the rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines and related inventories to PiOn, Inc., a subsidiary of Professional Inbound, Inc., d/b/a Professional Teledata (“PiOn”). eOn has agreed with PiOn that it will not sell products or offer services that are competitive with the eOn Products for a period of five years. The purpose of this sale is to permit eOn to discontinue marketing efforts in the PBX and call center telecommunications systems segment and focus on IP voice and security endpoints within the Cortelco subsidiary. Upon conclusion of the sale to PiOn, eOn no longer offers any products directly, but all Company products are now offered and sold through eOn’s subsidiaries, Cortelco and CSPR.

Cortelco is committed to fulfilling the communication needs of businesses and organizations. Cortelco’s mission is to provide its customers with telephone products together with service and support. Cortelco has formed partnerships with distributors and provides the support needed to supply customers with sales, marketing, customer service, technical support and training.

Cortelco Systems Puerto Rico’s operations include the sale and service of integrated communications systems, data equipment, security products, and telephony billing services.

Cortelco Products

The telephone industry has evolved in recent years with cordless telephones, cell phones, VOIP and other computer based voice/data products broadening their scope of application. Most homes in the United States have moved to cordless products and have perhaps one corded or wired telephone. Despite the decline in the number of corded telephones in the residential market, there has been less migration to cordless and cellular in the business/commercial, government and institutional applications. Cortelco is an industry leader that markets traditional design/style single line corded telephones and IP phones. In order to maintain this leadership, Cortelco must leverage its existing business relationships and introduce new products that address the needs of the converging communications marketplace.

CSPR Products

CSPR’s core business includes the design, implementation and maintenance of solutions in the area of voice, data center and security. CSPR’s other lines of business include the reselling of telephone lines, internet access, disaster recovery, business continuity and private cloud computing solutions. CSPR has partnered with strategic suppliers and utilizes a direct sales force to sell its services and products, most of which are installed by CSPR technicians.

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Customers

During fiscal year 2013, eOn recognized revenue from the federal government of $60,000, or .3% of total revenue. Revenue from four major distributors was $8,708,000 or 42% of net revenue for the year ended July 31, 2013. Revenues from two of these distributors, were $3,358,000 and $2,904,000 or 16% and 14%, respectively, of the net revenue for the year ended July 31, 2013.

Strategy

Key elements of eOn’s strategy for future growth are as follows:

•	Maintain and Develop Strategic Relationships

eOn believes that it is critical that strategic relationships with major distributors be maintained and enhanced. eOn seeks new relationships that fit and do not create conflicting efforts within its distributor network. In the highly competitive telephony business, Cortelco sells both traditional and IP products which enable eOn to enjoy good baseline revenue while at the same time establishing itself in the emerging IP market. Product sales are based on a reputation for quality and service that has been built over many years.

•	Production and Logistics

Unlike many providers of telephony products, eOn has extensive warehouse, shipping, repair, and final assembly capabilities at eOn’s Corinth, MS facility. This enables eOn to provide a level of service many of our competitors cannot.

Products and Products Under Development

Cortelco

Cortelco focuses its resources on developing and marketing telephony products that help businesses communicate more effectively, efficiently, and reliably with their customers. Communications technology is a critical factor for businesses in their effort to gain a competitive edge. To enable businesses to succeed in this area, Cortelco offers corded and cordless analog and digital telephones capable of operating in the multiple PBX, Key System and Centrex environments.

•	Corded

Cortelco offers a wide variety of corded telephones in multiple colors and with multiple features (including message waiting indicator, flash, hold, mute, speakerphone, headset capable and one to four line models) for home, office, warehouse, shop or other business use. Models include traditional 2500 desk and 2554 wall models with multiple features and colors. Cortelco offers several models and model families which focus on business, schools, healthcare and other institutional applications. Cortelco also offers products that target markets for the aged and disabled with models that feature large easy-to-see dial buttons, emergency one-touch dial memory, Braille key pad, and large backlit LCD displays.

•	Cordless

Cortelco has new products slated for introduction, including DECT (Digital Enhanced Cordless Telecommunications) cordless as well as expanded corded line powered caller ID models.

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•	SIP VOIP

Cortelco has introduced new SIP (Session Initiation Protocol) VoIP telephones to expand its Internet Protocol (IP) family of products, which have been certified to comply with equipment manufactured by the largest IP network equipment supplier in the United States. Further expansion of the IP family of products is planned.

•	IP Security

Cortelco has introduced new IP based access control and paging products.

Sales and Marketing

Cortelco products are sold through several distribution channels. An integral part of Cortelco’s strategy is to strengthen and protect its relationships with resellers, distributors and other vendors to encourage these parties to recommend or distribute Cortelco’s products and to add resellers both domestically and internationally. Cortelco currently invests, and intends to continue to invest, significant resources to expand its sales and marketing capabilities.

Cortelco’s marketing objective is to offer competitively priced, but with superior quality and reliability, customer premise communication equipment through its distributor channel. Its distributor’s target customer base consists of businesses, government, schools, healthcare and other institutions that seek legacy as well as IP telephone equipment.

Research and Development

The market for eOn’s products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. No major new internal development projects are planned at this time. eOn will continue to evaluate the competitive landscape and make a determination as to the return on investment on any new development on an ongoing basis.

Cortelco’s approach is to identify market and product applications that fit core competencies as well as to seek new technologies. Cortelco does not engage in product development engineering, but rather partners with companies that either already have the desired technology or possess the technical background to develop the desired products. The merger with eOn provides additional technical resources that can be applied, on an as needed basis, to evaluate new products and particularly those for VOIP applications. Cortelco’s “vendor/partner” strategy has resulted in favorable credit terms and the ability to buy small quantities of many models with various colors and features as well as avoid the large cost of baseline hardware and software engineering and development.

Manufacturing

Cortelco buys many of its product families from various offshore suppliers with whom it has worked for several years. Cortelco manufactures its 2500/2554/3554 product lines from both offshore and domestically produced components at its Corinth, Mississippi facility. Cortelco is dependent on sole source suppliers for certain components and finished goods. Interruptions in the availability of these items from its key suppliers could result in delays or reductions in product shipments, which could damage its customer relationships and harm its operating results. Finding alternate suppliers or modifying product designs to use alternative components could cause delays and result in additional expenses.

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Competition

eOn expects competition to intensify as competitors develop new products, new competitors enter the market, and companies with complementary products enter into strategic alliances.

Many of eOn’s current and potential competitors have significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed customer base than it does. Therefore, competitors may be able to respond to new or emerging technologies and changes faster than it can. Such competitors may also be able to devote greater resources to the development, promotion and sale of their products. Actions by competitors could result in price reductions, reduced margins and loss of market share, any of which would damage Cortelco’s business.

eOn’s current and potential competitors can be grouped into the following categories:

•	Cortelco Competition

The market in which Cortelco participates is intensely competitive, rapidly evolving and subject to technological changes. Cortelco considers KGP Logistics (formerly Embarq or Sprint North Supply), Telematrix (SciTec), Vtech (AT&T), Aastra and Panasonic to be key competitors for current products. Key competitive factors include product quality, features, functionality, product differentiation and reputation. Cortelco does not sell into the extremely competitive and low margin retail market but rather sells products into the commercial, government, independent telephone companies and various institutional markets.

•	CSPR Competition

The telecommunications market in Puerto Rico is highly competitive with competition grouped into three categories: carriers, integrators and small owner-operated companies. Carriers such as Puerto Rico Telephone Company / Claro and Worldnet have large market penetration with large resources. Integrators such as Intech and Netxar are similar in size and expertise as CSPR. Small owner-operated companies such as NPR, Computer Paradise, Benchmark and Envision compete aggressively against CSPR due to their low overhead.

Environmental Law Compliance

eOn’s operations are affected by federal, state and local environmental laws. eOn makes every effort to comply with all laws deemed applicable. While it cannot predict with certainty future costs for environmental compliance, it does not believe it will have a material effect on its earnings or its competitive position.

Employees

As of the date of this proxy statement/prospectus, eOn had 75 employees (including 51 in Puerto Rico). All of eOn’s employees are located either in the United States or Puerto Rico. The mix of employees was 18 in sales and marketing, 17 in general and administration, and 40 in manufacturing and distribution. eOn also utilizes temporary employees, independent contractors, and part-time employees as needed. None of eOn’s employees are represented by a labor union and eOn considers its employee relations to be good.

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Properties

eOn leases property as detailed in the following table.

LOCATION	APPROXIMATE SIZE	LEASE EXPIRATION DATE	INTENDED USE
Corinth, Mississippi, USA	77,000 sq. ft.	Month-To-Month	Office/Warehouse
Caguas, Puerto Rico	17,236 sq. ft.	August 2019	Office/Warehouse

Aggregate annual rental payments for eOn’s facilities are approximately $242,000. eOn’s current facilities are generally adequate for anticipated needs over the next 12 to 24 months. eOn does not own any real property.

Legal Proceedings

The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit of CSPR for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $559,807 as of February 14, 2014, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2003 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believed it had strong arguments to support its position that the components of inventory qualify as raw material and that a settlement could be reached for an amount less than the assessment. Accordingly, eOn had previously recorded a liability, which had a balance of $96,000 as of July 31, 2013. On February 12, 2014 CSPR received a payment demand notice from the CRIM in the amount of $559,807, but provided that if CSPR entered into a settlement agreement on or prior to March 27, 2014, CSPR could settle the outstanding amount for $320,000 and take advantage of an amnesty provision which would eliminate accumulated interest and penalties. Management is working with CRIM on the settlement proposal to settle this claim for the initial assessment of approximately $320,000 and has recorded an additional liability of $224,000 as of January 31, 2014 in anticipation of this settlement.

From time to time, eOn may be a party to legal proceedings incidental to its business. It does not believe that any of these proceedings will have a material adverse effect on its business or financial condition.

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Management’s Discussion and Analysis of

Financial Condition and Results of Operations OF EON

Overview

eOn is a provider of communications solutions. Backed with over 20 years of telecommunications engineering expertise, its solutions enable customers to use technologies in order to communicate more effectively.

On April 1, 2009, eOn acquired Cortelco Systems Holding Corp. (“Cortelco”). David S. Lee, Chairman of eOn, was the Chairman and controlling shareholder of Cortelco. Cortelco, Inc. is a wholly owned subsidiary of Cortelco.

On June 9, 2010, eOn executed a Stock Purchase Agreement to purchase 501,832 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”) from Mr. Lee. The purchase, combined with shares already owned by eOn, establishes eOn as the majority shareholder of CSPR.

On July 31, 2013, eOn sold the rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines and related inventories to PiOn, Incorporated (“PiOn”) located in Manchester, New Hampshire. PiOn is a subsidiary of Professional Inbound, Inc., d/b/a Professional Teledata, Inc. The divestiture is consistent with eOn’s plan to discontinue marketing efforts in the PBX and call center telecommunications systems segment and focus on IP voice and security endpoints within its Cortelco business segment. In accordance with the sale, all revenues and expenses of this operating segment are included in discontinued operations for all periods presented.

Cortelco is committed to fulfilling the communication needs of business and organizations worldwide.  Cortelco’s mission is to provide our valued customers with telephone products together with service and support.  Cortelco has formed partnerships with distributors and provides the support needed to supply customers with sales, marketing, customer service, technical support and training.  The Company’s Cortelco product line provides customer premise equipment (CPE) commercial grade telephone products primarily for use in businesses, government agencies, colleges and universities, telephone companies, and utilities.

CSPR’s core business includes the design, implementation and maintenance of solutions in the area of voice, data center and security.  CSPR’s other lines of business include the reselling of telephone lines, internet access, disaster recovery, business continuity and private cloud computing solutions.  CSPR has partnered with strategic suppliers and utilizes a direct sales force to sell its services and products, most of which are installed by CSPR technicians.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions. eOn believe that eOn’s critical accounting policies are limited to those described below. For a detailed description of eOn’s accounting policies, see Footnote 2, “Summary of Significant Accounting Policies,” in the notes to the consolidated financial statements.

Revenue Recognition

eOn’s revenues from its three product lines are the result of separate, individual deliverables:

Type of Revenues Earned
		Professional	Maintenance
Product Line	Equipment/Software	Services	Contracts
Cortelco Products	Individual sale	-	-
CSPR Products	Individual sale	Individual sale	Individual sale
CSPR Telephony Billing	-	Individual sale	-

Telephony billing revenues from the resale of Puerto Rico Telephone services are recognized monthly as services are provided to the customers.

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Revenues from eOn’s products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services, and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. eOn’s revenue recognition policies are in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 985, Software.

Product Warranties

eOn generally provides customers a one year product warranty from the date of purchase. Warranties for the Cortelco and CSPR product lines range from one to five years based on the product purchased. eOn estimates the costs of satisfying warranty claims based on analysis of past claims experience and provide for these future claims in the period that revenue is recognized. The cost of satisfying warranty claims, which approximates 0.5% - 1.0% of product revenues, has historically been comprised of materials and direct labor costs. eOn performs quarterly evaluations of these estimates and any changes in estimates, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

Inventory Obsolescence

eOn carries inventories at the lower of cost or market. This policy depends on the timely identification of those items included in inventory whose market price may have declined below carrying value, such as slow-moving or obsolete items, and we record any necessary valuation reserves. eOn performs an analysis of slow-moving or obsolete inventory on a quarterly basis and any necessary valuation reserves, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

Allowance for Uncollectible Accounts Receivable

eOn typically grants standard credit terms to customers in good credit standing. As a result, it must estimate the portion of its accounts receivable that are uncollectible and record any necessary valuation reserves. eOn generally reserves for estimated uncollectible accounts on a customer-by-customer basis, which requires it to make judgments about each individual customer’s ability and intention to fully pay balances payable to us. eOn makes these judgments based on its knowledge of and relationships with its customers and updates its estimates on a monthly basis. Any changes in estimate, which can be significant, are included in earnings in the period in which the change in estimate occurs.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

eOn currently uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by eOn’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include eOn’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

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The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatilities are based on historical daily closing prices adjusted for eOn’s expected future volatility. eOn believes that implied volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. eOn uses historical information to calculate the expected life of option grants. eOn believes that historical information is currently reflective of the economic life of outstanding option grants. The dividend yield is determined by dividing the expected per share dividend during the coming year by the average fair market value of the stock during the period. eOn has not historically declared any cash dividends on eOn’s common stock. eOn currently intend to retain any earnings to finance the operation and expansion of eOn’s business and therefore do not expect to pay cash dividends on eOn’s common stock in the foreseeable future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The estimated fair value of the employee stock options are amortized to expense using the straight-line method over the vesting period.

If factors change and eOn employs different assumptions for estimating stock-based compensation expense in future periods or if it decides to use a different valuation model, the future periods may differ significantly from what it has recorded in the current period and could materially affect eOn’s operating income, net income and net income per share.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in eOn’s option grants and employee stock purchase plan shares. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of eOn’s stock-based compensation. Consequently, there is a risk that eOn’s estimates of the fair values of eOn’s stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock-based payments in the future. Certain stock-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in eOn’s financial statements. Alternatively, value may be realized from these instruments that are significantly higher than the fair values originally estimated on the grant date and reported in eOn’s financial statements. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values.

See Note 11 Stock - Based Compensation to the consolidated financial statements of eOn for further information regarding ASC Topic 718, Stock Compensation.

Deferred Taxes

eOn recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Because of substantial losses from inception through fiscal year 2013, eOn has available net operating loss (“NOL”) carry-forwards of approximately $28,000,000. The Internal Revenue Code provides limitations on utilization of existing net operating losses against future taxable income based upon changes in share ownership. If these changes occur, the ultimate realization of the net operating loss carryforwards could be limited which would result in some portion of the carryforwards becoming permanently impaired.

Accounting principles generally accepted in the United States of America require the recording of a valuation allowance against the net deferred tax asset associated with this NOL and other timing differences if it is “more likely than not” that eOn will not be able to utilize the NOL to offset future taxes. Due to the size of the NOL carry-forward in relation to eOn’s taxable income in recent years and to the continuing uncertainties surrounding future earnings, to the extent that it is more likely than not that deferred tax assets may not be realized, management has provided for an allowance on its net deferred tax assets. eOn currently provides for income taxes only to the extent of expected cash payments of taxes, primarily state and foreign income taxes.

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Should eOn’s earnings trend cause management to conclude that it is more likely than not eOn will realize all or a material portion of the NOL carry-forward, management would record the estimated net realizable value of its deferred tax asset at that time. eOn would then provide for income taxes at a rate equal to its combined federal and state effective rates, which would approximate 39% under current tax rates. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause the provision for income taxes to vary significantly from period to period, although eOn’s cash tax payments would remain unaffected until the benefit of the NOL is utilized.

Year Ended July 31, 2013 Compared to Year Ended July 31, 2012

Results of Operations

The following table presents eOn’s statements of income expressed as a percentage of net revenues for fiscal years 2013 and 2012:

	For the Years Ended July 31,
	2013	2012

Net revenue	100.0%	100.0%
Cost of revenue	76.7%	75.9%
Gross profit	23.3%	24.1%

Operating expense:
Selling, general and administrative	23.8%	22.9%
Other	0.1%	0.1%
Total operating expense	23.9%	23.0%
Income (loss) from operations	(0.6)%	1.1%
Interest income (expense), net	1.5%	(0.8)%
Income from continuing operations before income taxes	0.9%	0.3%
Income tax expense from continuing operations	0.1%	0.1%
Income from continuing operations	0.8%	0.2%
Income from discontinued operations	0.3%	2.2%
Net income	1.1%	2.4%
Less: net income attributable to the noncontrolling interest	0.7%	0.2%
Net income attributable to eOn Communications Corp. stockholders	0.4%	2.2%

Net Revenue

Revenue is comprised of product revenue generated by eOn’s Cortelco and CSPR product lines and maintenance and professional service revenue generated by eOn’s CSPR operations. Net revenue from continuing operations decreased approximately .4% to $20,586,000 for the year ended July 31, 2013 from $20,671,000 for the previous fiscal year. Additional CSPR revenue is offset by lower Cortelco revenue compared to the prior year.

Cost of Revenue and Gross Profit

Cost of revenue is primarily comprised of purchases from eOn’s contract manufacturers and other suppliers and costs incurred for final assembly of eOn’s phones and systems. Gross profit from continuing operations decreased approximately 4% to $4,806,000 for the year ended July 31, 2013 compared to $4,992,000 for the previous fiscal year. The decrease in gross profit reflects lower Cortelco gross profit partially offset by higher CSPR gross profit. Gross margins were 23% and 24% for fiscal years 2013 and 2012, respectively.

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Selling, General, and Administrative Expense

Selling, general and administrative expenses from continuing operations were $4,902,000 for the year ended July 31, 2013, an increase of 4% from $4,730,000 in the prior fiscal year. The increase reflects higher personnel costs, marketing and other administrative expenses.

Other Expense

Other expense is primarily comprised of bank service charges, franchise taxes, currency differences and gains or losses from disposal of fixed assets. Other expense was $24,000 in fiscal 2013 compared to $25,000 in fiscal year 2012.

Interest Income (Expense), Net

Interest income was $306,000 in fiscal year 2013 compared to interest expense of $160,000 in fiscal year 2012. Fiscal year 2013 reflects imputed interest expense of $487,000 offset by imputed interest income of ($796,000) on the notes payable to the former Cortelco stockholders compared to imputed interest expense of $518,000 and imputed interest income of ($368,000) in fiscal year 2012 on the notes payable to the former Cortelco stockholders. Interest expense on the notes payable was imputed at 15.22%. Imputed interest income resulted from changes in the estimated timing of future payments required on the notes payable to former Cortelco stockholders.

Income Tax Expense

Income tax expense totaled $20,000 in fiscal 2013 and $20,000 in fiscal 2012. Income tax expense differed from tax expense at the statutory federal income tax rate due primarily to state income taxes and the change in valuation allowance established.

Discontinued Operations

Discontinued operations represent reclassification of operating results, including loss on sale, of eOn’s eQueue, Millennium, and eConn product lines. The sale was completed in fiscal year 2013. eOn has reclassified current and prior period operating results, including the loss on the sale, to discontinued operations.

Net Income

Net income was $68,000 in fiscal year 2013 compared to net income of $464,000 in fiscal year 2012. Reported net income has been materially impacted by the imputed interest income (expense) due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco stockholders and the discounted present value of the note payable recorded on the balance sheet.

Six Months Ended January 31, 2014 Compared to the Six Months Ended January 31, 2013

Net Revenue

Net revenue decreased by approximately 4% to $9,914,000 for the six months ended January 31, 2014 compared to $10,315,000 for the same period of the previous year.  The decrease was attributable to decreased revenues of approximately $388,000 in eOn’s telephony product lines compared to the same period of the previous year.

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Cost of Revenue and Gross Profit

Cost of revenue is primarily comprised of purchases from our contract manufacturers and other suppliers and costs incurred for final assembly of our products.  Gross profit decreased approximately 8% to $2,198,000 for the six months ended January 31, 2014 from $2,399,000 for the same period of the previous year.  Decrease in CSPR gross profit was partially offset by an increase in Cortelco gross profit for the six months ended January 31, 2014 when compared to the same period of the previous year. Gross profit percent decreased to approximately 22% for the six months ended January 31, 2014 compared with gross profit percent of approximately 23% for the same period of the previous year, primarily the result of product mix.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of salaries and benefit costs, marketing costs, and facilities and other overhead expenses incurred to support our business. Selling, general and administrative expenses increased approximately 8% to $2,766,000 for the six months ended January 31, 2014, from $2,555,000 for the same period of the previous year. The increase is primarily due to recording an additional property tax liability of $224,000 by CSPR.

Other Operating Expense (Income), net

Other operating expense (income) is primarily comprised of bank service charges, stock compensation expense, franchise taxes, currency differences, proceeds from scrap sales, and gains or losses from disposal of fixed assets.  Other income was $6,000 for the six months ended January 31, 2014 compared to other expense of $16,000 for the same period of the previous year.

Interest Income (Expense), net

Interest expense was $344,000 for the six months ended January 31, 2014 compared to interest income of $281,000 for the same period of the previous year.  Interest expense in the current period includes $344,000 of imputed interest expense on the Cortelco Note, of which approximately $114,000 in interest expense is a result of changes in the estimated timing of future principal payments. Interest income in the prior period includes $283,000 of imputed interest benefit on the Cortelco Note, of which approximately $537,000 in interest benefit is a result of changes  in the estimated timing of future principal payments.

Impairment of Investment

Impairment of investment is comprised of an other-than-temporary impairment charge against eOn’s investment in Symbio Investment Corporation. Impairment of investment was $394,000 for the six months ended January 31, 2014 based on a fair value determination performed in the period. No impairment charge was recognized for the six months ended January 31, 2013 based on no indicators of other-than-temporary impairment indentified at period end.

Income Tax Expense (Benefit)

Income tax benefit for the six months ended January 31, 2014 was $14,000 compared to income tax expense of  $7,000 for the same period of the previous year. Income tax benefit consists of amounts recoverable after the filing of our fiscal 2013 tax return. Income tax expense consists of current state income tax expense in states in which net operating loss carry forwards were not available to offset taxable income. Due to uncertainties surrounding the timing of realizing the benefits of its net favorable tax attributes in future returns, to the extent that it is more likely than not that deferred tax assets may not be realized, eOn continues to record a valuation allowance against substantially all of its deferred tax assets at January 31, 2014.

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Liquidity and Capital Resources

As of January 31, 2014, eOn had cash and cash equivalents of $1,874,000 and working capital of $9,574,000.

eOn’s operating activities resulted in a net cash inflow of $28,000 for the six months ended January 31, 2014 compared to a net cash outflow of $244,000 for the same period of the previous year.  The net operating cash inflow for the current period primarily reflects lower inventories partially offset by higher trade accounts receivable, lower trade accounts payable, and net loss (adjusted for non-cash items). The net operating cash outflow for the prior year period primarily reflects higher inventories and lower accrued expenses partially offset by lower trade accounts receivable and higher trade accounts payable.

eOn’s investing activities resulted in a net cash outflow of $73,000 for the six months ended January 31, 2014 compared to a net cash outflow of $160,000 for the same period of the previous year.  Cash used in investing activities for the current and prior year periods was a result of net cash used for purchases of property and equipment.

eOn’s financing activities resulted in a net cash inflow of $141,000 for the six months ended January 31, 2014 compared to a net cash outflow of $191,000 for the same period of the previous year.  Cash provided by financing activities in the current period reflects borrowings on lines of credit and purchases under the Employee Stock Purchase Plan partially offset by payments on notes payable. Cash used in  financing activities for the prior year period reflects payments on notes payable.

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Liquidity

Since inception, eOn has financed its operations through debt financing and proceeds generated from public offerings of its common stock.  The proceeds from these transactions have been used primarily to fund research and development costs, and selling, general and administrative expenses.

eOn has incurred substantial net operating losses since inception and has had negative cash flows from operating activities resulting in an accumulated deficit of $50,366,000.  As of January 31, 2014 eOn had $1,874,000 in cash and cash equivalents to fund operations.

eOn is largely dependent on available cash, cash equivalents, and operating cash flow to finance operations and meet its other capital needs. Cortelco has a line of credit with available borrowings based on an asset formula involving accounts receivable and inventories up to a maximum of $1,000,000, none of which was drawn on in the current or prior fiscal year. The line of credit is secured by substantially all of Cortelco’s assets and expires December 15, 2014.  The loan’s interest rate, with a floor of 4%, is floating based on LIBOR.  CSPR has a $800,000 revolving line of credit $250,000 and none of which was drawn on as of January 31, 2014, and July 31, 2013, respectively, secured by trade accounts receivable and bears interest at 2% over Citibank’s base rate.  The agreement has certain covenant requirements and expires November 30, 2014. If such sources are not sufficient alternative funding sources may not be available.  eOn believes that cash on hand plus the additional liquidity that it expects to generate from operations will be sufficient to cover its working capital and fund expected capital expenditures over at least the next twelve months.

Capital Resources

eOn believes that cash and cash equivalents plus the additional liquidity that we expect to generate from operations will be sufficient to meet the cash requirements of the business including capital expenditures and working capital needs for at least the next twelve months.  Should actual results differ significantly from our current assumptions, our liquidity position could be adversely affected and we could be in a position that would require us to raise additional capital, which may not be available to us or may not be available on acceptable terms.

Net Income (Loss)

Net loss was $714,000 and $1,129,000 for the three and six months ended January 31, 2014 compared to net income of $83,000 and $171,000 for the three and six month periods in the previous year due to fluctuations in gross margins and expenses explained above.

Concentrations, Commitments and Contingencies

Customer Concentrations

At January 31, 2014, five customers accounted for approximately 26% of total accounts receivable and individually 7%, 6%, 6%, 4% and 3% of the total accounts receivable.  At January 31, 2013, four customers accounted for approximately 38% of total accounts receivable and individually 18%, 7%, 7% and 6% of the total accounts receivable.  For the six months ended January 31, 2014, four customers accounted for approximately 35% of total revenue and individually 10%, 10%, 8% and 7% of total revenue.  For the six months ended January 31, 2013, four customers accounted for approximately 42% of total revenue and individually 18%, 13%, 7% and 4% of total revenue.

Commitments

At January 31, 2014, eOn had outstanding commitments for inventory purchases under open purchase orders of approximately $1,383,000.

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The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit of CSPR for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $559,807 as of February 14, 2014, including interest and penalties).  The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2003 personal property tax returns.  During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable.  The parties met several times and an informal administrative hearing was held on September 27, 2006.  CSPR submitted its position in writing within the time period provided by CRIM.  CSPR believed it had strong arguments to support its position that the components of inventory qualify as raw material and that a settlement could be reached for an amount less than the assessment. Accordingly, eOn had previously recorded a liability, which had a balance of $96,000 as of July 31, 2013. On February 12, 2014 CSPR received a payment demand notice from the CRIM in the amount of $559,807, but provided that if CSPR entered into a settlement agreement on or prior to March 27, 2014, CSPR could settle the outstanding amount for $320,000 and take advantage of an amnesty provision which would eliminate accumulated interest and penalties. Management is working with CRIM on the settlement proposal to settle this claim for the initial assessment of approximately $320,000 and has recorded an additional liability of $224,000 as of January 31, 2014 in anticipation of this settlement.

eOn is involved in various other matters of litigation, claims, and assessments arising in the ordinary course of business.  In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

Commitments and Contingencies

Contractual Obligations

eOn is obligated to make future payments under various contracts it has entered into, including amounts pursuant to non-cancelable operating lease agreements for office and warehouse space and inventory purchase obligations. Expected future minimum contractual cash obligations for the next five years and in the aggregate at July 31, 2013 are as follows (in thousands):

	Payments Due by Period for the Years Ending July 31,
	Total	2014	2015	2016	2017	2018	Thereafter

Notes payable (1)	$8,132	$374	$546	$630	$604	$550	$5,428
Operating leases (2)	672	110	116	112	111	111	112
Purchase obligations (3)	1,072	1,072	-	-	-	-	-
Total	$9,876	$1,556	$662	$742	$715	$661	$5,540

__________________

(1)	Actual payments under the note payable to Cortelco stockholders (“Cortelco Note”), which are to be based on future earnings of Cortelco, may differ significantly from the projected payments estimated at the Cortelco Note’s inception. These differences may result in significant fluctuations in periodic interest expense in order to properly reflect interest expense over the actual life of the Cortelco Note.

(2) Non-cancelable operating leases do not include payments due under renewals to the original lease term.

(3) Outstanding commitments for purchases of inventory under open purchase orders.

eOn leases approximately 77,236 square feet of office and warehouse space in Corinth, Mississippi. The month-to-month lease has monthly rent of approximately $11,500 and is not subject to a formal lease agreement or term.

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CSPR leases approximately 17,236 square feet of office and warehouse space from the Puerto Rico Industrial Development Company. The lease expires in August 2019 and has monthly rent of approximately $8,600.

eOn is involved in various matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

At the time eOn became the majority stockholder, CSPR had a contingent liability associated with a property tax audit. The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $551,000 as of August 21, 2013, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2005 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believes it has strong arguments to support its position that the components of inventory qualify as raw material. However, management believes a settlement may be reached for an amount less than the assessment.  Accordingly, eOn has recorded a liability of $96,000 as of July 31, 2013 and 2012.

On February 12, 2014 CSPR received a payment demand notice from the CRIM in the amount of $559,807, but provided that if CSPR entered into a settlement agreement on or prior to March 27, 2014, CSPR could settle the outstanding amount for $320,000 and take advantage of an amnesty provision which would eliminate accumulated interest and penalties. Management is working with CRIM on the settlement proposal to settle this claim for the initial assessment of approximately $320,000 and has recorded an additional liability of $224,000 as of January 31, 2014 in anticipation of this settlement.

Quantitative and Qualitative Disclosures About Market Risk

eOn is subject to market rate risk from exposure to changes in interest rates based on its financing, investing and cash management activities, but eOn does not believe such exposure is material.

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MANAGEMENT OF EON

Set forth below is a description of eOn’s management as of the date of this proxy statement/prospectus. Upon completion of the Merger, each of eOn’s current directors and executive officers will resign and the newly elected directors will commence serving as directors of eOn and the newly appointed executive officers will begin serving as executive officers of eOn on and after the Merger. See “Management of eOn Following the Merger.”

Directors and Executive Officers

The following table sets forth information about eOn’s directors and executive officers:

Name	Age	Position
David S. Lee	76	Chairman and Director
Stephen Swartz	59	Principal Executive Officer
Lee M. Bowling	59	Chief Financial Officer
James W. Hopper	70	Director
Robert A. Gordon	63	Director
Frederick W. Gibbs	82	Director
W. Frank King	74	Director

Biographical information regarding eOn’s directors and executive officers follows:

David S. Lee, became the Chairman of the Board of eOn in 1991.  From 2003 until June 2008, he served as President and Chief Executive Officer.  Previously Mr. Lee served as Chief Executive Officer from May 2000 through August 2001.  Mr. Lee is a director of Linear Technology Corporation, a semiconductor company, and Vizio, a consumer electronics company, Chairman of Symbio, a global outsourcing company, and serves as a Senior Advisor for Silver Lake, a private equity investment firm for technology.  Mr. Lee is also Regent Emeritus for the University of California. From 1985 to 1988, Mr. Lee was President and Chairman of Data Technology Corporation, a computer peripheral company.  Prior to 1985, he was Group Executive and Chairman of the Business Information Systems Group of ITT Corporation, a diversified company, and President of ITT Qume, formerly Qume Corporation, a computer systems peripherals company.  In 1973, Mr. Lee co-founded Qume Corporation and was its Executive Vice President until the company was acquired by ITT Corporation in 1978.  Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University.

Stephen Swartz, became Principal Executive Officer of eOn in June 2012. Prior to joining eOn, Mr. Swartz was Vice President of Business Development for King Technologies, Inc., a service and distribution center for major brands of business telecommunications systems, from 2003 until 2008. Most recently, Mr. Swartz has served as Vice President of Sales for eOn. Mr. Swartz attended the University of Minnesota.

Lee M. Bowling, became Chief Financial Officer of eOn in June 2009. Prior to joining eOn, Mr. Bowling has been Vice President and Chief Financial Officer of Cortelco, Inc. since 2004. Prior to 2004, Mr. Bowling was Controller of Cortelco, Inc from 1997 until 2004. Mr. Bowling currently serves as a director of Cortelco Systems Puerto Rico, a provider of installation and services of business telecom, data, and network security solutions throughout Puerto Rico. His experience also includes various supervisory and management positions with ITT Telecommunications and Telephone Electronics Corporation. Mr. Bowling holds a B.S. in Accounting from Mississippi State University.

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James W. Hopper, became a director of eOn in 2009. Mr. Hopper is currently serving eOn Communications on a part-time basis in an advisory role. Mr. Hopper previously was Chief Executive Officer of eOn from June 15, 2009 until his resignation on June 8, 2012. Mr. Hopper served as the President of Cortelco, Inc. from 1997 until his resignation in 2012. Prior to 1997, he was Executive Vice President of Cortelco International, Inc., President and Chief Executive Officer of CMC Industries, and Executive Vice President and Plant Manager of Cortelco USA. Mr. Hopper’s experience also includes thirty-five years with ITT Corporation where he held numerous senior management positions. He has served on the Board of Directors of CMC Industries, Cortelco Systems Puerto Rico, International Telecommunications Corp., Ringers, Inc., and KSS Mid-South, Inc. Mr. Hopper holds a B.B.A in Management and Economics from the University of Memphis.

Robert A. Gordon, became a director of eOn in 2011. Mr. Gordon started his Arizona-based business telecom systems design, manufacturing and distribution consulting business, R. Gordon & Associates, Inc., in 1991. In 1997, Mr. Gordon founded and became president of Mobicel Systems, Inc., a corporation that designs and markets small business wireless enterprise communications systems. Mr. Gordon has served as president of ATEL Telefonia Inalambrica, S.A. of Guatemala, a provider of rural telephony service, since 2000. Mr. Gordon is also a director of Cortelco Systems Puerto Rico, a subsidiary of eOn, that provides installation and services of business telecom, data, and network security solutions throughout Puerto Rico. Mr. Gordon earned a B.S. in Engineering Technology (cum laude) from the University of Central Florida in 1983.

Mr. Gordon has been nominated to serve on the eOn board after the completion of the Merger. In recommending Mr. Gordon to serve on the eOn board after the Merger, The board has determined that Mr. Gordon is qualified to serve on the board based on Mr. Gordon’s prior experience as a member of the eOn board and his long-term experience in the telecommunications industry.

Frederick W. Gibbs, became a director of eOn in 2002. In 1988, Mr. Gibbs founded Mulberry Hill Enterprises, a consulting firm specializing in telecommunications and electronics, business acquisition analysis, and international business. Previously, Mr. Gibbs served in various management and consultant roles for International Telephone and Telegraph Corporation (ITT) over a 23 year period, including Executive Vice President of ITT and Senior Group Executive of Telecommunications and Electronics, a division of ITT Corporation. Mr. Gibbs also served on the boards of CMC Industries and ACT Manufacturing. Currently, Mr. Gibbs is a practicing attorney. Mr. Gibbs earned a B.A. from Alfred University and a J.D. from Rutgers University.

W. Frank King, became a director of eOn in 1998. Mr. King was a director of Concero, a software integration consulting firm, and was its President and Chief Executive Officer from 1992 to 1998. Dr. King earned a Ph.D. from Princeton University, an M.S. from Stanford University and a B.S. from the University of Florida.

Mr. King has been nominated to serve on the eOn board after the completion of the Merger. In recommending Mr. King to serve on the eOn board after the Merger, the board has determined that Mr. King is qualified to serve on the board based on Mr. King’s prior experience as a member of the eOn board and his long-term experience in the telecommunications industry.

Leadership Structure and Risk Oversight

The following discussion sets forth the leadership structure of the eOn board of directors as of the date of this proxy statement/prospectus. If the Merger is completed, the then constituted board intends to reassess the leadership structure.

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eOn’s board is currently structured with a separate Principal Executive Officer and Chairman. The Principal Executive Officer is responsible for the daily management of eOn, while the Chairman of the board of directors is responsible for providing leadership on the board of directors with respect to overall strategy and risk profile. eOn’s Chairman of the Board brings experience, oversight and expertise from outside the company and industry, while the Principal Executive Officer provides company-specific experience and expertise. The board believes that the separate roles of Chairman and Principal Executive Officer has promoted effective and thorough meetings and discussions and facilitated the flow of information between management and the board. Following the Merger, the eOn Board will be reconstituted, and at that time the Board will determine the director who will serve as Chairman following the Merger, taking into consideration whether it believes the functions of Chairman and Principal Executive Officer should continue to be separated or whether it would be more beneficial for eOn in the future to have one person serve in both positions.

Both the board as a whole and its committees play an active role in overseeing management of our risks. The board regularly reviews information regarding eOn’s strategy and key areas of eOn including operations, finance, legal and regulatory. The board’s Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manages risks associated with the independence of the board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Compensation Discussion and Analysis

General Philosophy.  eOn compensates its executives through a mix of base salary, performance incentive bonuses, long-term equity incentives, and employee benefits and perks designed to:

•	Attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of our stockholders;

•	Motivate our executives to achieve our key strategic and financial performance measures; and

•	Enhance the incentives for executives to increase our stock price and maximize stockholder value.

A portion of executive officers’ compensation potential on an annual basis is at risk based on eOn’s performance. If eOn’s performance does not meet the criteria established by the Compensation Committee, incentive compensation will be adjusted accordingly. The Compensation Committee of the board of directors oversees our general programs of compensation and benefits for all employees and determines the compensation of our executive officers and directors. eOn’s compensation setting process consists of establishing a base salary, a targeted, performance incentive bonus, and long-term equity compensation for each executive. The performance incentive bonus compensation is designed to reward executives as a group linking this compensation to revenue and earnings growth targets as well as certain other corporate objectives. Other employees are rewarded with performance incentive bonus compensation for achieving specific operational goals within areas under their control, although company-wide performance is also a factor.

The total cash compensation (i.e., base salary plus performance incentive bonus) paid to executive officers is intended to be competitive with the total cash compensation paid to executive officers in similar positions at companies engaged primarily in the communications industry with revenues similar to eOn’s, as well as comparable to other companies with performance similar to eOn’s. The Compensation Committee reviews the targeted total compensation (i.e., the aggregate level of compensation that eOn will pay if performance goals are fully met) to ensure the total compensation is aligned with goals of comparability and incentivizing performance. eOn also provides its executives with a variety of other benefits that it makes available generally to all salaried employees.

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The Role of the Compensation Committee.  The Compensation Committee has the primary authority to determine eOn’s compensation philosophy and to establish compensation for our executive officers. In determining the appropriate level of compensation and the total compensation package, the Compensation Committee reviews a variety of sources to determine and set compensation.

The Compensation Committee reviews the performance and compensation for the executives. Our PEO assists the Compensation Committee by providing recommendations regarding the compensation of all other executives. Each named executive officer and other senior executive management team members, in turn, participates in performance reviews with the PEO to provide input about their contributions to our success for the period being assessed. The performance of the PEO and executive management team as a group is reviewed by the Compensation Committee.

Total Compensation.  The total compensation package offered to each executive officer is comprised of four elements which are described in more detail below:

Element	Objective
Base salary	Attract and retain, reward individual performance
Performance incentive bonus	Achievement of financial objectives
Long-term equity incentive awards	Align long-term compensation with stockholder results
Employee benefits and perks	Provide competitive benefits

The Compensation Committee is responsible for balancing the financial requirements of eOn with the need to attract and retain key executives. eOn strongly believes in retaining the best talent among its executive management team. Goals of the compensation program are to align compensation with business performance and the interest of stockholders, and enable eOn to attract, motivate, and retain management that can contribute to eOn’s long-term success. In the case of the PEO, eOn also considered eOn’s performance since his employment, and the anticipated level of difficulty of replacing him with someone of comparable experience and skill.

Base Salaries.   eOn wants to provide its executives with a level of assured cash compensation in the form of base salary to compensate them for the services they provide and their level of professional experience and knowledge. The Compensation Committee considers the input of the PEO with respect to the base salaries of other executive officers. The Compensation Committee reviews senior management compensation. In establishing base salaries, the Compensation Committee seeks relevant compensation information including (1) the scope of the position; (2) the responsibilities; (3) the experience and length of service with eOn, the industry, and the community; (4) efforts and performance; (5) team building skills; (6) the observance of eOn’s ethics and compliance programs; (7) the salaries paid by competitive companies to officers in similar positions; and (8) the base salaries paid to eOn’s other executive officers. Increases in base salary from year to year are based upon the performance of the executive officers as well as market positioning considerations, as assessed by the PEO and reviewed and approved by the Compensation Committee. The Compensation Committee assesses these factors with respect to the PEO. The Compensation Committee recommends the compensation of the PEO for approval by the independent directors of the board of directors. The base salaries of the Named Executive Officers (as defined below) are set forth below.

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Name	Annual Base Salary Paid as of July 31, 2013
Stephen Swartz	$120,000
Lee M. Bowling	$125,404

Performance Incentive Bonus.   eOn implemented an Executive Incentive Plan (the Bonus Plan) for all of eOn’s officers, including executive officers, in 2006. The Bonus Plan, which is administered by the Compensation Committee, provides that each year the Compensation Committee will establish a method for determining the total amount of performance incentive bonuses available to be paid to all officers under the Bonus Plan (bonus pool). The bonus pool is established based upon specific measures of our financial performance, which may include sales, operating income, pre-tax income, net income, and earnings per share. The Compensation Committee, in its sole and absolute discretion, may determine the amount of each officer’s actual performance incentive bonus portion of bonus pool earned under the Bonus Plan. For fiscal year 2013 no bonus payments were made. In fiscal year 2012 a bonus payment was made to Mr. Bowling of $15,000.

Equity Compensation.   eOn may grant long-term, equity-based incentive awards to its executive officers under our 1999 and 2001 Equity Incentive Plans, as amended and restated (the Equity Incentive Plans). Under the Equity Incentive Plans, which are administered by the Compensation Committee, eOn may grant awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, phantom stock units, performance share units, and stock bonuses. Based on an assessment of competitive factors, eOn determines an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer. In fiscal year 2013 and 2012, no stock options or awards were granted to executive or non-executive employees.

Other Elements of Compensation and Perks.  In order to attract and retain employees while paying market levels of compensation, eOn provides its executives and other employees the following benefits and perks.

Medical Insurance.  E ach executive officer and the executive officer’s spouse and children are provided such health, dental and vision insurance coverage as eOn may from time to time make available to its other employees. We pay a portion of the premiums for this insurance for all employees.

Life and Disability Insurance.  E ach executive officer is provided such disability and/or life insurance as eOn, in its sole discretion, may from time to time make available to its other executive employees of the same level of employment.

Defined Contribution Plan.  A Section 401(k) Safe Harbor Profit Sharing Plan and Trust (the “Plan”), a tax-qualified retirement plan, is provided to eligible employees. Under the provisions of the plan, all participants may contribute a percentage of their compensation, subject to limitations established by the Internal Revenue Service. eOn contributes 3% of the employee’s compensation to the Plan. Discretionary contributions may be made to the profit sharing portion of the Plan in an amount specified by management annually. eOn maintained the eOn Communications Corporation Profit Sharing Savings Plan, which qualified under Section 401 of the Internal Revenue Code until January 31, 2011, when the assets were merged with the Plan.

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Stock Purchase Plan.  The 1999 Employee Stock Purchase Plan (ESPP), which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase eOn common stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the plan period or the stock price on the last day of the plan period, whichever is lower. The purchase dates occur on the last business day of August and February of each year. To pay for the shares, each participant may authorize periodic payroll deductions from their cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in a period are automatically applied to the purchase of common stock on that period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to that date.

Other.  Certain other perks or fringe benefits are made available to executive officers and other employees, such as tuition reimbursement, travel insurance, professional society dues and food and recreational fees incidental to official company functions, including board meetings.

Severance Benefits.  eOn believes that companies should provide reasonable severance benefits to employees. With respect to the Principal Executive Officer and executive officers who earned more than $100,000 in salary and bonus during fiscal 2013 (the “Named Executive Officers”), these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. In the event of the termination of the Named Executive Officers’ employment, the post-employment pay and benefits, if any, to be received by the executive officer will vary according to the basis for their termination.

Board Process.  The Compensation Committee of the board of directors approves all compensation and awards to executive officers. The Compensation Committee reviews the performance and compensation of the PEO. For the remaining executive officers, the PEO makes recommendations to the Compensation Committee that are subject to their review and approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the PEO, and has delegated option and restricted stock granting authority to the PEO for employees who are not officers. In setting compensation and recommending the approval of compensation plans to the board of directors, the Compensation Committee takes into account the extent that eOn’s compensation practices may adversely affect the level of risk in eOn. The Compensation Committee weighs the impact of these risks when making these determinations.

Executive Compensation

Summary Compensation Information

The following table sets forth certain information concerning compensation earned for the fiscal years ended July 31, 2013 and 2012, by the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total Compensation
Stephen Swartz(3) Principal Executive Officer	2013	$120,000	$—	$—	$24,133	$144,133
	2012	104,899	—	—	43,879	148,778
Lee M. Bowling(3) Chief Financial Officer	2013	125,404	—	—	35,303	160,707
	2012	105,098	15,000	—	13,261	133,359

(1)	There were no options issued to the Named Executive Officers as compensation in the last two years.
(2)	The amounts in All Other Compensation column are more fully described in the table under “All Other Compensation Supplemental”.
(3)	Includes Cortelco compensation for Mr. Bowling and Mr. Swartz.

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See Compensation Disclosure and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under Summary compensation Table were paid or awarded and the criteria for such payment.

All Other Compensation — Supplemental

The table below sets forth other compensation information during fiscal year 2013 for our Named Executive Officers.

Name and Principal Position	401K	Insurance Premiums	Payment in Lieu of Salary	Total All Other Compensation
Stephen Swartz Principal Executive Officer	$3,600	$20,533	$—	$24,133
Lee M. Bowling Chief Financial Officer	3,762	31,541	—	35,303

Stock Option Grants in Fiscal Year 2013

During fiscal year 2013, no options to purchase shares of eOn’s common stock were issued to directors or executive officers of eOn.

Aggregated Option Exercises in Fiscal 2013 and Fiscal Year-End Option Values

During fiscal year 2013, there were no option exercises and there were no outstanding equity awards held by our Named Executive Officers as of July 31, 2013.

Outstanding Equity Awards

There were no outstanding equity awards held by our Named Executive Officers as of July 31, 2013.

Option Exercises During Fiscal Year 2013

During fiscal year 2013, there were no stock option exercises by our Named Executive Officers.

Director Compensation

eOn compensates its directors for their services as members of the board of directors and committees with a combination of annual retainers and stock options. Directors who are not employees are eligible to receive compensation for their services as directors, while directors who are employees of eOn are ineligible to receive separate director compensation. However, all directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. The following table sets forth a summary of compensation we paid to our non-employee directors for fiscal year 2013.

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Name	Fees Earned Or Paid in Cash	Option Awards(1)	Total
David S. Lee	$—	—	$—
Frederick W. Gibbs	25,000	—	25,000
W. Frank King	25,000	—	25,000
Robert A. Gordon	25,000	—	25,000

In order to recruit and retain qualified directors, the Board may, in its discretion, make grants of stock options to directors. Non-employees serving as members of the board of directors are eligible to receive stock option grants under eOn’s 1999 Equity Incentive Plan (the “1999 Plan”), which was adopted by the board of directors and approved by a majority of stockholders in April 1999. As of November 15, 2013, there were three non-employee directors eligible to participate in the 1999 Plan: W. Frank King, Frederick W. Gibbs and Robert A. Gordon. During fiscal year 2013 there were no options to purchase common stock issued to non-employee directors.

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BUSINESS OF INVENTERGY

The following description applies to the current business of Inventergy as well as the business of eOn following the Merger.

Overview

Inventergy is an intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013. Inventergy’s principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014 and its telephone number is (408) 973-7896.

Inventergy works to develop long-term relationships with global companies, which Inventergy refers to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). Inventergy offers clients a professional corporate licensing model for IP value creation that provides both immediate returns and attractive, long-term licensing revenue. Inventergy has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. Inventergy aspires to be a market-leader in IP value creation across various technology and market segments.

The core strategy of Inventergy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate reasonable value from these portfolios through licensing or sales of these patents. The patents are purchased for an upfront fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). This percentage is low enough such that there is not actual or implied direct control of the actions of Inventergy in its value generation efforts. As a result, Inventergy remains independent of the companies from which it has acquired the patent portfolios. Inventergy has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios. Outside of the purchase agreements, Inventergy has no other business relationships with the companies that have sold the portfolios to Inventergy.

Inventergy has ten employees and is headquartered in Cupertino, California. It also has offices in Fort Collins, Colorado and New York City. In addition to its employees, Inventergy engages third party resources including technical experts, litigation firms, reverse engineering firms, valuation experts and market research firms. As Inventergy acquires additional large patent portfolios, it is likely that two to three additional resources (business, technical or legal) may need to be hired to monetize the portfolio effectively.

Inventergy’s Strategy

Key elements of Inventergy’s strategy are as follows:

•	Inventergy targets market- and technology-leading companies whose product and service revenue or internal IP monetization efforts may not be maximizing the value of their IP assets.

•	Inventergy leverages its management’s expertise to select, value and out-license patent assets to create additional IP value for clients in a relationship-based approach to developing fair and substantial licensing programs.

•	Inventergy aims to develop long-term relationships with a small number of significant, global companies from which it may obtain multiple high quality IP asset portfolios.

•	Management believes Inventergy’s approach to identifying, valuing and obtaining valuable IP assets is scalable and applicable across a broad range of technologies and businesses.

Competitive Strengths

•	Inventergy’s directors and officers have significant experience creating value from IP assets and are recognized leaders in their fields:

o	Joseph (Joe) Beyers, CEO and Chairman of the Board, is a recognized leader in intellectual property. Mr. Beyers spent over 30 years at Hewlett-Packard Corporation, as both an electrical engineer and a member of Hewlett-Packard’s senior executive team. The inventor of the world’s first 32-bit microprocessor integrated circuit, Mr. Beyers started a number of software businesses within Hewlett-Packard, was head of its $600-million-a-year Internet Business Unit, led equity investments, acquisitions and divestitures, and also Planning & Strategy for Hewlett-Packard as well. Mr. Beyers was Chief IP Officer for Hewlett-Packard for over six years, where he managed all patents, standards, technology and brand licensing, and grew the corporation’s IP income more than 20-fold during his leadership. Mr. Beyers established this consistent, market-leading track record with an assertive yet professional licensing approach that set a bar for the industry.

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o	Wayne Sobon, Senior Vice President and General Counsel, manages Inventergy’s corporate, intellectual property and licensing legal programs. Mr. Sobon has an extensive legal and business background, centered on IP-intensive industries. Mr. Sobon built upon his physics and engineering technical expertise, with joint JD/MBA degrees from Berkeley, and counseled clients in corporate, patent and IP matters, and litigation in outside counsel roles in prominent Silicon Valley law firms. Mr. Sobon built and led Accenture’s (previously Anderson Consulting) global IP function for nearly eleven years. Mr. Sobon is a recognized leader in the IP legal world and currently serves as President of the American Intellectual Property Law Association (with some 15,000 IP professional members). He is a member of the Invent Now (National Inventor Hall of Fame) board and was twice appointed by the Secretary of Commerce to the US Patent and Trademark Office’s Patent Public Advisory Committee, recently awarded the U.S. Department of Commerce Gold Medal for extraordinary achievement and has held prior significant IP board and executive positions.

o	Jon Rortveit , Senior Vice President, Acquisition and IP Licensing, manages Inventergy’s various IP asset acquisitions and business licensing efforts. Mr. Rortveit was the CEO of Tynax, a global patent broker and technology-trading exchange. He was also the CEO and Founder of IBA Consulting, a consulting practice helping European venture-funded companies entering the US market. Mr. Rortveit’s deep understanding of the IP marketplace, his significant contacts across the globe with key IP and business executives in relevant multinational companies, and his breadth of experience in effective IP negotiations and transactions, greatly assist Inventergy in finding, shaping and negotiating the purchase of select IP assets for Inventergy’s portfolios.

o	Anna Johns, Vice President, Licensing, is responsible for monetizing Inventergy's patent portfolios by negotiating and concluding patent license agreements with companies that practice Inventergy's patents. Mrs. Johns brings fifteen years of experience in intellectual property licensing and patent litigation to her role at Inventergy. She previously served as the Director, Patent Licensing and Commercialization, at Ericsson Inc., where she was responsible for all North American revenue-generating licensing activities. Prior to joining Ericsson, Mrs. Johns served as Senior Manager, Patent Licensing at Nokia, where she managed and negotiated the settlement of patent lawsuits and assertions and founded Nokia’s WLAN patent licensing program. Mrs. Johns began her career in intellectual property as a patent litigation attorney where she focused on the calculation of damages resulting from patent infringement.

o	Paul Roberts, Vice President, Chief Patent Counsel, manages Inventergy’s growing IP portfolios and coordinates Inventergy’s technical and legal support for IP transactions. He provides key expertise for IP licensing processes and negotiations. Mr. Roberts has served as senior IP counsel for MCI Worldcom and Accenture, was most recently VP, Patent Law & Commercialization at Rovi (formerly Macrovision), and is Secretary of the Board of Trustees for the Licensing Executives Society (LES)—USA & Canada.

o	Marshall Phelps, Jr ., Independent Director has served as Vice President, IP & Licensing for IBM and Vice President, IP Policy & Strategy for Microsoft. Mr. Phelps is an IP Hall of Fame Inductee, and currently serves as CEO for Article One Partners, an IP consultancy.

•	The management talent, experience and skill sets are key differentiators for Inventergy, and set it among the very best of its peers.

•	Management’s contacts across many IP-dependent industries provide key sourcing capability.

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o	Inventergy’s officers and directors are well-known across IP and technical industries, with significant and important relationships with prospective target clients as well as potential out-licensing customers. Inventergy’s focus is leveraging its reputation and relationships to achieve fair and reasonable transactions in a timely manner. Inventergy is currently in discussions with several other large companies with significant portfolios.

•	Developing these long-term relationships helps ensure on-going revenue streams, built on key asset portfolios from existing clients.

o	The long-term relationships with clients provides a continual potential source of new assets and supports continuing revenue growth opportunities.

•	Inventergy’s professional corporate out-licensing model enables timely value-creation from client portfolio assets as well as on-going revenue streams.

o	Management believes the average time to concluding IP out-licensing transactions generally in the industry is approximately 18 months. While at Hewlett-Packard, Mr. Beyers often achieved revenue within nine months for out-licensing transactions. Inventergy believes it can drive an efficient process for delivering value and concluding appropriate, fair and reasonable transactions in a timely manner.

Industry Overview

Based on the Ocean Tomo Intangible Asset Market Value Study released in 2010 by Ocean Tomo, LLC, an Intellectual Capital Merchant Banc™ firm, 80% of the value of most companies in the S&P 500 was based on their IP. In many cases, product and service revenue based on patent assets can leave substantial amounts of untapped value in the IP, either because the IP is in areas that are no longer as strategically important or too time-consuming for the asset holders to pursue. As a result, companies may not realize the maximum value generated from their research and development activity. The unrealized value can far exceed the cost of prosecuting the patents. Unfortunately, many companies cannot capture the full value of their IP assets themselves because they do not possess the necessary resources and personnel or because the pursuit of value involves a higher degree of risk than may be acceptable to such company.

Industry Focus

The initial two portfolios Inventergy has acquired are complementary portfolios in the telecommunications industry, specifically in the segments that cover core network infrastructure (IP Multimedia Subsystems -IMS and Voice over IP -VOIP) and mobile broadband communications (3G & 4G protocols -WCDMA/HSPA/LTE). Over time, Inventergy may acquire additional portfolios in this industry as well as other market segments. An overview of the telecommunications industry as well as the two initial Inventergy portfolios follow below.

General Perspectives on the Telecommunication Industry

The telecommunication industry is global in nature and the technologies deployed are largely defined and developed by cooperative standard-setting “working groups,” between the various market participants. One such body is “3GPP” (3rd Generation Partnership Project, a collaboration among groups of telecom associations, covering radio, core network and service architecture technologies). A number of other voluntary standard setting bodies exist, with the overall objective to ensure interoperability between networks and devices. According to the GSA organization (a 3GPP industry organization), in Q2 2013 there were 5.9 billion subscriptions globally using 3GPP systems (covering 2G -GSM, 3G-WCDMA & HSPA, and 4G-LTE protocols). This included 1.3 billion 3G and 126 million 4G subscribers.

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From an intellectual property commercialization perspective, Inventergy believes that the continued development and deployment of standards-compliant telecommunication equipment and systems, create large, global addressable markets where market participants must comply with both declared and de facto industry standards to remain competitive. In many cases, these providers may not have developed the standards themselves nor do they own or are licensed to the key patents that relate to these standards. In addition, in this highly competitive industry, Inventergy believes market participants will also race to adopt key improvements above and in addition to standards-based technology.

Inventergy believes that the continued and accelerated deployment as well as upgrading of technologies that can handle richer content to mobile devices, faster connections, quicker data speeds and more services delivered over networks, fixed and mobile, present significant opportunities for Inventergy. These trends accelerate the need for IMS and 3G & 4G technologies and protocols – areas in which Inventergy has significant patent portfolios. Inventergy’s focus is to acquire patent portfolios that contain a mixture of both standards declared patents as well as patents that cover important improvements to standards-based technologies.

The IMS and VOIP Segment – The primary focus of the first Inventergy portfolio

IP Multimedia Subsystem (IMS) is an architectural framework for delivering IP multimedia services and voice applications from wireless and wireline devices. It was originally designed by 3GPP. IMS is intended to aid the access of multimedia and voice applications from wireless and wire line terminals, to create a form of fixed-mobile convergence.

The technology is already deployed by more than 100 service providers around the world, as well as through cable companies to offer services such as the popular “bundles” of voice, TV and Internet. A driving force behind the deployment of LTE (long-term evolution) among service providers is the ability to offer Voice over LTE (VoLTE). Inventergy estimates based on data from Infonetics and internal analysis that the size of this market related to the service provider segment that could benefit from Inventergy’s technologies is $35-$40 billion cumulative over the next five years.

VOIP solutions are also extensively deployed in the corporate sector as companies are addressing the needs of an increasingly mobile workforce through so-called “unified communications” offerings that all packet data networks enable.

The Mobile Broadband Infrastructure Segment – The primary focus of the second Inventergy portfolio

Mobile broadband is a term that encompasses 2G, 3G and 4G cellular technologies based on standards that are developed and managed by the 3GPP organization and covers the radio, core network and service architectures that enable broadband communication between base stations and devices (such as cell phones and tablets, wireless enabled computers).

In the document “The Future of WCDMA/HSPA”, Ericsson estimates the 3G and 4G mobile broadband subscription market will grow 26% annually 2013-2018. In 2013, 3G comprised 20% of the WW mobile subscription market; 4G comprised 1.4%. By 2018, 3G and 4G is forecast to comprise 47% and 17%, respectively, of total worldwide mobile broadband subscriptions.

Data from GSA shows that 583 operators globally have deployed 3G as of November 2013 with commercial deployment of 4G deployed by 222 operators and another 252 operators investing in the technology. In terms of “mobile broadband enabled devices”, GSA data shows that as of September 2013 there over 4,000 different 3G enabled devices. In terms of 4G, GSA data from November 2013 indicates that there were 1,240 different devices from 120 manufacturers (of which 455 were smartphones).

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The Business Model

Obtaining Assets

Business Model with Client

Inventergy’s initial focus is on developing relationships in the information technology and telecommunications industries and expanding from there into other adjunct or distinct new industry segments. Inventergy seeks to enable clients to generate higher potential value from their patent asset portfolio. Clients can be sourced through management’s significant industry contacts. Inventergy seeks leading companies who have demonstrated early technology development, backed by strong R&D investments protected through substantial patent portfolios, but lacking expertise in IP monetization. Preferred clients include those that may be moving out of a market or have more strong assets in a segment than are needed to support their ongoing business.

Many key technology-leading companies have significant patent asset portfolios in areas that may be no longer as strategically valuable to the client but have clearly been adopted and built upon by other market participants. Preferred asset portfolios are in strong-margin, high-growth segments of particular industry sectors. Inventergy’s acquisition teams study patents of prospective clients and evaluate overall patent strength, the size of the appropriate addressable market(s), the reasonably probable revenue that might be generated from a successful licensing program, and how the remaining lifespan of a particular portfolio matches the expected trajectory of the target market(s).

Once a target client has been identified, Inventergy engages in significant discussions and evaluations to obtain what Inventergy believes are portfolios with the highest potential value. Inventergy engages in deep and thorough discussions with potential clients to determine the best paths to developing value from the unused or underutilized patent assets.

Inventergy typically negotiates with a target client over a period of time and typically structures its patent acquisitions to include an up-front fee to the client, and an ongoing percentage of net revenue received from licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. Such arrangements permit each client to balance cash flow and the risk and reward potential of ongoing research and development and patent operations.

The client may also receive a non-exclusive license to continue to make, have made, and sell products and services under the transferred patent assets, to ensure continuity of their ongoing businesses. The original asset holder will have no continuing control over Inventergy’s licensing and enforcement programs. But in certain cases, the assets acquired may be subject to existing licenses, existing business relationships and standards organization obligations (including in certain cases, Fair, Reasonable and Non-Discriminatory (FRAND) licensing obligations). Inventergy acquires patent asset portfolios cognizant of these potential existing encumbrances, and factors these issues into the final arrangements.

Inventergy seeks to cultivate long-term relationships with its clients with the goal of acquiring additional asset portfolios from these same clients in the future.

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Referrals Agreements

Inventergy also periodically enters into Referrals Agreements with unaffiliated third parties for the provision of commercial and/or technical assistance to facilitate completion of designated acquisitions of assets. The agreements contain confidentiality provisions, may continue indefinitely and are terminable by either party upon notice. To date Inventergy has entered into three such agreements, one with a German consulting firm, one with a California firm and one with a Japanese firm, each with technology expertise related to the assets being evaluated for acquisition or with important relationships with the clients owning the assets. Inventergy may enter into other such referrals agreements in the future. Compensation under such agreements are subject to negotiations between the parties and may be based on a percentage of the purchase price of the assets payable in cash upon closing of the transaction, periodically over time, payable in shares of stock of Inventergy or provide for an hourly consulting arrangement depending on Inventergy’s specific needs.

Generating Value from the Assets

The Patent Review Triad—Inventergy’s Internal Business System

Inventergy’s internal out-licensing campaign teams are typically managed by three leads, together with their respective internal and external teams—(1) Technical, (2) Legal, and (3) Business. Ultimately, the three teams collaborate to comprehend the addressable market space(s), the relevance of the patent assets, the mapping of patent assets to applicable standards and the products and services of other market participants, and technical and industrial value.

Technical Lead and Team

The Technical Lead and associated group works to understand the science and technology behind the patents of a particular portfolio, under the review of the Legal Lead and in support of the Business team. This group coordinates the work of third party technology consultants, including technical external resources such as technical experts, reverse engineering consultancies, and other providers, to deliver consolidated inputs to the Legal and Business teams.

Legal Lead and Team

This group manages the existing patent asset portfolio from a global perspective, and also manages further prosecution of continuing patent cases to help maximize value in ongoing licensing efforts. Prior to a potential acquisition and on-going after the acquisition, the Legal Lead and associated group reviews the patent assets and, together with the Technical team, helps analyze the products and services of prospective licensees. In particular, this group analyzes patent claims and determines how these claims relate to products, services and industry standards, prepares claim charts and licensing packages and supervises the Technical Lead and the technology efforts from a legal perspective.

The Legal Lead also is responsible for the legal structure of any negotiated settlement with prospective licensees. They also manage external legal providers, including patent prosecution, licensing and, if needed, litigation resources for effectively managing the life of each patent portfolio and providing consolidated services in support of business objectives.

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Business Lead and Team

This group has overall financial responsibility for each licensing campaign. For both the purpose of determining business terms of license agreements and acquiring new portfolios, the Business group gathers the Technical and Legal inputs from the other two triad members and identifies target companies that have products and/or services in areas that may be impacted by relevant patent assets.

The Business Lead, with Technical and Legal inputs, assesses the relevant addressable market for patent assets and establishes an achievable licensing campaign structure and process. The Business group leads the development of marketing and licensing materials and packages, and drives the engagements with prospective licensing targets. The Business group also determines the structure and terms of proposed licenses, and helps set value for portfolios by setting a realistic, objective and achievable valuation of portfolios with respect to the particular market segments and products and services of target licensees.

Inventergy’s Professional Corporate Out-Licensing Model

Once Inventergy acquires an asset portfolio, and analyzes the addressable market and existing and projected products and services using patented technology of the portfolio, Inventergy then expects to develop an engagement campaign and process. Following a structured approach, Inventergy will contact key decision-makers of relevant market participants and seek discussion and respectful engagement. Inventergy anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees.

Management believes that Inventergy’s approximately 677 patents and patent applications (176 previously acquired and 501 recently acquired from Panasonic) are fundamental to the telecommunications industry. This technology is utilized in the following markets:

•	Telecommunications core infrastructure;

•	Base stations and cell towers;

•	Communications service providers;

•	End user communications devices (such as cell phones and tablets); and

•	Enterprise voice over IP (VoIP) networks.

Inventergy’s licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. Inventergy believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it and its potential licensees to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are supposedly invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using Inventergy’s patent assets may not voluntarily enter into license agreements. As a result, Inventergy has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect such intellectual property rights.

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Intellectual Property and Patent Rights

Inventergy’s intellectual property is primarily comprised of asset portfolios it has acquired from clients for the purpose of monetizing such patents in a meaningfully valuable manner.

In connection with an acquisition of assets, Inventergy may seek financing to enable it to pay fixed up front fees or cash purchase prices. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration.

Asset Portfolios

Huawei Internet Multi-Media System (IMS) Portfolio

Huawei is a multinational networking and telecommunications equipment and services company headquartered in Shenzhen, China. Huawei has deployed its products and services in more than 140 countries and currently serves 45 of the world’s 50 largest telecom operators. In 2012, Huawei was recognized by Gartner for their innovation, which placed them in the upper-right (best) quadrant of Gartner’s “Magic Quadrant” in the telecommunications industry. Although Huawei has not previously pursued IP commercialization in any significant fashion, Huawei chose Inventergy to monetize a key part of Huawei’s sizable portfolio of mobile infrastructure IP.

Inventergy acquired 176 issued patents and pending patent applications from Huawei relating to IP Multimedia Subsystem (IMS) and Voice over IP (VOIP) implementations. The portfolio covers the core network of the so-called “Next Generation Networks” enabling such functionality as Mobile Video delivery and Mobile High Definition Audio as well as enabling services like “triple play” (phone, television and data) offered by fixed line/cable operators and enterprise VOIP solutions.

The initial engagement with Huawei was initiated by Inventergy consultants contacting Huawei and presenting to them Inventergy’s business strategy. Huawei provided Inventergy an initial list of patents for purchase. Inventergy evaluated the portfolio and negotiated with Huawei over a six-month period to agree upon a final portfolio to be purchased and the purchase terms. Under the terms of the purchase agreement, Inventergy has full ownership of the portfolio including the right to past damages and has the sole right to determine the best strategy to derive value from the portfolio. Outside of this purchase agreement, Inventergy has no other business relationship with Huawei.

The patents cover a broad range of functional aspects, including advanced call features, network security, interoperability, system performance and network reliability. These patents have an average remaining life of 10 to 12 years. Approximately 57 or more of the patent assets are potentially standards-relevant, and there are very limited prior license encumbrances against the entire portfolio.

Inventergy believes the portfolio to be particularly relevant as mobile network operators, cable operators and equipment manufacturers roll out new features and content rich services for both mobile and fixed networks. Inventergy has identified over 125 companies within four primary licensee market segments, namely, IMS systems, enterprise networking equipment (VOIP), legacy mobile systems and telecommunications service providers that it intends to approach to monetize the IMS IP assets. Currently there are over 100 mobile network operators worldwide offering services based on the IMS standard and most cable companies that already offer “triple play bundles” do this on the IMS standard, so use of IMS is reasonably expected to increase substantially. Inventergy also estimates that there are already about 30 equipment manufacturers offering solutions relevant to this patent portfolio.

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Panasonic 3G, 4G and LTE Portfolio

Panasonic is consistently ranked as one of the world’s top five patent holders. In 2012 the company ranked number four in granted US patents, behind only IBM, Samsung and Canon. Panasonic’s innovation ability and resulting patent quality is widely recognized.

Panasonic has not been an active enforcer of their patent assets and their approach has been almost exclusively defensive in nature and limited to some strategic cross-licensing agreements and participation in defense-oriented Standards Licensing Pools. Over the last couple of years the company has been, and still is, undergoing a significant change of business direction. This change has meant that some areas formerly considered of strategic importance have been de-emphasized and the company has started exploring options such as divestitures or selling off patent assets for such areas.

One such technology area is 3G (WCDMA & HSPA) and 4G (LTE) mobile infrastructure, where Panasonic, through its relationship with NTT Docomo, was an early innovator and pioneer. Inventergy has worked with Panasonic to select a comprehensive portfolio of approximately 501 patent assets in the 3G and 4G technology domain. The initial engagement with Panasonic was initiated by Inventergy consultants contacting Panasonic and presenting to them Inventergy’s business strategy. Panasonic provided Inventergy an initial list of patents for purchase. Inventergy evaluated the portfolio and negotiated with Panasonic over a six-month period to agree upon a final portfolio to be purchased and the purchase terms. Under the terms of the purchase agreement, Inventergy has full ownership of the portfolio including the right to past damages and has the sole right to determine the best strategy to derive value from the portfolio. Outside of this purchase agreement, Inventergy has no other business relationship with Panasonic.

The portfolio consists of approximately 385 3G patent assets and 116 4G patent assets. Approximately 197 of the patent assets are potentially standards relevant. The main technical focus of the portfolio concerns base station equipment communication with mobile devices, specifically the radio aspects of such communications. The 3G/4G standards are widely adopted by telecom operators, infrastructure manufacturers and mobile device manufacturers around the world as the enabling standard for mobile broadband. According to data from GSMA Intelligence (The global mobile network association), there were 1.6 billion mobile broadband (3G/4G) connections established worldwide in Q1 2013.

Inventergy views the Panasonic portfolio as very complementary to the Huawei portfolio where, even though a few of the target companies may be the same, the affected revenue streams are different. Inventergy believes that such complementary coverage may offer operational and marketing efficiencies and it is exploring other opportunities that may add further synergy.

Patent Portfolios

Inventergy acquired an aggregate of 677 patents and patent applications from Huawei and Panasonic outright, including the general right to recover damages for past infringement. Complete lists of Inventergy’s Mobile Broadband and IMS & VoIP Patent Portfolios including patent or patent application numbers, countries where filed and, with respect to granted patents, the estimated years remaining, have been included as exhibits to the registration statement of which this proxy statement/prospectus is a part. See “Where You Can Find Additional Information.”

Mobile Broadband

The chart below indicates, with respect to Inventergy’s 501 patents or pending applications in the mobile broadband category, the estimated useful remaining lives of such patents as of the date of this proxy statement/prospectus. Though several patents recently expired (noted below as “RE”), key jurisdictions for these patents can still provide an ability to recover for past damages so the patents have been listed for completeness. Pending applications indicate applications for patentS that could, if granted become enforceable patents in relevant geographies. Over 50% of Inventergy’s mobile broadband patents have between 6 and 13 years remaining and approximately 38% have between 2 and 5 years remaining as follows:

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The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
RE	16		16
0<1	8		8
1	2		2
2	19		19
3	65	10	75
4	62	6	68
5	27	3	30
6	95	3	98
7	32		32
8	35	5	40
9	15	5	20
10	32	5	37
11	19		19
12	22	13	35
13	2		2
Grand Total	451	50	501

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IMS & VOIP

The chart below indicates, with respect to Inventergy’s 176 patents and pending applications in the IMS & VOIP category, the estimated useful remaining lives of such patents as of the date of this proxy statement/prospectus. Pending applications indicate applications for patent that could, if granted become enforceable patents in relevant geographies. Almost 50% of such patents have 11 years remaining and approximately 91% have between 11 and 15 years remaining as follows:

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
7	2		2
8	1		1
10	13		13
11	79	7	86
12	47	2	49
13	12	6	18
15	2	5	7
Grand Total	156	20	176

Competition

Inventergy expects to encounter significant competition from others seeking to acquire and monetize intellectual property assets. This includes an increase in the number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Other companies may develop competing technologies that offer better or less expensive alternatives to patented technologies that Inventergy may acquire and/or license. Many potential competitors may have significantly greater resources than the resources Inventergy possesses. Technological advances or entirely different approaches developed by one or more of its competitors could render certain of the technologies owned or controlled by Inventergy obsolete and/or uneconomical.

Entities such as Intellectual Ventures, Acacia, Interdigital, Rambus, Tessera, VirnetX, WiLan and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. Many of Inventergy’s competitors have longer operating histories and significantly greater financial resources.

Employees

As of April 1, 2014, Inventergy had ten full-time employees. None of Inventergy’s employees or contractors is subject to a collective bargaining agreement and Inventergy believes its employee relations to be good.

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Inventergy uses the services of various consultants and contractors to manage its business, technical, accounting and legal operations. Inventergy believes selective use of such consultants allows it to achieve its business objectives in a flexible, cost-effective fashion.

Property

Inventergy leases its principal executive offices at Cupertino, CA pursuant to a month-to-month lease. Management believes its facilities are adequate for its current and anticipated operations.

Legal Proceedings

Inventergy is not currently a party to any legal proceedings.

Available Information

Inventergy’s website is www.inventergy.com. The information on Inventergy’s website is not a part of, or incorporated in, this proxy statement/prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS OF INVENTERGY

The following discussion should be read in conjunction with the financial statements of Inventergy and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Inventergy is a development stage intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013.

Inventergy works to develop long-term relationships with global companies, which we refer to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). Inventergy offers clients a professional corporate licensing model for IP value creation that provides both immediate returns and attractive, long-term licensing revenue. Inventergy has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. Inventergy aspires to be a market-leader in IP value creation across various technology and market segments.

The core strategy of Inventergy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate reasonable value from these portfolios through licensing or sales of these patents. The patents are purchased for an upfront fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). This percentage is low enough such that there is not actual or implied direct control of the actions of Inventergy in its value generation efforts. As a result, Inventergy remains independent of the companies from which it has acquired the patent portfolios. Inventergy has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios. Outside of the purchase agreements, Inventergy has no other business relationships with the companies that have sold the portfolios to Inventergy.

As of April 1, 2014, Inventergy has ten employees and is headquartered in Cupertino, California. It also has offices in Fort Collins, Colorado and New York City. In addition to its employees, Inventergy engages third party resources including technical experts, litigation firms, reverse engineering firms, valuation experts and market research firms. As Inventergy acquires additional large patent portfolios, it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions. Inventergy believes that its critical accounting policies are limited to those described below. For a detailed description of Inventergy’s accounting policies, see Footnote 2, “Summary of Significant Accounting Policies,” in the notes to the Inventergy financial statements.

Development Stage and Liquidity

Inventergy is in the development stage and has had no revenues to date. Successful completion of Inventergy’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of revenue and market demand to become an established operating enterprise.

Inventergy’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, Inventergy has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. Inventergy’s primary source of funds through December 31, 2013 was the issuance of equity securities and promissory notes. In addition, in January 2014, Inventergy raised $7,250,000 through the issuance of equity financing and secured $3,000,000 in debt financing to repay the $3,100,000 in notes originally provided by Inventergy’s chief executive officer for the purchase of the Panasonic patent portfolio. Inventergy considers its current cash and cash equivalents balances to be sufficient to fund operations until December 31, 2014, but it may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. There are no assurances that additional financing will be available to Inventergy at a cost acceptable to it, or at all.

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Revenue Recognition

Inventergy has not recognized revenues to date. Inventergy intends to earn revenue from the licensing of patent technology to market participants. Inventergy anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees. Inventergy’s licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. Inventergy believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using Inventergy’s patent assets may not voluntarily enter into license agreements. As a result, it has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect such intellectual property rights. The timing and amount of revenue recognized in the future will depend on Inventergy’s success in negotiating license agreements.

Patents

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the average estimated useful lives of the respective asset portfolios, currently approximately seven to ten years depending on the portfolio. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Stock-based compensation

Inventergy occasionally grants restricted stock awards ("RSAs") to employees, directors and consultants. All stock-based payments to employees are recognized in the financial statements based on their respective grant date fair values. All stock-based payments to non-employees are recognized in the financial statements at fair value on a recurring basis as the awards vest. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

Income taxes

Inventergy accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

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Inventergy is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

It is Inventergy’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2013, Inventergy had no accrued interest and penalties related to uncertain tax positions.

Fair value measurements

Inventergy defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inventergy utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Inventergy. Unobservable inputs are inputs that reflect Inventergy’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of financial instruments:

•       Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•       Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•       Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Results of Operations

The following table presents Inventergy’s statements of income expressed as a percentage of total operating expense for the nine months ended September 30, 2013 and the period January 12, 2012 (Inception) to December 31, 2013:

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	Year ended December 31, 2013	January 12, 2012 (Inception) to December 31, 2013

Net revenue	-%	-%

Operating expense:
Selling, general and administrative	93.9%	94.0%
Amortization	6.1%	6.0%
Total operating expense	100.0%	100.0%
Loss from operations	(100.0)%	(100.0)%
Decrease in fair value of derivative liabilities	11.1%	11.1%
Interest income (expense), net	(8.8)%	(8.8)%
Total other income (expense), net	2.3%	2.3%
Loss before provision for income taxes	(97.7)%	(97.7)%
Provision for income taxes	-%	-%
Net income	(97.7)%	(97.7)%

Selling, General and Administrative Expense

Selling, general and administrative expenses for the year ended December 31, 2013 of $4,550,339 includes $1,092,724 and $779,380 for employee and non-employee, respectively, equity compensation expense for restricted stock awards granted in the period, and personnel costs, marketing and other administrative expenses. In addition to these items, the $4,563,122 selling, general and administrative expenses for the period January 12, 2012 (Inception) to December 31, 2013, includes an additional $12,783 of administrative expenses incurred during the inception period of January 12, 2012 to December 31, 2012.

Amortization Expense

Amortization expense of $293,176 was for the amortization of patents acquired during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013.

Decrease in Fair Value of Derivative Liabilities

Other income of $539,467 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 is the change in fair value of the promissory notes payable derivative liability of $47,928 and the Series A-1 Preferred Stock derivative liability of $491,539.

Interest Expense, Net

Interest expense, net, of $427,024 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 includes the amortization of the promissory note discount of $353,009, interest expense of $74,768, less interest income of $753.

Liquidity and Capital Resources

Inventergy has incurred substantial net operating losses since inception and negative cash flows from operating activities resulting in an accumulated deficit of $4,731,072 since inception, January 12, 2012. As of December 31, 2013, Inventergy had cash and cash equivalents of $1,518,684 compared to $-0- at inception. The increase in cash and cash equivalents during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 was primarily attributable to proceeds from investments in common stock, redeemable convertible preferred stock, and issuance of notes payable, partially offset by purchase of patents, and cash used in operating activities.

Inventergy’s operating activities resulted in net cash used of $2,236,357. Loss from operations resulted in cash used of $2,752,250, consisting of a net loss of $4,731,072, offset by non-cash items of amortization of discount on notes payable, $353,009, amortization of patents, $293,176, stock-based compensation, $1,872,104. These non-cash expenses were partially offset by non-cash income of a decrease in fair value of derivative liabilities $539,467. Changes in operating assets and liabilities provided cash of $515,893, consisting of an increase in accounts payable, $602,564, and accrued interest on notes payable, $6,935, offset by an increase prepaid expenses and other current assets, $73,207 and an increase in deposits and other assets, $20,399.

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Inventergy’s investing activities resulted in net cash outflows of $9,455,585 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 related to the purchase of patents.

Inventergy’s financing activities resulted in net cash provided of $13,210,626 during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013. Net cash was provided by proceeds from issuance of common stock, $3,612,100, proceeds from issuance of Series A-1 Preferred Stock, $50,000, proceeds from issuance of Series A-2 Preferred Stock, $1,498,526, and proceeds from issuance of notes payable, $4,950,000, and notes from related party of $3,100,000.

Since inception, Inventergy has financed its operations through debt financing and proceeds generated from issuance of common stock, issuance of Series A Preferred Stock and from debt financing. The proceeds from these transactions have been used primarily to fund the purchase of patents, and selling, general and administrative expenses.

Inventergy typically structures its patent acquisitions to include an up-front payment to the patent seller, and an ongoing percentage of net revenue (gross revenue from licensing or sales after litigation and other expenses) received by Inventergy from its future licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. To date, Inventergy has acquired an aggregate of 677 patents and patent applications for an aggregate purchase payment of $9,455,585. It will be required to pay unconditional guaranteed payments of an aggregate of $18 million through 2017 (with a net present value of $13.5 million). See Note 9 to the Notes to the Inventergy Financial Statements for further information on these guaranteed payments. The sellers of these patents and patent applications retained no control over such assets and Inventergy will have sole decision-making power with respect to monetizing such patents and patent applications, subject, however, to any existing encumbrances such as valid licenses, business relationships and standards organization obligations for fair, reasonable and non-discriminatory licensing.

Inventergy is largely dependent on available cash and operating cash flow to finance operations and meet its other capital needs.  Inventergy considers its current cash and cash equivalents balances to be sufficient to fund operations until December 31, 2014 but it may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. Due to the current state of the credit markets, Inventergy is not able to predict with any certainty whether it could obtain debt or equity financing to provide additional sources of liquidity, should the need arise, at favorable rates.

On May 10, 2013, Inventergy issued an aggregate of $5,000,000 in principal amount of Inventergy Senior Secured Notes to several institutional investors. On March 24, 2014, Inventergy entered into agreements with such investors providing for the exchange of all of the Inventergy Senior Convertible Notes for Inventergy Replacement Notes convertible for Inventergy common stock at any time at a fixed price of $7.50 per share. In addition, Inventergy borrowed an additional $3,000,000 and issued the Inventergy New Notes.

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On January 27, 2014, Inventergy sold an aggregate of 1,686,046 shares of its common stock at $4.30 per share in a private placement for aggregate proceeds of $7,250,000 before expenses and placement agent fees and issued warrants to purchase an aggregate of 168,607 shares of common stock to the placement agent.

Off Balance Sheet Arrangements

None.

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MANAGEMENT OF INVENTERGY

Executive Officers and Directors

Inventergy’s current executive officers and directors are as follows:

Name	Age	Position
Joseph W. Beyers	61	Chairman of the Board and Chief Executive Officer (1)
Wayne P. Sobon	52	Senior Vice President and General Counsel
Jon Rortveit	55	Senior Vice President, Acquisition and IP Licensing
Francis P. Barton	67	Director
Marshall Phelps , Jr.	69	Director (2)
Robb Knie	45	Director (3)

__________________

(1) Designee of the holders of a majority in interest of the common stock of Inventergy pursuant to the terms of the Stockholders’ Agreement entered into as of May 10, 2013, among Inventergy and the holders of the Series A Preferred Stock and certain holders of common stock (the “Initial Stockholders Agreement”).

(2) Designated as an independent director not affiliated with Inventergy, any holder of capital stock of Inventergy and nominated by a majority in interest of the holders of the common stock pursuant to the Initial Stockholders Agreement.

(3) Designee of the holders of the Series A Preferred Stock of Inventergy pursuant to the Initial Stockholders’ Agreement.

Set forth below are descriptions of the backgrounds of the executive officers and directors of Inventergy and their principal occupations for the past five years.

Joseph W. Beyers. Mr. Beyers has served as the Chairman of the Board and Chief Executive Officer of Inventergy since February 2013 (and of Inventergy LLC from January 2012 until it converted to Inventergy Inc. in February 2013). Since November 2011 Mr. Beyers has been the chairman of Silicon Turbine Systems, an alternative energy developer. He has also served as chairman of JWB IP Consulting, LLC since September 2009 and since August 2009 chairman of Ambature, LLC, an IP creation start-up companies in the green energy field. From September 2009 to November 2011, Mr. Beyers was the chairman and chief executive officer of Ambature LLC, a developer of technologies to improve the efficiency of electrical energy generation, distribution and usage. For the 34 years until August 2009 Mr. Beyers served in various positions at Hewlett-Packard Company. From January 2003 to August 2009, Mr. Beyers was vice president of intellectual property licensing at the Hewlett-Packard where he was responsible for patent licensing, technology licensing, brand licensing, standards based licensing and patent sales and acquisitions for the entity as well as a key driver of IP strategy. His initial position was as an engineer on operating system design and lead inventor of the world’s first 32-bit computer chip. He then led mergers and acquisitions and technology partnership activities for Hewlett-Packard followed by a lead role in corporate strategy. Mr. Beyers was also previously the head of a number of the Hewlett Packard worldwide product businesses. Mr. Beyers holds both an M.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Illinois. He received the Distinguished Alumni Award from the University of Illinois in 2007.

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As the only management representative on eOn’s Board, Mr. Beyers will provide an insider’s perspective in board discussions about the business and strategic direction of eOn.  In addition, he has experience in all aspects of Inventergy’s business, as well as decades of experience managing patents, technology, licensing and strategic planning, including 30 years of senior executive experience at Hewlett-Packard, advising its board and directing significant merger and acquisition activities. Mr. Beyers has been nominated to serve on the eOn board after the completion of the Merger. In recommending Mr. Beyers to serve on the eOn board after the Merger, the board has determined that Mr. Beyers is qualified to serve on the board for the foregoing reasons.

Wayne P. Sobon. Mr. Sobon has served as Inventergy’s Senior Vice President, General Counsel since January 2013. From February 2011 until January 2013, he served as Vice President, Chief IP Counsel for Rambus, Inc., a technology research and development and licensing company. From August 2000 to February 2011, Mr. Sobon was the Associate General Counsel and Chief IP Counsel of Accenture, Inc. (formerly Anderson Consulting), a provider of management consulting, systems integration and technology, and outsourcing services. Prior to joining Accenture, Inc., Mr. Sobon was a partner at Gray Cary Ware & Freidenrich (now DLA Piper) from March 1999 to August 2000. Mr. Sobon holds a B.S. in Physics (with honors) and a B.A. in German Studies from Stanford University. He is a graduate of the University of California, Berkeley, where he received his J.D. (Order of the Coif from Boalt Hall School of Law (now Berkeley Law School)) and M.B.A. (with the Haas Academic Achievement Award for highest achievement from the Haas School of Business). Mr. Sobon is a registered patent attorney with the U.S. Patent & Trademark Office (the “USPTO”), a member of the California State Bar, the current President and former board member of the American Intellectual Property Law Association and an executive committee member and former board member of the Association of Corporate Patent Counsel. He is currently serving in his second three-year term as an appointee by the Secretary of Commerce on the USPTO’s Patent Public Advisory Committee, advising the USPTO on matters of patent administration, regulation and fee setting.

Jon Rortveit . Mr. Rortveit has served as Senior Vice President, Acquisition and IP Licensing for Inventergy since January 2013. From 2005 through 2012 he served as the chief executive officer of Tynax, Inc., a global patent broker. His previous experience includes serving as a venture partner with EuroUS Ventures, a later-stage venture capital firm; serving as chief executive officer of IBA, Inc., a consulting firm which he founded and sold; and serving as vice president of marketing and president of U.S. operations for DAVIS A/S, a leading market maker for Texas Instruments’ DLP technology. Mr. Rortveit holds an MBA from Warwick Business School and currently serves as an MBA student mentor at the Warwick Business School. In addition, Mr. Rortveit serves as a board member of China International Intellectual Property Services, a Hong Kong-based provider of IP services, a board supervisor for the Nansha International Science Park (a Guangzhou company) and advisor to CEO Clubs China.

Francis P. Barton. Mr. Barton was appointed to Inventergy’s Board on December 16, 2013. From 2008 to present, Mr. Barton served as Chief Executive Officer in the consulting firm Barton Business Consulting LLC., a management consulting firm. Prior to this, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc., a provider of IP-based telecommunications infrastructure products, from 2005 through 2008 and as a director from 2006 through 2008. From 2003 to 2005, Mr. Barton was Executive Vice President and Chief Financial Officer of Atmel Corporation, a developer and supplier of microcontrollers. From 2001 to 2003, Mr. Barton was Executive Vice President and Chief Financial Officer of Broadvision Inc., an ebusiness software solutions provider. From 1998 to 2001, Mr. Barton was Senior Vice President and Chief Financial Officer of Advanced Micro Devices, Inc., a semiconductor company. From 1996 to 1998, Mr. Barton was Vice President and Chief Financial Officer of Amdahl Corporation, a producer of IBM compatible mainframe systems. From 1974 to 1996, Mr. Barton worked at Digital Equipment Corporation, a producer of information processing solutions, beginning his career as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of Digital Equipment Corporation's Personal Computer Division. Mr. Barton holds a B.S. in Interdisciplinary Studies with a concentration in Chemical Engineering from Worcester Polytechnic Institute and an M.B.A. with a focus in finance from Northeastern University. Mr. Barton serves on the board of directors of Aemetis, Inc., an international renewal fuels and specialty chemical company, and served on the board of directors of ON Semiconductor, a developer of energy efficient electronics, from 2008 to 2011.

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Mr. Barton has been nominated to serve on the eOn board after the completion of the Merger. In recommending Mr. Barton to serve on the eOn board after the Merger, the board has determined that Mr. Barton is qualified to serve on the board based upon his experience as an executive with over 35 years of senior international financial management experience, including board and consulting positions for multi-billion dollar companies, Mr. Barton is well qualified to serve on the board of directors.

Marshall Phelps, Jr. Mr. Phelps has served as a member of the board of directors of Inventergy since May 10, 2013. He has served as chief executive officer and a member of the board of Article One Partners, Inc., a venture-funded online prior art search community, where he is actively engaged in helping businesses and governments improve patent quality and the patent system. From 2002 to 2010 Mr. Phelps served as corporate vice president and deputy general counsel for intellectual property and licensing at Microsoft Corporation. In 2001 he was a founding partner of Intellectual Ventures, a worldwide acquirer of patents. His prior experience includes serving as corporate vice president at IBM in the 1990s, responsible for overseeing standards, telecommunications policy, industry relations, licensing, intellectual property law and management of a worldwide intellectual property portfolio. While at IBM, he also served as director of government relations in Washington and as vice president of Asia Pacific operations in Tokyo. Mr. Phelps holds a B.A. and DH.L. from Muskingum University, an M.S. from Stanford Graduate School of Business and a J.D. from Cornell University Law School. He is co-author of the book, “Burning the Ships: Transforming Your Company's Culture Through Intellectual Property Strategy”, published in 2009. Mr. Phelps has taught IP strategy at business, law or engineering schools at Duke, Cornell, UNC, Berkeley and in Japan.

Mr. Phelps has been nominated to serve on the eOn board after the completion of the Merger. In recommending Mr. Phelps to serve on the eOn board after the Merger, the board has determined that Mr. Phelps is qualified to serve on the board based upon his extensive experience in management as an executive officer as well as director of very significant intellectual property businesses, other board experience, as well as his training and experience in developing strategies and management of intellectual property portfolios make him well qualified to serve as a director.

Robb Knie. Mr. Knie has served as a director of Inventergy since December 16, 2013. Mr. Knie has served as the general partner of Lifeline Ind. Inc., a private equity firm, since its inception. Mr. Knie has over 20 years of equity markets experience. From 2002 to 2008 he was the semi conductor and telecommunications analyst for PAW Partners, a hedge fund which managed over $2 billion in assets. Mr. Knie served as a regional manager for American Express Financial Advisors from 1993 to 1995. He has been featured on CNBC, Bloomberg, The Wall Street Journal and Forbes Magazine as an independent equity analyst.  Mr. Knie is a member of the American Chemical Society, Institute of Electrical and Electronics Engineers and the Market Technicians Association as well as The National Alliance for Youth Sports.

Mr. Knie has been nominated to serve on the eOn board after the completion of the Merger and has been approved by the holders of a majority of the Inventergy Series A Preferred Stock to serve as the designee on behalf of the holders of the eOn Series A Preferred Stock in the event the Merger is completed. In recommending Mr. Knie to serve on the eOn board after the Merger, the board has determined that Mr. Knie is qualified to serve on the board based upon his extensive experience with the telecommunications industry and the equity markets make him well qualified to serve as a director.

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Compensation of Executive Officers and Directors

During the fiscal year ended December 31, 2012, Inventergy paid no cash compensation to its executive officers.

Employment Agreements

Joseph W. Beyers

Pursuant to letter agreements effective on or about May 10, 2013, Inventergy entered into an agreement for the employment of Joseph W. Beyers with the title of Chairman and Chief Executive Officer of Inventergy as an “at will” employee. Pursuant to the letter agreement, Mr. Beyers received an initial signing bonus of $99,250 payable upon consummation of the sale of the Series A Preferred Stock in May 2013. In addition he was entitled to a starting salary of $315,000 per annum, payable monthly, which salary will increase to $420,000 per annum, payable monthly, upon completion of the Next Round of Financing (defined as the sale of equity or debt securities occurring 90 days or more after the effective date and from which Inventergy receives gross proceeds of not less than $10 million) provided Inventergy’s board of directors determines that such an increase complies with all limitations imposed on Inventergy pursuant to the terms and conditions of the Series A Preferred Stock (the “Approved Milestone”).

In addition, Mr. Beyers is also entitled to a lump-sum cash bonus upon the earlier to occur of the Approved Milestone or a Change in Control (as defined) (the “Trigger Date”) equal to one-third of his then effective monthly base rate multiplied by the number of months or fraction (not to exceed 12 months) of full time employment since the effective date of the agreement (“Lump Sum Cash Bonus”). For purposes of the agreement, Change in Control means (a) consummation of a merger or consolidation of Inventergy with or into another entity or (b) dissolution, liquidation or winding up of Inventergy; provided, however, a merger or consolidation will not constitute a change in control if immediately thereafter a majority of the voting power of the capital stock of the continuing or surviving entity will be owned by Inventergy’s stockholders immediately prior thereof in substantially the same proportions as their ownership of the voting power of Inventergy’s capital stock immediately prior to the merger or consolidation. In the event Inventergy terminates Mr. Beyer’s employment without “cause” or the executive terminates the agreement for “good reason” as such terms are defined in the agreement, Inventergy will be required (a) to pay monthly base salary for three months if the termination occurs prior to June 1, 2014 and six months if the termination occurs on or following June 1, 2014 and (b) if the termination occurs prior to the Trigger Date, to pay the incentive bonus to the extent the board of directors determines the payment complies with all limitations imposed on Inventergy pursuant to the terms of the Series A Preferred Stock.

Mr. Beyers is also entitled to participate in company-sponsored benefits.  The letter agreement also requires the employee to execute Inventergy’s standard Proprietary Information and Inventions Agreement.

Wayne Sobon

Mr. Sobon’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s SVP and General Counsel at an initial starting salary of $262,500 per annum, payable monthly, increasing to $350,000 upon the Approved Milestone, along with his own Lum-Sum Cash Bonus. Mr. Sobon received an initial signing bonus of $56,250 with an additional signing bonus of $18,750 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Preferred Stock as determined by the board of directors.

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Jon Rortveit

Mr. Rortveit’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s SVP, Acquisition and IP Licensing, at an initial starting salary of $243,750 per annum, payable monthly, increasing to $325,000 upon the Approved Milestone along with his own Lump-Sum Cash Bonus. Mr. Rortveit received an initial signing bonus of $54,375 with an additional signing bonus of $18,150 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Preferred Stock as determined by the board of directors.

Director Compensation

Non-employee directors have received no cash compensation for serving as directors of Inventergy. On February 5, 2013, Mr. Marshall Phelps received a non-plan stock grant of 150,000 shares of common stock subject to forfeiture conditions based on Inventergy achieving certain performance milestones within two years of the date of grant. Upon his appointment as a director on December 16, 2013, Mr. Francis Barton was awarded a nonstatutory stock option under the Inventergy 2013 Stock Plan to acquire 210,000 shares of common stock at an exercise price per share of $3.21, vesting over a three year time period, and on December 16, 2013, Mr. Robb Knie was awarded a stock grant of 65,000 shares under the Inventergy 2013 Stock Plan subject to vesting one month following consummation of the Merger and a nonstatutory stock option under the Inventergy 2013 Stock Plan to acquire 30,000 shares of common stock at an exercise price per share of $3.21, 50% of which options vest six months following the date of grant and 50% of which options vest 12 months following the date of grant.

Inventergy 2013 Stock Plan

On November 14, 2013, the Inventergy board of directors adopted, and a majority of its stockholders approved the Inventergy 2013 Stock Plan. Pursuant to an amendment adopted by the board of directors on December 16, 2013, an aggregate of 7,210,890 shares are reserved for issuance under the Inventergy 2013 Stock Plan. The board of directors, or a committee of the board, has authority and direction to administer the Inventergy 2013 Stock Plan and, from time to time, to authorize the issuance of direct awards or sales of shares and the grant of incentive stock options to employees and non-statutory options to employees, outside directors and consultants. The board may amend, suspend or terminate the Inventergy 2013 Stock Plan at any time and for any reason and the Inventergy 2013 Stock Plan will terminate automatically ten years after the later of (i) the date of adoption by the board or (ii) the date when the board approved the most recent increase in the number of shares reserved under the Inventergy 2013 Stock Plan that was also approved by the Inventergy stockholders.

Pursuant to the Inventergy 2013 Stock Plan, stock options to purchase an aggregate of 915,000 shares of common stock, each with an exercise price of $3.21 per share, have been granted to seven persons, two of whom are directors, stock options to purchase 225,000 shares of common stock with an exercise price of $4.30 per share, granted to one person, all of which options are subject to vesting schedules, and an aggregate of 225,000 restricted shares have been awarded to one consultant and one director, subject to forfeiture conditions.

Restricted Stock Awards

Prior to the adoption of the Inventergy 2013 Stock Plan, Inventergy issued restricted stock pursuant to Stock Grant Agreements (the “Grant Agreements”) to various employees and consultants in consideration for services rendered. An aggregate of 4,700,000 shares of Inventergy’s common stock are currently outstanding pursuant to Grant Agreements.

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The Stock Grant Agreements provide that the shares shall initially be restricted shares, subject to forfeiture to Inventergy prior to vesting in the event the holder’s service terminates for any reason with or without cause including death or disability. As determined by the board of directors, the awards are subject to stated performance conditions and vesting schedules pursuant to which the forfeiture condition lapses and the shares vest in some cases partially upon grant and in increments upon achieving specified milestones, such as repayment of the Senior Secured Notes, certain licensing stages and upon acquisitions of patent portfolios.

In addition, the Grant Agreements each provide that the certificates for the shares remain in escrow with Inventergy pending lapse of the forfeiture condition and vesting. Inventergy has a right of first refusal to purchase any shares proposed to be sold, pledged or transferred to a third party and the shares are subject to transfer restrictions as well s a market stand-off provision in the event Inventergy undertakes an underwritten public offering of its equity securities. In the event Inventergy conducts an underwritten public offering of its equity securities, the holder of the restricted stock may not sell, pledge, offer, grant or sell any option or other contract for the purchase of the shares without the prior written consent of the underwriter for a period not exceeding 180 days after the date of the final prospectus relating to such underwritten offering.

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MANAGEMENT OF EON FOLLOWING THE MERGER

Pursuant to the terms of the Merger Agreement, at and after the Effective Time, the eOn board of directors shall consist of six members. eOn’s board of directors has nominated six persons in accordance with the terms of the Merger Agreement, two of whom are current directors of eOn and one of whom has been designated by the holders of a majority of the Inventergy Series A Preferred Stock to serve on behalf of the holders of the eOn Series A Preferred Stock after completion of the Merger. Assuming the Merger Proposal and the Director Election Proposal are each approved, immediately following the Effective Time of the Merger, eOn’s directors and executive officers will be as follows:

Name	Age	Position
Joseph W. Beyers	61	Chief Executive Officer and Director
Wayne Sobon	52	Senior Vice President, General Counsel and Secretary
Jon Rortveit	55	Senior Vice President, Acquisition and IP Licensing
Francis P. Barton	67	Director
W. Frank King	74	Director
Marshall Phelps, Jr.	69	Director
Robert A. Gordon	63	Director
Robb Knie	45	Director(1)

(1) Designee of the holders of a majority of the Inventergy Series A Preferred Stock.

See “Management of Inventergy” for biographical information of Messrs. Beyers, Sobon, Rortveit, Barton, Phelps and Knie. See “Management of eOn” for biographical information of Messrs. King and Gordon.

Classes of Directors

If the Charter Amendment Proposals are approved by the stockholders at the Special Meeting, the stockholders will elect, pursuant to the Director Election Proposal, two directors to an initial one-year term, two directors to an initial two-year term, and two directors to an initial three-year term (and at each annual meeting thereafter, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term). See “The Director Election Proposal.”

Committees of the Board of Directors

The members of the committees of eOn’s board of directors will not be appointed until eOn’s board of directors is fully constituted immediately prior to the Merger. At that time, eOn’s board of directors will make determinations with respect to each committee member’s independence in accordance with the exchange listing standards and SEC rules and regulations and each committee will adopt or revise its committee charter as applicable.

Following the Merger, eOn intends to post the committee charters on its website at www.inventergy.com.

Audit Committee

The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including eOn’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. Immediately prior to the Merger, eOn’s board of directors will also make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the listing standards.

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The principal duties and responsibilities of eOn’s audit committee will be to appoint eOn’s independent auditors, oversee the quality and integrity of eOn’s financial reporting and the audit of eOn’s financial statements by its independent auditors and in fulfilling its obligations, eOn’s audit committee will review with eOn’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and eOn’s accounting policies.

The audit committee will be required to report regularly to eOn’s board of directors to discuss any issues that arise with respect to the quality or integrity of eOn’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of eOn’s independent auditors, or the performance of the internal audit function.

Upon consummation of the Merger, the members of the audit committee will be Francis P. Barton (Chairman), W. Frank King and Robert A. Gordon. Mr. Barton will serve as the audit committee financial expert.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors; however, pursuant to the terms of the Series A Preferred Stock, the approval of Mr. Knie as the director-designee of the holders of the Series A Preferred Stock is required as to executive compensation. Among other functions, the compensation committee will oversee the compensation of eOn’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Upon consummation of the Merger, the members of the compensation committee will be W. Frank King (Chairman), Francis P. Barton and Robert A. Gordon.

Compensation Committee Interlocks and Insider Participation

Upon consummation of Merger, the members of the compensation committee will be Messrs. King, Phelps and Barton, none of whom have been or will be immediately following the Merger an officer or employee of eOn.  None of such individuals has had any relationships with eOn of the type that is required to be disclosed under Item 404 of Regulation S-K. None of the individuals who will be an executive officer of eOn following the Merger has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on eOn’s board of directors immediately following the Merger.

Nominating and Corporate Governance Committee

 The nominating and corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of eOn’s nominating and corporate governance committee will be to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors eOn’s corporate governance guidelines.

Upon consummation of the Merger, the members of the nominating and corporate governance committee will be W. Frank King (Chairman), Francis P. Barton and Marshall Phelps, Jr.

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Code of Conduct and Ethics

eOn has in place a Code of Ethics it adopted in 2004. Immediately prior to the Merger, eOn intends to adopt an amended and restated code of ethics that will apply to the executive officers, directors and employees of eOn, its subsidiaries and its controlled affiliates following the Merger. Following the Merger, eOn intends to post its code of ethics on its website at www.inventergy.com and to post any amendments to or any waivers from a provision of its code of ethics on its website.

Executive Compensation

Inventergy is currently reevaluating the executive compensation structures and systems that eOn will provide for its NEOs, with attention to instituting equity awards under the Incentive Plan, benchmarking compensation through the use of surveys and the services of an outside consultant, and revising its cash and bonus programs to base awards on market data and performance goals, with attention to encouraging long-term sustained performance.

For a discussion of the Inventergy employment agreements that will continue following the Merger, see “Management of Inventergy—Compensation of Executive Officers and Directors—Employment Agreements.”

Director Compensation

For fiscal year 2014 each non-employee director will receive annual base compensation of $35,000, payable quarterly together with an award of options to acquire 28,278 shares of eOn common stock/year (except for Mr. Phelps who was previously awarded 424,170 shares of restricted stock). Additionally, the Lead Independent Director and Chairman of the Audit Committee, Mr. Barton, who is expected to expend on average one day per week in connection with his duties, will receive an additional $45,000 per year payable quarterly for such service together with an award of options to acquire an additional 169,688 shares/year of common stock.  The Chairman of the Compensation Committee and Corporate Governance Committee, Mr. King, will receive an additional $10,000 per year payable quarterly for such service together with an award of options to acquire an additional 14,139 shares of common stock/year.  Mr. Knie, the designee of the holders of the Series A Preferred Stock, who is expected to expend on average one to two days per month in connection with his duties, will receive an additional $15,000 per year payable quarterly together with an award of options to acquire an additional 56,556 shares of common stock.  The awards of options (other than those to Mr. Barton, Phelps and Knie which have been issued) will be issued pursuant to the Incentive Plan and are expected to include vesting and forfeiture provisions as recommended by the Compensation Committee and determined by the board of directors.  Directors who are full time employees receive no compensation for serving as directors.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the eOn Voting Stock as of April 1, 2014 by:

•              each person or entity known by eOn to be the beneficial owner of five percent (5%) or more of the eOn Voting Stock (pre-Merger) or of eOn Voting Stock outstanding after the consummation of the Merger (post-Merger) without giving effect to the Reverse Stock Split;

•              each of eOn’s current directors and executive officers;

•              each person who will become an executive officer or director of eOn upon consummation of the Merger; and

•              all executive officers and directors as a group (pre-Merger and post-Merger).

Information pre-Merger does not reflect conversion of the Series B Preferred Stock to common stock or exercise of the outstanding warrants to purchase 1,401,869 shares of common stock as the same are not convertible or exercisable, respectively, prior to the record date for the Special Dividend. As of April 1, 2014, eOn had 2,891,613 shares of common stock and 2,750 shares of Series B Preferred Stock outstanding. Information post-Merger assumes (except as required by Rule 13d-3 of the Exchange Act with respect to each particular holder) that (i) the Shares of Inventergy common stock are exchanged in the merger for 2.8278 shares of eOn common stock; (ii) the shares of Inventergy Series A Preferred Stock are exchanged in the merger on a one-for-one basis for eOn Series A Preferred Stock; (iii) none of the shares of Series A Preferred Stock or Series B Preferred Stock have been converted to common stock; (iv) none of the Inventergy Notes or the eOn Notes (as applicable, the “Convertible Notes”) have been converted to common stock; and (v) the outstanding warrants to purchase shares of eOn common stock have not been exercised. In accordance with Rule 13d-3 under the Exchange Act, each person’s percentage ownership is determined by assuming that the Preferred Stock, options and warrants that are held by that person, and which are exercisable within 60 days, have been converted or exercised, as applicable, subject to the limitation described in footnote (1) below.

Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, eOn believes that all persons named in the table have sole voting and investment power with respect to all shares of the eOn stock beneficially owned by them.

	Pre-Merger					Post-Merger
	Series B Preferred Stock (1)	Percentage of Class	Common Stock	Percentage of Class		Series A Preferred Stock (1)	Percentage of Class	Series B Preferred Stock (1)	Percentage of Class	Common Stock (1)	Percentage of Class (1)
Hudson Bay IP Opportunities Master Fund LP (2)	1,120	40.73%	107,323	3.71%		3,738,676	60.53%	1,120	40.73%	2,067,923	4.99%
David S. Lee (3) (4)	—	—	797,876	27.59%		—	—	—	—	797,876	2.03%
Barry Honig (5) (6)	361	13.13%	—	—		595,913	9.65%	361	13.13%	2,067,923	4.99%
GRQ Consultants, Inc. (6)	—	—	—	—		595,913	9.65%	—	—	1,967,903	4.76%
HS Contrarian Investments LLC (7)	—	—	—	—		782,384	12.67%	—	—	2,067,923	4.99%
Jonathan Honig (8)	279	10.15%	—	—		—	—	279	10.15%	855,422	2.13%
Michael Howard Brauser (9)	250	9.09%	—	—		—	—	250	9.09%	361,088	1 *
Melechdavid Inc. (10)	250	9.09%	—	—		344,581	5.58%	250	9.09%	1,335,494	3.28%
Empery Asset Master Ltd. (11)	200	7.27%	—	—		153,628	2.49%	200	7.27%	1,143,474	2.90%
James W. Hopper (3) (12)	—	—	793		*	—	—	—	—	793	*
Stephen Swartz (3)	—	—	—	—		—	—	—	—	—	—
Lee M. Bowling (3)	—	—	—	—		—	—	—	—	—	—
Robert A. Gordon (3)	—	—	—	—		—	—	—	—	—	—
Frederick W. Gibbs (3) (13)	—	—	21,500		*	—	—	—	—	21,500	*
W. Frank King (3)(14)	—	—	18,000		*	—	—	—	—	18,000	*
Joseph W. Beyers (15)(16)	—	—	—	—		—	—	—	—	14,845,950	37.71%
Wayne Sobon (16) (17)	—	—	—	—		—	—	—	—	4,241,700	10.77%
John Rortveit (16) (17)	—	—	—	—		—	—	—	—	3,958,920	10.05%
Francis P. Barton (16)	—	—	—	—		—	—	—	—	—	—
Marshal Phelps, Jr. (16) (18)	—	—	—	—		—	—	—	—	424,170	1.08%
Robb Knie (16)	—	—	—	—		—	—	—	—	183,807	*
Alpha Capital Anstalt (19)						424,914	6.88%			1,295,832	3.19%
All pre-Merger directors and executive officers as a group (7 persons)	—	—	838,169	28.39%		—	—			838,169	2.13%
All post-Merger directors and executive officers as a group (8 persons)	—	—	18,000		*	—	—			23,690,547	60.17%

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(1) The Inventergy Series A Preferred Stock contains a limitation on convertibility from and after the date Inventergy becomes a reporting company under the Exchange Act, which limitation shall also apply to the eOn Series A Preferred Stock, such that the Series A Preferred Stock cannot be converted into common stock if such holder would thereby become the beneficial owner of more than 4.99% of the issued and outstanding common stock (the “Series A Conversion Cap” and together with the Series A Conversion Cap, the “Conversion Caps”). In addition each of the Series B Preferred Stock and warrants to purchase eOn common stock contain a limitation on convertibility or exercisability, as applicable, such that the Series B Preferred Stock or warrants to purchase eOn common stock, as applicable, cannot be converted or exercised for common stock if such holder would thereby become the beneficial owner of more than 4.99% of the issued and outstanding common stock. The calculation of the beneficial ownership of common stock Post-merger gives effect to the Conversion Caps, as applicable.

(2) Includes 3,571,429 shares of Series A-1 Preferred Stock and 167,247 shares of Series A-2 Preferred Stock. Assumes the exercise and/or conversion of the (i) Series A Preferred Stock, which are convertible into an aggregate of 10,572,228 shares of eOn common stock, (ii) Series B Preferred Stock, which are convertible into 1,046,729 shares of eOn common stock, and (iii) Warrants to purchase 445,943 shares of eOn Common Stock and (iv) Convertible Notes convertible into 2,006,392 shares of eOn common stock, which are limited to an aggregate of 2,067,932 shares of eOn common stock as a result of the application of the Conversion Caps. Hudson Bay Capital Management LP, the Investment Manager of Hudson Bay IP Opportunities Master Fund LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay IP Opportunities Master Fund LP and Sander Gerber disclaims beneficial ownership over these securities. The address for such stockholder, its affiliated entities and Mr. Roth is 777 Third Ave., 30th Floor, New York, NY  10017.

(3) The principal address of the stockholders is: c/o eOn Communications Corporation, 1703 Sawyer Road, Corinth, MS 38834.

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(4) Consists of 723,545 shares of common stock held directly by David S. Lee, 45,998 shares of common stock held by the Lee Family Trust, and 28,333 shares of common stock issuable pursuant to options.

(5) Assumes the exercise and/or conversion of the (i) Series A Preferred Stock held by GRQ Consultants, Inc and GRQ Consultants , Inc. 401K, which are convertible into an aggregate of 1,685,124 shares of eOn common stock, (ii) Series B Preferred Stock, which are convertible into 337,384 shares of eOn common stock, (iii) Warrants to purchase 59,027 shares of eOn common stock, and (iv) Convertible Notes collectively owned by GRQ Consultants, Inc and GRQ Consultants, Inc. 401K convertible into 282,780 shares of eOn common stock, which are limited to an aggregate of 2,067,923 shares of eOn common stock as a result of the application of the Conversion Caps. The address of the investor is 215 SE Spanish Trail, Boca Raton, FL 33432.

(6) Includes 250,000 shares of Series A-1 Preferred Stock and 38,247 shares of Series A-2 Preferred Stock held by GRQ Consultants, Inc. Also includes 287,536 shares of Series A-1 Preferred Stock and 20,130 shares of Series A-2 Preferred Stock held by GRQ Consultants, Inc. 401K. The Series A Preferred Stock held by GRQ Consultants, Inc. and GRQ Consultants, Inc. 401K is convertible into an aggregate of 1,685,124 shares of eOn common stock. GRQ Consultants, Inc and GRQ Consultants, Inc. 401K collectively own Convertible Notes convertible into 282,780 shares of eOn common stock. Assumes the Series A Preferred Stock and Convertible Notes are converted in full. Barry Honig is the President of GRQ Consultants, Inc. and may be considered to have voting and dispositive control with respect to the securities. The address the investor is 555 S. Federal Highway #450, Boca Raton, FL 33432.

(7) Consists of 678,571 shares of Series A-1 Preferred Stock and 103,813 shares of Series A-2 Preferred Stock, which are convertible into an aggregate of 2,212,427 shares of eOn common stock. Assumes the Series A Preferred Stock is converted in full. John Stetson is the Managing Member of HS Contrarian Investments LLC and may be considered to have voting and dispositive control with respect to the securities. The address of Mr. Stetson and the investor is347 N New River Drive East #804, Ft. Lauderdale, FL 33301.

(8) Includes 160,000 shares of Inventergy common stock owned by Titan Multi-Strategy Fund, Inc (controlled by Jonathan Honig) and convertible into 452,448 shares of eOn common stock, as well as 279 shares of Series B Preferred Stock, which are convertible into 260,748 shares of common stock. Assumes: (i) the Series B Preferred Stock is converted in full and (ii) warrants to purchase 142,226 shares of eOn common stock are exercised in full. The address of the investor is 4263 NW 61ST Lane, Boca Raton, FL 33496.

(9) Includes 250 shares of Series B Preferred Stock, which are convertible into 233,645 shares of eOn common stock. Assumes: (i) the Series B Preferred Stock are converted in full and (ii) warrants to purchase 127,443 shares of eOn common stock are exercised in full. The address of the investor is 3164 NE 31 st Ave., Lighthouse Point, FL 33064.

(10) Includes (i) 250 shares of Series B Preferred Stock, which are convertible into an aggregate of 233,645 shares of eOn common stock, (ii) warrants to purchase 127,443 shares of eOn common stock, (iii) 344,579 shares of Series A-2 Preferred Stock, as well as 2 shares of Series A-2 Preferred Stock (owned by Melechdavid Inc. Retirement Plan), which collectively are convertible into an aggregate of 974,406 shares of eOn common stock, Mr. Mark Groussman is the President of Melechdavid Inc. and may be considered to have voting and dispositive control with respect to the securities. The address of Mr. Groussman and the investors is 100 S. Pointe Drive, #1405, Miami Beach, FL 33139.

(11) Includes (i) 200 shares of Series B Preferred Stock, which are convertible into 186,916 shares of eOn common stock, (ii) warrants to purchase 101,954 shares of eOn common stock, (iii) 142,000 shares of Series A-2 Preferred Stock, as well as 11,628 shares of Series A-2 Preferred Stock (owned by Empery Tax Efficient, LP), which collectively are convertible into an aggregate of 434,430 shares of eOn common stock, (iv) 61,920 shares of Inventergy common stock convertible into 175,098 shares of eOn common stock, and (v) Convertible Notes collectively owned by Empery Asset Master, Ltd. and Empery Tax Efficient, LP which are convertible into 245,077 shares of eOn common stock . Empery Asset Management, LP, serves as the investment advisor to Empery Asset Master Ltd. and Empery Tax Efficient, LP and may be considered to have voting and dispositive control with respect to the securities. Mr. Ryan M. Lane is the Managing Member and Chief Operating Officer, of Empery AM GP, LLC, the General Partner of Empery Asset Management, LP. The address of the investor is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(12) Consists of 793 shares of common stock held indirectly by spouse.

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(13) Consists of 5,500 shares of common stock held directly and 16,000 shares of common stock issuable pursuant to options.

(14) Consists of 2,000 shares of common stock held directly and 16,000 shares of common stock issuable pursuant to options.

(15) Of such shares (a) an aggregate of 11,169,810 shares of common stock are owned directly by Mr. Beyers (all of which are subject to repurchase by Inventergy at par value prior to vesting in accordance with specified milestones and are subject to Inventergy’s right of first refusal pursuant to the terms of an Amended and Restated Stock Restriction Agreement dated May 9, 2013 (the “Stock Restriction Agreement”)); (b) 1,413,900 shares of common stock are owned by Mr. Beyers indirectly through the Jamgochian Family Trust, a revocable trust (141,390 of which are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); (c) 1,413,900 shares of common stock are owned by Mr. Beyers indirectly through the Monte Securities Trust, a revocable trust (all of which are subject to repurchase at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); and (d) an aggregate of 848,340 shares of common stock are owned indirectly through Montalvo Investments, LLC, an entity controlled by Mr. Beyers but as to which he disclaims beneficial ownership as to 642,193 shares of common stock (all 848,340 of which shares of common stock are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement).

(16) See “Description of Securities – Lockup Agreements” for a description of the lockup agreement to which all such shares are subject.

(17) Such shares of common stock were originally issued by Inventergy pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 20% thereof vested immediately upon grant and a portion of the remaining shares vest annually over a three year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and upon acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

(18) Such shares of common stock were originally issued by Inventergy pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 40% thereof vested immediately upon grant and the remaining shares vest annually over a two year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

(19) Consists of (i) 212,464 shares of Series A-1 Preferred Stock and 212,450 shares of Series A-2 Preferred Stock, which are convertible into an aggregate of 1,201,573 shares of eOn common stock; (ii) Warrants to purchase 250,000 shares of eOn common stock; and (iii) Convertible Notes which are convertible into 94,260 shares of eOn common stock. Assumes the Series A Preferred Stock and Convertible Notes are converted in full. Mr. Konrad Ackermann is the Director of the investor. The address of Mr. Ackermann and the investor is Pradafant 7, Vaduz LI-9490 Liechtenstein.

Ownership Interest of Stockholders After the Merger

Common Stock Ownership (No Conversion of Preferred Stock)

As a result of the Merger and assuming no exercise of outstanding options or warrants or conversion of Series A or Series B Preferred Stock to common stock, the present eOn common stockholders will beneficially own approximately 7.3% of the outstanding shares of eOn’s common stock following the Merger and the present Inventergy common stockholders will beneficially own approximately 92.7% of the outstanding shares of eOn’s common stock.

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Voting Stock (Common Stock and Preferred Stock Voting as a Class)

As a result of the Merger, and upon the issuance of the Series A Preferred Stock in connection with the Merger, current eOn stockholders will own approximately 8.7% and the former stockholders of Inventergy will own 91.3% of the outstanding voting power of eOn. eOn stockholders as a group will retain a slightly higher voting percentage (8.7%) compared to ownership percentage (7.3%) upon completion of the Merger because the holders of the Series A and Series B Preferred Stock have the right to vote their shares of stock on an as-converted basis as a single voting group with the common stockholders. Therefore, the voting percentage is calculated taking into account the number of outstanding shares of eOn common stock and Series B Preferred Stock at the time of the Merger compared to the shares of eOn common stock and Series A Preferred Stock to be issued in the Merger.

Common Stock Ownership (Conversion of Preferred Stock)

Assuming the conversion of the Series A Preferred Stock and Series B Preferred Stock to common stock at the respective initial conversion rates and giving effect to the Series A Conversion Cap, but no exercise of outstanding options or warrants, the present eOn stockholders will beneficially own approximately 8.7% of the outstanding shares of eOn’s common stock following the Merger and the present Inventergy stockholders will beneficially own approximately 91.3% of the outstanding shares of eOn’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires eOn’s directors and officers and persons owning more than 10% of eOn common stock to file reports of ownership and changes of ownership with the SEC. Based on eOn’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, eOn believes that all applicable filing requirements were complied with during the fiscal year 2013 and during fiscal year 2014 up until the date of this proxy statement/prospectus, except that Fred Gibbs, an eOn director, failed to timely file a Form 4 with respect to the sale of 23,500 shares of eOn common stock on January 16, 2014. Mr. Gibbs filed a Form 4 reporting this transaction on February 7, 2014.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

eOn

Approval by eOn’s board of directors is required for any new related party transactions that are not in the ordinary course of business. eOn’s management is responsible for identifying transactions that would be related party transactions requiring review by the board of directors.

Included in eOn’s financials is a note payable—related parties to Cortelco’s former stockholders for the acquisition of Cortelco on April 1, 2009. The note payable balance totaled $3,004,000 at July 31, 2013. During the fiscal year ended July 31, 2013 eOn made payments on the note of approximately $173,000.

Pursuant to the Transition Agreement, eOn and Cortelco Holding will redeem the Contingent Note in full in consideration of paying the Noteholders either cash in the aggregate amount of $300,000 or shares of Cortelco Holding owned by eOn. David S. Lee, the Chairman of eOn, holds a majority interest in the Contingent Note and will receive shares of Cortelco Holding at the time of the redemption of the Contingent Note.

At the time of eOn’s second investment in Symbio Investment Corporation, eOn received a put option from Mr. Lee, effective beginning January 1, 2008 and expiring on January 1, 2011. In December 2010, the expiration of the put option was extended until January 1, 2013. In December 2012, the expiration of the put option was extended until January 1, 2015. The put option allows eOn to sell to Mr. Lee a maximum aggregate of 200,000 shares of its investment in Symbio Investment Corporation for a per share price of $2.00. In consideration of the put option, in the event that the 200,000 shares are sold without exercise of the put option before January 1, 2015, eOn has agreed to pay Mr. Lee 50% of the proceeds in excess of $1,000,000. The put option will be transferred to Cortelco Holding under the terms of the Transition Agreement upon completion of the Merger.

Inventergy

On December 19, 2013, Inventergy issued a promissory note to Joseph Beyers, its Chief Executive Officer, upon the loan by Mr. Beyers of $3,000,000 to Inventergy. The note bears interest at 2% per annum. All principal and interest, together with a loan origination fee of $60,000 was originally due on February 7, 2014. This note is secured by certain patent assets of Inventergy. Pursuant to an Amendment to Secured Promissory Note dated February 6, 2014, the maturity date was modified to February 11, 2014. On February 10, 2014, the parties entered into an Amended and Restated Unsecured Promissory Note which extended the maturity date to August 31, 2014.

On December 31, 2013, Inventergy issued a promissory note to Mr. Beyers upon the loan by Mr. Beyers of $100,000 to Inventergy. The note bears interest at 2% per annum with a maturity date of February 14, 2014. The $100,000 note was repaid in full in January 2014.

On February 10, 2014, Mr. Beyers and Inventergy entered into an Amended and Restated Unsecured Promissory Note evidencing the obligation of Mr. Beyers to pay to Inventergy the principal sum of $3,000,000. The note bears interest at 2% per annum with all principal and accrued but unpaid interest payable upon maturity. The note provides for a maturity date of August 31, 2014 and provided Inventergy with the right to set off the obligation of Mr. Beyers pursuant to the note against Inventergy’s obligations under the December 19, 2013 $3,000,000 note.

Pursuant to a Termination and Release dated March 25, 2014, Mr. Beyers acknowledged the payment from Inventergy under the December 19, 2013 promissory note in the principal amount of $3,000,000 and the security interest in the patent assets released and the February 10, 2014 promissory note by Mr. Beyers in the principal amount of $3,000,000 was deemed set off and paid in full.

On September 20, 2013, Inventergy entered into a Consulting Services Agreement with Mr. Robb Knie originally expiring in December 2013 but which has been extended to May 31, 2014. Pursuant to the agreement, Mr. Knie received cash compensation of $80,000 and 65,000 shares of Inventergy restricted stock in 2013, cash compensation of $100,000 to date in 2014 and an additional $100,000 payable $50,000 on April 30, 2014 and $50,000 on May 31, 2014. Mr. Knie became a director of Inventergy on December 16, 2013.

Holders of approximately 70.2% of the outstanding shares of eOn Series B Preferred Stock are currently:

•	the beneficial owners of approximately 78.9% of the outstanding shares of Inventergy Series A Preferred Stock and;

•	the holders of approximately $6.7 million of the $8.0 million of Inventergy Notes.

The holders of the outstanding 2,750 shares eOn Series B Preferred Stock represent 43.4% of the aggregate voting power of the outstanding stock of eOn. The holders of the outstanding 6,176,748 shares of Inventergy Series A Preferred Stock, which vote together with the Inventergy common stock, represent 32.4% of the total voting power of the Inventergy equity securities. A majority of the outstanding Inventergy Series A Preferred Stock have the right to and have appointed Mr. Knie as the designee to the Inventergy board of directors and, following the Merger, to the eOn board of directors. As such designee, Mr. Knie has and will have approval rights with respect to a variety of corporate transactions. See “Risk Factors—Risks Related to the Merger and the Transition Transactions,” Beneficial Ownership of Securities,” and “Description of Securities.”

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DESCRIPTION OF SECURITIES

The following description of eOn’s capital stock and provisions of its Current Charter and the proposed Amended and Restated Charter is a summary and is qualified by reference to the Current Charter and Amended and Restated Charter. See “Where You Can Find Additional Information” for a copy of eOn’s Current Charter and see Annex C attached to this proxy statement/prospectus for a copy of the Amended and Restated Charter.

Authorized and Outstanding Shares of Capital Stock

Pursuant to eOn’s Current Charter, eOn’s authorized capital stock consists of 50,000,000 shares of common stock, $.005 par value per share, and 10,000,000 shares of preferred stock, $.005 par value per share. As of the date of this proxy statement/prospectus, there are 2,891,613 shares of common stock outstanding held of record by approximately 122 stockholders and 2,750 shares of Series B Preferred Stock outstanding and held of record by 11 stockholders.

Upon filing of the Amended and Restated Charter at the time of the completion of the Merger, eOn’s authorized capital stock will consist of an aggregate of 110 million shares, namely 100 million shares of common stock, $0.001 par value per share, and 10 million shares of preferred stock, $0.001 par value per share.

Common Stock

The Amended and Restated Charter does not amend any rights or preferences relating to eOn’s common stock set forth in the Current Charter. The holders of eOn common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of eOn common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of eOn common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of eOn’s liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the preferred stock, if any, then outstanding. Holders of eOn common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Under both the Current Charter and the Amended and Restated Charter, the eOn board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of eOn.

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Series A Preferred Stock

Authorized Shares. Upon filing of the Amended and Restated Charter, there will be authorized:

•	5,000,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 (the “Series A-1 Stock”); and

•	1,176,748 shares of Series A-2 Convertible Preferred Stock, par value $0.001 (“Series A-2 Stock” and collectively with the Series A-1 Stock, the “Series A Preferred Stock”).

Exchange of Shares Upon Merger. Upon completion of the Merger, each share of Inventergy Series A Preferred Stock will be exchanged for a share of eOn Series A Preferred Stock. If the Merger is not completed, the Amended and Restated Charter will not be filed with the Delaware Secretary of State and the Series A Preferred Stock will not be established. See “Comparison of Stockholder Rights” for a comparison of the rights of holders of Inventergy Series A Preferred Stock to the rights of holders of eOn Series A Preferred Stock.

Ranking; Dividends. The shares of Series A Preferred Stock rank pari passu with each other and with the shares of Series B Preferred Stock, with the right to receive dividends and distributions on an as-converted basis with the common stock. No dividend or other distribution may be declared and paid on the shares of common stock or other capital stock unless the Series A Preferred Stock receives a pro-rata share of such dividend or distribution on an as-converted basis (unless such dividend or distribution would result in a holder of Series A Preferred Stock beneficially owning in excess of 4.99% of the common stock in which case the portion of such dividend or distribution shall be held in abeyance for such holder until such time or times as its right thereto would not result in such holder exceeding 4.99% of the common stock).

Conversion. The Series A Preferred Stock may be converted at the holder’s option for an amount of common stock equal to the stated value of shares of Series A Preferred Stock being converted divided by the conversion price (prior to the Reverse Stock Split, a stated value of $0.01 and a conversion price of $0.01 multiplied by the Exchange Ratio of 2.8278 for the Series A-1 Stock and a stated value of $1.6996 and a conversion price of $1.6996 multiplied by the Exchange Ratio of 2.8278 for the Series A-2 Stock, in each case subject to adjustment). Upon the occurrence of the closing of an underwritten offering of at least $20 million at a price of not less than $1.61 and redemption in full of the eOn Notes (or cash deposit into a cash control amount equal to the amount of the outstanding eOn Notes plus interest) subject to certain conditions (a “Special Event”), the provisions relating to liquidation preference, redemption right upon the occurrence of a Fundamental Transaction (as defined), the enumerated protective provisions requiring prior consent of the Series A Preferred Stock and actions requiring the vote of the Series A Director shall automatically terminate and be of no further force and effect.

Liquidation Preference. Holders of the Series A Preferred Stock are entitled to a liquidation preference, until the occurrence of a Special Event, subject to the rights of any senior preferred stock of eOn.  Such holders also have redemption rights upon eOn’s entry into a fundamental transaction, such as a merger or acquisition; if eOn is unable to redeem all the Series A Preferred Stock, such redemption will be done pro-rata and eOn will pay 1.5% monthly interest for each unredeemed share of Series A Preferred Stock until the full redemption amount is paid.

Voting. Holders of the Series A Preferred Stock may vote their shares on an as-converted basis together with the holders of common stock and holders of Series B Preferred Stock as a single class. Except on certain matters described below and to the extent otherwise required by law, holders of Series A Preferred Stock shall not be entitled to vote as a separate class.

162

So long as there continues to be a holder of Series A Preferred Stock that initially purchased shares of Series A Preferred Stock initially convertible into 1 million shares of Inventergy common stock and continues to hold as of the applicable date of determination at least 20% of the shares of Series A Preferred Stock initially issued, and provided a Special Event has not occurred, eOn must obtain the affirmative vote of the majority of Series A Preferred Stock for the following actions:

•	to create a series of preferred stock that is pari passu with the Series A Preferred Stock or superior;

•	to increase the number of authorized shares of common stock or preferred stock;

•	to issue any debt securities or incur debt (other than permitted indebtedness);

•	to authorize and pay dividends or the redemption of eOn stock;

•	to authorize or effect the sale or lease of all or substantially all eOn’s assets, to engage in a fundamental transaction such as a merger or acquisition, or to engage in a liquidation event;

•	to amend eOn’s certificate of incorporation or bylaws; or

•	to take any action that adversely effects the Series A Preferred Stock, provided, however, that in the case of actions adverse to the Series A-1 Stock, the holders of the Series A-1 Stock are entitled to vote separately as a class on such action, and further provided that in the case of actions adverse to the Series A-2 Stock, the holders of the Series A-2 Stock are entitled to vote separately as a class on such action.

Approval of Series A Director. Until a Special Event has occurred and for so long as the director designated by a majority of the holders of the Series A Preferred Stock (Robert Knie) holds office up until one year after the completion of the Merger, eOn must obtain the affirmative vote of Mr. Knie for the following actions:

•	to engage in a fundamental transaction, such as a merger or an acquisition;

•	to change its business;

•	to consummate a material transaction with an affiliate;

•	to terminate an executive making more than $225,000 annually;

•	to approve annual budgets in excess of $6.9 million, and to approve any payments of expenses made in excess of the annual budget;

•	to enter into agreements that restrict eOn’s ability to pay dividends or redeem its securities;

•	to adopt or amend a stock option plan;

•	to make any loan or advance unless such loan or advance is to a wholly owned subsidiary or in the ordinary course of business;

•	to guarantee any indebtedness (except for trade accounts in the ordinary course of business, or permitted indebtedness);

•	to invest any amount greater than $3 million (other than purchases of intellectual property or intellectual property rights);

•	to increase or decrease the number of directors constituting eOn’s Board of Directors;

•	to repurchase or redeem any outstanding securities;

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•	until the sale of eOn equity securities generating aggregate proceeds to eOn of at least $10 million, hire any officers or employees on compensation terms more favorable than the terms in effect at the time of the Merger or increase the aggregate compensation of any officer or director; and

•	during the 12 month period immediately following the date of the Merger, make any increase to the aggregate compensation of any officer or director that exceeds 35% of such officer or director’s compensation on the date of the Merger or pay aggregate compensation to all officers, directors and employees of eOn and its subsidiaries in excess of $2.9 million.

Fundamental Transactions. The rights and preferences for the Series A Preferred Stock provides that eOn shall not enter into a fundamental transaction unless: (i) a successor assumes all obligations to the Series A Preferred Stock in form and substance satisfactory to the holders of the Series A Preferred Stock, including agreements to deliver to each holder of the Series A Preferred Stock securities of the successor substantially similar in form and substance to the Series A Preferred Stock and (ii) the successor is a publicly traded corporation whose common stock is quoted on or listed for trading on the NYSE, the NYSE MKT or Nasdaq. Until the occurrence of a Special Event, upon notice of a fundamental transaction, a holder of Series A Preferred Stock may require eOn to redeem all or any portion of such holder’s Series A Preferred Stock at a price per share equal to the sum of (i) the greater of (x) the stated value and (y) the product of (I) the fair market value of one share of common stock and (II) the number of shares of common stock issuable upon conversion per share of Series A Preferred Stock being redeemed and (ii) any declared accrued and unpaid dividends per share of Series A Preferred Stock.

Series B Preferred Stock

Authorized Shares. On December 17, 2013, eOn filed the Series B Certificate of Designations with the Delaware Secretary of State establishing eOn’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”) with 2,750 shares of Series B Preferred Stock authorized for issuance. As of the date of this proxy statement/prospectus all of the outstanding shares of Series B Preferred Stock are issued and outstanding. See forth below is a summary of the rights and preferences of the Series B Preferred Stock. The Amended and Restated Charter will not amend any of the rights and preferences set forth in the Series B Certificate of Designations.

Ranking; Dividends. The shares of Series B Preferred Stock rank pari passu with the shares of Series A Preferred Stock, with the right to receive dividends and distributions on an as-converted basis with the common stock. No dividend or other distribution may be declared and paid on the shares of common stock or other capital stock unless the Series B Preferred Stock receives a pro-rata share of such dividend or distribution on an as-converted basis (unless such dividend or distribution would result in a holder of Series B Preferred Stock beneficially owning in excess of 4.99% of the common stock in which case the portion of such dividend or distribution shall be held in abeyance for such holder until such time or times as its right thereto would not result in such holder exceeding 4.99% of the common stock).

Conversion. The Series B Preferred Stock may be converted at the holder’s option for an amount of common stock equal to the stated value of shares of Series B Preferred Stock being converted divided by the conversion price (prior to the Reverse Stock Split, a stated value of $1,000 and a conversion price of $1.07, subject to adjustment). The shares of Series B Preferred Stock are convertible at any time on and after the earliest of (i) the one or more registration statement(s) required to be filed by the Registration Rights Agreement described below have been declared effective, (ii) the date in which the shares of common stock that are to be received upon conversion may be sold pursuant to Rule 144 promulgated under the Securities Act, and (iii) the date in which the eOn stockholders have approved the Merger. In no event will the shares of Series B Preferred Stock be convertible prior to the record date for the Special Dividend so long as such record date is not later than 10 days prior to the date of the eOn stockholder meeting called to vote on the Merger. After the shares of Series B Preferred Stock are initially convertible, the Series B Preferred Stock shall automatically convert into common stock at any time upon the affirmative election of holders owning at least 60% of the Series B Preferred Stock (the “Required Holders”) or immediately upon closing of an underwritten public offering of eOn after the Merger in an amount not less than $20 million and at a threshold price determined in accordance with the terms of the Series B Preferred Stock, provided that such conversion does not result in a holder of Series B Preferred Stock holding more than 4.99% of the outstanding shares of common stock of eOn and further provided that all of the outstanding senior secured notes issued by Inventergy due May 10, 2018 in the aggregate principal amount of $5,000,000 have been redeemed.

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Limitations on Conversion. A holder has no right to convert shares of Series B Preferred Stock to the extent that such conversion would result in such holder being the beneficial owner in excess of 4.99% of eOn common stock; provided that upon delivering at least 61 days’ prior written notice to eOn, a holder may increase or decrease this percentage limitation to any other percentage not in excess of 9.99%. In addition, a holder has no right to convert shares of Series B Preferred Stock if the issuance of the shares of common stock would exceed the Exchange Cap. The Exchange Cap limitation does not apply if eOn’s stockholders approve issuances above the Exchange Cap.

Liquidation Preference. Holders of the Series B Preferred Stock are entitled to a liquidation preference, subject to the rights of any senior preferred stock of eOn. Such holders also have redemption rights upon eOn’s entry into a fundamental transaction, such as a merger or acquisition; if eOn is unable to redeem all the Series B Preferred Stock, such redemption will be done pro-rata.

Voting. Each holder of Series B Preferred Stock has, subject to certain limitations, the right to a number of votes equal to the number of shares of common stock into which such holder's shares would be convertible on the record date for the vote or consent of stockholders, but in lieu of using the conversion price in effect as of the record date, the number of such votes will be calculated using a conversion price that is equal to $1.24 per share. The number of votes will be proportionately adjusted in the event of a stock dividend, stock split, reverse stock split, or similar transaction. Otherwise, the holders of shares of Series B Preferred Stock have the same voting rights as holders of shares of eOn’s common stock, except that holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

Optional Redemption Rights. The holders of the Series B Preferred Stock have the option to require eOn to redeem the Series B Preferred Stock at the stated value in the event (i) eOn amends the definitive documentation for the Merger without the consent of the Required Holders, (ii) the Merger is not completed on or before June 17, 2014, (iii) the Reverse Stock Split is not completed on or before May 17, 2014, or (iv) the eOn stockholders have not approved the issuance of eOn common stock in excess of the Exchange Cap on or before May 17, 2014. In the event the holders do not exercise the Holding Optional Redemption in full within thirty days of the occurrence of any of the events mentioned above, eOn has the right to redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for an aggregate purchase price equal to the number of shares being redeemed times the stated value. In the event eOn completes a Change of Control or a Non-Public Fundamental Transaction (each, as defined in the Series B Certificate of Designations, which defined terms expressly exclude the Merger), then the holders of the Series B Preferred Stock have the option to require eOn to redeem all or any portion of the Series B Preferred Stock at a price equal to the Change of Control Redemption Price (as defined in the Series B Certificate of Designations). Upon an exercise by a holder of the optional redemption rights, the holder may draw upon the Letters of Credit in the aggregate amount of $2.75 million, which are collateralized by the proceeds from the sale of the Series B Preferred Stock. The Letters of Credit will be terminated and the $2.75 million will be released to eOn upon the latest of (i) eOn stockholder approval of the proposals described in this proxy statement/prospectus, (ii) the date the eOn registration statement registering the required number of shares of eOn common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants described below is declared effective by the SEC, as required under the registration rights agreement discussed below and has been continuously available for at least ten trading days, (iii) the date eOn provides notice to each holder of the date for the scheduled consummation of the Merger, and (iv) the date all conditions to the consummation of the Merger have been satisfied or are reasonably expected to be satisfied by the scheduled closing date of the Merger.

Series B-1 Preferred Stock

On March 24, 2014, eOn entered into an exchange agreement (the “Exchange Agreement”) with each of the holders of the Series B Preferred Stock. The Exchange Agreement provides for the issuance of shares of convertible preferred stock to be designated as Series B-1 Convertible Preferred Stock (the “the Series B-1 Preferred Stock”) upon the occurrence of a Special Event, with each outstanding share of Series B Preferred Stock being exchanged for a share of Series B-1 Preferred Stock. The rights and preferences of the Series B Preferred Stock and the Series B-1 Preferred Stock are the same except that the Series B Certificate of Designations provides for automatic conversion into shares of common stock upon the occurrence of a Special Event, and the certificate of designations for the Series B-1 Preferred Stock provides for termination of certain preferences upon the occurrence of a Special Event.

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Options and Warrants

Options. As of the date of this proxy statement/prospectus, eOn has outstanding options to purchase an aggregate of 60,333 shares of its common stock pursuant to its equity incentive plan and Inventergy has outstanding options to purchase an aggregate of 1,140,000 shares of its common stock and stock awards for an aggregate of 225,000 shares of common stock issued pursuant to the Inventergy Incentive Plan. Upon completion of the Merger, each option to purchase shares of Inventergy common stock will be converted into an option to purchase shares of eOn common stock, with the number of shares adjusted based upon the Exchange Ratio.

Warrants. On December 17, 2013, in connection with the sale of the Series B Preferred Stock, eOn issued the Warrants to investors to purchase an aggregate of 1,401,869 shares of eOn common stock at an exercise price of $1.33 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions). The Warrants are initially exercisable the business day following the date the holder has delivered written instructions to Wells Fargo, National Association to deliver the holder’s amount of the Letter of Credit to eOn, as discussed above, but not before the record date for the eOn stockholders to receive the Special Dividend, so long as such record date is not later than 10 days prior to the date of the eOn stockholder meeting called to vote on the Merger. The Warrants expire on the earlier of (i) the date that is 24 months after the initial exercise date and (ii) the date the agreement relating to the Merger is terminated. Each holder of Warrants is restricted in exercising the Warrants to the extent such exercise would exceed 4.99% ownership of eOn common stock or the Exchange Cap (absent eOn stockholder approval), as discussed under “Preferred Stock - Series B Preferred Stock - Limitations of Conversion” above.

Placement Agent Warrants. In connection with a private placement of Inventergy securities which closed in January 2014, Inventergy issued warrants to purchase 168,607 shares of common stock to Laidlaw & Co., the placement agent (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price equal to $4.30 per share, have a cashless exercise provision and full ratchet anti-dilution protection down to $3.21 per share for issuance of common stock for less than the then effective-exercise price of the Placement Agent Warrants, recapitalizations, reclassifications, stock splits and similar events. The Placement Agent Warrants are immediately exercisable and expire on the fifth anniversary of issuance. Upon the completion of the Merger, the Placement Agent Warrants will be converted into warrants to purchase shares of eOn common stock, with the exercise price and the number of shares adjusted based upon the Exchange Ratio.

eOn Notes

The eOn Registered Notes

As of the Effective Time, the outstanding Inventergy Amended and Restated Notes in the aggregate amount of $5 million shall be exchanged for substantially identical eOn Amended and Restated Senior Secured Convertible Notes, or the eOn Registered Notes.

Pursuant to the terms of the eOn Notes, interest accrues on the unpaid principal amount at the rate of 4.0% per annum until the full amount of principal and interest shall be deposited into a control account, and thereafter at the rate of 2% per annum. In the event of the occurrence and during the continuance of an Event of Default, the interest rate shall increase to 18%. The Notes mature and the outstanding principal, accrued and unpaid interest and late charges, if any, is payable on the maturity date, namely, May 10, 2018, as may be extended at the option of the holder of the Note under certain limited circumstances.

Events of Default

Pursuant to the Notes, an “Event of Default” means, among other things:

(i) the suspension from trading or failure of the common stock to be listed on an exchange for a period of two consecutive trading days or for more than an aggregate of ten trading days in any 365-day period;

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(ii) eOn's (A) failure to cure a failure to deliver the required number of shares of common stock within five business days after the applicable conversion date or (B) notice, written or oral, to any holder of the Notes or Additional Notes, of its intention not to comply with a request for conversion of any Notes into shares of common stock that is tendered in accordance with the provisions of the notes;

(iii) eOn’s failure to reserve sufficient shares allocable to a holder for five consecutive business days;

(iv) (A) prior to the Control Account (as defined) equalling or exceeding full collateralization of the Notes including principal and interest, eOn’s failure to pay to the holder any amount of principal, interest, late charges or other amounts when and as due under the Note or the Additional Notes or any other transaction document except in limited circumstances;

(v) eOn or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors, (A) commences a voluntary bankruptcy case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against eOn or any of its subsidiaries in an involuntary case, (B) appoints a custodian of eOn or any of its subsidiaries or (C) orders the liquidation of eOn or any of its subsidiaries;

(vii) a final judgment or judgments for the payment of money aggregating in excess of $100,000 prior to full collateralization and $500,000 thereafter (“Threshold Amount”) are rendered against eOn or any of its subsidiaries and which judgments are not, within sixty days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the Threshold Amount set forth above so long as eOn provides the Holder a written statement from such insurer or indemnity provider to the effect that such judgment is covered by insurance or an indemnity and eOn will receive the proceeds of such insurance or indemnity within thirty days of the issuance of such judgment;

(viii) prior to the Control Account equaling or exceeding full collateralization of the Notes including principal and interest, other than as specifically set forth in another clause, eOn or any of its subsidiaries breaches any material representation, warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition of any transaction document which is curable, only if such breach continues for a period of at least ten consecutive business days;

(ix) any breach or failure in any respect to comply with the covenants set forth in the Note except, where such breach or failure is curable, only if such breach or failure continues for a period of at least ten consecutive business days;

(x) eOn or any subsidiary shall fail to perform or comply with any covenant or agreement contained in any Security Document (as defined) to which it is a party, except, if such breach or failure is curable, only if such breach or failure continues for a period of at least ten consecutive Business Days;

(xi) any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against eOn or any subsidiary intended to be a party thereto in accordance with its terms, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by eOn or any subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or eOn or any subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(xii) any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien in favor of the Collateral Agent (as defined) for the benefit of the holders of the Notes on any Collateral (as defined purported to be covered thereby;

(xiii) any bank at which any deposit account, blocked account, or lockbox account of eOn or any subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of eOn or any subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Collateral Agent has requested account control agreements should be subject to this clause (x));

(xiv) any default under, redemption of or acceleration prior to maturity of an aggregate amount of Indebtedness in excess of the $100,000 prior to full collateralization and $500,000 thereafter of eOn or any of its subsidiaries;

(xv) any breach or failure in any respect to deposit of Available Proceeds (as defined) in the Control Account (as defined) pursuant to the terms of the Note;

(xvi) any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes; or

(xvii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

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Security

The payment of amounts due and payable under the Notes will be secured by all of the assets of eOn pursuant to the terms of a Pledge and Security Agreement, a Cash Collateral Agreement and a Deposit and Control Account Agreement currently in effect with Inventergy which shall be assumed by eOn upon the Merger (the “Security Documents”). Hudson Bay IP Opportunities Master Fund, LP serves as the collateral agent pursuant to the Security Documents. In addition, eOn will maintain a cash collateral account for the benefit of the noteholders initially funded with $3.5 million deposited by Inventergy (the “Control Account”). Such cash collateral account will be increased with a percentage of all future revenues and a lesser percentage of any future capital raises, until such time as the funds in such account equal the remaining principal amount of the Notes plus all future interest through maturity of the Notes. Until the Control Account is fully funded, the Company may not use the cash in the Control Account to make payments due pursuant to the Notes. When such Control Account is fully funded, the interest rate on the Notes will decrease to 2%, all liens on eOn’s assets (other than the Control Account itself) will be terminated, all restrictive covenants in the Notes will terminate, and a number of potential events of default will also terminate.

Conversion

The principal and interest under the Notes are convertible at any time after issuance of the Notes into shares of common stock determined by dividing the amount to be converted by the conversion price, initially $2.65 (based upon the Inventergy Notes conversion price of $7.50 divided by the Exchange Ratio of 2.8278); provided, however, that eOn shall not effect the conversion of any portion of the Note, and the holder shall not have the right to convert any portion of a Note, to the extent that after giving effect to such conversion, the holder together with other affiliated parties collectively would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Redemption Rights

Event of Default . Upon the occurrence of an event of default, eOn is required to deliver written notice thereof to the holder of the Note and in such event, or upon the holder becoming aware of an event of default, the holder of the Note may require eOn to redeem all or any portion of the Note in cash equal to 125% of the amount subject to redemption by delivering written notice to eOn (100% in the event of a bankruptcy event of default), or, in certain circumstances where the holder would not be able to convert the Note into common stock and sell such common stock, the market value of the shares into which the Note would otherwise be convertible, if higher.

Change of Control . During the period beginning on the earlier to occur of any oral or written agreement by eOn or any of its subsidiaries to consummate a transaction which would reasonably be expected to result in a change of control (as defined in the Note), or the holder of the Note becoming aware of a change of control or the receipt of eOn’s required notice prior to the consummation of a change of control, the holders of the Notes have the right to require eOn to redeem all or any portion of the Note in cash at a price equal to the greater of (a) 125% of the amount of the Note being redeemed and (b) the product of the amount being redeemed and the quotient determined by dividing the greatest closing sale price of the common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the change of control and (y) the announcement of the change of control and ending on the date the holder delivers the change of control redemption notice.

Quarterly Redemption . From and after October 15, 2014, the holders of the Notes are entitled to a quarterly amortization payment according to an agreed schedule in cash. eOn must also deposit into the Control Account an amount equal to 25% of the gross revenues of eOn (including license fees, settlement amounts, royalties, infringement damages and the like) and shall first be applied to accrued and unpaid late charges, then to accrued and unpaid interest and then to principal. eOn also has the right, exercisable only once, at any time, to prepay one half of the then-outstanding principal amount of the Notes.

Fundamental Transactions

The Company is prohibited pursuant to the Notes from entering into a fundamental transaction (as defined in the Note) unless the successor entity assumes in writing all of the obligations of eOn under the Notes and the other documents related to the transaction. Fundamental transaction is defined to include a consolidation or merger in which eOn’s stockholders are not the holders of a majority of the voting power of the surviving entity, a sale of all or substantially all of the assets of eOn or any of its significant subsidiaries, certain tender offers for more than 50% of the outstanding common stock, stock purchase agreement or other business combination in which the entity acquires at least 50% of the outstanding shares of common stock.

Restrictive Covenants

Until the notes are fully collateralized through the Control Account, eOn and its subsidiaries will be prohibited pursuant to the terms of the Notes from effecting the following:

•	Incur or guarantee, assume or suffer to exist any Indebtedness (as defined) other than Permitted Indebtedness (as defined);

•	Allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrances upon or in any property or assets other than Permitted Liens (as defined);

•	Redeem, defease, repurchase, repay or make any payments in respect of, by payment of cash or cash equivalents; all or any portion of any Indebtedness (other than the Note, Other Notes and Additional Notes, each as defined), whether by payment of principal or interest on such Indebtedness if an Event of Default has occurred and is continuing;

•	Redeem, defease, repurchase, repay or make any payments in respect of, by payment of cash or cash equivalents, all or any portion of any Indebtedness (other than payment of regularly scheduled interest payments or other late fees and liquidated damages which may accrue under Permitted Indebtedness;

•	Until all the notes and the additional notes have been converted, redeemed or otherwise satisfied, (i) redeem or repurchase it Equity Interests (as defined); (ii) declare or pay any cash dividend or distribution on any Equity Interest (other than certain special purpose subsidiaries);

•	Any change in the nature of its business or modify its corporate structure or purpose; and

•	Encumber or allow any Liens on, any Collateral, other than Permitted Liens;

In addition, eOn will be required to effect the following:

•	Maintain and preserve its existing and that of each of its subsidiaries and cause each to become or remain qualified and in good standing in each required jurisdiction;

•	Maintain and cause its subsidiaries to maintain insurance with respect to its properties and business;

•	Refrain from entering into, renewing, extending or being a party to any transaction or series of related transactions with any affiliate except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its subsidiaries than would be obtaining in a comparable arm’s length transaction with a period that is not an affiliate thereof; and

•	Maintain on deposit in the Control Account not less than $3,500,000 and shall not use such amounts to make payments due on the Notes or the Additional Notes.

eOn New Notes

On March 24, 2014, Inventergy issued $3 million in senior secured notes which are convertible into common stock, referred to as the “Inventergy New Notes.” Upon consummation of the Merger, in accordance with the First Amendment, the Inventergy New Notes will be exchanged for eOn New Notes in the aggregate amount of $3 million. The eOn New Notes have not been, and are not required to be, registered pursuant to the registration statement of which this proxy statement/prospectus forms a part. The eOn New Notes are otherwise identical to the eOn Registered Notes.

Registration Rights

Shares Issuable Upon Conversion of Series B Preferred Stock and Warrants. On December 17, 2013, eOn entered into a registration rights agreement pursuant to which eOn is obligated to file a registration statement with the SEC to register the resale of the shares of eOn common stock issuable upon conversion of the eOn Series B Preferred Stock and exercise of the Warrants with respect to those holders whose purchase price for the Series B Preferred Stock and Warrants equaled or exceeded $350,000 (the “Designated Buyers”). eOn is required to file an initial registration statement registering 606,140 of these shares within one business date of the date the registration statement is filed with respect to the eOn shares of stock to be issued by eOn in the Merger. eOn will also use its best efforts to cause this initial registration statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the date on which the registration statement relating to the shares to be issued in the Merger is declared effective. eOn is obligated to file additional registration statements until such time as such 606,140 shares of common stock issuable to the Designated Buyers upon conversion of the Series B Preferred Stock and/or the exercise of the Warrants are either registered, available to be sold without restriction or limitation under Rule 144 of the Securities Act and without the requirement to be in compliance with Rule 144(c)(1), or all such shares have been sold by the Designated Buyers.

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Shares Issuable Upon Conversion of Series A Preferred Stock. Pursuant to a Registration Rights Agreement dated as of May 10, 2013 entered into by Inventergy and the holders of Inventergy’s Series A Preferred Stock, such holders and permitted assignees are entitled to rights to require the registration of any shares of common stock held by such persons and any shares of common stock issuable upon conversion, exercise or exchange of the Series A Preferred Stock under the Securities Act. If Inventergy proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include their shares to be registered. Furthermore, the holders may require Inventergy to register their shares on Form S-3 when it becomes eligible to use such form. Generally, Inventergy will be required to bear all registration and selling expenses incurred in connection with any registrations except for underwriting discounts and commissions. These rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration. In the event Inventergy fails to timely file, obtain the effectiveness thereof on a timely basis or fails to maintain the effectiveness of such registration statement, Inventergy is required to pay each holder of registrable securities an amount in cash equal to 1.5% of the aggregate purchase price of such investor’s registrable securities whether or not included in the registration statement together with fees of counsel to enforce such payments and interest at 1.5% per month until paid in full. The Registration Rights Agreement provides that upon effecting a Reverse Merger (as defined), the successor entity in such Reverse Merger shall succeed to, and be substituted for Inventergy and shall assume all of the obligations of Inventergy under the agreement. Upon completion of the Merger, eOn will assume Inventergy’s obligation under this agreement.

Piggy-Back Registration Rights as to certain shares of common stock. Pursuant to the Stockholders Agreement dated September 17, 2013 Inventergy entered into in connection with a private placement of shares of its common stock, Inventergy granted piggyback registration rights to the purchasers in that placement subject to the right of the underwriters of an underwritten offering to limit the number of shares included in such registration.

Voting and Lock-up Agreements

eOn has entered into voting agreements with David S. Lee, the Chairman of eOn, and a trust in which Mr. Lee serves as a trustee. The voting agreements provide that Mr. Lee and the trust will vote their shares of eOn common stock in favor of the issuances of eOn common stock in excess of the Exchange Cap, the Merger, and the Reverse Stock Split.

In addition, each of the officers and directors of eOn have executed a lock-up agreement, agreeing not to sell their shares of eOn common stock prior to the earlier of (i) completion of the Merger, (ii) the date no shares of Series B Preferred Stock are outstanding, and (iii) July 17, 2014.

By letter agreements dated May 9, 2013, Inventergy’s officers and directors and the majority of the then holders of outstanding common stock of Inventergy agreed that until May 10, 2015 each such holder would not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock or common stock equivalents owned by such holder; (b) enter into a swap or other arrangement for the transfer of the economic consequences of ownership of the shares; (c) make any demand for or exercise any right or cause to be filed a registration statement to register the shares of common stock or common stock equivalents or (d) publicly disclose the intention to do any of the foregoing, except for 20% of the common stock holdings of each such holder. It is contemplated that the terms of each of such agreements will continue post-Merger.

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Delaware Anti-Takeover Law and Certain Charter Provisions

As of the date of this proxy statement/prospectus, eOn is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior did own, 15% or more of the corporation's voting stock. eOn’s proposed Amended and Restated Charter includes new Article XIII, pursuant to which it will opt out of Section 203 of the DGCL.

eOn’s Current Charter requires that:

•	the terms of the board of directors will be staggered into three classes;

•	any action required or permitted to be taken by stockholders of eOn must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent;

•	the stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities; and

•	special meetings of stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer.

The Amended and Restated Charter retains these provisions. These provisions may have the effect of delaying, deferring or preventing a change in control of eOn.

Transfer Agent and Registrar

Computershare has been appointed as the transfer agent and registrar for eOn’s common stock. Its telephone number is (800) 962-4284.

170

COMPARISON OF STOCKHOLDER RIGHTS

General

eOn and Inventergy are each incorporated under the laws of the State of Delaware. The rights of stockholders of eOn and Inventergy that are prescribed under state corporate laws are therefore the same. Stockholder rights are also set forth in the certificate of incorporation and bylaws of eOn and Inventergy, respectively (the “Governing Documents”). Inventergy stockholders will become subject to the rights set forth in the eOn Governing Documents upon completion of the Merger. The following summary discusses some of the material differences between the current rights of Inventergy stockholders as set forth in the Inventergy Governing Documents and the rights of eOn stockholders that will be in effect at the time of the Merger pursuant to eOn’s then Governing Documents.

Common Stock

The rights of holders of Inventergy common stock will not change materially upon receiving shares of eOn common stock upon completion of the Merger. eOn’s authorized capital upon adoption of the Amended and Restated Charter will provide for 100 million shares of common stock compared to the 125 million shares of common stock authorized pursuant to the Inventergy certificate of incorporation. The holders of each of Inventergy and eOn common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of each of Inventergy and eOn common stock are entitled to receive ratably (i) such dividends as may be declared by the board of directors out of funds legally available for dividends and (ii) all assets remaining after payment of liabilities and the liquidation preference of preferred stock in the event of a liquidation.

Series A Preferred Stock

The following chart compares the rights of holders of shares of Inventergy Series A Preferred Stock and the rights such holders will have upon receiving shares of eOn Series A Preferred Stock upon completion of the Merger.

171

	Inventergy	eOn
Provision	Series A Preferred Stock	Series A Preferred Stock
Par value	$0.0001	$0.001
Ranking; Liquidation Preference	Series A-1 and A-2 are pari passu; Preferred is senior to common stock and any future preferred stock except with the consent of the Series A Preferred Stock	Series A-1, A-2, and B Preferred Stock are pari passu; Until a Special Event occurs, preferred is senior to common stock and any future preferred stock except with the consent of the Series A Preferred Stock and Series B Preferred Stock
Dividends	Shares pro rata in dividends on common stock	Shares pro rata in dividends on common stock
Voting	Vote on an as-converted basis with common shares; Vote as a class with respect to the following matters:	Vote on an as converted basis with common shares; Until a Special Event occurs, vote as a class with respect to the following matters:
• Right to elect one director	Perpetual (1)	Series A Director designated at time of Merger; No future ability to elect director
• Right to take control of board to exercise drag along rights to force sale of Inventergy or eOn	Perpetual	Not Applicable
• Right to approve increase or decrease size of board	Perpetual	Not applicable
• Designate preferred stock as pari passu or superior to Series A	Perpetual	Perpetual
• Increase authorized shares of capital stock	Perpetual	Perpetual
• Issue new debt securities	Perpetual	Perpetual
• Authorize and pay dividends or redeem Inventergy or eOn stock	Perpetual	Perpetual
• Authorize sale or other fundamental transaction, such as a merger	Perpetual	Perpetual
• Amend Inventergy or eOn Certificate of Incorporation or Bylaws	Perpetual	Perpetual

Series A Director Approval
• Approval of budget	Perpetual	In each case, the Series A Director has the following rights upon the earlier of a Special Event or the following occurs: One year from Effective Date, for budget expenses in excess of $6,900,000
• Control of executive compensation by Series A director	Until Senior notes repaid and defined level of liquidity achieved for common stock

For one year from Effective Date, no compensation increase for any officer or director in excess of 35% per year; no aggregate payroll in excess of $2,900,000; no termination of an executive making more than $225,000 annually.

Until company raises at least a further $10,000,000 of equity, no raises for existing officers and directors, no new hires at higher aggregate compensation than current comparable employees.

• A sale or other fundamental transaction, such as a merger	Perpetual	One year from Effective Date
• A change in business	Perpetual	One year from Effective Date
• A material transaction between Inventergy or eOn and an affiliate	Perpetual	One year from Effective Date
• Agreements that restrict Inventergy’s or eOn’s ability to pay dividends	Perpetual	One year from Effective Date
• Adopt or amend a stock option plan	Perpetual	One year from Effective Date
• Make loans or advances, except to subsidiaries or guarantee debt	Perpetual	One year from Effective Date
• Make investments greater than $3 million	Perpetual	One year from Effective Date
• Increase or decrease size of Inventergy or eOn Board	Perpetual	One year from Effective Date
• Purchase or redeem securities	Perpetual	One year from Effective Date

Optional conversion	Convertible into shares of common stock at a holder’s option at any time	Convertible into shares of common stock at a holder’s option at any time

Automatic conversion	Upon a firm commitment underwritten offering of at least $50,000,000 at a price of not less than $1.61	None.

Termination of preferences	Not applicable	Upon a Special Event, the preferential liquidation rights, redemption rights and restrictive covenants shall terminate.

(1) As used in this table, “Perpetual” means so long as there is at least one “Substantial Holder” of the Series A Preferred Stock. “Substantial Holder” means any Holder that purchased Series A Preferred Stock from the corporation convertible into at least ten percent (10%) or more of the corporation's common stock outstanding at the time of such purchase (such date of purchase, a “Substantial Holder Purchase Date”) and continues to hold as of any applicable date of determination a number of shares of Series A Preferred Stock equal to at least twenty percent of the number of shares of Series A Preferred Stock purchased by such holder on the Substantial Holder Purchase Date with respect to such holder. “Special Event” means the occurrence of the closing of an underwritten offering of at least $20 million at a price of not less than $1.61 and redemption in full of the eOn Notes (or a cash deposit into the Control Account equal to the amount of the outstanding eOn Notes plus interest) subject to certain conditions.

172

PRICE RANGE OF SECURITIES AND DIVIDENDS

eOn

Price Range of Securities

eOn’s common stock began trading on Nasdaq under the symbol “EONC” on February 4, 2000. Prior to that date, there was no public market for its common stock. eOn has applied to continue the listing of its common stock on Nasdaq upon the closing of the Merger. In the event the Charter Amendment Proposals are approved and the Merger is consummated, eOn expects that its common stock will, upon approval of its listing application by Nasdaq, be listed on Nasdaq under the symbol “INVT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of eOn’s common stock as reported by Nasdaq.

QUARTER ENDED	HIGH	LOW
January 31, 2014	$4.65	$0.96
October 31, 2013	$1.14	$0.85

July 31, 2013	$0.98	$0.71
April 30, 2013	$1.02	$0.71
January 31, 2013	$1.09	$0.70
October 31, 2012	$1.10	$0.77

July 31, 2012	$1.40	$0.85
April 30, 2012	$1.73	$1.20
January 31, 2012	$1.99	$1.00
October 31, 2011	$1.78	$1.35

On April 7, 2014, eOn’s common stock closed at $4.61. On December 16, 2013, the day before the execution of the Merger Agreement, eOn’s common stock closed at $1.13.

As of April 7, 2014, there were 122 record holders of eOn common stock and 11 holders of eOn Series B Preferred Stock.

Dividend Policy

During fiscal 2013 and 2012, eOn did not declare any cash dividends on its capital stock. It currently intends to retain any earnings to finance the operation and expansion of its business and, therefore, does not expect to pay cash dividends on its common stock in the foreseeable future. Notwithstanding the foregoing, the Special Dividend will be paid to the holders of eOn common stock of record on             , 2014, upon the closing of the Merger.

Inventergy

Historical market price information regarding Inventergy common stock is not provided because there is no public market for Inventergy common stock.

As of April 1, 2014, there were 157 holders of Inventergy common stock and 24 holders of Inventergy Series A Preferred Stock.

Dividend Policy

Inventergy has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Merger. So long as a holder of Inventergy Series A Preferred Stock is able to convert its shares into greater than 10% of Inventergy’s common stock, Inventergy must obtain the affirmative vote of the majority of Series A Preferred Stock to authorize and pay dividends.

173

NO APPRAISAL RIGHTS

eOn stockholders do not have appraisal rights in connection the Merger or the issuance of eOn common stock pursuant to the Merger, or with respect to any of the other proposals the eOn stockholders are being asked to consider, under the DGCL. Holders of Inventergy capital stock are entitled to appraisal rights in connection with the Merger.

LEGAL MATTERS

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, TN, will pass upon the validity of the common stock. Ellenoff Grossman & Schole LLP, New York, NY, has acted as counsel for Inventergy.

EXPERTS

The consolidated financial statements of eOn Communications Corporation as of and for the years ended July 31, 2013 and 2012 appearing in this proxy statement/prospectus have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

Marcum LLP, an independent registered public accounting firm, has audited the financial statements of Inventergy, LLC as of December 31, 2012 and for the period from January 2012 (inception) to December 31, 2012, and the financial statements of Inventergy, Inc. as of December 31, 2013 and for the year then ended and for the period from January 2012 (inception) to December 31, 2013, as set forth in its reports, which are included in this prospectus. Such financial statements are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, eOn and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, eOn will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that eOn deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify eOn of their requests by calling or writing eOn at its principal executive offices at 1703 Sawyer Road, Corinth, MS, 38834, phone number (800) 955-5321.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at the eOn 2014 annual meeting of stockholders must follow the procedures prescribed in the eOn amended and restated bylaws and the SEC’s proxy rules. Proposals of stockholders to be presented at the eOn 2014 annual meeting of stockholders (other than those submitted for inclusion in eOn’s proxy materials pursuant to rule 14a-8 of the SEC’s proxy rules) must be received by eOn (attention: Secretary) no earlier than the date which is 120 days prior to the first anniversary of the 2013 annual meeting date (September 19, 2014) and no later than the date which is 90 days prior to the first anniversary of the 2013 annual meeting date (October 19, 2014). Proposals of stockholders pursuant to Rule 14a-8 of the SEC’s proxy rules that are intended to be presented at the 2014 annual meeting of stockholders must be received by eOn (attention: Secretary) no later than the date which is 120 calendar days before the anniversary date of the date the 2013 proxy statement is sent to eOn stockholders (August 14, 2014), to be included in eOn’s proxy materials relating to that meeting.

174

WHERE YOU CAN FIND MORE INFORMATION

eOn has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to eOn and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of eOn’s or eOn’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

eOn is subject to the information and periodic reporting requirements of the Exchange Act and files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read eOn’s SEC filings over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document eOn files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger, you should contact eOn by telephone or in writing:

Lee Bowling

eOn Communications Corporation

1703 Sawyer Road

Corinth, MS 38834

(800) 955-5321

If you are a stockholder of eOn and would like to request documents, please do so by            , 2014 to receive them before the Special Meeting . If you request any documents from eOn, eOn will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to eOn has been supplied by eOn, and all such information relating to Inventergy has been supplied by Inventergy. Information provided by either eOn or Inventergy does not constitute any representation, estimate or projection of the other party.

This document is a prospectus of eOn and proxy statement of eOn for the Special Meeting. Neither eOn nor Inventergy has authorized anyone to give any information or make any representation about the Merger, Inventergy or eOn that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that eOn has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

175

INDEX TO FINANCIAL STATEMENTS

eOn Communications Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of July 31, 2013 and 2012	F-3
Consolidated Statements of Income and Comprehensive Income for the Years Ended July 31, 2013 and 2012	F-4
Consolidated Statements of Cash Flows for the Years Ended July 31, 2013 and 2012	F-5
Consolidated Statements of Stockholders’ Equity for the Years Ended July 31, 2013 and 2012	F-6
Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets as of January 31, 2014 and July 31, 2013 (Unaudited)	F-21
Condensed Consolidated Statements of Operations for the Three Months and Six Months Ended January 31, 2014 and 2013 (Unaudited)	F-22
Condensed Consolidated Statements of Cash Flows for the Six Months Ended January 31, 2014 and 2013 (Unaudited)	F-23
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-24

Cortelco Systems Holding Corp. and Subsidiary and Cortelco Systems Puerto Rico, Inc. Combined Financial Statements (a carve-out of eOn Communications Corporation and Subsidiaries)

Combined Balance Sheets as of July 31, 2013 and 2012 (Unaudited)	F-30
Combined Statements of Income for the Years Ended July 31, 2013 and 2012 (Unaudited)	F-31
Combined Statements of Cash Flows for the Years Ended July 31, 2013 and 2012 (Unaudited)	F-32
Combined Statements of Invested Equity for the Years Ended July 31, 2013 and 2012 (Unaudited)	F-33
Notes to Combined Financial Statements (Unaudited)	F-34

Condensed Combined Balance Sheets as of January 31, 2014 and July 31, 2013 (Unaudited)	F-48
Condensed Combined Statements of Operations for the Six Months Ended January 31, 2014 and 2013 (Unaudited)	F-49
Condensed Combined Statements of Cash Flows for the Six Months Ended January 31, 2014 and 2013 (Unaudited)	F-50
Condensed Combined Statements of Invested Equity for the Six Months Ended January 31, 2014 (Unaudited)	F-51
Notes to Condensed Combined Financial Statements (Unaudited)	F-52

Inventergy, LLC (a development stage company)

Independent Auditors’ Report	F-62
Balance Sheet as of December 31, 2012	F-63
Statement of Operations and Changes in Members' Equity (Deficit) for the period from January 12, 2012 (Inception) through December 31, 2012	F-64
Statement of Cash Flows for the period from January 12, 2012 (Inception) through December 31, 2012	F-65
Notes to Financial Statements	F-66

Inventergy, Inc. (a development stage company)

Independent Auditors’ Report	F-70
Balance Sheet as of December 31, 2013	F-71
Statements of Operations for the Year Ended December 31, 2013 and for the period from January 12, 2012 (Inception) to December 31, 2013	F-72
Statements of Stockholders’ Equity for the period from January 12, 2012 (Inception) to December 31, 2013	F-73
Statements of Cash Flows for the Year Ended December 31, 2013 and for the period from January 12, 2012 (Inception) to December 31, 2013	F-74
Notes to Financial Statements	F-75

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

eOn Communications Corporation

We have audited the accompanying consolidated balance sheets of eOn Communications Corporation and Subsidiaries (the "Company") as of July 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Horne LLP

Ridgeland, Mississippi

November 12, 2013 (February 5, 2014 as to Note 16)

F-2

EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	As of July 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,778	$2,162
Trade accounts receivable, net of allowance of $285 and $555, respectively	4,521	4,370
Inventories	5,026	5,261
Prepaid and other current assets	257	387
Total current assets	11,582	12,180
Property and equipment, net	503	352
Other non current assets	40	84
Investments	990	990
Total assets	$13,115	$13,606

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$2,297	$2,059
Current maturities of notes payable	37	37
Current maturities of notes payable - related parties	330	709
Accrued expenses and other	1,182	1,622
Total current liabilities	3,846	4,427
Notes payable, net of current maturities	37	74
Notes payable - related parties, net of current maturities	2,859	2,959
Total liabilities	6,742	7,460

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	-	-
Common stock, $0.005 par value (10,000,000 shares authorized, 3,016,758 shares issued)	15	15
Additional paid-in capital	56,305	56,304
Treasury stock, at cost (139,084 and 139,404 shares, respectively)	(1,497)	(1,501)
Accumulated deficit	(49,237)	(49,305)
Total eOn Communications Corp. stockholders' equity	5,586	5,513
Noncontrolling interest	787	633
Total stockholders' equity	6,373	6,146
Total liabilities and stockholders' equity	$13,115	$13,606

See accompanying notes to the consolidated financial statements.

F-3

eOn Communications Corporation AND SUBSIDIARIES

Consolidated Statements of INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	For the Years Ended July 31,
	2013	2012
REVENUE
Products	$17,396	$17,325
Services	3,190	3,346
Net revenue	20,586	20,671

COST OF REVENUE
Products	13,854	13,424
Services	1,926	2,255
Cost of revenue	15,780	15,679
Gross profit	4,806	4,992

OPERATING EXPENSE
Selling, general and administrative	4,902	4,730
Other	24	25
Total operating expense	4,926	4,755
Income (loss) from operations	(120)	237

OTHER INCOME (EXPENSE)
Interest income (expense), net	306	(160)
Total other income (expense)	306	(160)
Income from continuing operations before income taxes	186	77

Income tax expense from continuing operations	20	20
Income from continuing operations	166	57

DISCONTINUED OPERATIONS
Income from discontinued operations	56	455
Net income	222	512
Less: Net income attributable to the noncontrolling interest	154	48
Net income attributable to common shareholders	$68	$464

Weighted average shares outstanding:
Basic	2,877	2,873
Diluted	2,877	2,873

Basic and diluted income per share
Continuing operations	$-	$-
Discontinued operations	0.02	0.16
Total	$0.02	$0.16

Comprehensive income
Net income	$222	$512
Other comprehensive loss	-	(5)
Comprehensive income	$222	$507

See accompanying notes to the consolidated financial statements.

F-4

eOn Communications Corporation AND SUBSIDIARIES

Consolidated StatementS of Cash flows

(In thousands)

	For the Years Ended July 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$222	$512
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of discontinued operations	286	-
Stock-based compensation expense	4	7
Depreciation and amortization	134	105
Provision for doubtful trade accounts receivable	23	46
Provision for obsolete inventory	40	119
Loss (gain) on disposal of fixed assets	3	(2)
Imputed interest expense on notes payable	(306)	158
Other	-	(5)

Changes in net assets and liabilities, net of effects of business acquisition
Trade accounts receivable	(126)	759
Inventories	(191)	136
Prepaid and other assets	174	(155)
Trade accounts payable	238	(601)
Accrued expenses and other	(388)	(77)
Net cash provided by operating activities	113	1,002

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(288)	(232)
Net cash used in investing activities	(288)	(232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note payable	(210)	(168)
Proceeds from sale of treasury stock	1	-
Proceeds from employee stock purchase plan	-	18
Net cash used in financing activities	(209)	(150)

Net increase (decrease) in cash and cash equivalents	(384)	620
Cash and cash equivalents, beginning of period	2,162	1,542
Cash and cash equivalents, end of period	$1,778	$2,162

Non cash investing and financing activity:
Note payable for purchase of equipment	$-	$111
Receivable from sale of business	$48	$-
Supplemental cash flow information:
Income taxes paid	$12	$60

See accompanying notes to the consolidated financial statements.

F-5

eOn Communications Corporation and SUBSIDIARIES

Consolidated Statements of stockholders’ equity

(In thousands, except share amounts)

							Accumulated
			Additional				Other		Total
	Common Stock		Paid-In	Treasury Stock		Accumulated	Comprehensive	Noncontrolling	Stockholders'
	Shares	Amount	Capital	Shares	Amount	Deficit	Income	Interest	Equity
Balance at July 31, 2011	3,003,985	$15	$56,281	(139,580)	$(1,503)	$(49,769)	$5	$585	$5,614

Issuance of common stock under employee stock purchase plan	12,773		18						18

Stock-based compensation expense, stock options and ESPP			7						7

Reissuance of treasury stock			(2)	176	2				-

Comprehensive income:
Other							(5)		(5)
Net income						464		48	512

Comprehensive income									507

Balance at July 31, 2012	3,016,758	15	56,304	(139,404)	(1,501)	(49,305)	-	633	6,146

Stock-based compensation expense, stock options and ESPP			4						4

Reissuance of treasury stock			(3)	320	4				1

Comprehensive income:
Net income						68		154	222

Comprehensive income									222

Balance at July 31, 2013	3,016,758	$15	$56,305	(139,084)	$(1,497)	$(49,237)	$-	$787	$6,373

See accompanying notes to the consolidated financial statements.

F-6

eOn Communications Corporation AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended July 31, 2013 and 2012

1.	Description of Business

eOn Communications Corporation™ and subsidiaries (“eOn” or the “Company”) is a provider of communications solutions. Backed with over 20 years of telecommunications expertise, the Company’s solutions enable customers to use its technologies in order to communicate more effectively. Through its wholly-owned subsidiary, Cortelco Systems Holding Corp. (“Cortelco”), the Company provides commercial grade telephone products primarily for use in businesses, government agencies, colleges and universities, telephone companies, and utilities. Cortelco sells primarily through large national distributors with whom it has long-term relationships. Through its majority-owned subsidiary, Cortelco Systems Puerto Rico (“CSPR”), the Company provides sales and service of integrated communications systems, data equipment, security products, and telephony billing services.

2.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of eOn Communications Corporation, Cortelco acquired on April 1, 2009, and CSPR control of which was acquired on June 9, 2010. All significant inter-company accounts and transactions have been eliminated in consolidation.

(b)	Cash and Cash Equivalents

All highly liquid investments with a maturity date of three months or less when purchased are considered to be cash equivalents.

(c)	Trade Accounts Receivable

Trade accounts receivable are stated net of allowances for doubtful accounts. The Company typically grants standard credit terms to customers in good credit standing. As a result, the Company must estimate the portion of accounts receivable that are uncollectible and record any necessary valuation reserves. The Company generally reserves for estimated uncollectible accounts on a customer-by-customer basis, which requires judgment about each individual customer’s ability and intention to fully pay account balances. The Company makes these judgments based on knowledge of and relationships with customers and current economic trends, and updates estimates on a monthly basis. Any changes in estimate, which can be significant, are included in earnings in the period in which the change in estimate occurs.

(d)	Inventories

Inventories consist of phones and component parts and are valued at the lower of cost or market with cost determined utilizing standard cost which approximates the first-in, first-out (FIFO) method. The Company performs an analysis of slow-moving or obsolete inventory on a quarterly basis and any changes in valuation reserves, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the assets, generally three to five years. Maintenance and repair costs are charged to expense as incurred.

F-7

(f)	Investments

The equity method of accounting is used when the Company has a 20% to 50% interest in other entities or when we exercise significant influence over the entity. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these entities. Investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost, and periodically reviewed for impairment.

The Company evaluates its cost method investments for impairment on a quarterly basis in accordance with ASC 325, Cost Method Investments (“ASC 325”), which specifically addresses accounting for cost method investments subsequent to initial measurement. An impairment charge is recognized whenever a decline in value of an investment below its carrying amount is determined to be other-than-temporary. In determining if a decline is other-than-temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and longer-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered.

(g)	Stock Compensation Plans

The Company accounts for stock-based compensation under ASC Topic 718, Stock Compensation (“Topic 718”). Topic 718 requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values. Topic 718 also required the benefits of tax deductions in excess of recognized compensation cost to be recorded as financing cash flows.

(h)	Product Warranties

Warranties for the Cortelco and CSPR product lines range from one to five years based upon the product purchased. The Company estimates the costs of satisfying warranty claims based on analysis of past claims experience and provides for these future claims in the period that revenue is recognized. The cost of satisfying warranty claims, which approximates 0.5% - 1.0% of product revenues, has historically been comprised of materials and direct labor costs. The Company performs quarterly evaluations of these estimates and any changes in estimates, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

(i)	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets when management is unable to conclude that it is more likely than not that the asset will be realized.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company classifies interest and penalties, if any, as a component of its income tax provision.

(j)	Revenue Recognition

The Company’s revenues from its three product lines are the result of separate, individual deliverables:

F-8

Type of Revenues Earned
		Professional	Maintenance
Product Line	Equipment/Software	Services	Contracts

Cortelco Products	Individual sale	-	-

CSPR Products	Individual sale	Individual sale	Individual sale

CSPR Telephony Billing	-	Individual sale	-

Cortelco sells corded and cordless analog and digital telephones capable of operating in the multiple PBX, Key System and Centrex environments primarily through stocking distributors.

Telephony billing revenues from the resale of Puerto Rico Telephone services are recognized monthly as services are provided to the customers.

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of products as cost of sales.

Revenues from our products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company’s revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition and ASC Topic 985, Software.

(k)	Earnings Per Share

Basic EPS is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued.

(l)	Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact, and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non performance.

Accounting standards have established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting standards have established three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices in active markets for identical assets and liabilities.

•	Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

F-9

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The carrying amounts of financial instruments such as cash and cash equivalents, accounts receivable, and accounts payable approximate their fair value due to the short-term nature of the instruments.

The following table presents information about the liabilities recorded at fair value at July 31, 2013, in the balance sheets (in thousands):

	Fair Value Measurements at July 31, 2013
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total at
	Identical Assets	Inputs	Inputs	July 31,
	(Level 1)	(Level 2)	(Level 3)	2013
Notes payable-related parties	$-	$-	$3,189	$3,189

Total	$-	$-	$3,189	$3,189

The following table presents information about the liabilities recorded at fair value at July 31, 2012, in the balance sheets (in thousands):

	Fair Value Measurements at July 31, 2012
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total at
	Identical Assets	Inputs	Inputs	July 31,
	(Level 1)	(Level 2)	(Level 3)	2012
Notes payable-related parties	$-	$-	$3,668	$3,668

Total	$-	$-	$3,668	$3,668

As of July 31, 2013 the Company owns approximately four percent of Symbio Investment Corp. Symbio Investment Corp. is a holding company whose primary asset is an approximate twenty percent investment in Symbio S.A. Symbio S.A.’s principal business is to provide outsourced information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. The Company believes, based on recent stock issuances by Symbio S.A. in 2012, that the fair value of the Company’s investment in Symbio may be less than the Company’s cost of $990,000. There are no quoted market prices for the Company’s investment in Symbio Investment Corp., and sufficient information is not readily available for the Company to utilize a valuation model to determine its fair value without incurring excessive costs relative to the materiality of the investment. Accordingly, the Company has not estimated the fair value of its investment in Symbio Investment Corp. at July 31, 2013. Based on the Company’s evaluation of the near-term prospects of Symbio Investment Corp. and the Company’s ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider any potential impairment to be other-than-temporary at July 31, 2013.

The notes payable – related parties is primarily due to the note payable to former Cortelco shareholders (See Note 8) which is valued using a discounted cash flow analysis of the projected future payments of Cortelco using a discount rate of 15.22%. The note is classified within Level 3 of the fair value hierarchy.

F-10

The following represents transactions related to the note payable for the years ended July 31, 2013 and 2012 (in thousands).

	2013	2012
Beginning fair value	$3,486	$3,504
Imputed interest	487	518
Change in estimates	(796)	(368)
Interest (income) expense	(309)	150
Payments	(173)	(168)
Ending fair value - July 31	$3,004	$3,486

(m)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n)	Advertising Expense

The Company expenses advertising costs as incurred. Advertising expenses for fiscal years 2013 and 2012 were not significant.

(o)	Segment Reporting

The Company operates in two business segments: Telephony Products and Puerto Rico. Segment information is consistent with how management reviews its businesses, makes investing and resource allocation decisions and assesses operating performance.

(p)	Reclassification

Certain amounts in the July 31, 2012 consolidated financial statements have been reclassed to conform to the July 31, 2013 consolidated financial statement presentation.

3. Concentrations of Credit Risk, Major Customers, Major Suppliers and Geographic Information

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash and trade accounts receivable. The Company maintains its cash balances primarily with large regional U.S. financial institutions and has not experienced losses. The Company’s products are sold principally to dealers, distributors, value added resellers, national accounts, the U.S. government and foreign telecommunications companies. The Company’s credit risk is limited principally to trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. No additional risk beyond amounts provided for collection losses is believed inherent in the Company’s trade accounts receivable.

Revenue from four major distributors of Cortelco was $8,708,000 or 42% of revenue during fiscal year 2013 and $10,105,000 or 49% of revenue for the fiscal year ended July 31, 2012. Revenues from two of these distributors were $3,358,000 and $2,904,000 or 16% and 14%, respectively of the net revenue for the year ended July 31, 2013. Revenues from three of these distributors were $3,518,000, $3,157,000 and $2,314,572 or 17%, 15% and 11%, respectively of the net revenue for the year ended July 31, 2012. As of July 31, 2013 and 2012, the Company had receivables from the federal government of $42,000 and $185,000, respectively. As of July 31, 2013 and 2012, the Company had receivables from four major distributors of $1,461,000 and $1,604,000, respectively. Two of these distributors accounted for 18% and 21% of trade accounts receivable at July 31, 2013 and 2012, respectively.

F-11

The Company purchases approximately 39% of its Cortelco phones from two major suppliers. A change in suppliers could cause a delay in manufacturing and a possible loss of sales, which could adversely affect operating results. During fiscal year 2013 and 2012, purchases from these two suppliers totaled approximately $3,100,000 and $3,441,000, respectively. As of July 31, 2013 and 2012, the balances payable to these two suppliers were $126,000 and $227,000, respectively.

4.	Inventories

Inventories consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Raw materials and purchased components	$791	$1,151
Work in process	749	894
Finished goods	4,029	5,355
Total	5,569	7,400
Inventory obsolescence reserve	(543)	(2,139)
Total inventories	$5,026	$5,261

5.	Prepaid and Other Current Assets

Prepaid and other current assets consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Refundable facility deposits	$15	$13
Prepaid expenses	238	363
Other	4	11
Total	$257	$387

6.	Property and Equipment

Property and equipment consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Leasehold improvements	$69	$65
Equipment	595	663
Furniture and fixtures	151	151
Total	815	879
Less: accumulated depreciation	(312)	(527)
Property and equipment, net	$503	$352

F-12

7.	Accrued Expenses and Other

Accrued expenses and other consist of the following as of July 31, 2013 and 2012

(in thousands):

	2013	2012

Employee compensation	$208	$213
Vacation	31	56
Deferred income	76	467
Warranty reserve	156	166
Professional fees	137	147
Other	574	573
Total	$1,182	$1,622

The following table summarizes the activity related to the product warranty liability during fiscal years 2013 and 2012 (in thousands):

	2013	2012

Balance at beginning of period	$166	$185
Accruals for warranty liability	94	99
Warranty charges	(104)	(118)
Balance at end of period	$156	$166

8.	Notes Payable and Lines of Credit

Cortelco has a line of credit with available borrowings based on an asset formula involving accounts receivable and inventories up to a maximum of $1,000,000, none of which was drawn on as of July 31, 2013. The line of credit expires December 15, 2013 and is secured by substantially all of Cortelco’s assets. The loan’s interest rate, with a floor of 4%, is floating based on LIBOR.

CSPR has a $800,000 revolving line of credit, none of which was drawn on as of July 31, 2013, secured by trade accounts receivable and bears interest at 2% over Citibank’s base rate. The agreement has certain covenant requirements and expires November 30, 2013.

Included in notes payable is a note payable to a major supplier of CSPR, Cisco Systems, Inc., in the amount of $74,000 for the purchase of equipment. The note is non interest bearing and is to be paid monthly for the three year term of the note.

Included in notes payable – related parties is the note payable to Cortelco’s former shareholders (the “Cortelco Note”) for the acquisition of Cortelco on April 1, 2009. The Cortelco Note balance totaled $3,004,000 at July 31, 2013 and $3,486,000 at July 31, 2012. The fair value of the Cortelco Note was approximately $4,430,000 at the April 1, 2009 Cortelco acquisition date using a discounted cash flow analysis of the projected future payments and a discount rate of 15.22%. Actual payments under the Cortelco Note, which are to be based on future earnings of Cortelco, may differ significantly from the projected payments estimated at the Cortelco Note’s inception. These differences may result in significant fluctuations in periodic interest expense in order to properly reflect interest expense over the actual life of the Cortelco Note.

On June 9, 2010 pursuant to a Stock Purchase Agreement, the Company recorded a note payable to David S. Lee, eOn’s Chairman, for the principal amount of $185,511 payable in three annual installments beginning June 9, 2011. Mr. Lee requested deferral of the payment due on June 9, 2011, 2012 and 2013; therefore, the the total principal amount of the note is included in short-term notes payable. The present value of the note payable at July 31, 2013 is approximately $185,511.

F-13

The following table represents the present value of projected payouts for notes payable based on current assumptions (in thousands):

Fiscal year ending July 31,
2014	$366
2015	448
2016	443
2017	366
2018	287
Thereafter	1,353
$3,263

9.	Income Taxes

Income tax expense consisted of the following for the fiscal years ended July 31, 2013 and 2012 (in thousands):

	Fiscal year ended
	July 31, 2013	July 31, 2012
Current
Federal	$-	$-
State	20	20
	20	20
Deferred
Federal	-	-
State	-	-
	-	-
	$20	$20

A reconciliation between the income tax expense recognized in the Company's consolidated statements of operations and the income tax expense (benefit) computed by applying the domestic federal statutory income tax rate to income before income taxes for fiscal years 2013 and 2012 is as follows (in thousands):

	2013	2012

Income tax expense at federal statutory rate (35%)	$85	$186
State income taxes	13	13
Change in valuation allowance	382	(160)
Effect of tax rate differences and newly enacted tax rates in Puerto Rico	(245)	-
Imputed interest expense on notes payable - related parties	(193)	(32)
Other, net	(22)	13
Total income tax expense	$20	$20

F-14

The deferred tax effects of the Company's principal temporary differences at July 31, 2013 and 2012 are as follows (in thousands):

	2013	2012

Allowance for doubtful receivables	$105	$177
Inventories	227	858
Basis difference in property and equipment	(12)	(5)
Accrued warranty costs	87	50
Accrued expenses and other	123	115
Deferred revenue	-	(42)
Net operating loss carry-forwards	10,668	9,663
Valuation allowance	(11,198)	(10,816)
Total deferred tax asset	$-	$-

Due to uncertainties surrounding the timing of realizing the benefits of its net favorable tax attributes in future tax returns; to the extent that it is more likely than not that the deferred tax assets may not be realized, the Company has recorded a valuation allowance against its deferred tax assets at July 31, 2013 and 2012.

At July 31, 2013, the Company has federal and state net operating loss carry-forwards of approximately $28 million which expire on various dates through 2033. As a Puerto Rico corporation not doing business in the United States, CSPR is subject to Puerto Rico income taxes but is exempt from U.S. federal income taxes. CSPR has net operating loss carry-forwards totaling approximately $500,000 available to offset future taxable income of CSPR expiring at various dates through 2022.

Approximately $450,000 of CSPR’s net operating loss carry-forwards were generated in its assembly of telecommunication equipment business which is subject to a reduced income tax rate pursuant to an exemption granted under the tax code of the Commonwealth of Puerto Rico. Such NOL is limited in availability to offset future taxable income of CSPR’s assembly operations.

Tax periods for all years after fiscal 2009 remain open to examination by the federal and state taxing jurisdictions to which the Company is subject.

10.	Stock-Based Compensation

The Company's Equity Incentive Plans, adopted in fiscal years 1997, 1999 and 2001, authorize the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors, and employees of the Company and to non-employee consultants. Incentive stock options are granted only to employees and are issued at prices not less than the fair market value of the stock at the date of grant. The options generally vest over a four-year period and the term of any option cannot be greater than ten years from the date of grant. Stock bonuses and restricted stock purchase agreements are issued at prices not less than 85% of the fair market value of the stock at the date of grant.

Equity Incentive Plans

No grants were made under the 1997 Equity Incentive Plan during fiscal years 2013 and 2012. The Board of Directors has declared that no future grants will be made under this plan.

During fiscal year 1999, the Board of Directors authorized up to an aggregate of 400,000 shares of the Company's common stock for issuance under the 1999 Equity Incentive Plan. No grants were made under the 1999 Equity Incentive Plan during fiscal years 2013 and 2012.

During fiscal year 2001, the Board of Directors authorized up to an aggregate of 100,000 shares of the Company’s common stock for issuance under the 2001 Equity Incentive Plan. Grants to officers or directors are prohibited under the terms of this plan. No options were issued under this plan during fiscal years 2013 and 2012.

Employee Stock Purchase Plan

During 1999, the board of directors adopted an Employee Stock Purchase Plan, which permits employees to purchase up to 50,000 shares of the Company's common stock. The plan was amended in 2005 to increase the number of shares available under the plan to 200,000. The purchase price under this plan is 85% of the fair market value of the common stock at the beginning of an offering period or on a purchase date, whichever is less. Offering periods generally last one year with purchase dates six and twelve months from the beginning of an offering period. During fiscal years 2013 and 2012, employees purchased -0- and 12,773 shares of common stock, respectively, under this plan.

F-15

Stock Compensation

Stock-based compensation is calculated on the date of grant using the fair value of the option as determined using the Black-Scholes option pricing model. The compensation cost is then amortized on a straight-line basis over the vesting period. The Black-Scholes valuation calculation requires the Company to estimate key assumptions such as expected term, volatility and forfeiture rates to determine the stock options fair value. The estimate of these key assumptions is based on historical information and judgment regarding market factors and trends.

Expected volatilities are based on historical daily closing prices adjusted for expected future volatility. The Company believes that implied volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. The Company uses historical information to calculate expected life of option grants. The Company believes that historical information is currently reflective of the economic life of outstanding option grants. The dividend yield is determined by dividing the expected per share dividend during the coming year by the average fair market value of the stock during the quarter. The Company has not historically declared any cash dividends on its common stock, and currently intends to retain any retained earnings to finance the operation and expansion of the business and therefore does not expect to pay cash dividends on the common stock in the foreseeable future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Total stock-based compensation recognized for the year ended July 31, 2013 and 2012, related to stock options vested, stock grants and ESPP shares issued during the year totaled $4,000 and $7,000, respectively.

As of July 31, 2013, the Company has no unrecognized compensation costs related to unvested stock options outstanding under the Plans.

Activity in the Company’s stock option plans during fiscal years 2013 and 2012 is as follows:

	2013
			Weighted
	Shares		Average
	Available	Shares	Exercise
	for Grant	Outstanding	Price
Beginning of year	307,344	68,933	$11.19
Granted	-	-	-
Exercised	-	-	-
Cancelled	8,600	(8,600)	7.07
End of year	315,944	60,333	$11.78

	2012
			Weighted
	Shares		Average
	Available	Shares	Exercise
	for Grant	Outstanding	Price
Beginning of year	302,756	73,521	$10.80
Granted	-	-	-
Exercised	-	-	-
Cancelled	4,588	(4,588)	5.03
End of year	307,344	68,933	$11.19

F-16

Information regarding the stock options outstanding under the Company’s stock option plans at July 31, 2013 is summarized as follows:

		Weighted
		Average	Weighted		Weighted
	Outstanding	Remaining	Average	Exercisable	Average
	at July 31,	Contractual	Exercise	at July 31,	Exercise
Range of Exercise Prices	2013	Life	Price	2013	Price
$ 5.01 — $10.00	30,000	2.9 years	7.15	30,000	7.15
$15.01 — $20.00	30,333	0.6 years	16.35	30,333	16.35
	60,333	1.7 years	$11.78	60,333	$11.78

The aggregate intrinsic value of both options outstanding and options exercisable as of July 31, 2013 was approximately $0.

11.	Related Parties

Symbio Investment Corp.

On August 1, 2007 and August 27, 2007, the Company made strategic investments in Symbio Investment Corp. of $500,000 and $400,000 for 250,000 and 200,000 shares, respectively, or approximately 4% of Symbio Investment Corp. Symbio Investment Corp. is a holding company whose primary asset is an approximate twenty percent investment in Symbio S.A. Symbio S.A.'s principal business is to provide outsourced information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. Symbio Investment Corp. is a privately held entity and the Company accounts for its investment by the cost method.

At the time of the second investment in Symbio Investment Corp. for $400,000, the Company received a put option from David S. Lee, Chairman of the Company, effective beginning January 1, 2008 and expiring January 1, 2011. In December 2010, the expiration of the put option was extended to January 1, 2013. In December 2012, the expiration of the put option was extended until January 1, 2015. The put option allows the Company to sell to Mr. Lee a maximum aggregate of 200,000 shares of its investment in Symbio Investment Corp. for a per share price of $2.00.

In consideration of the put option, in the event that the 200,000 shares are sold without exercise of the put option before January 1, 2015, the Company has agreed to pay Mr. Lee 50% of the proceeds in excess of $1,000,000.

In conjunction with the purchase of these shares in 2007, Mr. Lee was appointed to the board of directors of Symbio S.A. and has been elected chairman. eOn was granted 45,000 shares of Symbio Investment Corp. as compensation for Mr. Lee's services. These shares were valued at $90,000, and were recorded as an increase in investments and a capital contribution by Mr. Lee, in 2009.

12.	Discontinued Operations

On July 31, 2013, the Company sold the rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines and related inventories to PiOn, Incorporated (“PiOn”) located in Manchester, New Hampshire. The divestiture is consistent with the Company’s plan to discontinue marketing efforts in the PBX and call center telecommunications systems segment and focus on IP voice and security endpoints within its Cortelco business segment. Under terms of the sale, the Company received cash proceeds of approximately $48,000 (received in August 2013), assigned approximately $52,000 in deferred revenue liabilities to the buyer and will receive up to three years of royalty payments based on future sales of products included in the Millennium, eQueue, and eConn product lines. Royalty payments over the contractual period are to be received 30 days after each calendar quarter with royalty revenue recognized when earned. The transaction resulted in a loss on sale of approximately $286,000, which is included in the consolidated statements of income in income from discontinued operations. Due to the full valuation allowance and historical net losses experienced by the communications systems and services business segment, no income tax expense has been attributed to this segment.

The Company will continue to fulfill product orders and provide repair and refurbishment services for PiOn as part of an orderly transition from the Company’s Corinth, Mississippi warehouse to PiOn’s warehouse in Manchester, New Hampshire. The transition period will be no less than six months and can be extended indefinitely. The net cash flows expected to be received and paid by the Company related to the fulfillment, repair and refurbishment services during the transition period are not expected to be significant.

In accordance with the Company’s decision to exit the communications systems and services business segment, the results of operations and cash flows from these businesses have been classified as discontinued operations for all periods presented. Further, assets and liabilities related to the discontinued operations in the accompanying consolidated balance sheets are as follows (in thousands):

	July 31,	July 31,
	2013	2012
Assets of Discontinued Operations	$
Accounts receivable	106	$294
Inventories	-	543
Prepaid and other current assets	26	23
Property and equipment, net	20	25
	$152	$885
Liabilities of Discontinued Operations
Accounts payable	4	23
Accrued expenses and other	62	393
	$66	$416

Condensed results of operations for the discontinued operations for the years ended July 31, 2013 and 2012 are as follows (in thousands):

	For the Years Ended July 31,
	2013	2012
Revenues	$1,223	$1,826
Income from discontinued operations	342	455
Loss on sale of discontinued operations	(286)	-
Net income from discontinued operations	$56	$455

F-17

13.       Employee Savings Plan

Substantially all U.S. employees of the Company can participate in the Section 401(k) Safe Harbor Profit Sharing Plan and Trust (the “Plan”), a tax-qualified retirement plan. Under the provisions of the Plan, participants may contribute a percentage of their compensation, subject to limitations established by the Internal Revenue Service. The Company contributes 3% of employee compensation to the Plan. Discretionary contributions by the Company may be made to the profit sharing portion of the Plan in an amount specified by management annually. The Company maintained the eOn Communications Corporation Profit Sharing Savings Plan, which qualified under Section 401 of the Internal Revenue Code until January 31, 2011, when the assets were merged with the Plan. Company contributions made under both plans during fiscal 2013 and 2012 were $51,000 and $65,000, respectively.

CSPR provides its employees a savings plan. Under the terms of the savings plan, employees may contribute from 1% to 10% of pretax annual compensation not to exceed $9,000. No employer contributions are made to the savings plan.

14.       Commitments and Contingencies

(a)        Operating Leases

F-18

The Company is obligated under non-cancelable operating lease agreements for its warehouse, office facilities and certain office equipment. Future minimum annual lease payments at July 31, 2013 under non-cancelable operating lease agreements with remaining terms greater than one year are as follows (dollars in thousands):

Amount
2014	$110
2015	116
2016	112
2017	111
2018	111
Thereafter	112
Total	$672

Rent expense for operating leases for the years ended July 31, 2013 and 2012 totaled $248,000 and $242,000, respectively.

The Company currently shares office space and personnel with Symbio S.A. in San Jose, California. The Company is not assessed facility rent in exchange for utilization of shared employees.

The Company leases approximately 77,000 sq. ft. of office and warehouse space in Corinth, Mississippi. The lease has monthly rent of approximately $12,000 and expired in December 2010. The Company now leases the property on a month-to-month basis.

The Company leases approximately 17,236 sq. ft. of office and warehouse space in Caguas, Puerto Rico from the Puerto Rico Industrial Development Company, under an amended lease agreement that expires in August 2019.

(b)       Litigation

The Company is involved in various matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $551,000 as of August 21, 2013, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2005 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believes it has strong arguments to support its position that the components of inventory qualify as raw material. However, management believes a settlement may be reached for an amount less than the assessment.  Accordingly, the Company has recorded a liability of $96,000 as of July 31, 2013 and 2012.

15.       Segments

The Company’s reportable segments in fiscal year 2013 are Telephony Products and Puerto Rico, each of which offers different products and services in different geographic areas. The Telephony Products segment provides telephone products, service and support to businesses and organizations. The Puerto Rico segment provides the sale and service of integrated communications systems, data equipment, security products and telephony billing services to Puerto Rico and the Virgin Islands. Performance of each segment is assessed independently. During fiscal 2013, the Company disposed of its Communications Systems and Services segment and has reclassified its consolidated statements of income for fiscal year 2013 and 2012 to reflect operations of this segment as discontinued. Income from discontinued operations for fiscal 2012 totaled $455,000, which excludes approximately $920,000 of ongoing operating costs and expenses which were allocated to the Communications Systems and Services fiscal 2012 segment information disclosed below. For fiscal 2013, such ongoing operating costs and expenses are included in the Telephony Products operating segment.

F-19

Segment reporting for activity for the fiscal year ended and balances as of July 31, 2013 follows (in thousands):

	Telephony Products	Puerto Rico	Total

Revenue	$11,129	$9,457	$20,586
Income (loss) from operations	(440)	320	(120)
Total assets	8,768	4,347	13,115
Capital expenditures	129	159	288
Allowance for doubtful accounts	123	162	285
Depreciation and amortization	49	85	134
Income tax expense	20	-	20

Segment reporting for activity for the fiscal year ended and balances as of July 31, 2012 follows (in thousands):

	Communications Systems and Services	Telephony Products	Puerto Rico	Total

Revenue	$1,826	$12,807	$7,864	$22,497
Income (loss) from operations	(465)	1,057	100	692
Total assets	2,178	7,616	3,812	13,606
Capital expenditures	-	100	132	232
Allowance for doubtful accounts	342	16	197	555
Depreciation and amortization	6	37	62	105
Income tax expense	-	20	-	20

Substantially all of the Company’s revenues are earned in the United States and the Commonwealth of Puerto Rico.

16.        Subsequent Events

On December 17, 2013, eOn entered into a merger agreement with Inventergy, Inc. (“Inventergy”). This agreement provides that upon the completion of a number of conditions to closing, Inventergy will merge with a newly formed merger subsidiary of eOn. Upon completion of the merger, Inventergy will become a wholly-owned subsidiary of eOn. We refer to this proposed transaction as the “merger.” As consideration for the merger, eOn has agreed to issue to the Inventergy stockholders eOn shares of common and preferred stock that will result in the Inventergy stockholders in the aggregate obtaining control of eOn following the closing of the merger.

On December 17, 2013, eOn also entered into a transition agreement with its subsidiaries. This agreement provides that immediately prior to closing the merger, eOn will transfer all of its ownership interests in its subsidiaries, Cortelco and CSPR, and certain other assets and Cortelco will transfer certain net assets and businesses to eOn in exchange for the redemption of the related party note payable issued by eOn and Cortelco in the original maximum amount of $11 million dated as of April 1, 2009. We refer to these proposed transactions together with the merger as the “reorganization.” Upon the completion of the reorganization, eOn’s assets will consist of its ownership of its subsidiaries, Inventergy, eOn Communications Systems, Inc., a recently formed subsidiary that will conduct certain legacy lines of business of eOn.

In contemplation of the reorganization, on December 17, 2013, eOn issued 2,750 shares of Series B convertible preferred stock and warrants to purchase 1,401,869 shares of the Company’s common stock to certain accredited investors in a private offering transaction for an aggregate purchase price of $2,750,000. eOn has issued letters of credit to each of the investors in the aggregate amount of $2,750,000. Investors may require eOn to redeem the Series B preferred stock and warrants in the event the merger is not completed by June 17, 2014. In the aggregate, up to 4,744,494 shares of the Company’s common stock may be issued upon the conversion and exercise, as applicable, of all of the outstanding preferred stock and warrants sold in this transaction.

Subsequent to year end, CSPR extended its $800,000 revolving line of credit to November 30, 2014 under similar terms. Also subsequent to year end, Cortelco extended its $1,000,000 revolving line of credit to December 15, 2014 under similar terms.

F-20

EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

(Unaudited)

	January 31,	July 31,
	2014	2013
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,874	$1,778
Restricted cash	2,750	-
Trade and other accounts receivable, net of allowance of $178 and $285, respectively	4,742	4,521
Inventories	3,882	5,026
Prepaid and other current assets	311	257
Total current assets	13,559	11,582

Property and equipment, net	495	503
Other non-current assets	6	40
Investments	596	990
Total assets	$14,656	$13,115

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings on lines of credit	250	-
Trade accounts payable	$1,845	$2,297
Current maturities of notes payable	55	37
Current maturities of notes payable - related parties	685	330
Accrued expenses and other	1,150	1,182
Total current liabilities	3,985	3,846
Notes payable - net of current maturities	-	37
Notes payable - related parties, net of current maturities	2,745	2,859
Total liabilities	6,730	6,742

Commitments and contingencies
Redeemable Convertible Preferred Stock, $0.005 par value (2,750 and zero shares authorized, issued and outstanding, respectively)	2,750	-

Stockholders' equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	-	-
Common stock, $0.005 par value (10,000,000 shares authorized, 3,030,697 and 3,016,758 shares issued, respectively)	15	15
Additional paid-in capital	56,318	56,305
Treasury stock, at cost (139,084 shares)	(1,497)	(1,497)
Accumulated deficit	(50,366)	(49,237)
Total eOn Communications Corp. stockholders' equity	4,470	5,586
Noncontrolling interest	706	787
Total stockholders' equity	5,176	6,373
Total liabilities redeemable convertible preferred stock and stockholders' equity	$14,656	$13,115

See accompanying notes to the condensed consolidated financial statements.

F-21

EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
REVENUE
Products	$3,626	$4,066	$8,112	$8,650
Services	1,007	863	1,802	1,665
Net revenue	4,633	4,929	9,914	10,315
COST OF REVENUE
Products	2,844	3,331	6,294	6,940
Services	836	504	1,422	976
Cost of revenue	3,680	3,835	7,716	7,916
Gross profit	953	1,094	2,198	2,399
OPERATING EXPENSE
Selling, general and administrative	1,539	1,282	2,766	2,555
Other operating expense (income), net	(9)	2	(6)	16
Total operating expense	1,530	1,284	2,760	2,571
Loss from operations	(577)	(190)	(562)	(172)
OTHER INCOME (EXPENSE)
Interest income (expense), net	(272)	239	(344)	281
Impairment of investment	-	-	(394)	-
Total other income (expense)	(272)	239	(738)	281
Income (loss) from continuing operations before income taxes	(849)	49	(1,300)	109
Income tax expense (benefit) from continuing operations	(21)	-	(14)	7
Net income (loss) from continuing operations	(828)	49	(1,286)	102
DISCONTINUED OPERATIONS
Income from discontinued operations	18	45	76	127
Net income (loss)	(810)	94	(1,210)	229
Less: Net income (loss) attributable to noncontrolling interest	(96)	11	(81)	58
Net income (loss) attributable to common shareholders	$(714)	$83	$(1,129)	$171
Weighted average shares outstanding
Basic	2,892	2,877	2,891	2,877
Diluted	2,892	2,877	2,891	2,877
Basic and diluted income (loss) per share
Continuing operations	$(0.25)	$0.01	(0.42)	0.02
Discontinued operations	-	0.02	0.03	0.04
Total	$(0.25)	$0.03	(0.39)	0.06

See accompanying notes to the condensed consolidated financial statements.

F-22

EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	January 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,210)	$229
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	81	43
Provision for (recovery of) doubtful trade accounts receivable	(23)	23
Imputed interest expense (benefit) on notes payable	344	(281)
Impairment of investment	394	-
Changes in net assets and liabilities:
Trade accounts receivable	(198)	381
Inventories	1,144	(449)
Prepaid and other assets	(20)	82
Trade accounts payable	(452)	149
Accrued expenses and other	(32)	(421)
Net cash provided by (used in) operating activities	28	(244)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(73)	(160)
Net cash used in investing activities	(73)	(160)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(122)	(191)
Borrowing on lines of credit	250	-
Proceeds from issuance of redeemable convertible preferred stock	2,750	-
Restricted cash	(2,750)	-
Proceeds from employee stock purchase plan	13	-
Net cash provided by (used in) financing activities	141	(191)
Net increase (decrease) in cash and cash equivalents	96	(595)
Cash and cash equivalents, beginning of period	1,778	2,162
Cash and cash equivalents, end of period	$1,874	$1,567

See accompanying notes to the condensed consolidated financial statements.

F-23

EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Six Months Ended January 31, 2014 and 2013

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by eOn Communications Corporation (“eOn” or the "Company").  It is management’s opinion that these statements include all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows as of January 31, 2014, and for all periods presented.

Description of Business

eOn Communications Corporation and subsidiaries (“eOn” or the “Company”) is a provider of communications solutions. Backed with over 20 years of telecommunications expertise, the Company’s solutions enable customers to use its technologies in order to communicate more effectively. Through its wholly-owned subsidiary, Cortelco Systems Holding Corp, (“Cortelco”), the Company provides commercial grade telephone products primarily for use in businesses, government agencies, colleges and universities, telephone companies, and utilities. Cortelco sells primarily through large national distributors with whom it has long-term relationships. Through its majority-owned subsidiary, Cortelco Systems Puerto Rico (“CSPR”), the Company provides sales and service of integrated communications systems, data equipment, security products, and telephony billing services.

Interim Condensed Consolidated Financial Statements

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of eOn, Cortelco acquired on April 1, 2009 and CSPR, control of which was acquired on June 9, 2010.  All significant inter-company balances and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto as of July 31, 2013 and 2012 and for each of the two years in the period ended July 31, 2013, which are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Pending Transaction with Inventergy, Inc.

On December 17, 2013, eOn, Inventergy, Inc., an intellectual property investment and licensing company whose principal offices are located in Cupertino, California (“Inventergy”), and Inventergy Merger Sub, Inc., a newly formed wholly-owned subsidiary of eOn (“Merger Sub”) entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which the parties agreed that Merger Sub will merge with and into Inventergy (the “Merger”). As a result of the Merger, Inventergy will be a wholly-owned subsidiary of eOn. Consummation of the Merger is subject to approval by the stockholders of eOn and certain other conditions as set forth in the Merger Agreement. The Merger is expected to close during the second calendar quarter of 2014. Upon completing the Merger, eOn will be renamed Inventergy Global, Inc. and Inventergy stockholders in the aggregate will own approximately 93% of the issued and outstanding common stock of eOn. The Merger will be accounted for as a reverse merger under the acquisition method of accounting for business combinations. Inventergy will be deemed to be the accounting acquirer in the transaction and, consequently the transaction is treated as an acquisition of eOn.

In conjunction with the Merger Agreement, eOn, Cortelco, and eOn Communications Systems, Inc., a wholly-owned subsidiary of eOn (“eOn Subsidiary”) entered into a transition agreement that provides for numerous transactions among eOn and its subsidiaries in connection with, and subject to the completion of, the Merger. Each of these transactions would take place at the time the Merger becomes effective, including but not limited to the following:

(1)	eOn and Cortelco will each transfer certain contracts and other assets to eOn Subsidiary, and eOn Subsidiary will assume the liabilities associated with such contracts.

(2)	eOn and Cortelco will redeem in full the contingent note to the former Cortelco shareholders in the maximum initial amount of $11,000,000. Noteholders will receive either cash in the aggregate amount of $300,000 or all of the outstanding shares of Cortelco owned by eOn.

F-24

(3)	Cortelco will enter into a fulfillment services agreement with eOn Subsidiary providing certain services to be conducted on behalf of eOn Subsidiary after the Merger.

(4)	eOn will transfer to Cortelco all of its ownership in CSPR and Symbio Investment Corporation.

Upon completion of the Merger and the transition transactions, eOn will no longer own any interest in Cortelco, CSPR, or Symbio Investment Corporation.

Subject to the completion of and at the time of the Merger, additional transactions will take place, including but not limited to the following:

(1)	eOn will declare and pay to eOn shareholders of record as of a record date that is at least 10 days prior to the date of the eOn special stockholder meeting called to vote upon the Merger a dividend in the amount of $1,650,000.

(2)	eOn will file an amended and restated certificate of incorporation, which amendments will include changing its name to Inventergy Global, Inc., effecting a reverse stock split at a ratio of between one-for-three and one-for-five shares of eOn common stock and designating the rights and preferences of eOn preferred stock.

(3)	eOn, eOn Subsidiary, and each other direct and indirect subsidiary of eOn, will, after the Merger, guarantee and enter into a security agreement relating to certain senior secured notes due May 10, 2018, issued by Inventergy to certain investors in the initial principal amount of $5 million and assume certain obligations of Inventergy pursuant to an assumption agreement.

(4)	The officers and directors of eOn will resign and the directors elected by the eOn stockholders and officers appointed by such newly elected directors will serve in their stead.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact, and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non performance.

Accounting standards have established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting standards have established three levels of inputs that may be used to measure fair value:

F-25

•	Level 1 : Quoted prices in active markets for identical assets and liabilities.

•	Level 2 : Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 : Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s cash equivalent instruments, primarily money market securities and U.S. Treasury Securities, are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

As of January 31, 2014, the Company owns approximately four percent of Symbio Investment Corporation. Symbio Investment Corporation is a holding company whose primary asset is an approximate nineteen percent investment in Symbio S.A. Symbio S.A.’s principal business is to provide outsourced information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. The Company believes, based on stock issuances by Symbio S.A. that the fair value of the Company’s investment in Symbio Investment Corporation is less than the Company’s cost of $990,000. The Company estimated the fair value of the investment in Symbio Investment Corporation based on the stock issuances noted above and the put option described in Note 4. The estimated fair value resulted in an other-than-temporary impairment charge of $394,000 recognized in the quarter ended October 31, 2013. This impairment resulted in a remaining book value of the investment in Symbio Investment Corporation, including the estimated value of the put option, totaling $596,000 as of January 31, 2014. No impairment charge was recognized for the quarter ended January 31, 2014 based on no indicators of other-than-temporary impairment identified at period end.

The note payable to the former Cortelco shareholders (Note 6) is valued each period end using a discounted cash flow analysis of the projected future payments of Cortelco using a discount rate of 15.22%. The note is classified within Level 3 of the fair value hierarchy.  Projected future payments are evaluated at each reporting period and are significantly impacted by seasonal changes in inventory and vendor and customer payments.  The following represents transactions related to the note payable for the six months ended January 31, 2014 (in thousands):

Beginning fair value - August 1, 2013	$3,004
Imputed interest	230
Change in estimates	114
Interest expense	344
Payments	(103)
Ending fair value - January 31, 2014	$3,245

Restricted Cash

The Company’s restricted cash is held in a bank as security for irrevocable letters of credit obtained from the bank as required by the securities purchase agreement under which the Company sold 2,750 shares of redeemable convertible preferred stock (see Note 8). Restricted cash totaled $2,750,000 and zero as of January 31, 2014 and July 31, 2013, respectively.

Income Taxes

Due to uncertainties surrounding the timing of realizing the benefits of its net deferred tax assets in future returns, to the extent that it is more likely than not that deferred tax assets may not be realized, the Company continues to record a valuation allowance against all of its deferred tax assets at January 31, 2014.

F-26

Reclassification

Certain amounts in the prior period condensed consolidated financial statements have been reclassified to conform to the January 31, 2014 condensed consolidated financial statement presentation.

2.	Stock Based Compensation

Equity Incentive Plans

The Company's Equity Incentive Plans, adopted in fiscal years 1997, 1999 and 2001, authorize the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors, and employees of the Company and to non-employee consultants.  The board of directors has declared that no future grants will be made under the plan adopted in 1997.  Incentive stock options are granted only to employees and are issued at prices not less than the fair market value of the stock at the date of grant.  The options generally vest over a four-year period and the term of any option cannot be greater than ten years from the date of grant.  Restricted stock purchase agreements are issued at prices not less than 85% of the fair market value of the stock at the date of grant.  During the six months ended January 31, 2014, there were no options to purchase shares of common stock and no restricted stock granted by the Company.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan permits employees to purchase up to 200,000 shares of the Company's common stock.  The purchase price under this plan is 85% of the fair market value of the common stock at the beginning of an offering period or on a purchase date, whichever is less.  Offering periods generally last one year with purchase dates six and twelve months from the beginning of an offering period.  During the six months ended January 31, 2014, there were 13,939 shares purchased by employees under the plan, at an exercise price of $0.80 per share.

Stock-based compensation of $341 and $0 was recognized for the six months ended January 31, 2014 and 2013, respectively.  As of January 31, 2014, the Company has no unrecognized compensation costs related to unvested stock options under the Plans. The aggregate intrinsic value of both options outstanding and options exercisable as of January 31, 2014 was $0. All options outstanding were fully vested as of January 31, 2014. During the six months ended January 31, 2014,  no options to purchase stock were exercised.

General Stock Option Information

Activity in the Company’s stock option plans since July 31, 2013 is as follows:

Weighted
	Shares		Average
	Available	Options	Exercise
	for Grant	Outstanding	Price

Options at August 1, 2013	315,944	60,333	$11.78
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Options at January 31, 2014	315,944	60,333	$11.78

3.	Revenue Recognition

The Company’s revenues from its three product lines are the result of separate, individual deliverables:

F-27

Type of Revenues Earned
		Professional	Maintenance
Product Line	Equipment/Software	Services	Contracts
Cortelco Products and Services	Individual sale	Individual sale	-
CSPR Products and Services	Individual sale	Individual sale	Individual sale
CSPR Telephony Billing	-	Individual sale	-

Cortelco sells corded and cordless analog and digital telephones capable of operating in the multiple PBX, Key System and Centrex environments primarily through stocking distributors.

Telephony billing revenues from the resale of Puerto Rico Telephone services are recognized monthly as services are provided to customers.

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of products as cost of sales.

Revenues from our products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (i) upon shipment for equipment and software, (ii) as work is performed for professional services, and (iii) in equal periodic amounts over the term of the contract for software and hardware maintenance.

4.	Related Parties

Symbio Investment Corp.

On August 1, 2007 and August 27, 2007, the Company made strategic investments in Symbio Investment Corporation of $500,000 and $400,000 for 250,000 and 200,000 shares, respectively, or a total of approximately 4% of Symbio Investment Corporation. Symbio Investment Corporation is a holding company whose primary asset is an approximate nineteen percent investment in Symbio S.A. Symbio S.A.'s principal business is to provide outsourced information  technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. Symbio Investment Corporation is a privately held entity and the Company accounts for its investment by the cost method.

At the time of the second investment in Symbio Investment Corporation, the Company received a put option from David S. Lee, Chairman of the Company, effective beginning January 1, 2008 and expiring on January 1, 2011. In December 2010, the expiration of the put option was extended until January 1, 2013. In December 2012, the expiration of the put option was extended until January 1, 2015. The put option allows the Company to sell to Mr. Lee a maximum aggregate of 200,000 shares of its investment in Symbio Investment Corporation for a per share price of $2.00.

In consideration of the put option, in the event that the 200,000 shares are sold without exercise of the put option before January 1, 2015, the Company has agreed to pay Mr. Lee 50% of the proceeds in excess of $1,000,000.

In conjunction with the purchase of these shares in 2007, Mr. Lee was appointed to the board of directors of Symbio S.A. and has been elected Chairman.  The Company was granted a total of 45,000 shares of Symbio Investment Corporation stock as compensation for Mr. Lee's services.  These shares have been valued at $90,000, by the Company, and have been recorded as an increase in investments and a capital contribution by Mr. Lee, in 2009.

During the first quarter of 2014, the Company recognized an other-than-temporary impairment charge of $394,000 against the Investment in Symbio Investment Corporation. This impairment resulted in a remaining book value of the investment in Symbio Investment Corporation, including the value of the put option, totaling $596,000 as of January 31, 2014.

F-28

5.	Inventories

Inventories consist of the following (in thousands):

	January 31,	July 31,
	2014	2013

Raw materials and purchased components	$638	$791
Work in process	322	749
Finished goods	3,428	4,029
Total	4,388	5,569
Obsolescence reserve	(506)	(543)
Inventories	$3,882	$5,026

6.	Notes Payable, Related Party

On April 1, 2009, the Company executed a note payable to Cortelco’s former shareholders for $11,000,000 (the “Cortelco Note”) in connection with the acquisition of Cortelco.  The Cortelco Note is non-interest bearing and is to be repaid based primarily upon the level of Cortelco earnings after closing and all Cortelco shareholders are eligible to receive quarterly payments thereunder in cash until the full consideration has been paid.

The fair value of the Cortelco Note payable obligation was approximately $3,245,000 at January 31, 2014 using a discounted cash flow analysis of the projected future payments and a discount rate of 15.22%. The Cortelco Note balance includes $272,000 and $344,000 of imputed interest expense during the three and six months ended January 31, 2014 imputed at the 15.22% discount rate using the effective interest method.

The amount of actual quarterly payments under the Cortelco Note, which are based on Cortelco’s quarterly cash flows, as defined, may differ significantly from the projected payments estimated at the Cortelco Note’s inception. Payments on the Cortelco Note based upon Cortelco’s quarterly cash flows have totaled approximately $2,731,000 since the April 1, 2009 inception of the Cortelco Note through January 31, 2014. The Company expects to pay approximately $400,000 on the Cortelco Note in March 2014 based upon the cash flows of Cortelco for the quarter ended January 31, 2014.

On June 9, 2010, pursuant to a Stock Purchase Agreement, the Company recorded a non-interest bearing note payable to David S. Lee, eOn’s Chairman, due in three annual installments beginning June 9, 2011. Mr. Lee requested deferral of the payment due on June 9, 2011, 2012 and 2013; therefore, the total obligation of approximately $186,000 is included in current maturities of notes payable-related parties.

7.	Product Warranties

Warranties for the Cortelco and CSPR product lines range from one to five years based upon the product purchased. The Company estimates the costs of satisfying warranty claims based on analysis of past claims experience and provides for these future claims in the period that revenue is recognized. The cost of satisfying warranty claims, which approximates 0.5% - 1.0% of product revenues, has historically been comprised of materials and direct labor costs.  The Company performs quarterly evaluations of these estimates, and any changes in estimates which could potentially be significant, are included in earnings in the period in which the evaluations are completed.  The following table summarizes the activity related to the product warranty liability during the six months ended January 31, 2014 and 2013 (in thousands):

F-29

	2014	2013

Beginning balance	$156	$166
Warranty cost incurred	(57)	(54)
Accrued warranty cost	40	47
Ending balance	$139	$159

8.	Redeemable Convertible Preferred Stock

On December 17, 2013, in contemplation of the Merger, the Company issued 2,750 shares of its Series B Preferred Stock (the “redeemable convertible preferred stock”) at a price of $1,000 per share, subject to the terms of its Certificate of Designations for the Series B Preferred Stock (the “Certificate of Designations”), and warrants to purchase an aggregate of 1,401,869 shares of the Company’s common stock (the “warrants”) to certain accredited investors in a private offering transaction for proceeds of $2,750,000. The Certificate of Designations sets forth the terms, rights, provisions for conversion to common stock, obligations and preferences of the redeemable convertible preferred stock and provides that holders of the redeemable convertible preferred stock are entitled to receive dividends on an as-converted basis with the common stock. However, the holders of the redeemable convertible preferred stock will not participate in the $1,650,000 dividend to be paid upon completion of the Merger (see Note 1). Each share of redeemable convertible preferred stock is convertible, at the option of the holder upon the occurrence of certain conversion events, into common stock, at a conversion rate of $1.07 per common share (subject to adjustment for stock splits and similar events). Each share of redeemable convertible preferred stock has a vote equal to the number of shares of common stock into which the redeemable convertible preferred stock would be convertible, using a conversion price of $1.24 per share (subject to adjustment for stock splits and similar events) in lieu of the stated conversion price. Upon certain triggering events, such as the Merger not being completed by June 17, 2014, the holders of the redeemable convertible preferred stock can require the Company to redeem its redeemable convertible preferred stock in cash at a price as specified in the Certificate of Designations. In the event the holders of the redeemable convertible preferred stock do not exercise their redemption options within thirty days of a triggering event, the Company has the right to redeem all, but not less than all, of the outstanding shares of redeemable convertible preferred stock in cash at a price as specified in the Certificate of Designations. As of January 31, 2014, the Company recorded $2,750,000 related to the redeemable convertible preferred stock, which represents its redemption value.

The warrants to purchase shares of the Company’s common stock issued in connection with the redeemable convertible preferred stock are exercisable the business day following the completion of the Merger and expire two years from the initial exercise date. If the Merger is not completed, the warrants will be cancelled. The warrants have an exercise price of $1.33 per common share (subject to adjustments for stock splits and similar events). As of January 31, 2014, no amounts have been recognized for the warrants as they do not convey to the holders the unconditional ability to acquire the Company’s common stock. Once the warrants become exercisable following the completion of the Merger, the value of the warrants will be recorded.

9.	Concentrations, Commitments and Contingencies

(a)	Customer Concentrations

At January 31, 2014, five customers accounted for approximately 26% of total accounts receivable and individually 7%, 6%, 6%, 4% and 3% of the total accounts receivable.  At January 31, 2013, four customers accounted for approximately 38% of total accounts receivable and individually 18%, 7%, 7% and 6% of the total accounts receivable.  For the six months ended January 31, 2014, four customers accounted for approximately 35% of total revenue and individually 10%, 10%, 8% and 7% of total revenue.  For the six months ended January 31, 2013, four customers accounted for approximately 42% of total revenue and individually 18%, 13%, 7% and 4% of total revenue.

F-30

(b)	Commitments

At January 31, 2014, the Company had outstanding commitments for inventory purchases under open purchase orders of approximately $1,383,000.

Cortelco has a line of credit with available borrowings based on an asset formula involving accounts receivable and inventories up to a maximum of $1,000,000, none of which was drawn on in the current or prior fiscal year. The line of credit is secured by substantially all of Cortelco’s assets and expires December 15, 2014. The loan’s interest rate, with a floor of 4%, is floating based on LIBOR.

CSPR has a $800,000 revolving line of credit, $250,000 and none of which was drawn on as of January 31, 2014 and July 31, 2013, respectively, secured by trade accounts receivable and bears interest at 2% over Citibank’s base rate. The agreement has certain covenant requirements and expires November 30, 2014.

(c)	Litigation and Claims

The Municipal Revenue Collection Center of Puerto Rico (“CRIM") conducted a personal property tax audit of CSPR for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $559,807 as of February 14, 2014, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2003 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believed it had strong arguments to support its position that the components of inventory qualify as raw material and that a settlement could be reached for an amount less than the assessment. Accordingly, the Company had previously recorded a liability, which had a balance of $96,000 as of July 31, 2013. On February 12, 2014 CSPR received a payment demand notice from the CRIM in the amount of $559,807, but provided that if CSPR entered into a settlement agreement on or prior to March 27, 2014, CSPR could settle the outstanding amount for $320,000 and take advantage of an amnesty provision which would eliminate accumulated interest and penalties. Management is working with CRIM on the settlement proposal to settle this claim for the initial assessment of approximately $320,000 and has recorded an additional liability of $224,000 as of January 31, 2014 in anticipation of this settlement.

The Company is involved in various other matters of litigation, claims, and assessments arising in the ordinary course of business.  In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

10.	Discontinued Operations

On July 31, 2013, the Company sold the rights for the purchase, sale and licensing of its Millennium, eQueue and eConn product lines and related inventories to PiOn, Incorporated (“PiOn”) located in Manchester, New Hampshire. The divestiture is consistent with the Company’s plan to discontinue marketing efforts in the PBX and call center telecommunications systems segment and focus on IP voice and security endpoints within its Cortelco business segment. Under terms of the sale, the Company received cash proceeds of approximately $48,000, assigned approximately $52,000 in deferred revenue liabilities to the buyer and will receive up to three years of royalty payments based on future sales of products included in the Millennium, eQueue, and eConn product lines. Royalty payments over the contractual period are to be received 30 days after each calendar quarter with royalty revenue recognized when earned.

The Company will continue to fulfill product orders and provide repair and refurbishment services for PiOn as part of an orderly transition from the Company’s Corinth, Mississippi warehouse to PiOn’s warehouse in Manchester, New Hampshire. The transition period will be no less than six months and can be extended indefinitely. The net cash flows expected to be received and paid by the Company related to the fulfillment, repair and refurbishment services during the transition period are not expected to be significant.

In accordance with the Company’s decision to exit the communications systems and services business segment, the results of operations from these businesses have been classified as discontinued operations for all periods presented. Further, assets and liabilities related to the discontinued operations in the accompanying consolidated balance sheets are as follows (in thousands):

F-31

	January 31,	July 31,
	2014	2013
Assets of Discontinued Operations
Trade and other accounts receivable	$-	$106
Prepaid and other current assets	10	26
Property and equipment, net	18	20
	$28	$152
Liabilities of Discontinued Operations
Accounts payable	-	4
Accrued expenses and other	53	62
	$53	$66

Condensed results of operations for the discontinued operations for the six months ended January 31, 2014 and 2013 are as follows (in thousands):

	Six Months Ended
	January 31,
	2014	2013
Revenues	$32	$660
Royalties earned from sale of business	106	-
Income from discontinued operations	$76	$127

11.	Income Taxes

The Company’s income tax expense (benefit) of ($14,000) and $7,000 for the six months ended January 31, 2014 and 2013, respectively, consisted of estimated current state income taxes of Cortelco. No deferred taxes are provided in the accompanying financial statements due to the valuation allowance established.

As of January 31, 2014, the Company has federal and state net operating loss carryforwards of approximately $28,000,000 which expire at various dates through 2034. The Internal Revenue Code provides limitations on utilization of existing net operating losses against future taxable income based upon changes in share ownership. If these changes occur, the ultimate realization of the net operating loss carryforwards could be limited which would result in some portion of the carryforwards becoming permanently impaired.

12.	Segments

The Company’s reportable segments are Telephony Products and Puerto Rico, each of which offers different products and services or services in different geographic areas. The Telephony Products segment provides telephone products, service and support to businesses and organizations.  The Puerto Rico segment provides the sales and service of integrated communications systems, data equipment, security products and telephony billing services to Puerto Rico and the Virgin Islands.  Performance of each segment is assessed independently. During fiscal 2013, the Company disposed of its Communications Systems and Services segment and has reclassified its condensed consolidated statements of operations for the six months ended January 31, 2014 and 2013 to reflect operations of this segment as discontinued. Income from discontinued operations for the six months ended January 31, 2013 totaled $127,000, which excludes approximately $431,000 of ongoing operating costs and expenses, which were allocated to the Communications Systems and Services six months ended January 31, 2013 segment information disclosed below. For the six months ended January 31, 2014, such ongoing operating costs and expenses are included in the Telephony Products operating segment.

F-32

Segment reporting for activity as of and for the three and six months ended January 31, 2014 follows (in thousands):

	Telephony Products		Puerto Rico		Total
	3 Months	6 Months	3 Months	6 Months	3 Months	6 Months

Revenue	$2,120	$5,094	$2,513	$4,820	$4,633	$9,914
Net loss from operations	(378)	(394)	(199)	(168)	(577)	(562)
Total assets	-	10,379	-	4,277	-	14,656
Capital expenditures	2	51	11	22	13	73
Allowance for doubtful accounts	-	16	-	162	-	178
Depreciation and amortization	17	34	23	47	40	81

Segment reporting for activity as of and for the three and six months ended January 31, 2013 follows (in thousands):

	Communications
	Systems and Services		Telephony Products		Puerto Rico		Total
	3 Months	6 Months	3 Months	6 Months	3 Months	6 Months	3 Months	6 Months

Revenue	$312	$660	$2,501	$5,482	$2,428	$4,833	$5,241	$10,975
Net (loss) income from operations	(157)	(304)	(10)	140	22	119	(145)	(45)
Total assets	-	1,812	-	7,469	-	3,810	-	13,091
Capital expenditures	-	-	12	119	-	41	12	160
Allowance for doubtful accounts	-	105	-	23	-	181	-	309
Depreciation and amortization	1	3	11	21	5	19	17	43

Substantially all of the Company’s revenues are earned in the United States and the Commonwealth of Puerto Rico. Substantially all of the Company’s assets are located in the United States and the Commonwealth of Puerto Rico.

F-33

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

COMBINED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	As of July 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,649	$1,859
Trade accounts receivable, net of allowance of $180 and $213, respectively	4,269	4,076
Inventories	4,902	4,718
Deferred income taxes	298	310
Prepaid and other current assets	231	363
Total current assets	11,349	11,326
Property and equipment, net	483	327
Deferred income taxes	10	18
Other non current assets	40	84
Investments	990	990
Total assets	$12,872	$12,745

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Trade accounts payable	$2,145	$2,036
Current maturities of notes payable	37	37
Current maturities of notes payable - related parties	330	709
Accrued expenses and other	967	1,227
Total current liabilities	3,479	4,009
Notes payable, net of current maturities	37	74
Notes payable - related parties, net of current maturities	2,859	2,959
Total liabilities	6,375	7,042

Commitments and contingencies

Invested Equity:
Invested Equity - EON Communications Corporation	5,710	5,070
Noncontrolling interest in Cortelco Systems Puerto Rico, Inc.	787	633
Total invested equity	6,497	5,703
Total liabilities and invested equity	$12,872	$12,745

See accompanying notes to the combined financial statements.

F-34

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

COMBINED STATEMENTS OF INCOME

(Amounts in thousands)

(Unaudited)

	For the Years Ended July 31,
	2013	2012

REVENUE
Products	$17,134	$17,326
Services	3,190	3,344
Net revenue	20,324	20,670

COST OF REVENUE
Products	13,596	13,408
Services	1,926	2,270
Cost of revenue	15,522	15,678
Gross profit	4,802	4,992

OPERATING EXPENSE
Selling, general and administrative	3,720	3,871
Other	(1)	(36)
Total operating expense	3,719	3,835
Income from operations	1,083	1,157

OTHER INCOME (EXPENSE)
Interest income (expense), net	306	(159)
Total other expense	306	(159)
Income before income taxes	1,389	998

Income tax expense	205	319
Net income	1,184	679
Net income attributable to the noncontrolling interest	154	48
Net income attributable to common shareholders	$1,030	$631

See accompanying notes to the combined financial statements.

F-35

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Years Ended July 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,184	$679
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	132	97
Imputed interest (income) expense on notes payable	(306)	158
Deferred income taxes	20	(1)
Changes in operating assets and liabilities
Trade accounts receivable	(193)	876
Inventories	(184)	(8)
Prepaid and other assets	176	(266)
Trade accounts payable	109	(573)
Accrued expenses and other	(260)	(7)
Net cash provided by operating activities	678	955

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(288)	(121)
Net cash used in investing activities	(288)	(121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(210)	(168)
Net distributions from (to) EON Communications Corporation	(390)	354
Net cash provided by (used in) financing activities	(600)	186
Net increase (decrease) in cash and cash equivalents	(210)	1,020
Cash and cash equivalents, beginning of period	1,859	839
Cash and cash equivalents, end of period	$1,649	$1,859

Non-cash investing and financing activity
Note payable for purchase of equipment	$-	$111

See accompanying notes to the combined financial statements.

F-36

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

COMBINED STATEMENTS OF INVESTED EQUITY

(Amounts in thousands)

(Unaudited)

	Invested Equity -		Total
	Eon Communications	Noncontrolling	Invested
	Corporation	Interest	Equity

Balance August 1, 2011	$4,085	$585	$4,670

Net income for 2012	631	48	679

Net investment of equity in 2012	354	-	354

Balance July 31, 2012	5,070	633	5,703

Net income for 2013	1,030	154	1,184

Net distributions to EON Communications Corporation in 2013	(390)	-	(390)

Balance July 31, 2013	$5,710	$787	$6,497

See accompanying notes to the combined financial statements.

F-37

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended July 31, 2013 and 2012

1.	Background and Basis of Presentation

eOn Communications Corporation (“eOn”) and Inventergy, Inc.(“Inventergy”) have entered into an Agreement of Merger and Plan of Reorganization dated December 17, 2013 (the “Merger Agreement” or the “Merger”). Upon completion of the Merger, Inventergy shareholders will hold approximately 92.7% of the issued and outstanding stock of eOn with approximately 7.3% held by existing eOn stockholders. A condition to the completion of the Merger is the transfer of assets and assumption of liabilities outlined in the Transition Agreement between eOn Communications Corporation and its wholly-owned subsidiary Cortelco Systems Holding Corp. (“Cortelco”). In accordance with the Transition Agreement upon the closing of the Merger, eOn will transfer its ownership of 501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”) and its four percent (4%) ownership interest in Symbio Investment Corporation to Cortelco. The Merger Agreement also contains a Redemption Agreement entered into between eOn and Cortelco whereby, on the closing date, eOn and Cortelco will redeem in full the note payable to Cortelco’s former shareholders (see note 8). Also at closing Cortelco shall assign and transfer possession to eOn the Master Purchase and Sale/Licensing Agreement with 2N USA, LLC and the Exclusive Purchase and Sale/Agreement with Actuator Systems, LLC and the related assets, liabilities and business.

Completion of the Merger is subject to approval of eOn’s shareholders and certain other requirements outlined in the Merger Agreement and related agreements.

The accompanying combined financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The combined financial statements reflect the assets, liabilities, and operations directly attributable to Cortelco and CSPR and of the assets, liabilities and operations transferred in connection with the Transition Agreement as described in the preceding paragraph (the “Carve-Out Business” or the “Company”).The accompanying combined financial statements include certain allocations of costs and expenses deemed reasonable by management to present the combined financial position, results of operations, changes in invested equity and cash flows of the Carve-Out Business on a stand-alone basis in accordance with the terms of the Transition Agreement. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Carve-Out Business in the future or what they would have been had the Carve-Out Business operated as a separate, stand-alone business during the periods presented.

2.	Description of Business

The Company provides communications solutions backed with over 20 years of telecommunications expertise. The Company’s solutions enable customers to use its technologies in order to communicate more effectively. Cortelco provides commercial grade telephone products primarily for use in businesses, government agencies, colleges and universities, telephone companies, and utilities. Cortelco sells primarily through large national distributors with whom it has long-term relationships. CSPR provides sales and service of integrated communications systems, data equipment, security products, and telephony billing services.

3.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Carve-Out Business. All significant inter-company accounts and transactions have been eliminated in the combination.

F-38

(b)	Cash and Cash Equivalents

All highly liquid investments with a maturity date of three months or less when purchased are considered to be cash equivalents.

(c)	Trade Accounts Receivable

Trade accounts receivable are stated net of allowances for doubtful accounts. The Company typically grants standard credit terms to customers in good credit standing. As a result, the Company must estimate the portion of accounts receivable that are uncollectible and record any necessary valuation reserves. The Company generally reserves for estimated uncollectible accounts on a customer-by-customer basis, which requires judgment about each individual customer’s ability and intention to fully pay account balances. The Company makes these judgments based on knowledge of and relationships with customers and current economic trends, and updates estimates on a monthly basis. Any changes in estimate, which can be significant, are included in earnings in the period in which the change in estimate occurs.

(d)	Inventories

Inventories consist of phones, systems, system cards and component parts for final assembly of our systems and are valued at the lower of cost or market with cost determined utilizing standard cost which approximates the first-in, first-out (FIFO) method. The Company performs an analysis of slow-moving or obsolete inventory on a quarterly basis and any changes in valuation reserves, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

(e)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the assets, generally three to five years. Maintenance and repair costs are charged to expense as incurred.

(f)	Investments

The equity method of accounting is used when the Company has a 20% to 50% interest in other entities or when we exercise significant influence over the entity. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these entities. Investments in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost, and periodically reviewed for impairment.

The Company evaluates its cost method investments for impairment on a quarterly basis in accordance with ASC 325, Cost Method Investments (“ASC 325”), which specifically addresses accounting for cost method investments subsequent to initial measurement. An impairment charge is recognized whenever a decline in value of an investment below its carrying amount is determined to be other-than-temporary. In determining if a decline is other-than-temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and longer-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered.

(g)	Stock Compensation Plans

Certain employees of the Company participate in eOn’s stock-based compensation plans. eOn accounts for stock-based compensation under ASC Topic 718, Stock Compensation (“Topic 718”). Topic 718 requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values. Stock based compensation is allocated to the Company based upon the fair value of share-based awards to company employees.

F-39

(h)	Product Warranties

Warranty for the Cortelco product lines ranges from one to five years based upon the product purchased. The Company estimates the costs of satisfying warranty claims based on analysis of past claims experience and provides for these future claims in the period that revenue is recognized. The cost of satisfying warranty claims, which approximates 0.5% - 2.4% of product revenues, has historically been comprised of materials and direct labor costs. The Company performs quarterly evaluations of these estimates and any changes in estimates, which could potentially be significant, are included in earnings in the period in which the evaluations are completed.

(i)	Income Taxes

eOn and its wholly-owned subsidiaries file consolidated federal income tax returns. CSPR files separate income tax returns in the Commonwealth of Puerto Rico. Income taxes are provided in the accompanying combined financial statements on a stand-alone basis. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets when management is unable to conclude that it is more likely than not that the asset will be realized.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company classifies interest and penalties, if any, as a component of its income tax provision.

(j)	Revenue Recognition

The Company’s revenues from its three product lines are the result of separate, individual deliverables:

Type of Revenues Earned
		Professional	Maintenance
Product Line	Equipment/Software	Services	Contracts

Cortelco Products	Individual sale	-	-

CSPR Products	Individual sale	Individual sale	Individual sale

CSPR Telephony Billing	-	Individual sale	-

Cortelco sells corded and cordless analog and digital telephones capable of operating in the multiple PBX, Key System and Centrex environments primarily through stocking distributors.

Telephony billing revenues from the resale of Puerto Rico Telephone services are recognized monthly as services are provided to the customers.

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of products as cost of sales.

Revenues from our products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services. The Company’s revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition and ASC Topic 985, Software.

(k)	Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact, and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non performance.

Accounting standards have established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting standards have established three levels of inputs that may be used to measure fair value:

F-40

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The carrying amounts of financial instruments such as cash and cash equivalents, accounts receivable, and accounts payable approximate their fair value due to the short-term nature of the instruments.

The following table presents information about the liabilities recorded at fair value at July 31, 2013, in the balance sheets (in thousands):

	Fair Value Measurements at July 31, 2013
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total at
	Identical Assets	Inputs	Inputs	July 31,
	(Level 1)	(Level 2)	(Level 3)	2013

Notes payable-related parties	$-	$-	$3,189	$3,189

Total	$-	$-	$3,189	$3,189

The following table presents information about the liabilities recorded at fair value at July 31, 2012, in the balance sheets (in thousands):

	Fair Value Measurements at July 31, 2012
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total at
	Identical Assets	Inputs	Inputs	July 31,
	(Level 1)	(Level 2)	(Level 3)	2012

Notes payable-related parties	$-	$-	$3,668	$3,668
Total	$-	$-	$3,668	$3,668

As of July 31, 2013 the Company owns approximately four percent of Symbio Investment Corp. Symbio Investment Corp. is a holding company whose primary asset is an approximate twenty percent investment in Symbio S.A. Symbio S.A.’s principal business is to provide outsourced information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. The Company believes, based on recent stock issuances by Symbio SA in 2013, that the fair value of the Company’s investment in Symbio may be less than the Company’s cost of $990,000. There are no quoted market prices for the Company’s investment in Symbio Investment Corp., and sufficient information is not readily available for the Company to utilize a valuation model to determine its fair value without incurring excessive costs relative to the materiality of the investment. Accordingly, the Company has not estimated the fair value of its investment in Symbio Investment Corp. at July 31, 2013. Based on the Company’s evaluation of the near-term prospects of Symbio Investment Corp. and the Company’s ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider any potential impairment to be other-than-temporary at July 31, 2013.

F-41

The notes payable – related parties is primarily due to the note payable to former Cortelco shareholders (See Note 9) which is valued using a discounted cash flow analysis of the projected future payments of Cortelco using a discount rate of 15.22%. The note is classified within Level 3 of the fair value hierarchy. The following represents transactions related to the note payable for the years ended July 31, 2013 and 2012 (in thousands).

	2013	2012

Beginning fair value	$3,486	$3,504
Imputed interest	487	518
Change in estimates	(796)	(368)
Interest expense	(309)	150
Payments	(173)	(168)
Ending fair value - July 31	$3,004	$3,486

(l)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)	Advertising Expense

The Company expenses advertising costs as incurred. Advertising expenses for fiscal years 2013 and 2012 were not significant.

(n)	Segment Reporting

The Company operates in two business segments: Telephony Products and Puerto Rico. Segment information is consistent with how management reviews its businesses, makes investing and resource allocation decisions and assesses operating performance.

3. Concentrations of Credit Risk, Major Customers, Major Suppliers and Geographic Information

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash and trade accounts receivable. The Company maintains its cash balances primarily with large regional U.S. financial institutions and has not experienced losses. The Company’s products are sold principally to dealers, distributors, value added resellers, national accounts, the U.S. government and foreign telecommunications companies. The Company’s credit risk is limited principally to trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. No additional risk beyond amounts provided for collection losses is believed inherent in the Company’s trade accounts receivable.

F-42

During fiscal years 2013 and 2012, the Company recognized revenue from the United States federal government of $60,000, or .3% of total revenue and $407,000, or 2% of total revenue, respectively. Revenue from four major distributors of Cortelco was $8,708,000 or 43% of revenue during fiscal year 2013 and $10,105,000 or 49% of revenue for the fiscal year ended July 31, 2012. Revenue from one of these distributors was $3,358,000 or 17% of total revenue for the year ended July 31, 2013 and $3,518,000 or 17% of total revenue for the year ended July 31, 2012. As of July 31, 2013 and 2012, the Company had receivables from the federal government of $3,000 and $185,000, respectively. As of July 31, 2013 and 2012, the Company had receivables from four major distributors of $1,461,000 and $1,604,000, respectively. Two of these distributors accounted for 18% and 21% of trade accounts receivable at July 31, 2013 and 2012, respectively.

The Company purchases approximately 39% of its Cortelco phones from two major suppliers. A change in suppliers could cause a delay in manufacturing and a possible loss of sales, which could adversely affect operating results. During fiscal year 2013 and 2012, purchases from these two suppliers totaled approximately $3,100,000 and $3,441,000, respectively. As of July 31, 2013 and 2012, the balances payable to these two suppliers were $126,000 and $227,000, respectively.

4.	Inventories

Inventories consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Raw materials and purchased components	$791	$1,151
Work in process	749	894
Finished goods	3,905	3,214
Total	5,445	5,259
Inventory obsolescence reserve	(543)	(541)
Total inventories	$4,902	$4,718

5.	Prepaid and Other Current Assets

Prepaid and other current assets consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Refundable facility deposits	$15	$13
Prepaid expenses	212	340
Other	4	10
Total	$231	$363

F-43

6.	Property and Equipment

Property and equipment consist of the following as of July 31, 2013 and 2012 (in thousands):

	2013	2012

Leasehold Improvements	$69	$65
Equipment	927	643
Total	996	708
Less: accumulated depreciation	(513)	(381)
Property and equipment, net	$483	$327

7.	Accrued Expenses and Other

Accrued expenses and other consist of the following as of July 31, 2013 and 2012

(in thousands):

	2013	2012

Employee compensation	$198	$201
Vacation	29	48
Deferred income	76	359
Warranty reserve	135	139
Other	529	480
Total	$967	$1,227

The following table summarizes the activity related to the product warranty liability during fiscal years 2013 and 2012 (in thousands):

	2013	2012

Balance at beginning of period	$139	$164
Accruals for warranty liability	97	83
Warranty charges	(101)	(108)
Balance at end of period	$135	$139

8.	Notes Payable and Lines of Credit

Cortelco has a line of credit with available borrowings based on an asset formula involving accounts receivable and inventories up to a maximum of $1,000,000, none of which was drawn on as of July 31, 2013. The line of credit expires December 15, 2014 and is secured by substantially all of Cortelco’s assets. The loan’s interest rate, with a floor of 4%, is floating based on LIBOR.

CSPR has a $800,000 revolving line of credit, none of which was drawn on as of July 31, 2013, secured by trade accounts receivable and bears interest at 2% over Citibank’s base rate. The agreement has certain covenant requirements and was extended to November 30, 2014.

Included in notes payable at July 31, 2013 is a note payable to a major supplier of CSPR, Cisco Systems, Inc., in the amount of $74,000 for the purchase of equipment. The note is non interest bearing and is to be paid monthly for the three year term of the note.

Included in notes payable – related parties is the note payable to Cortelco’s former shareholders (the “Cortelco Note”) for the acquisition of Cortelco on April 1, 2009. The Cortelco Note balance totaled $3,004,000 at July 31, 2013 and $3,486,000 at July 31, 2012. The fair value of the Cortelco Note was approximately $4,430,000 at the April 1, 2009 Cortelco acquisition date using a discounted cash flow analysis of the projected future payments and a discount rate of 15.22 percent. Actual payments under the Cortelco Note, which are to be based on future earnings of Cortelco, may differ significantly from the projected payments estimated at the Cortelco Note’s inception. These differences may result in significant fluctuations in periodic interest expense in order to properly reflect interest expense over the actual life of the Cortelco Note. The Cortelco Notes will be exchanged for ownership interest in the Company upon completion of the Merger described in Note 1.

F-44

On June 9, 2010 pursuant to a Stock Purchase Agreement, the Company recorded a note payable to David S. Lee, eOn’s Chairman, for the principal amount of $185,511 payable in three annual installments beginning June 9, 2011. Mr. Lee requested deferral of the payment due on June 9, 2011, 2012 and 2013; therefore, the the total principal amount of the note is included in short-term notes payable. The present value of the note payable at July 31, 2013 is approximately $185,511.

The following table represents the present value of projected payouts for notes payable based on current assumptions (in thousands):

Fiscal year ending July 31
2014	$366
2015	448
2016	443
2017	366
2018	287
Thereafter	1,353
$3,263

9.	Income Taxes

Income tax expense (benefit) consisted of the following for the fiscal years ended July 31, 2013 and 2012 (in thousands):

	Fiscal year ended
	July 31, 2013	July 31, 2012

Current
Federal	$155	$270
State	30	50
	185	320
Deferred
Federal	17	(1)
State	3	-
	20	(1)
	$205	$319

A reconciliation between the income tax expense recognized in the Company's consolidated statements of operations and the income tax expense (benefit) computed by applying the domestic federal statutory income tax rate to income (loss) before income taxes for fiscal years 2013 and 2012 is as follows (in thousands):

	2013	2012

Income tax expense at federal statutory rate (35%)	$486	$349
State income taxes	21	33
Change in valuation allowance	64	(35)
Effect of tax rate differences and newly enacted tax rates in Puerto Rico	(176)	-
Imputed interest expense on notes payable - related parties	(193)	(32)
Other, net	3	4
Total income tax expense	$205	$319

F-45

The deferred tax effects of the Company's principal temporary differences at July 31, 2013 and 2012 are as follows (in thousands):

	2013	2012

Allowance for doubtful accounts	$39	$43
Inventories	227	233
Basis difference in property and equipment	(7)	(1)
Accrued warranty costs	46	46
Accrued expenses and other	65	107
Net operating loss carry-forwards	41	70
Valuation allowance	(103)	(170)
Net deferred income taxes	$308	$328

Due to uncertainties surrounding the timing of realizing the benefits of its net favorable tax attributes in future tax returns; to the extent that it is more likely than not that the deferred tax assets may not be realized, the Company has recorded a valuation allowance against its deferred tax assets at July 31, 2013 and 2012. The Company determined that it is more likely than not that the net deferred tax assets of CSPR at July 31, 2013 and 2012 will not be realized. Accordingly a valuation allowance of $103 and $170 was provided as of July 31, 2013 and 2012, respectively, applicable to net deferred tax assets of CSPR.

As a Puerto Rico corporation not doing business in the United States, CSPR is subject to Puerto Rico income taxes but is exempt from U.S. federal income taxes. CSPR has net operating loss carry-forwards totaling $500,000 available to offset future taxable income of CSPR expiring at various dates through 2022.

Approximately $450,000 of CSPR’s net operating loss carry-forwards were generated in its assembly of telecommunication equipment business which is subject to a reduced income tax rate pursuant to an exemption granted under the tax code of the Commonwealth of Puerto Rico. Such NOL is limited in availability to offset future taxable income of CSPR’s assembly operations.

Tax periods for all years after fiscal 2009 remain open to examination by the federal and state taxing jurisdictions to which the Company is subject.

10.	Stock-Based Compensation

eOn’s Equity Incentive Plans, adopted in fiscal years 1997, 1999 and 2001, authorize the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors, and employees of the Company and to non-employee consultants. Incentive stock options are granted only to employees and are issued at prices not less than the fair market value of the stock at the date of grant. The options generally vest over a four-year period and the term of any option cannot be greater than ten years from the date of grant. Stock bonuses and restricted stock purchase agreements are issued at prices not less than 85% of the fair market value of the stock at the date of grant.

Equity Incentive Plans

No grants were made under the 1997 Equity Incentive Plan during fiscal years 2013 and 2012. eOn’s Board of Directors has declared that no future grants will be made under this plan.

During fiscal year 1999, eOn’s Board of Directors authorized up to an aggregate of 400,000 shares of eOn’s common stock for issuance under the 1999 Equity Incentive Plan. No grants were made under the 1999 Equity Incentive Plan during fiscal years 2013 and 2012.

During fiscal year 2001, eOn’s board of Directors authorized up to an aggregate of 100,000 shares of eOn’s common stock for issuance under the 2001 Equity Incentive Plan. Grants to officers or directors are prohibited under the terms of this plan. No options were issued under this plan during fiscal years 2013 and 2012.

F-46

Employee Stock Purchase Plan

During 1999, eOn’s board of directors adopted an Employee Stock Purchase Plan, which permits employees to purchase up to 50,000 shares of the eOn’s common stock. The plan was amended in 2005 to increase the number of shares available under the plan to 200,000. The purchase price under this plan is 85% of the fair market value of the common stock at the beginning of an offering period or on a purchase date, whichever is less. Offering periods generally last one year with purchase dates six and twelve months from the beginning of an offering period. During fiscal 2013 no shares were purchased and during 2012 employees purchased 12,773 shares of common stock under this plan.

Stock Compensation

Stock-based compensation is calculated on the date of grant using the fair value of the option as determined using the Black-Scholes option pricing model. The compensation cost is then amortized on a straight-line basis over the vesting period. The Black-Scholes valuation calculation requires eOn to estimate key assumptions such as expected term, volatility and forfeiture rates to determine the stock options fair value. The estimate of these key assumptions is based on historical information and judgment regarding market factors and trends.

Expected volatilities are based on historical daily closing prices adjusted for expected future volatility. The Company believes that implied volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. eOn uses historical information to calculate expected life of option grants. The Company believes that historical information is currently reflective of the economic life of outstanding option grants. The dividend yield is determined by dividing the expected per share dividend during the coming year by the average fair market value of the stock during the quarter. eOn has not historically declared any cash dividends on its common stock, and currently intends to retain any retained earnings to finance the operation and expansion of the business and therefore does not expect to pay cash dividends on the common stock in the foreseeable future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Total stock-based compensation expense allocated to the Company for the year ended July 31, 2013 and 2012 was not significant.

As of July 31, 2013, eOn has no unrecognized compensation costs related to unvested stock options outstanding under the Plans.

F-47

Activity in the eOn stock option plans during fiscal years 2013 and 2012 is as follows:

	2013
			Weighted
	Shares		Average
	Available	Shares	Exercise
	for Grant	Outstanding	Price
Beginning of year	307,344	68,933	$11.19
Granted	-	-	-
Exercised	-	-	-
Cancelled	8,600	(8,600)	7.07
End of year	315,944	60,333	$11.78

	2012
			Weighted
	Shares		Average
	Available	Shares	Exercise
	for Grant	Outstanding	Price
Beginning of year	302,756	73,521	$10.80
Granted	-	-	-
Exercised	-	-	-
Cancelled	4,588	(4,588)	5.03
End of year	307,344	68,933	$11.19

Information regarding the stock options outstanding under eOn’s stock option plans at July 31, 2013 is summarized as follows:

		Weighted
		Average	Weighted		Weighted
	Outstanding	Remaining	Average	Exercisable	Average
	at July 31,	Contractual	Exercise	at July 31,	Exercise
Range of Exercise Prices	2013	Life	Price	2013	Price
$ 5.01 — $10.00	30,000	2.9 years	7.15	30,000	7.15
$15.01 — $20.00	30,333	0.6 years	16.35	30,333	16.35
	60,333	1.7 years	$11.78	60,333	$11.78

The aggregate intrinsic value of both options outstanding and options exercisable as of July 31, 2013 was $0.

11.	Related Parties

Symbio Investment Corp.

On August 1, 2007 and August 27, 2007, eOn made strategic investments in Symbio Investment Corp. of $500,000 and $400,000 for 250,000 and 200,000 shares, respectively, or approximately 4% of Symbio Investment Corp. Symbio Investment Corp. is a holding company whose primary asset is an approximate twenty percent Investment In Symbio S.A. Symbio S.A.'s principal business is to provide outsourced information technology and research and development services globally at sites located In the United States, Finland, Sweden, China and Taiwan. Symbio Investment Corp. is a privately held entity and the Company accounts for its investment by the cost method.

F-48

At the time of the second investment in Symbio Investment Corp. for $400,000, eOn received a put option from David S. Lee, Chairman of eOn, effective beginning January 1, 2008 and expiring January 1, 2011. In December 2010, the expiration of the put option was extended to January 1, 2013. In December 2012, the expiration of the put option was extended until January 1, 2015. The put option allows eOn to sell to Mr. Lee a maximum aggregate of 200,000 shares of its investment in Symbio Investment Corp. for a per share price of $2.00.

In consideration of the put option, in the event that the 200,000 shares are sold without exercise of the put option before January 1, 2015, eOn has agreed to pay Mr. Lee 50% of the proceeds in excess of $1,000,000.

The put option will be transferred to the Company under the terms of the Transition Agreement upon completion of the Merger.

In conjunction with the purchase of these shares in 2007, Mr. Lee was appointed to the board of directors of Symbio S.A. and has been elected chairman. eOn was granted 45,000 shares of Symbio Investment Corp. as compensation for Mr. Lee's services. These shares were valued at $90,000, and were recorded as an increase in investments and a capital contribution by Mr. Lee, in 2009.

12.	Employee Savings Plan

Substantially all U.S. employees of eOn and its subsidiaries can participate in the Section 401(k) Safe Harbor Profit Sharing Plan and Trust (the “Plan”), a tax-qualified retirement plan. Under the provisions of the Plan, participants may contribute a percentage of their compensation, subject to limitations established by the Internal Revenue Service. The Company contributes 3% of employee compensation to the Plan. Discretionary contributions by the Company may be made to the profit sharing portion of the Plan in an amount specified by management annually. Company contributions made under the plan during fiscal 2013 and 2012 were $41,000 and $53,000, respectively.

CSPR provides its employees a savings plan. Under the terms of the savings plan, employees may contribute from 1% to 10% of pretax annual compensation not to exceed $9,000. No employer contributions are made to the savings plan.

13.	Commitments and Contingencies

(a)	Operating Leases

The Company is obligated under non-cancelable operating lease agreements for its warehouse, office facilities and certain office equipment. Future minimum annual lease payments at July 31, 2013 under non-cancelable operating lease agreements with remaining terms greater than one year are as follows (dollars in thousands):

Amount
2014	$110
2015	116
2016	112
2017	111
2018	111
Thereafter	112
Total	$672

Rent expense for operating leases for the years ended July 31, 2013 and 2012 totaled $248,000 and $242,000, respectively.

F-49

The Company currently shares office space and personnel with Symbio S.A. in San Jose, California. The Company is not assessed facility rent in exchange for utilization of shared employees.

The Company leases approximately 77,000 sq. ft. of office and warehouse space in Corinth, Mississippi. The lease has monthly rent of approximately $12,000 and expired in December 2010. The Company now leases the property on a month-to-month basis.

The Company leases approximately 17,236 sq. ft. of office and warehouse space in Caguas, Puerto Rico from the Puerto Rico Industrial Development Company, under an amended lease agreement that expires in August 2019.

(b)	Litigation

The Company is involved in various matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit for the years 1999 and 2000 which resulted in assessments of approximately $320,000 (approximately $530,000 as of July 31, 2013, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2003 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believes it has strong arguments to support its position that the components of inventory qualify as raw material. However, management believes a settlement may be reached for an amount less than the assessment.  Accordingly, the Company has recorded a liability of $96,000 as of July 31, 2013 and 2012.

14.	Segments

The Company’s reportable segments are Telephony Products and Puerto Rico, each of which offers different products and services in different geographic areas. The Telephony Products segment provides telephone products, service and support to businesses and organizations. The Puerto Rico segment provides the sale and service of integrated communications systems, data equipment, security products and telephony billing services to Puerto Rico and the Virgin Islands. Performance of each segment is assessed independently. Segment reporting for activity for the fiscal year ended and balances as of July 31, 2013 follows (in thousands):

	Telephony Products	Puerto Rico	Total

Revenue	$10,867	$9,457	$20,324
Income from operations	763	320	1,083
Total assets	8,525	4,347	12,872
Capital expenditures	129	159	288
Allowance for doubtful accounts	20	162	182
Depreciation and amortization	47	85	132
Income tax expense	205	-	205

F-50

Segment reporting for activity for the fiscal year ended and balances as of July 31, 2012 follows (in thousands):

	Telephony Products	Puerto Rico	Total

Revenue	$12,807	$7,864	$20,324
Income from operations	1,057	100	1,157
Total assets	8,933	3,812	12,745
Capital expenditures	101	131	232
Allowance for doubtful accounts	16	197	213
Depreciation and amortization	33	64	97
Income tax expense	319	-	319

Substantially all of the Company’s revenues are earned in the United States and the Commonwealth of Puerto Rico.

F-51

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

CONDENSED COMBINED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	January 31,	July 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$1,757	$1,649
Trade accounts receivable, net of allowance of $178 and $180, respectively	4,600	4,269
Inventories	3,706	4,902
Deferred income taxes	298	298
Prepaid and other current assets	267	231
Total current assets	10,628	11,349
Property and equipment, net	477	483
Deferred income taxes	163	10
Other non current assets	6	40
Investments	596	990
Total assets	$11,870	$12,872

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Borrowings on lines of credit	$250	$-
Trade accounts payable	1,725	2,145
Current maturities of notes payable	55	37
Current maturities of notes payable - related parties	685	330
Accrued expenses and other	1,004	967
Total current liabilities	3,719	3,479
Notes payable, net of current maturities	-	37
Notes payable - related parties, net of current maturities	2,745	2,859
Total liabilities	6,464	6,375

Commitments and contingencies	-	-

Invested equity:
Invested Equity - EON Communications Corporation	4,700	5,710
Noncontrolling interest in Cortelco Systems Puerto Rico, Inc.	706	787
Total invested equity	5,406	6,497
Total liabilities and invested equity	$11,870	$12,872

See accompanying notes to the condensed combined financial statements.

F-52

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	January 31,
	2014	2013
REVENUE
Products	$7,598	$8,618
Services	1,802	1,665
Net revenue	9,400	10,283

COST OF REVENUE
Products	5,821	6,906
Services	1,422	976
Cost of revenue	7,243	7,882
Gross profit	2,157	2,401

OPERATING EXPENSE
Selling, general and administrative	2,017	1,977
Other	(16)	-
Total operating expense	2,001	1,977
Income from operations	156	424

OTHER INCOME (EXPENSE)
Interest income (expense), net	(344)	281
Impairment of investment	(394)	-
Total other income (expense)	(738)	281
Income (loss) before income taxes	(582)	705

Income tax expense (benefit)	(137)	244
Net income (loss)	(445)	461
Net income (loss) attributable to the noncontrolling interest	(81)	58
Net income (loss) attributable to common shareholders	$(364)	$403

See accompanying notes to the condensed combined financial statements.

F-53

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	January 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(445)	$461
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	79	41
Imputed interest expense (benefit) on notes payable	344	(281)
Deferred income taxes	(153)	-
Impairment of investment	394	-
Changes in net assets and liabilities
Trade accounts receivable	(331)	161
Inventories	1,196	(635)
Prepaid and other assets	(2)	93
Trade accounts payable	(420)	161
Accrued expenses and other	37	(270)
Net cash provided by (used in) operating activities	699	(269)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(73)	(160)
Net cash used in investing activities	(73)	(160)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(122)	(191)
Borrowings on lines of credit	250	-
Net distributions from (to) eOn Communications Corporation	(646)	82
Net cash used in financing activities	(518)	(109)
Net increase (decrease) in cash and cash equivalents	108	(538)
Cash and cash equivalents, beginning of period	1,649	1,859
Cash and cash equivalents, end of period	$1,757	$1,321

See accompanying notes to condensed combined financial statements.

F-54

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

CONDENSED COMBINED STATEMENT OF INVESTED EQUITY

(Amounts in thousands)

(Unaudited)

	Invested Equity -		Total
	eOn Communitaitons	Noncontrolling	Invested
	Corporation	Interest	Equity

Balance July 31, 2013	$5,710	$787	$6,497

Net loss for the six months ended January 31, 2014	(364)	(81)	(445)

Net distributions to EON Communications Corporation for the six months ended January 31, 2014	(646)	-	(646)

Balance January 31, 2014	$4,700	$706	$5,406

See accompanying notes to the condensed combined financial statements.

F-55

CORTELCO SYSTEMS HOLDING CORP. AND SUBSIDIARY

AND CORTELCO SYSTEMS PUERTO RICO, INC.

(A CARVE-OUT OF EON COMMUNICATIONS CORPORATION AND SUBSIDIARIES)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)

For the Six Months Ended January 31, 2014 and 2013

1.	Background and Basis of Presentation

eOn Communications Corporation (“eOn”) and Inventergy, Inc. (“Inventergy”) have entered into an Agreement of Merger and Plan of Reorganization dated December 17, 2013 (the “Merger Agreement or the “Merger”). Upon completion of the Merger, Inventergy shareholders will hold approximately 92.7% of the issued and outstanding common stock of eOn with approximately 7.3% held by existing eOn shareholders. A condition to the completion of the Merger is the transfer of assets and assumption of liabilities outlined in the Transition Agreement between eOn Communications Corporation and its wholly-owned subsidiary Cortelco Systems Holding Corp. (“Cortelco”). In accordance with the Transition Agreement upon closing of the Merger, eOn will transfer its ownership of 501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”) and its four percent (4%) ownership interest in Symbio Investment Corporation to Cortelco. The Merger Agreement also contains a Redemption Agreement entered into between eOn and Cortelco whereby, on the closing date, eOn and Cortelco will redeem in full the note payable to Cortelco’s former shareholders (see note 6). Also at closing Cortelco shall assign and transfer possession to eOn the Master Purchase and Sale/Licensing Agreement with 2N USA, LLC and the Exclusive Purchase and Sale/Agreement with Actuator Systems, LLC and the related assets, liabilities and business.

Completion of the Merger is subject to approval of eOn’s shareholders and certain other requirements outlined in the Merger Agreement and related agreements.

The accompanying combined financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The combined financial statements reflect the assets, liabilities, and operations directly attributable to Cortelco and CSPR and of the assets, liabilities, and operations transferred in connection with the Transition Agreement as described in the preceding paragraph (the “Carve-Out Business” or the “Company”). The accompanying combined financial statements include certain allocations of costs and expenses deemed reasonable by management to present the combined financial position, results of operations, changes in invested equity and cash flows of the Carve-Out Business on a stand-alone basis in accordance with the terms of the Transition Agreement. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Carve-Out Business in the future or what they would have been had the Carve-Out Business operated as a separate, stand-alone business during the periods presented.

Interim Condensed Consolidated Financial Statements

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto as of July 31, 2013 and 2012 and for each of the two years in the period ended July 31, 2013, which are included herein.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact, and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non performance.

F-56

Accounting standards have established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting standards have established three levels of inputs that may be used to measure fair value:

Level 1 : Quoted prices in active markets for identical assets and liabilities.

Level 2 : Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 : Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s cash equivalent instruments, primarily money market securities and U.S. Treasury Securities, are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

As of January 31, 2014, the Company owns approximately four percent of Symbio Investment Corporation. Symbio Investment Corporation is a holding company whose primary asset is an approximate twenty percent investment in Symbio S.A. Symbio S.A.’s principal business is to provide outsourced information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. The Company believes, based on the most recent stock issuances subsequent to quarter-end, that the fair value of the Company’s investment in Symbio Investment Corporation is less than the Company’s cost of $990,000. The Company estimated the fair value of the investment in Symbio Investment Corporation based on the stock issuances noted above and the put option described in Note 4. The estimated fair value resulted in an other-than-temporary impairment charge of $394,000 recognized in the quarter ended October 31, 2013. This impairment resulted in a remaining book value of the investment in Symbio Investment Corporation, including the estimated value of the put option, totaling $596,000 as of January 31, 2014. No impairment charge was recognized for the quarter ended January 31, 2014 based on no indicators of other-than-temporary impairment identified at period end.

The note payable to the former Cortelco shareholders (Note 6) is valued each period end using a discounted cash flow analysis of the projected future payments of Cortelco using a discount rate of 15.22%. The note is classified within Level 3 of the fair value hierarchy. Projected future payments are evaluated at each reporting period and are significantly impacted by seasonal changes in inventory and vendor and customer payments. The following represents transactions related to the note payable for the three months ended January 31, 2014 (in thousands):

Beginning fair value - August 1, 2013	$3,004
Imputed interest	230
Change in estimates	114
Interest expense	344
Payments	(103)
Ending fair value - January 31, 2014	$3,245

Income Taxes

eOn and its wholly-owned subsidiaries file consolidated federal income tax returns. CSPR files separate income tax returns in the Commonwealth of Puerto Rico. Income taxes are provided in the accompanying combined financial statements on a stand-alone basis. Due to uncertainties surrounding the timing of realizing the benefits of its net deferred tax assets in future returns, to the extent that it is more likely than not that deferred tax assets may not be realized, the Company continues to record a valuation allowance against all of its deferred tax assets of CSPR at January 31, 2014.

F-57

2.	Stock Based Compensation

Equity Incentive Plans

The Company's Equity Incentive Plans, adopted in fiscal years 1997, 1999 and 2001, authorize the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors, and employees of the Company and to non-employee consultants. The board of directors has declared that no future grants will be made under the plan adopted in 1997. Incentive stock options are granted only to employees and are issued at prices not less than the fair market value of the stock at the date of grant. The options generally vest over a four-year period and the term of any option cannot be greater than ten years from the date of grant. Restricted stock purchase agreements are issued at prices not less than 85% of the fair market value of the stock at the date of grant. During the six months ended January 31, 2014, there were no options to purchase shares of common stock and no restricted stock granted by the Company.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan permits employees to purchase up to 200,000 shares of the Company's common stock. The purchase price under this plan is 85% of the fair market value of the common stock at the beginning of an offering period or on a purchase date, whichever is less. Offering periods generally last one year with purchase dates six and twelve months from the beginning of an offering period. During the six months ended January 31, 2014, there were 13,939 shares purchased by employees under the plan.

Stock-based compensation was insignificant for the six months ended January 31, 2014 and 2013, respectively. As of January 31, 2014, eOn has no unrecognized compensation costs related to unvested stock options under the Plans. The aggregate intrinsic value of both options outstanding and options exercisable as of January 31, 2014 was $0. All options outstanding were fully vested as of January 31, 2014. During the six months ended January 31, 2014, no options to purchase stock were exercised.

General Stock Option Information

Activity in the Company’s stock option plans since July 31, 2013 is as follows:

Weighted
	Shares		Average
	Available	Options	Exercise
	for Grant	Outstanding	Price

Options at August 1, 2013	315,944	60,333	$11.78
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Options at January 31, 2014	315,944	60,333	$11.78

3.	Revenue Recognition

The Company’s revenues from its three product lines are the result of separate, individual deliverables:

Type of Revenues Earned
		Professional	Maintenance
Product Line	Equipment/Software	Services	Contracts
Cortelco Products and Services	Individual sale	Individual sale	-
CSPR Products and Services	Individual sale	Individual sale	Individual sale
CSPR Telephony Billing	-	Individual sale	-

Cortelco sells corded and cordless analog and digital telephones capable of operating in the multiple PBX, Key System and Centrex environments primarily through stocking distributors.

Telephony billing revenues from the resale of Puerto Rico Telephone services are recognized monthly as services are provided to customers.

F-58

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of products as cost of sales.

Revenues from our products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (i) upon shipment for equipment and software, (ii) as work is performed for professional services, and (iii) in equal periodic amounts over the term of the contract for software and hardware maintenance.

4.	Related Parties

Symbio Investment Corp.

On August 1, 2007 and August 27, 2007, the Company made strategic investments in Symbio Investment Corporation of $500,000 and $400,000 for 250,000 and 200,000 shares, respectively, or a total of approximately 4% of Symbio Investment Corporation. Symbio Investment Corporation is a holding company whose primary asset is an approximate twenty percent investment in Symbio SA Symbio S.A.'s principal business is to provide outsourced Information technology and research and development services globally at sites located in the United States, Finland, Sweden, China and Taiwan. Symbio Investment Corporation is a privately held entity and the Company accounts for its investment by the cost method.

At the time of the second investment in Symbio Investment Corporation, the Company received a put option from David S. Lee, Chairman of the Company effective beginning January 1, 2008 and expiring on January 1, 2011. In December 2010, the expiration of the put option was extended until January 1, 2013. In December 2012, the expiration of the put option was extended until January 1, 2015. The put option allows the Company to sell to Mr. Lee a maximum aggregate of 200,000 shares of its investment in Symbio Investment Corporation for a per share price of $2.00.

In consideration of the put option, in the event that the 200,000 shares are sold without exercise of the put option before January 1, 2015, the Company has agreed to pay Mr. Lee 50% of the proceeds in excess of $1,000,000.

The put option will be transferred to the Company under the terms of the Transition Agreement upon completion of the Merger.

In conjunction with the purchase of these shares in 2007, Mr. Lee was appointed to the board of directors of Symbio S.A. and has been elected Chairman. The Company was granted a total of 45,000 shares of Symbio Investment Corporation stock as compensation for Mr. Lee's services. These shares have been valued at $90,000, and have been recorded as an increase in investments and a capital contribution by Mr. Lee, in 2009.

During the first quarter of 2014, the Company recognized an other-than-temporary impairment charge of $394,000 against the investment in Symbio Investment Corporation. The impairment resulted in a remaining book value of the investment in Symbio Investment Corporation, including the value of the put option, totaling $596,000 as of January 31, 2014.

5.	Inventories

Inventories consist of the following (in thousands):

	January 31,	July 31,
	2014	2013

Raw materials and purchased components	$638	$791
Work in process	322	749
Finished goods	3,252	3,905
Total	4,212	5,445
Obsolescence reserve	(506)	(543)
Inventories	$3,706	$4,902

F-59

6.	Notes Payable, Related Party

On April 1, 2009, the Company executed a note payable to Cortelco’s former shareholders for $11,000,000 (the “Cortelco Note”) in connection with the acquisition of Cortelco. The Cortelco Note is non-interest bearing and is to be repaid based primarily upon the level of Cortelco earnings after closing and all Cortelco shareholders are eligible to receive quarterly payments thereunder in cash until the full consideration has been paid.

The fair value of the Cortelco Note payable obligation was approximately $3,245,000 at January 31, 2014 using a discounted cash flow analysis of the projected future payments and a discount rate of 15.22%. The Cortelco Note balance includes $344,000 of imputed interest expense during the six months ended January 31, 2014 imputed at the 15.22% discount rate using the effective interest method.

The amount of actual quarterly payments under the Cortelco Note, which are based on Cortelco’s quarterly cash flows, as defined, may differ significantly from the projected payments estimated at the Cortelco Note’s inception. Payments on the Cortelco Note based upon Cortelco’s quarterly cash flows have totaled approximately $2,731,000 since the April 1, 2009 inception of the Cortelco Note through January 31, 2014. The Company paid approximately $400,000 on the Cortelco Note in March 2014 based upon the cash flows of Cortelco for the quarter ended January 31, 2014.

On June 9, 2010 pursuant to a Stock Purchase Agreement, the Company recorded a non-interest bearing note payable to David S. Lee, eOn’s Chairman, due in three annual installments beginning June 9, 2011. Mr. Lee requested deferral of the payment due on June 9, 2011, 2012 and 2013; therefore, the total obligation of approximately $186,000 is included in current maturities of notes payable-related parties.

7.	Product Warranties

Warranties for the Cortelco and CSPR product lines range from one to five years based upon the product purchased. The Company estimates the costs of satisfying warranty claims based on analysis of past claims experience and provides for these future claims in the period that revenue is recognized. The cost of satisfying warranty claims, which approximates 0.5% - 1.0% of product revenues, has historically been comprised of materials and direct labor costs. The Company performs quarterly evaluations of these estimates, and any changes in estimates which could potentially be significant, are included in earnings in the period in which the evaluations are competed. The following table summarizes the activity related to the product warranty liability during the six months ended January 31, 2014 and 2013 (in thousands):

	2014	2013

Beginning balance	$145	$166
Warranty cost incurred	(46)	(54)
Accrued warranty cost	40	47
Ending balance	$139	$159

8.	Concentrations, Commitments and Contingencies

(a)	Customer Concentrations

At January 31, 2014, five customers accounted for approximately 23% of total accounts receivable and individually 7%, 6%, 4%, 4% and 2% of the total accounts receivable. At January 31, 2013, four customers accounted for approximately 38% of total accounts receivable and individually 18%, 7%, 7% and 6% of the total accounts receivable. For the six months ended January 31, 2014, four customers accounted for approximately 34% of total revenue and individually 11%, 10%, 8% and 5% of total revenue. For the six months ended January 31, 2013, four customers accounted for approximately 42% of total revenue and individually 18%, 13%, 7% and 4% of total revenue.

(b)	Commitments

At January 31, 2014, the Company had outstanding commitments for inventory purchases under open purchase orders of approximately $1,383,000.

Cortelco has a line of credit with available borrowings based on an asset formula involving accounts receivable and inventories up to a maximum of $1,000,000, none of which was drawn on in the current or prior fiscal year. The line of credit is secured by substantially all of Cortelco’s assets and expires December 15, 2014. The loan’s interest rate, with a floor of 4%, is floating based on LIBOR.

F-60

CSPR has a $800,000 revolving line of credit, $250,000 and none of which was drawn as of January 31, 2014 and July 31, 2013, respectively, secured by trade accounts receivable and bears interest at 2% over Citibank’s base rate. The agreement has certain requirements and expires November 30, 2014.

(c)	Litigation

The Municipal Revenue Collection Center of Puerto Rico (“CRIM”) conducted a personal property tax audit for the years 1999 and 2000, which resulted in assessments of approximately $320,000 (approximately $559,807 as of February 14, 2014, including interest and penalties). The assessments arose from CRIM’s disallowances of certain credits for overpayments from 1999 and 2000, claimed in the 2001 through 2003 personal property tax returns. During the audit process, CRIM alleged that some components of the inventory reported as exempt should be taxable. The parties met several times and an informal administrative hearing was held on September 27, 2006. CSPR submitted its position in writing within the time period provided by CRIM. CSPR believed it had strong arguments to support its position that the components of inventory qualify as raw material and that a settlement could be reached for an amount less than the assessment. Accordingly, the Company had previously recorded a liability, which had a balance of $96,000 as of July 31, 2013. On February 12, 2014 CSPR received a payment demand notice from the CRIM in the amount of $559,807, but provided that if CSPR entered into a settlement agreement on or prior to March 27, 2014, CSPR could settle the outstanding amount for $320,000 and take advantage of an amnesty provision which would eliminate accumulated interest and penalties. Management is working with CRIM on the settlement proposal to settle this claim for the initial assessment of approximately $320,000 and has recorded an additional liability of $224,000 as of January 31, 2014 in anticipation of this settlement.

The Company is involved in various other matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

9.	Segments

The Company’s reportable segments are Telephony Products and Puerto Rico, each of which offers different products and services or services a different geographic area. Telephony Products segment provides telephone products, service and support to businesses and organizations. The Puerto Rico segment provides the sales and service of integrated communications systems, data equipment, security products and telephony billing services to Puerto Rico and the Virgin Islands. Performance of each segment is assessed independently.

Segment reporting for activity as of and for the six months ended January 31, 2014 follows (in thousands):

	Telephony Products	Puerto Rico	Total

Revenue	$4,580	$4,820	$9,400

Net income from operations	324	(168)	156

Total Assets	7,593	4,277	11,870

Capital Expenditures	51	22	73

Allowance for doubtful accounts	16	162	178

Depreciation and amortization	32	47	79

Segment reporting for activity as of and for the six months ended January 31, 2013 follows (in thousands):

	Telephony Products	Puerto Rico	Total

Revenue	$5,450	$4,833	$10,283

Net income from operations	305	119	424

Total Assets	8,887	3,810	12,697

Capital expenditures	119	41	160

Allowance for doubtful accounts	23	181	204

Depreciation and amortization	22	19	41

Substantially all of the Company’s revenues are earned in the United States and the Commonwealth of Puerto Rico. Substantially all of the Company’s assets are located in the United States and the Commonwealth of Puerto Rico.

F-61

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Inventergy, LLC

We have audited the accompanying balance sheet of Inventergy, LLC, a development stage company, (the “Company”) as of December 31, 2012, and the related statements of operations and changes in members’ equity and cash flows from January 12, 2012 (inception) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inventergy, LLC. as of December 31, 2012, and the results of its operations, and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

San Francisco, CA

December 17, 2013

F-62

INVENTERGY, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Balance Sheet

December 31, 2012

ASSETS

Cash	$-
Total assets	$-

LIABILITIES AND MEMBERS' DEFICIT

Liabilities
Accrued liabilities	$12,783
Total liabilities	12,783

Members' deficit
Members' deficit accumulated during development stage	(12,783)
Total members' deficit	(12,783)

Total liabilities and members' deficit	$-

The accompanying notes are an integral part of these financial statements.

F-63

INVENTERGY, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Statement of Operations and Changes in Members' Equity (Deficit)

For the Period from January 12, 2012 (Inception) through December 31, 2012

Revenues
Licensing revenues	$-

Operating expenses
Rent	7,019
Lodging	2,065
Air Fare	1,228
Ground Transportation Expense	793
Meals & Entertainment	610
Cell Phone & Wireless Expense	600
Subscriptions, Periodicals	299
Internet and Web Hosting	89
Automobile Expense	80
Total operating expenses	12,783

Net loss	(12,783)

Members' equity (deficit), beginning of period	-

Members' deficit, end of period	$(12,783)

The accompanying notes are an integral part of these financial statements.

F-64

INVENTERGY, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Statement of Cash Flows

For the Period from January 12, 2012 (Inception) through December 31, 2012

Cash flows from operating activities
Net loss	$(12,783)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Change in operating assets and liabilities
Accrued liabilities	12,783
Net cash provided by (used in) operating activities	-

Net change in cash and cash equivalents	-

Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	$-

The accompanying notes are an integral part of these financial statements.

F-65

Inventergy, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Notes to Financial Statements

For the Period Ended December 31, 2012

1.       Organization

Inventergy, LLC (the "Company"), a Delaware limited liability company, was organized as Silicon Turbine Systems, LLC on January 12, 2012 and commenced operations on such date. Effective March 29, 2012, the Company was renamed to Inventergy, LLC. The Company has been organized for the purpose of purchasing and licensing intellectual property patents. The Company is headquartered in Cupertino, California.

2.       Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit may exceed federally insured limits. The Company believes that it mitigates this risk by maintaining deposits with major financial institutions.

Development Stage and Liquidity

The Company is in the development stage and has had no revenues to date. Successful completion of the Company’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of sales and market demand to become an established operating enterprise.

The Company’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, the Company has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. The Company’s primary source of funds through December 31, 2012 was member credit. The Company will require additional equity financing to fund the commercialization of its activities. See Note 4.

F-66

Inventergy, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Notes to Financial Statements

For the Period Ended December 31, 2012

2.       Summary of Significant Accounting Policies (continued)

Management estimates and related risks

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Although these estimates reflect management's best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Income taxes

The Company is a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no federal income tax is paid by the Company as an entity. Each individual member reports on their federal and state income tax returns their share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Accordingly, no provision for income taxes besides the minimum state franchise tax and the LLC gross receipts fees, if any, would be reflected in the accompanying financial statements.

The Company has evaluated its current tax positions and has concluded that as of December 31, 2012 the Company does not have any significant uncertain tax positions for which a reserve would be necessary.

3.       Commitments and Contingencies

Legal proceedings

The Company may become involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Company.

Operating lease

The Company leases an office in Cupertino, California under a cancelable month-to-month operating lease. The Company subleases the office on a month-to-month basis to a related party entity, Silicon Turbine Systems, Inc. (“STS”), for approximately $551 per month. STS’s majority stockholder is the majority member of the Company.

Rent expense was approximately $7,019 for the period ended December 31, 2012.

F-67

Inventergy, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Notes to Financial Statements

For the Period Ended December 31, 2012

4.       Subsequent Events

The Company has evaluated subsequent events through December 17, 2013, the date the financial statements were available to be issued.

In January 2013, the Company amended its lease agreement to lease additional office space. The amended lease agreement, which included a security deposit of $3,371, commenced February 1, 2013, on a month-to-month basis. In conjunction with the amended lease agreement, the Company terminated its sublease agreement with STS effective December 31, 2012. In March 2013, May 2013, and August 2013, the Company added more office space. The Company is leasing 6 offices and has paid a total security deposit of $6,549.

In January 2013, the Company converted all accrued liabilities to member contributions.

On February 4, 2013, the Company was reorganized and converted from a Delaware limited liability company to a Delaware corporation under the name Inventergy, Inc. A plan of conversion was entered into, pursuant to which the membership interest held by the sole member was converted into 5,000,000 shares of the Company’s common stock, par value $0.0001.

In February 2013, the Company’s Board of Directors also granted 5,000,000 shares of the Company’s common stock, par value $0.0001, to 10 individuals and entities.

On May 10, 2013, the Company issued senior secured promissory notes (the “Notes”) for proceeds of $5,000,000. The Notes, which mature on May 10, 2018, bear interest at 0.40% per annum until the second anniversary of the issuance date and 10% per annum thereafter. The maturity date of the Notes may be accelerated upon certain events of default or change in control. Upon such events, the Notes may be redeemed for 125% of the principal to be redeemed plus accrued but unpaid interest and late charges, if any.

On May 10, 2013, the Company issued 5,000,000 shares of Series A-1 convertible preferred stock (“Series A-1”), par value $0.0001, for $0.01 per share. Each share of Series A-1 may be converted into shares of common stock at any time, at the option of any holder, for an initial conversion price of $0.01, subject to adjustment.

On May 16, 2013, the Company purchased certain patents for $4,000,000 consideration and incurred $189,254 of acquisition costs. The purchased patents will be utilized for purposes of generating future licensing revenue.

F-68

Inventergy, LLC

(A Delaware Limited Liability Company)

(A Development Stage Company)

Notes to Financial Statements

For the Period Ended December 31, 2012

4.       Subsequent Events (continued)

On May 17, 2013, the Company issued 1,176,748 shares of Series A-2 convertible preferred stock (“Series A-2”), par value $0.0001, for $1.6996 per share. Each share of Series A-2 may be converted into shares of common stock at any time, at the option of any holder, for an initial conversion price of $1.6996, subject to adjustment.

In August and September 2013, the Company sold and issued 1,180,879 shares of Series A-3 common stock (“Series A-3”) to accredited investors for $3.21 per share.

In November 2013, the Board of Directors authorized the 2013 Stock Plan (the "Plan"). Under the Plan, the Board of Directors may grant incentive stock awards to employees and directors, and non-statutory stock options to employees, directors and consultants. The Plan provides for the grant of stock options, restricted stock, and other stock-related and performance awards that may be settled in cash, stock, or other property. The Board of Directors has reserved 300,000 shares of common stock for issuance over the term of the Plan.

F-69

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Inventergy, Inc.

We have audited the accompanying balance sheet of Inventergy, Inc., a development stage company, (the “Company”), as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and for the period January 12, 2012 (Inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inventergy, Inc., a development stage company, as of December 31, 2013, and the results of its operations, and its cash flows for the year then ended and for the period January 12, 2012 (Inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

San Francisco, CA

March 13, 2014

Marcum LLP • 101 Montgomery Street • Suite 1900 • San Francisco, California 94l04 • Phone 4l5.432.6200 • Fax 415.432.6201 • marcumllp.com

F-70

INVENTERGY, INC.

(A Development Stage Company)

Balance Sheet

As of December 31, 2013

_________________________

ASSETS

Current assets
Cash and cash equivalents	$1,518,684
Prepaid expenses and other current assets	73,207
Total current assets	1,591,891

Deferred expenses	13,510,178
Patents, net	9,162,409
Deposits and other assets	20,399

Total assets	$24,284,877

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$602,564
Accrued interest on notes payable	6,935
Short-term notes payable, related party	3,100,000
Total current liabilities	3,709,499

Guaranteed payments	13,510,178
Derivatives	591,901
Notes payable, net of discount	2,327,217

Total liabilities	20,138,795

Redeemable convertible preferred stock, $0.0001 par value, 10,000,000 shares authorized, 6,176,748 shares designated, issued and outstanding at December 31, 2013 (aggregate liquidation preference of $19,827,361)	3,392,950

Stockholders' equity
Common stock, $0.0001 par value; 125,000,000 shares authorized, 11,505,039 shares issued and outstanding at December 31, 2013	1,150
Additional paid-in capital	5,483,054
Deficit accumulated during development stage	(4,731,072)
Total stockholders' equity	753,132

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$24,284,877

The accompanying notes are an integral part of these financial statements.

F-71

INVENTERGY, INC.

(A Development Stage Company)

Statements of Operations

For the Year Ended December 31, 2013 and for the Period

from January 12, 2012 (Inception) to December 31, 2013

_________________________

		January 12, 2012
	The Year Ended	(Inception) to
	December 31, 2013	December 31, 2013

Revenues	$-	$-

Operating Expenses
General and administrative	4,550,339	4,563,122
Amortization expense	293,176	293,176
Total operating expenses	4,843,515	4,856,298

Loss from operations	(4,843,515)	(4,856,298)

Other income (expense)
Decrease in fair value of derivative liabilities	539,467	539,467
Interest expense, net	(427,024)	(427,024)
Total other income (expense), net	112,443	112,443

Loss before provision for income taxes	(4,731,072)	(4,743,855)

Provision for income taxes	-	-

Net loss	$(4,731,072)	$(4,743,855)

The accompanying notes are an integral part of these financial statements.

F-72

INVENTERGY, INC.

(A Development Stage Company)

Statements of Stockholders' Equity

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

						Deficit
	Redeemable Convertible					Accumulated	Total
	Preferred Stock		Common Stock		Additional	During	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Devlopment Stage	Equity

Inception (Inventergy, LLC)	-	$-	-	$-	$-	$-	$-

Net loss	-	-	-	-	-	(12,783)	(12,783)

Balances at December 31, 2012	-	-	-	-	-	(12,783)	(12,783)

LLC member contribution	-	-	-	-	12,783	-	12,783
Issuance of restricted common shares in exchange for LLC interest in recapitalization	-	-	5,000,000	500	(13,283)	12,783	-
Restricted stock forfeited from shares issued in exchange for LLC interest in recapitalization	-	-	(50,000)	(5)	5	-	-
Issuance of restricted stock for compensation	-	-	5,294,372	529	(529)	-	-
Issuance of Series A-1 convertible preferred stock for cash at
$0.01 per share, May 2013 (See Note 6)	5,000,000	2,760,409	-	-	-	-	-
Issuance of Series A-2 convertible preferred stock for cash at $1.6996 per share, May 2013, net of $501,475 of issuance costs (See Note 6)	1,176,748	632,541	-	-	-	-	-
Issuance of common stock for cash at $3.21 per share, September and October 2013, net of $434,641 of issuance costs	-	-	1,260,667	126	3,611,974	-	3,612,100
Stock-based compensation	-	-	-	-	1,872,104	-	1,872,104
Net loss	-	-	-	-	-	(4,731,072)	(4,731,072)

Balances at December 31, 2013	6,176,748	$3,392,950	11,505,039	$1,150	$5,483,054	$(4,731,072)	$753,132

The accompanying notes are an integral part of these financial statements.

F-73

INVENTERGY, INC.

(A Development Stage Company)

Statements of Cash Flows

For the Year Ended December 31, 2013 and for the Period

from January 12, 2012 (Inception) to December 31, 2013

_________________________

		January 12, 2012
	The Year Ended	(Inception) to
	December 31, 2013	December 31, 2013
Cash flows from operating activities
Net loss	$(4,731,072)	$(4,743,855)
Adjustments to reconcile net loss to net cash used in operating activities
Decrease in fair value of derivative liabilities	(539,467)	(539,467)
Amortization of discount on notes payable	353,009	353,009
Amortization of patents	293,176	293,176
Stock-based compensation	1,872,104	1,872,104
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(73,207)	(73,207)
Deposits and other assets	(20,399)	(20,399)
Accounts payable	602,564	615,347
Accrued interest on notes payable	6,935	6,935
Net cash used in operating activities	(2,236,357)	(2,236,357)

Cash flows from investing activities
Purchase of patents	(9,455,585)	(9,455,585)
Net cash used in investing activities	(9,455,585)	(9,455,585)

Cash flows from financing activities
Proceeds from issuance of common stock	3,612,100	3,612,100
Proceeds from issuance of Series A-1 redeemable convertible preferred stock	50,000	50,000
Proceeds from issuance of Series A-2 redeemable convertible preferred stock	1,498,526	1,498,526
Proceeds from issuance of notes payable	4,950,000	4,950,000
Proceeds from issuance of short-term notes payable, related party	3,100,000	3,100,000
Net cash provided by financing activities	13,210,626	13,210,626

Net change in cash and cash equivalents	1,518,684	1,518,684

Cash and cash equivalents, beginning of period	-	-

Cash and cash equivalents, end of period	$1,518,684	$1,518,684

Supplemental disclosures of cash flow information
Cash paid for interest	$5,898	$5,898

Supplemental disclosures of non-cash investing and financing activities
Convert outstanding LLC accrued liabilities to member contribution, January 2013	$12,783	$12,783
Allocation of fair value from Series A-2 redeemable convertible preferred stock to Series A-1 redeemable convertible preferred stock (See Note 6)	$865,985	$865,985
Allocation of fair value from notes payable to Series A-1 redeemable convertible preferred stock (See Note 5)	$2,392,889	$2,392,889
Fair value of notes payable redemption derivative liability	$582,903	$582,903
Fair value of Series A-1 redeemable convertible preferred stock anti-dilution derivative liability	$548,465	$548,465
Accrued guaranteed payments and deferred expenses associated with purchased patent assets	$13,510,178	$13,510,178

The accompanying notes are an integral part of these financial statements.

F-74

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

1.	Organization

Inventergy, Inc. (the "Company"), a Delaware corporation, was organized as Silicon Turbine Systems, LLC on January 12, 2012 and commenced operations on such date. Effective March 29, 2012, the Company was renamed Inventergy, LLC. Effective February 4, 2013, the Company was reorganized and converted from a Delaware limited liability company to a Delaware corporation under the name Inventergy, Inc. The Company has been organized for the purpose of purchasing and licensing intellectual property patents. The Company is headquartered in Cupertino, California.

2.	Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less at the time of purchase to be cash equivalents.

Development Stage and Liquidity

The Company is in the development stage and has had no revenues to date. Successful completion of the Company’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of revenue and market demand to become an established operating enterprise.

The Company’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, the Company has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. The Company’s primary source of funds through December 31, 2013 was the issuance of equity securities and promissory notes. The Company considers its current cash and cash equivalents balances, including cash obtained through subsequent equity financing, to be sufficient to fund operations for a reasonable period of time but it may require additional equity financing to fund the commercialization of its activities. As discussed in Note 11, subsequent to December 31, 2013, the Company issued additional shares of common stock for cash proceeds of approximately $7,293,000. There are no assurances that additional financing will be available to the Company at a cost acceptable to the Company, or at all.

F-75

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

2.	Summary of Significant Accounting Policies (continued)

Management estimates and related risks

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Although these estimates reflect management's best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Patents

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally 7 - 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Impairment of long-lived assets

The Company evaluates the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. There were no asset impairments for the year ended December 31, 2013 or for the period from January 12, 2012 (inception) to December 31, 2013.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high quality financial institutions. Periodically, such balances are from time to time in excess of federally insured limits.

F-76

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

2.	Summary of Significant Accounting Policies (continued)

Stock-based compensation

The Company has a stock option plan under which incentive and non-qualified stock options and restricted stock awards (“RSAs”) are granted primarily to employees. All share-based payments to employees, including grants of employee stock options and RSAs, are recognized in the financial statements based on their respective grant date fair values. The benefits of tax deductions in excess of recognized compensation cost is reported as a financing cash flow.

The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods in the Company's statements of comprehensive income or loss. The Company has estimated the fair value of each award as of the date of grant using the Black-Scholes option pricing model. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded. The awards issued consist of fully-vested stock awards, performance-based restricted shares, and service-based restricted shares.

Expenses related to stock-based awards issued to non-employees are recognized at fair value on a recurring basis in the periods those awards are expected to vest. The Company estimates the fair value of the awards using the Black-Scholes option pricing model.

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

F-77

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

2.	Summary of Significant Accounting Policies (continued)

Income taxes (continued)

It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2013, the Company had no accrued interest and penalties related to uncertain tax positions.

Fair value measurements

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

F-78

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

3.	Patents

Patent intangible assets consist of the following at December 31, 2013:

	Weighted	Gross
	Average	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
Amortizable intangible assets:
Patents	8.6	$9,455,585	$(293,176)	$9,162,409
Total intangible assets		$9,455,585	$(293,176)	$9,162,409

The Company expects amortization expense to be approximately $1,171,000 per year for each of the next nine fiscal years and a pro rata portion in the tenth year. The Company’s future cash flows are not materially impacted by its ability to extend or renew its amortizable intangible assets.

4.	Fair Value Measurements

The following table summarizes the Company's assets and liabilities measured at fair value on a recurring basis at December 31, 2013:

	Fair Value	(Level 1)	(Level 2)	(Level 3)
Promissory notes payable derivative liability	$534,975	$-	$-	$534,975
Series A-1 preferred stock derivative liability	56,926	-	-	56,926

Total	$591,901	$-	$-	$591,901

As discussed in Note 5, the Company issued certain senior secured promissory notes (the “Notes”) which may be redeemed upon an event of default. Since the Notes were issued at a substantial discount and the event of default clause may require accelerated repayment, the Notes include an embedded derivative that is not clearly and closely related to the host contract. Accordingly, the Company bifurcated the embedded derivative from the host contract and recognized a derivative liability at fair value upon issuance of the Notes. The Company estimated the fair value of the derivative liability using a valuation model which included the weighted probability of the amount of redemption and the time until redemption occurs over the note term.

F-79

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

4.	Fair Value Measurements (continued)

In May 2013, the Company sold Series A-1 redeemable convertible preferred stock which contained provisions for anti-dilution protection in the event that the Company issues common stock at a price below a price per share formula, as defined. At December 31, 2013, the threshold price was $1.00 per share. The anti-dilution protection requires the Company to issue the holders of Series A-1 shares of common stock or in the event of unavailable authorized shares of common stock, cash. The anti-dilution provision represents an embedded derivative as it is not clearly and closely related to the host contract. Accordingly, the Company bifurcated the embedded derivative from the host contract and recognized a derivative liability at fair value upon issuance of the Series A-1 redeemable convertible preferred stock. The Company estimated the fair value of the derivative liability using the Monte Carlo option pricing valuation model which included a probability weighted present value calculation.

The Company revalues the derivative liabilities at the end of each reporting period using the same models as at issuance, updated for new facts and circumstances, and recognizes the change in the fair value in the statements of operations as other income (expense). The following sets forth a summary of changes in fair value of the Company’s level 3 liabilities measured on a recurring basis for the year ended December 31, 2013 and for the period from January 12, 2012 (inception) to December 31, 2013:

	Promissory	Series A-1
	Notes Payable	Preferred Stock
	Derivative Liability	Derivative Liability
Balance at December 31, 2012	$-	$-
Fair value at issuance	582,903	548,465
Change in fair value	(47,928)	(491,539)

Balance at December 31, 2013	$534,975	$56,926

5.	Promissory Notes Payable

On May 10, 2013, the Company issued secured promissory notes (the “Notes”) with an aggregate principal of $5,000,000 for proceeds of $4,950,000. In conjunction with the issuance of the Notes, proceeds of $50,000 were received in exchange for 5,000,000 shares of Series A-1 Preferred Stock. Also, on May 17, 2013, proceeds of $1,498,526 were received in exchange for shares of Series A-2 Preferred stock to substantially the same investors. Total proceeds from the Notes, Series A-1 Preferred Stock, and Series A-2 Preferred Stock were allocated to each instrument using the relative fair value method. The fair value allocated to the Notes was $2,557,111. Further discussion regarding the allocation of proceeds is included in Note 6.

F-80

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

5.	Promissory Notes Payable (continued)

The Notes, which mature on May 10, 2018, bear interest at 0.40% per annum until the second anniversary of the issuance date and 10% per annum thereafter. The notes are secured by certain patent assets of the Company and all principal and accrued but unpaid interest is due upon maturity. The maturity date of the Notes may be accelerated upon certain events of default or change in control. Upon such events, the Notes may be redeemed for 125% of the principal to be redeemed plus accrued but unpaid interest and late charges, if any. Further discussion regarding the fair value measurement of the redemption provision is included in Note 4. The outstanding principal and accrued interest on the Notes as of December 31, 2013 was $5,000,000, net of an unamortized discount of $2,672,783.

On December 19, 2013 and December 31, 2013, the Company issued promissory notes (the “December 2013 Notes”) to the Company’s Chief Executive Officer, a related party, for $3,000,000 and $100,000 totaling an aggregate principal of $3,100,000. The Company also incurred a loan origination fee of $60,000 upon issuance of the notes which has been accrued as of December 31, 2013 in accounts payable. The December 2013 Notes which were originally scheduled to mature on February 7, 2014 and February 14, 2014, bear interest at 2% per annum, and were extended as discussed in Note 10. The $3,000,000 note is secured by certain patent assets of the Company and all principal and accrued but unpaid interest on the December 2013 Notes are due upon maturity. The outstanding principal and accrued interest on the December 2013 Notes as of December 31, 2013 was $3,100,000.

Total promissory notes at December 31, 2013 are comprised of the following:

Total promissory notes outstanding	$8,100,000
Less: unamortized discount	(2,672,783)

Promissory notes, net of discount	$5,427,217

Amortization of the discount on promissory notes payable is computed using the straight line method over the note term and is included in interest expense in the accompanying statements of operations. Amortization of the discount was $353,009 for the year ended December 31, 2013 and for the period from January 12, 2012 (inception) to December 31, 2013.

F-81

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

6.	Stockholders' Equity

Conversion from LLC

In January 2013, the Company’s sole member converted all then outstanding liabilities, to the member, to member contributions. In February 2013, a plan of conversion was entered into, pursuant to which the membership interest in the former LLC held by the sole member was exchanged for 5,000,000 shares of the Company’s common stock, par value $0.0001.

Common stock

The Company is authorized to issue up to 135,000,000 shares, of which 125,000,000 shares have been designated as common stock and 10,000,000 shares as preferred stock. Holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors. The holders of each share of common stock shall have the right to one vote for each share and are entitled, as a share class, to elect two directors of the Company.

Shares of common stock reserved for future issuance were as follows as of December 31, 2013:

Series A redeemable convertible preferred stock	6,176,748
Options to purchase common stock	915,000
Options available for future issuance	910,000

Total	8,001,748

Redeemable convertible preferred stock

Redeemable convertible preferred stock as of December 31, 2013 consists of the following:

Redeemable Convertible Preferred Stock	Original Issue Price	Shares Designated	Shares Issued	Shares Outstanding	Liquidation Preference
Series A-1	$0.0100	5,000,000	5,000,000	5,000,000	$16,050,000
Series A-2	$1.6996	1,176,748	1,176,748	1,176,748	$3,777,361

F-82

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

6.	Stockholders' Equity (continued)

Redeemable convertible preferred stock (continued)

As discussed in Note 5, in conjunction with the issuance of Series A-1 and Series A-2 redeemable convertible preferred stock, proceeds of $4,950,000 were received in exchange for the issuance of promissory notes payable. Total proceeds from this transaction were allocated to each instrument using the relative fair value method. Proceeds allocated to Series A-1 and Series A-2 redeemable convertible preferred stock were $3,308,874 and $1,134,016, respectively. Following the allocation of fair value, the effective conversion prices per share upon issuance of Series A-1 and Series A-2 redeemable convertible preferred stock were $0.55 and $0.96, respectively.

A complete description of the rights, preferences, privileges and restrictions of the redeemable convertible preferred stock are in the Amended Articles of Incorporation. The following is a summary of certain rights, privileges, preferences and restrictions:

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock are entitled to receive an amount equal to the sum of (i) the greater of (x) the product of (I) $0.01 in the event of Series A-1 or $1.6996 in the event of Series A-2 and (II) the number of shares of Preferred stock then held by each holder and (y) the product of (I) the fair market value of one share of Common Stock, as mutually determined by the Company and the Preferred Stock holders and (II) the number of shares of Common Stock issuable upon conversion of such Preferred Stock, and (ii) any declared accrued and unpaid dividends, prior and in preference to any distributions made to the holders of Common Stock. If the assets and funds distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Redemption

In the event of a fundamental transaction (as defined below), the holders of Preferred Stock may require the Company to redeem all or any portion of Series A-1 or Series A-2 Preferred Stock. Any shares subject to redemption shall be redeemed in cash at a price per share equal to the sum of (i) the greater of (x) the stated value and (y) the product of (1) the fair market value of one share of common stock and (2) the number of shares of common stock issuable upon conversion of each share being redeemed and (ii) and declared accrued and unpaid dividends per share being redeemed.

F-83

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

6.	Stockholders' Equity (continued)

Redeemable convertible preferred stock (continued)

A fundamental transaction includes a consolidation, merger, sale, assignment, tender or exchange offer, as defined in the Certificate of Designations. Provided however, no holder of Preferred Stock may require the Company to redeem all or any portion of such Preferred Stock based on a consolidation or merger in which, upon such consolidation or merger, holders of the Company’s voting power immediately prior to such consolidation or merger are, directly or indirectly, after such consolidation or merger the holders of a majority of the voting power of the surviving entity.

Conversion

All preferred shares are convertible, into common stock at the option of the holder, at any time after the date of issuance, by dividing the conversion amount by $0.01 in the event of Series A-1 or $1.6996 in the event of Series A-2, subject to adjustment. Each share of the Series A-1 and Series A-2 Preferred Stock will automatically be converted into common stock, at the then-effective applicable conversion price, upon the earlier of i) affirmative vote of at least a majority of the Company’s outstanding common stock shares on an as converted basis held by the preferred stock holders, ii) immediately upon the closing of the sale of the Company’s Common Stock in a firm-commitment, underwritten public offering registered under the Securities Act of 1933 (as amended), which results in aggregate proceeds to the Company of at least $50,000,000 at a price per share threshold, as defined.

Anti-dilution

Holders of Series A-1 redeemable convertible preferred stock are entitled to receive certain shares of common stock if and when the Company issues or sells any shares of common stock for a consideration per share less than a certain threshold price.

Voting rights

Holders of redeemable convertible preferred stock are entitled to one vote for each share of common stock into which their shares can be converted. Holders of Series A redeemable convertible preferred stock together are entitled to appoint one director of the Company.

F-84

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

7.	Stock-Based Compensation

Stock Plan

In November 2013, the Board of Directors authorized the 2013 Stock Plan (the "Plan"). Under the Plan, the Board of Directors may grant incentive stock awards to employees and directors, and non-statutory stock options to employees, directors and consultants as well as restricted stock. The Plan provides for the grant of stock options, restricted stock, and other stock-related and performance awards that may be settled in cash, stock, or other property. The Board of Directors has reserved 2,050,000 shares of common stock for issuance over the term of the Plan. The exercise price of an option cannot be less than the fair value of one share of common stock on the date of grant for incentive stock options or non-statutory stock options. The exercise price of an incentive stock option cannot be less than 110% of the fair value of one share of common stock on the date of grant for stockholders owning more than 10% of all classes of stock. Options are exercisable over periods not to exceed ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the grant date. Options may be granted with vesting terms as determined by the Board of Directors which generally include a one to five year period or performance conditions or both.

Common stock option and restricted stock award activity under the Plan was as follows:

		Options and RSAs Outstanding
	Shares		Weighted Average
	Available	Number	Exercise Price
	For Grant	of Shares	Per Share
Balance, Inception	-	-	$-
Balance at December 31, 2012	-	-	$-
Authorized	2,050,000	-	$-
Options Granted	(915,000)	915,000	$3.21
Restricted Awards Granted	(225,000)	225,000

Balance at December 31, 2013	910,000	1,140,000

Total vested and expected to vest shares (options)		868,459	$3.21

Prior to the plan being established, the Company granted 5,069,372 restricted awards to employees and non-employees in exchange for services with vesting specific to each individual award. As of December 31, 2013, 1,104,123 shares were vested, and 0 shares were cancelled or forfeited (unvested).

F-85

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

7.	Stock-Based Compensation (continued)

Stock Plan (continued)

The following table summarizes information with respect to stock options outstanding at December 31, 2013:

Options Outstanding			Options Exercisable
		Weighted		Weighted
		Average		Average
		Remaining		Exercise
Exercise Price	Shares	Contractual Life	Shares	Price Per
Per Share	Outstanding	(in years)	Exercisable	Share
$3.21	915,000	9.94	33,000	$3.21
	915,000	9.94	33,000	$3.21

Stock-based compensation expense

The fair value of employee stock options granted was estimated using the following weighted-average assumptions for the year ended December 31, 2013 and for the period from January 12, 2012 (inception) to December 31, 2013 was as follows:

	For the	January 12, 2012
	Year Ended	(inception) to
	December 31, 2013	December 31, 2013

Expected volatility	80%	80%
Risk free rate	1.77%	1.77%
Dividend yield	0%	0%
Expected term (in years)	5.93	5.93

The expected term of the options is based on the average period the stock options are expected to remain outstanding based on the option’s vesting term and contractual terms. The expected stock price volatility assumptions for the Company's stock options were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company's common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company's stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts. Forfeitures were estimated based on the Company’s estimate of future cancellations.

F-86

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

7.	Stock-Based Compensation (continued)

Stock-based compensation expense (continued)

Stock-based compensation for employees and non-employees related to options and RSAs recognized for the year ended December 31, 2013 and for the period from January 12, 2012 (inception) to December 31, 2013 was as follows:

	For the	January 12, 2012
	Year Ended	(inception) to
	December 31, 2013	December 31, 2013
Operating expenses
Selling, general and administrative	$1,872,104	$1,872,104

No income tax benefit has been recognized related to stock-based compensation expense and no tax benefits have been realized from exercised stock awards. As of December 31, 2013, there were total unrecognized compensation costs of $4,557,457 related to these stock awards. These costs are expected to be recognized over a period of approximately 1.47 years.

Non-employee stock-based compensation expense

For the year ended December 31, 2013 and the period from January 12, 2012 (inception) to December 31, 2013, the Company issued options and restricted stock awards to non-employees in exchange for services with vesting specific to each individual award. Non-employee stock-based compensation expense is recognized as the awards vest and totaled $779,380 for the year ended December 31, 2013. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

F-87

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

8.	Income Taxes

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes are as follows as of December 31, 2013:

Deferred taxes
Net operating loss carryforwards	$170,103
Intangibles – startup costs	1,171,673
Stock-based compensation	73,082
Gross deferred tax assets	1,414,858
Valuation allowance	(1,414,858)

Net deferred tax assets	$-

Based on the Company’s historical net losses during its development stage, the Company has provided a full valuation allowance against its deferred tax assets as of December 31, 2013.

As of December 31, 2013, the Company had $427,025 of federal and $427,025 of state net operating loss carryforwards available to offset future taxable income. These net operating losses will begin to expire in 2033 for state and federal tax purposes if not utilized.

The use of the Company's net operating loss carryforwards is subject to certain annual limitations and may be subject to further limitations as a result of changes in ownership as defined by the Internal Revenue Code and similar state provisions. Such limitations could result in the expiration of net operating loss carryforwards prior to utilization.

The Company files U.S. Federal and U.S. state tax returns. As of December 31, 2013, all tax years remain open in most jurisdictions. The Company is not currently under examination by income tax authorities in federal or state jurisdictions.

9.	Commitments and Contingencies

Operating lease

The Company leases an office in Cupertino, California under a cancelable month-to-month operating lease. The Company sublet the office on a month-to-month basis to a related party entity for approximately $551 per month. The majority stockholder of the related party is a stockholder of the Company.

F-88

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

9.	Commitments and Contingencies (continued)

Operating lease (continued)

In January 2013, the Company amended its lease agreement to lease additional office space. The amended lease agreement, which included a security deposit of $3,371, commenced February 1, 2013, on a month-to-month basis. In January 2013, March 2013, May 2013, and August 2013, the Company amended its lease agreement to lease additional office space. The Company has paid a total security deposit of $5,478. In conjunction with the amendments, the Company terminated its sublease agreement effective December 31, 2012.

Rent expense was approximately $74,300 for the year ended December 31, 2013.

Guaranteed payments

The Company has entered into agreements to purchase certain patent assets. The agreements include future unconditional guaranteed payments of $18,000,000 representing minimum revenue sharing from the Company’s ability to license the purchased patents to other parties. The guaranteed payments are accrued on the Company’s accompanying balance sheet as of December 31, 2013 at net present value using a discount rate of 12%. Expenses related to these payments are deferred as of December 31, 2013 and will be amortized in correlation with the future payment schedule. Future guaranteed payments associated with these agreements are payable as follows:

Years ending December 31:

2015	$3,000,000
2016	5,000,000
2017	10,000,000
Less: discount to present value	(4,489,822)

Guaranteed payments, net of discount	$13,510,178

F-89

Inventergy, Inc.

(A Development Stage Company)

Notes to Financial Statements

For the Year Ended December 31, 2013 and

For the Period from January 12, 2012 (Inception) to December 31, 2013

_________________________

10.	Merger Agreement

On December 17, 2013, the Company entered into an agreement of merger and plan of reorganization (the “Merger Agreement”) with eOn Communications Corporation (“eOn”). The Merger Agreement provides for a newly formed subsidiary of eOn to merge with and into the Company, so that the Company will be a wholly-owned subsidiary of eOn upon completion of the merger. At closing, eOn will issue to the holders of the Company common stock and preferred stock shares of eOn common stock and preferred stock, respectively, which will result in the Company stockholders in the aggregate obtaining control of eOn. Completion of the merger is subject to a number of conditions, including eOn stockholder approval.

11.	Subsequent Events

The Company has evaluated subsequent events through March 13, 2014, the date the financial statements were available to be issued.

Between January 9, 2014 and February 5, 2014, the Company issued approximately 1,696,064 shares of common stock for cash at $4.30 per share. Proceeds from these issuances totaled approximately $7,293,000.

In January 2014, the Company fully repaid the $100,000 unsecured related party note as part of the December 2013 Notes.

On February 10, 2014, the Company extended the maturity date on the remaining outstanding December 2013 Notes to August 31, 2014 with no other changes to terms or conditions.

On February 10, 2014, the Company obtained an unsecured promissory note receivable (the “Note Receivable”) from the Company’s Chief Executive Officer, a related party, with an aggregate principal of $3,000,000. The Note Receivable which matures on August 31, 2014 bears interest at 2% per annum. All principal and accrued but unpaid interest is receivable upon maturity. The Note Receivable includes a full right of offset with the December 2013 Notes. The Company’s board of directors, excluding the Chief Executive Officer’s vote, approved the Note Receivable prior to issuance.

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ANNEX A

 _____________________________________________________

AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION
_____________________________________________________

BY AND AMONG

INVENTERGY, INC.,

EON COMMUNICATIONS CORPORATION

AND

INVENTERGY MERGER SUB, INC.

Dated as of December 17, 2013

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AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on December 17, 2013, by and among Inventergy, Inc., a Delaware corporation (“Inventergy”), eOn Communications Corporation, a Delaware corporation (“Parent”), and Inventergy Merger Sub, Inc. (“Merger Sub” and, together with Inventergy and Parent, the “Parties” and each a “Party”), a Delaware corporation and wholly-owned subsidiary of Parent.

WITNESSETH :

WHEREAS, the Board of Directors of Inventergy, Parent and Merger Sub have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Merger Sub to be merged with and into Inventergy (the “Merger”) with Inventergy continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding capital stock of Inventergy will be deemed for all purposes to represent the capital stock of Parent that the stockholders of Inventergy are entitled to receive upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of Inventergy, Parent and Merger Sub have each approved the Merger in accordance with the DGCL, and upon the terms and subject to the conditions set forth herein and in the Delaware Certificate of Merger in a form to be mutually agreed upon by the Parties (the “Certificate of Merger”);

WHEREAS, the requisite stockholders of Inventergy (the “Inventergy Stockholders”) have approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Merger Sub, has approved by written consent pursuant to Section 228(a) of the DGCL, this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger;

WHEREAS, the Board of Directors of Parent has unanimously resolved to recommend that its stockholders (the “Parent Stockholders”) adopt this Agreement;

WHEREAS, the Parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E), and the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of the foregoing Code sections.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I.

The Merger

Section 1.01.         The Merger.

(a)          Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Merger Sub shall be merged with and into Inventergy in accordance with Section 251 of the DGCL. At the Effective Time (as defined below), the separate legal existence of Merger Sub shall cease, and Inventergy shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware under the name “Inventergy, Inc.” As a result of the Merger, Inventergy shall be a wholly-owned subsidiary of the Parent.

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(b)          Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of Inventergy as of the Effective Time shall, for and on behalf and in the name of Inventergy or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Surviving Corporation or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of Inventergy or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

Section 1.02.         Exchange of Securities.

(a)          Conversion of Inventergy Stock.

(i)          At the Effective Time, by virtue of the Merger and without any action on the part of Inventergy or the holders of any securities of Inventergy, each share of common stock, par value $0.0001 per share, of Inventergy (the “Inventergy Common Stock”) issued and outstanding as of the date of this Agreement shall be exchanged into 2.8278 (the “Exchange Ratio”) shares of Parent common stock, par value $0.005 per share (“Parent Common Stock”) pursuant to the allocation set forth in Schedule 1.02(a).

(ii) At the Effective Time, by virtue of the Merger and without any action on the part of Inventergy or the holders of any securities of Inventergy, each share of (A) Series A-1 Convertible Preferred Stock, par value $0.0001 per share (“Inventergy Series A-1 Preferred Stock”) issued and outstanding as of the date of this Agreement and (B) Series A-2 Convertible Preferred Stock, par value $0.0001 per share (the “Inventergy Series A-2 Preferred Stock” and, together with the Inventergy Series A-1 Preferred Stock, the “Inventergy Series A Preferred Stock”) issued and outstanding as of the date of this Agreement shall be exchanged into the same number of (x) newly-created Parent Series A-1 Convertible Preferred Stock, par value $0.0001 per share (“Parent Series A-1 Preferred Stock”) with the rights and preferences set forth in the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Parent in the form included in Parent's Amended and Restated Certificate of Incorporation (the "Parent Amended and Restated Certificate of Incorporation") attached hereto as Exhibit A and (y) newly-created Parent Series A-2 Convertible Preferred Stock, par value $0.0001 per share (“Parent Series A-2 Preferred Stock” and, together with the Parent Series A-1 Preferred Stock, the “Parent Series A Preferred Stock”) with the rights and preferences set forth in the Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of Parent in the form included in the Parent Amended and Restated Certificate of Incorporation pursuant to the allocation set forth in Schedule 1.02(a).

(iii)         Any new shares of Inventergy Common Stock (the “New Inventergy Stock”) sold by the Company during the Executory Period (as defined below) shall be exchanged into shares of Parent Common Stock at the Exchange Ratio; provided, however, if any shares of Inventergy Common Stock sold during the Executory Period are sold at a price less than $3.21 per share (as adjusted for any stock dividend, stock split, reverse stock split, stock combination, reclassification or similar transaction after the date hereof), then the Exchange Ratio shall be reset to the quotient obtained by dividing Fifty Million (50,000,000) by the sum of the number of any New Inventergy Stock, Inventergy Common Stock issued and outstanding as of the date of this Agreement and the number of shares of Inventergy Common Stock into which the Inventergy Series A Preferred Stock issued and outstanding as of the date of this Agreement are convertible.

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(b)          Conversion of Equity Awards of Inventergy.

(i)          Each option to purchase Inventergy Common Stock granted pursuant to the 2013 Inventergy, Inc. Equity Incentive Plan (the “Inventergy Stock Plan”) that is outstanding immediately prior to the Effective Time (each, an “Inventergy Stock Option”) shall, as of the Effective Time, be converted into an option to acquire the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the product obtained by multiplying the number of shares of Inventergy Common Stock subject to the Inventergy Stock Option immediately prior to the Effective Time by the Exchange Ratio, which option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of such Inventergy Stock Option in effect immediately prior to the Effective Time by the Exchange Ratio (each, a “Parent Stock Option”). The term, vesting schedule and all of the other terms of each Parent Stock Option shall otherwise remain unchanged and identical to the terms of the corresponding Inventergy Stock Option, subject to the rights of Parent to amend or modify any such Parent Stock Option in accordance with the terms of the corresponding Inventergy Stock Option and applicable Law. The Parent Stock Options shall be allocated pursuant to the allocation set forth in Schedule 1.02(b)(i).

(ii) Each award of restricted shares of Inventergy Common Stock outstanding immediately prior to the Effective Time (the “Inventergy Restricted Stock Awards”) granted to the individuals identified on Schedule 1.02(b)(ii) hereof prior to the adoption of the Inventergy Stock Plan shall, as of the Effective Time, be converted into an award (a “Parent Restricted Stock Award”) with respect to the number of restricted shares of Parent Common Stock determined in accordance with Section 1.02(a) (it being understood the shares of Inventergy Common Stock referenced in Section 1.02(a) includes the Inventergy Restricted Stock Awards, which shall be shown separately). The vesting schedule and all of the other terms of each Parent Restricted Stock Award shall otherwise remain unchanged and identical to the terms of the corresponding Inventergy Restricted Stock Award, subject to the rights of Parent to amend or modify any such Parent Restricted Stock Award in accordance with the terms of the corresponding Inventergy Restricted Stock Award and applicable Law. The Parent Restricted Stock Awards shall be allocated pursuant to the allocation set forth in Schedule 1.02(b)(ii).

(c)          Conversion of Inventergy Warrants. Each warrant to purchase shares of Inventergy Common Stock that is outstanding immediately prior to the Effective Time (an “Inventergy Warrant” and, together with the Inventergy Common Stock, the Inventergy Series A Preferred Stock and Inventergy Stock Options, the “Inventergy Pre-Merger Securities”) shall, as of the Effective Time, be converted into a warrant (a “Parent Warrant” and, together with the Parent Common Stock, Parent Series A Preferred Stock, Parent Stock Options, the “Parent Securities”) to acquire the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the product obtained by multiplying the number of shares of Inventergy Common Stock subject to the Inventergy Warrant immediately prior to the Effective Time by the Exchange Ratio, which warrant shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of such Inventergy Warrant in effect immediately prior to the Effective Time by the Exchange Ratio. The term, vesting schedule and all of the other terms of each Parent Warrant shall otherwise remain unchanged and identical to the terms of the corresponding Inventergy Warrant, subject to the rights of Parent to amend or modify any such Parent Warrant in accordance with the terms of the corresponding Inventergy Warrant and applicable Law. The Parent Warrants shall be allocated pursuant to the allocation set forth in Schedule 1.02(c).

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(d)          Exchange of Certificates. Upon surrender of stock or warrant certificates representing the Inventergy Pre-Merger Securities (the “Inventergy Pre-Merger Securities Certificates”) (accompanied by duly executed stock powers) at the Closing as well as the delivery to Parent of a letter of transmittal which shall include customary representations and warranties including, but not limited to, the right, title and interest of the holder of the Inventergy Pre-Merger Securities in their Inventergy Pre-Merger Securities, their acceptance of the terms and conditions of the proposed transaction, and acknowledgement by the Inventergy Pre-Merger Securities holder that any and all rights, preferences, privileges and obligations owed by Inventergy to the holders of the Inventergy Pre-Merger Securities (except as otherwise provided for herein, including, without limitation, pursuant to the Assumption Agreement (as defined below)), shall cease and be of no further force or effect, the holders of Inventergy Pre-Merger Securities holding such Inventergy Pre-Merger Securities Certificates shall receive in exchange therefore certificates representing the number of shares of Parent Common Stock, Parent Series A Preferred Stock, Parent Stock Options or Parent Warrants into which their shares of Inventergy Common Stock, Inventergy Series A Preferred Stock, Inventergy Stock Options or Inventergy Warrants, as the case may be, are converted at the Effective Time, and such Inventergy Pre-Merger Securities Certificates shall be cancelled. Until so surrendered, outstanding Inventergy Pre-Merger Securities Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Securities, as the case may be. If the issuance of certificates representing the Parent Securities is to be made to a natural person, corporation, business trust, association, limited liability company, partnership, joint venture, other entity, government, agency or political subdivision (each, a “Person”) other than the Person in whose name the Inventergy Pre-Merger Securities are registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes (as defined below) required by reason of the issuance to a Person other than the registered holder of the Inventergy Pre-Merger Securities, or such Person shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. It is intended that such letter of transmittal will contain provisions requiring each registered owner of Inventergy Pre-Merger Securities (each, an “Inventergy Securityholder”) thereof to (a) acknowledge and agree to be bound by the terms and conditions applicable to the Inventergy Securityholders, including, without limitation Section 1.02 of this Agreement, (b) make representations and warranties with respect to ownership of the Inventergy Pre-Merger Securities owned or held by such Inventergy Securityholder at that time, and (c) waive all appraisal or dissenter’s rights, in each case, in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to issue Parent Securities to such Inventergy Securityholder. Parent shall not be liable to any Inventergy Securityholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Inventergy Securityholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)          Fractional Shares. No certificates or scrip representing fractional shares of Parent Securities or book-entry credit of the same shall be issued upon the surrender of the Inventergy Pre-Merger Securities for exchange. Each Inventergy Securityholder who would otherwise have been entitled to receive a fraction of a share of Parent Securities shall have such fractional share rounded up to the nearest whole number.

(f)          Transfer Books; No Further Ownership Rights in the Inventergy Pre-Merger Securities. At the Effective Time, the transfer books of Inventergy shall be closed, and thereafter there shall be no further registration of transfers of Inventergy Pre-Merger Securities on the records of Inventergy.  From and after the Effective Time, the Inventergy Pre-Merger Securities outstanding immediately prior to the Effective Time shall be cancelled and the holders thereof shall cease to have any rights, except as otherwise provided for herein, including, without limitation, pursuant to the Assumption Agreement, or by applicable Law.

(g)          Conversion of Merger Sub Stock. As a result of the Merger, all of the common stock of Merger Sub shall be converted into common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Corporation following the Effective Time.

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(h)          Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i)          Lost Certificates. If any Inventergy Pre-Merger Securities Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, a certificate representing the Parent Securities to be issued hereunder shall be issued, in exchange for such lost, stolen or destroyed Certificate.

(j)          Appraisal and Dissenter’s Rights.

(i)          Each certificate formerly representing Inventergy Company Stock or Inventergy Series A Preferred Stock (“Dissenting Shares”) owned by the Inventergy Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 1.02(j)(ii)0, unless and until such Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares.

(ii)         No person who has validly exercised their appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any portion of the Parent Common Stock and/or Parent Series A Preferred Stock issuable in the Merger with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the DGCL. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder.

Section 1.03.         Closing; Effective Date; Effective Time.

(a)          Closing. Unless this Agreement shall have been terminated in accordance with Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic executed copies each ancillary agreement hereto and other certificates and documents to be delivered at Closing no later than the third Business Day (as defined in Section 8.06 below), after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto (the “Effective Date”). At the Effective Date, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

(b)          Effective Time. Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) the Certificate of Merger in accordance with the DGCL executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

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Section 1.04.         Certain Adjustments to Parent Capitalization. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, including, without limitation, the Reverse Split (as defined below), the Exchange Ratio shall be appropriately adjusted to provide to the Inventergy Securityholders the same economic effect as contemplated by this Agreement prior to such event.

Section 1.05.         Restrictions on Transfer. Each holder of Inventergy Pre-Merger Securities immediately prior to the Effective Date that is identified on Schedule 1.05 hereto, with respect to any Parent Securities that such holder receives pursuant to the Merger, shall enter into an addendum to their current “lock-up” agreement with Inventergy substantially in the form set forth in Exhibit B (collectively the “Lock Up Agreements”).

Section 1.06.         Governing Documents.

(a)          Surviving Corporation. By virtue of the Merger, (i) the certificate of incorporation of Merger Sub shall be at and after the Effective Time the certificate of incorporation of the Surviving Corporation, except the name of the Surviving Corporation shall be “Inventergy, Inc.” and (ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be at and after the Effective Time the by-laws of the Surviving Corporation.

(b)          Parent. As a condition to the completion of the Merger, (i) the Parent will file with the Secretary of State the Parent Amended and Restated Certificate of Incorporation, in the form set forth on Exhibit A which shall be effective at the Effective Time and will include a Certificate of Designations for the Parent Series A Preferred Stock and for the Parent Series B Preferred Stock (defined below) and (ii) the Parent will adopt amended and restated Bylaws, in the form to be mutually agreed upon by the Parties (the “Amended and Restated Bylaws”), which shall be effective at the Effective Time.

Section 1.07.         Directors and Officers. Each of the Parties hereto shall take all necessary action to effectuate the following actions contemplated in this Section 1.07:

(a)          Appointment of Directors and Officers of Surviving Corporation and eOn Business Subsidiary. The directors and officers listed in Schedule 1.07(a) hereto shall be the respective directors and officers of the Surviving Corporation and eon Business Subsidiary (as defined below), and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation.

(b)          Nominees to Stand for Election For Parent Directors. At the Effective Time, the Parent Board shall consist of six (6) members, comprised of five (5) members nominated by Parent and one (1) member to be nominated by the holders of a majority of the Inventergy Preferred Stock, which nominee will be considered “independent” pursuant to the rules of The Nasdaq Stock Exchange LLC (“Nasdaq”) and who shall initially be Robb Knie. The nominees listed in Schedule 1.07(b) (“Director Nominees”) shall be nominated to stand for election as directors of the Parent at the Special Meeting (as defined below) to be called in connection with the Merger to hold his or her respective directorship from and after the Effective Time until his or her successor has been elected and shall have been qualified in accordance with applicable Law, or as otherwise provided in the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of Parent.

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(c)          Appointment of Parent Officers. The officers listed in Schedule 1.07(c) hereto shall be the officers of Parent, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been appointed and shall have qualified in accordance with applicable Law, or as otherwise provided in the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of Parent.

(d)          Resignation of Former Parent Directors and Officers. On the Effective Date, the individuals listed on Schedule 1.07(d), constituting all of the directors and officers of Parent and Merger Sub as of immediately prior to the Closing shall resign from all their positions and offices effective as of the Effective Time.

Section 1.08.         Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Inventergy and Merger Sub (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

article ii.

Representations and Warranties of Inventergy

The following representations and warranties by Inventergy to Parent and Merger Sub are qualified by the Inventergy disclosure schedules, which set forth certain disclosures concerning Inventergy (the “Inventergy Disclosure Schedules”). Except as disclosed in the Inventergy Disclosure Schedules, Inventergy hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.01.         Organization, Standing, Subsidiaries, Etc.

(a)          Inventergy is a corporation duly organized and existing in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger, and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and Bylaws of Inventergy that have been delivered to Parent and Merger Sub prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)          Inventergy has no Subsidiaries (as defined in Section 8.06 below) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

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Section 2.02.         Qualification. Inventergy is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of Inventergy taken as a whole and/or prevent the consummation of the Merger (the “Condition of Inventergy”).

Section 2.03.         Capitalization. The authorized capital stock of Inventergy consists of 125,000,000 shares of Inventergy Common Stock, of which there are 11,505,039 shares of Inventergy Common Stock issued and outstanding (which number does not include shares issuable upon conversion or exercise of Inventergy Series A Preferred Stock, Inventergy Options or Inventergy Warrants), and 10,000,000 shares of Preferred Stock, of which 5,000,000 have been designated as Inventergy Series A-1 Preferred Stock, all of which are issued and outstanding, and of which 1,176,748 have been designated as Inventergy Series A-2 Preferred Stock, all of which are issued and outstanding, and such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. The offer, issuance and sale of such shares of Inventergy Common Stock and Inventergy Series A Preferred Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Inventergy Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law. Except as set forth on Schedule 2.03, Inventergy has no outstanding options, warrants, rights or commitments to issue Inventergy Common Stock or other Equity Securities (as defined below) of Inventergy, and there are no other outstanding securities convertible or exercisable into or exchangeable for Inventergy Common Stock or other Equity Securities of Inventergy. For purposes of this Agreement, “Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money (as defined below)) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

Section 2.04.         Indebtedness. Schedule 2.04 hereto contains a true and complete list of Inventergy’s Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness that represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of Inventergy, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money or (c) all such Indebtedness guaranteed by Inventergy or for which Inventergy is otherwise contingently liable. Furthermore, for purposes of this Agreement, “Indebtedness” shall mean any obligation of a Person which, under generally accepted accounting principles in the United States (“GAAP”), is required to be shown on the balance sheet of such Person as a liability. Any obligation secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”), shall be deemed to be Indebtedness, even though the underlying obligation is not assumed by Inventergy.

Section 2.05.         Inventergy Securityholders. Schedule 2.05 hereto contains a true and complete list of the names of the record owners of all of the outstanding Equity Securities of Inventergy, together with the number of securities held or to which such Person has rights to acquire. Except as set forth in Schedule 2.05, to the knowledge of Inventergy, there is no voting trust, agreement or arrangement among any of the beneficial holders of its Equity Securities affecting the nomination or election of directors or the exercise of the voting rights of Inventergy’s Equity Securities.

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Section 2.06.         Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of Inventergy and have been approved by the requisite vote of the Inventergy Stockholders, and, except as set forth in Schedule 2.06, all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken.

Section 2.07.         Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state Governmental Authority (as defined below) on the part of Inventergy required in connection with the consummation of the Merger (each a “Inventergy Required Governmental Approval”), except for the filing of the Certificate of Merger and the filing of and effectiveness and clearance of the Registration Statement/Proxy Statement (as defined below), shall have been obtained prior to, and be effective as of, the Closing.

Section 2.08.         Compliance with Laws and Instruments. The business and operations of Inventergy have been and are being conducted in compliance in all material respects with all applicable Laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of Inventergy. The execution, delivery and performance by Inventergy of the Merger Documents and the consummation by Inventergy of the transactions contemplated by this Agreement: (a) will not cause Inventergy to violate or contravene (i) any provision of applicable Law, (ii) any rule or regulation of any agency or government having jurisdiction over Inventergy or its property or assets, (iii) any order, judgment or decree of any court applicable to Inventergy or its property or assets, or (iv) any provision of the Certificate of Incorporation or Bylaws of Inventergy, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which Inventergy is a party or by which Inventergy or any of its properties is bound or affected, except (i) as to which Inventergy may obtain a consent which has been obtained and (ii) as would not have a material adverse effect on the Condition of Inventergy and (c) will not result in the creation or imposition of any Lien upon any property or asset of Inventergy. Inventergy is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Inventergy, any other material agreement or instrument to which Inventergy is a party or by which Inventergy or any of its properties is bound or affected.

Section 2.09.         Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Inventergy and are enforceable against Inventergy in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.10.         Broker’s and Finder’s Fees. Except as set forth in Schedule 2.10, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against Inventergy, Parent, Merger Sub or any Inventergy Stockholder or Parent Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, through any action of Inventergy.

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Section 2.11.         Financial Statements.

(a)          Parent has previously been provided with Inventergy’s (i) audited balance sheet (the “Inventergy Audited Balance Sheet”) as of December 31, 2012, (ii) audited statement of operations, accumulated deficits and cash flows and statement of stockholders’ equity for the year ended December 31, 2012 (the “Additional Audited Financial Statements”), (iii) unaudited balance sheet (the “Inventergy Unaudited Balance Sheet”) as of September 30, 2013 (the “Inventergy Balance Sheet Date”), and (iv) unaudited statements of operations, accumulated deficits and cash flows and statement of stockholders’ equity for the nine months ended September 30, 2013 and September 30, 2012 (the “Additional Unaudited Financial Statements” and, together with the Inventergy Audited Balance Sheet, Additional Audited Financial Statements, and Inventergy Unaudited Balance Sheet, the “Inventergy Financial Statements”). The Inventergy Financial Statements (a) have been prepared in accordance with the books and records of Inventergy, (b) present fairly in all material respects the financial condition of Inventergy at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods (except for the absence of notes and audit adjustments in the case of the Additional Unaudited Financial Statements).

(b)          Inventergy maintains accurate books and records reflecting its assets and liabilities and maintains and complies with a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) all of its transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (vi) accounts, notes and procedures are implemented to effect the collection thereof on a current and timely basis.

(c)          Inventergy maintains disclosure controls and procedures that have been designed to ensure that material information relating to Inventergy is made known to its principal executive officer and principal financial officer by others within Inventergy; and such disclosure controls and procedures are effective.

Section 2.12.         Absence of Undisclosed Liabilities. Except as set forth in Schedule 2.12, Inventergy has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Inventergy Financial Statements, (b) to the extent set forth on or reserved against in the Inventergy Financial Statements or the notes to the Inventergy Financial Statements or (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Inventergy Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of Inventergy.

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Section 2.13.         Changes. Except as set forth on Schedule 2.13, since the Inventergy Balance Sheet Date, Inventergy has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Inventergy Financial Statements and current liabilities incurred since the Inventergy Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of Inventergy, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of Inventergy other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Inventergy Financial Statements or its statement of operations for the period ended on the Inventergy Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 2.14.         Assets and Contracts.

(a)          Schedule 2.14(a) contains a true and complete list of all real property leased by Inventergy and of all tangible personal property owned or leased by Inventergy. All the real property listed in Schedule 2.14(a) is leased by Inventergy under valid leases enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by Inventergy, and Inventergy has not received any notice or claim of any such default by Inventergy. Inventergy does not own any real property.

(b)          Except as expressly set forth in Schedule 2.14(b) hereto, Inventergy is not a party to any written or oral agreement not made in the ordinary course of business that is material to Inventergy. Except as disclosed in Schedule 2.14(b) hereto Inventergy is not a party to any material written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Inventergy to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) other than as set forth in Schedule 2.14(a) hereto, lease or agreement under which Inventergy is lessee of or holds or operates any property, real or personal, owned by any other Person, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Inventergy or any present or former officer, director or stockholder of Inventergy, (viii) agreement obligating Inventergy to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act, or (xi) collective bargaining agreement. For purposes of this Agreement, an “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(c)          Except as disclosed in Schedule 2.14(c), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.14(a) or 2.14(b) requires the consent of any of the Parties thereto other than Inventergy to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby (each an “Inventergy Required Contractual Consent”).

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(d)          Inventergy has made available to Parent and Merger Sub true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.14(a) and 2.14(b), as well as any additional agreements or documents requested by Parent or Merger Sub. Inventergy has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.

Section 2.15.         Personnel. Inventergy has, to its knowledge, complied in all material respects with all Laws relating to the employment of labor, and Inventergy has encountered no material labor union difficulties. Except as set forth in Schedule 2.14(b), Inventergy is not under any obligation or liability to any officer, director, consultant or staff member of Inventergy.

Section 2.16.         Tax Returns and Audits.

(a)          All required federal, state, local and foreign Tax Returns (as defined below) of Inventergy have been accurately prepared and duly and timely filed, and all federal, state, local and foreign Taxes required to be paid with respect to the periods covered by such returns have been paid. Inventergy is not and has not been delinquent in the payment of any Tax. Inventergy has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of Inventergy’s Tax Returns has been audited by any Governmental Authority. The reserves for Taxes reflected on the Inventergy Financial Statements, if any, are and will be sufficient for the payment of all unpaid Taxes payable by Inventergy as of the Inventergy Balance Sheet Date. Since the Inventergy Balance Sheet Date, Inventergy has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Inventergy has withheld or collected the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Inventergy now pending, and Inventergy has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Inventergy is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. Inventergy has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign Law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. Inventergy (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

(b)          For purposes of this Agreement, the following terms shall have the meanings provided below:

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“Tax” or “Taxes” shall mean (A) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (B) any liability for the payment of any amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (C) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

Section 2.17.         Intellectual Property.

(a)          Schedule 2.17(a) sets forth a true and complete list of all trademark applications and registrations, all patent registrations and applications, registered copyrights and copyright applications, Internet domain names, websites, licenses, permissions, claims, software, databases and agreements relating to Inventergy Intellectual Property that are owned by Inventergy. As used herein, “Inventergy Intellectual Property” means (i) patents and patent applications in any and all jurisdictions, including but not limited to, patent disclosures, improvements, re-issues, continuations, continuations-in-part, renewals, re-examinations, extensions or divisions, (ii) registered and unregistered trademarks, service marks, trade dress, trade names, logos, corporate names, domain names and pending applications in any and all jurisdictions together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof in websites, writings, designs, software or other works in any and all jurisdictions, (iv) mask works and registrations and applications for registration thereof in any and all jurisdictions, (v) computer software, source code, object code, development documentation, programming tools, specifications, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, discoveries, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, methodology, models, algorithms, systems, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), marketing and business data, pricing and cost information, (vii) other intellectual property rights, including but not limited to claims or causes of actions arising out of or related to past, present or future infringement or misappropriation of the foregoing, (viii) rights under all agreements relating to the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

(b)          The Inventergy Intellectual Property is valid and enforceable, in whole and in part, and Inventergy has not undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of, or Inventergy’s entitlement to exclusively exploit such rights, or otherwise impair the conduct of the business.

(c)          Inventergy owns all right, title and interest in and to, or has valid and enforceable licenses to use the Inventergy Intellectual Property, which represents all intellectual property rights sufficient, necessary to the conduct of Inventergy’s business as now conducted, or as contemplated to be conducted.

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(d)          Except as set forth on Schedule 2.17(d), Inventergy has sole, exclusive, valid and unencumbered title to and has not granted any liens, mortgages or other encumbrances on such Inventergy Intellectual Property.

(e)          Inventergy has not received any written notices or other communications alleging that Inventergy (or any of its employees or consultants) has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity. To its knowledge, Inventergy Intellectual Property has not, does not, and will not interfere with, infringe upon, misappropriate or otherwise breach the rights of any third party.

(f)          No present or former employee of Inventergy owns any intellectual property created during their employment that relate to Inventergy’s business as now conducted or currently proposed to be conducted except for intellectual property rights that have been assigned to Inventergy. All work-product created or developed by current or former consultants of Inventergy have been assigned by such consultants to Inventergy pursuant to inventions assignment agreements, and all such consultants have granted licenses to Inventergy to the pre-existing intellectual property rights, if any, of such consultants necessary or desirable for the use of such work-product by Inventergy.

(g)          To the knowledge of Inventergy, no dispute exists which challenges the legality, validity or enforceability of any of Inventergy Intellectual Property, and to Inventergy’s knowledge, no circumstances or grounds exists that would give rise to such disputes.

Section 2.18.         Employee Benefit Plans.

(a)          Schedule 2.18 lists, with respect to Inventergy, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) material loans from Inventergy to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Inventergy Benefit Plans”). The term Inventergy Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Inventergy within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has any liability.

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(b)          Other than as would not reasonably be expected to result in a material adverse effect on the Condition of Inventergy, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Inventergy or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Inventergy Benefit Plan, (ii) each Inventergy Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Inventergy and each Inventergy ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Inventergy Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Inventergy or any Inventergy ERISA Affiliate to any Inventergy Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Inventergy is threatened, against or with respect to any such Inventergy Benefit Plan, including any audit or inquiry by the Internal Revenue Service (“IRS”), United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a material adverse effect on the Condition of Inventergy). Each Inventergy Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since inception.

(c)          Except as otherwise provided in this Agreement or as provided by applicable Law, with respect to Inventergy Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Inventergy is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Inventergy to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Inventergy, or (iii) accelerate the time of payment or vesting of options to purchase securities of Inventergy, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of Inventergy Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Inventergy Benefit Plan maintained by Inventergy provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Inventergy after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Inventergy nor any Inventergy ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

Section 2.19.         Title to Property Other than Inventergy Intellectual Property and Encumbrances. With respect to property other than Inventergy Intellectual Property, which is the subject of Section 2.17 above, and except as set forth on Schedule 2.19, Inventergy has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting licenses or leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens (as defined below) and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by Inventergy in its business. Without limiting the generality of the foregoing, Inventergy has good and indefeasible title to all of its properties and assets reflected in the Inventergy Financial Statements, except for property disposed of in the usual and ordinary course of business since the Inventergy Balance Sheet Date and for property held under valid and subsisting leases that are in full force and effect and that are not in default. For purposes of this Agreement, “Permitted Liens” shall mean (a) Liens for Taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation Laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of Inventergy that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by Inventergy in its business.

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Section 2.20.         Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Inventergy are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Inventergy’s business.

Section 2.21.         Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring Inventergy and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. Inventergy has not been refused any insurance coverage sought or applied for, and Inventergy has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of Inventergy. No suit, proceeding or action or, to the knowledge of Inventergy, threat of suit, proceeding or action has been asserted or made against Inventergy since its inception due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by Inventergy.

Section 2.22.         Litigation. There is no Action pending or, to the knowledge of Inventergy, threatened against or affecting Inventergy or its properties, assets or business, and after reasonable investigation, Inventergy is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such Action. Inventergy is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 2.23.         Licenses. Inventergy possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Inventergy to engage in the business currently conducted by it, all of which are in full force and effect.

Section 2.24.         Interested Party Transactions. Except as described on Schedule 2.24 hereto, to Inventergy’s knowledge, no officer, director or stockholder of Inventergy or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Inventergy has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Inventergy or (ii) purchases from or sells or furnishes to Inventergy any goods or services, or (b) a beneficial interest in any contract or agreement to which the Inventergy is a party or by which is bound.

Section 2.25.         Environmental Matters.

(a)          To the knowledge of Inventergy, Inventergy has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials (as defined below) on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws (as defined below).

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(b)          To the knowledge of Inventergy the historical and present operations of the business of Inventergy are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of Inventergy.

(c)          There are no material pending or, to the knowledge of Inventergy, threatened, demands, claims, information requests or notices of noncompliance or violation against or to Inventergy relating to any Environmental Law; and, to the knowledge of Inventergy, there are no conditions or occurrences on any of the real property used by Inventergy in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Inventergy, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of Inventergy.

(d)          To the knowledge of Inventergy, (i) Inventergy has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) Inventergy is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) Inventergy has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Inventergy.

(e)          For purposes of this Agreement, the following terms shall have the meanings provided below:

“Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local Law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

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“Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

Section 2.26.         Questionable Payments. Neither Inventergy nor any director, officer or, to the knowledge of Inventergy, agent, employee or other Person associated with or acting on behalf of Inventergy, has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entries on the books of record of any such corporations; (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (vi) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

Section 2.27.         Obligations to or by Inventergy Stockholders. Except as set forth in Schedule 2.27 hereto, Inventergy has no liability or obligation or commitment to any Inventergy Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Inventergy Stockholder, nor does any Inventergy Stockholder or any Affiliate or associate of an Inventergy Stockholder have any liability, obligation or commitment to Inventergy.

Section 2.28.         Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” Inventergy represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

Section 2.29.         Disclosure. There is no fact relating to Inventergy that Inventergy has not disclosed to Parent and Merger Sub in writing that has had or is currently having a material and adverse effect or, insofar as Inventergy can now foresee, will materially and adversely affect the Condition of Inventergy. No representation or warranty by Inventergy herein, no statement contained in any certificate furnished by Inventergy in connection herewith and no information disclosed in the schedules or exhibits hereto by Inventergy contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 2.30.         Books and Records.  The minute books and other similar records of Inventergy contain true, complete and correct records of all actions taken at any meetings of Inventergy, its stockholders, the Board of Directors of Inventergy or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of Inventergy accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Inventergy and have been maintained in accordance with good business and bookkeeping practices.

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Section 2.31         Form 8-K; Registration Statement; Proxy Statement/Prospectus.  Pursuant to Section 5.01 hereof, Parent has agreed to file the Signing Form 8-K (as defined below) and the Closing Form 8-K (as defined below), which forms Inventergy shall review and comment upon, and pursuant to Section 5.02 hereof, Inventergy has agreed to cooperate and assist Parent and their respective counsel in preparing the Registration Statement (as defined in Section 5.02) and the Proxy Statement/Prospectus (as defined in Section 5.02). None of the information provided by Inventergy to Parent for inclusion in the Signing Form 8-K or the Closing Form 8-K (collectively, the “Inventergy Form 8-K Disclosure”) at the time such Form 8-K’s are filed will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Inventergy Form 8-K Disclosure provided to Parent in connection with the Signing Form 8-K includes all information that constitutes, or could reasonably be expected to constitute, material non-public information regarding Inventergy received by any of the Buyers (as defined in the Parent SPA) from Inventergy or any of its officers, directors, affiliates or agents. None of the information provided by Inventergy to Parent for inclusion in the Registration Statement (the “Inventergy Registration Statement Disclosures”), at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the Securities and Exchange Commission (the “SEC”) or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information provided by Inventergy for inclusion in the Proxy Statement/Prospectus (the “Inventergy Proxy Statement/Prospectus Disclosures”), at the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to Parent Stockholders and at the time of the Special Meeting or any adjournment or postponement thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.31 will only apply to statements or omissions included in the Signing Form 8-K, the Closing Form 8-K, the Registration Statement or Proxy Statement/Prospectus (and, in each case, any amendment or supplement thereto) based upon information regarding Inventergy supplied to Parent in writing by Inventergy for use therein (it being understood that all other information in the Registration Statement and Proxy Statement/Prospectus (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to Inventergy are qualified by the Parent disclosure schedules, which set forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedules”). Except as disclosed in the Parent Disclosure Schedules, Parent and Merger Sub hereby jointly represent and warrant to Inventergy as follows:

Section 3.01.         Organization, Standing, Subsidiaries, Etc.

(a)          Parent and Merger Sub is each a corporation duly organized and existing in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its respective business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger, and to carry out the terms hereof and thereof. Copies of the certificates of incorporation and bylaws of Parent and Merger Sub that have been delivered to Inventergy prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)          Except as set forth on Schedule 3.01(b), neither Parent nor any Subsidiary of Parent have subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 3.02.         Qualification. Parent and Merger Sub is each duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, or results of operations of Parent and Merger Sub taken as a whole and/or prevent the consummation of the Merger (the “Condition of Parent”).

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Section 3.03.         Capitalization. The authorized capital stock of Parent and Merger Sub is as set forth on Schedule 3.03. All such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. The offer, issuance and sale of such securities were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable federal and state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such securities are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law. Except as set forth on Schedule 3.03, neither Parent nor Merger Sub has any outstanding options, warrants, rights or commitments to issue Equity Securities of Parent or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for Equity Securities of Parent or Merger Sub.

Section 3.04.         Indebtedness. Schedule 3.04 hereto contains a true and complete list of Indebtedness for Borrowed Money by Parent and Merger Sub.

Section 3.05.         Parent Stockholders. Parent has previously delivered to Inventergy a report by its transfer agent listing the names of the record owners of all of the outstanding shares of Parent Common Stock. Schedule 3.05 hereto contains a true and complete list of the names of the record owners of all outstanding Equity Securities of Parent other than shares of Common Stock, together with the number of securities held or to which such Person has rights to acquire. To the knowledge of Parent and Merger Sub, except as set forth on Schedule 3.05, there is no voting trust, agreement or arrangement among any of the beneficial holders of Equity Securities of Parent affecting the nomination or election of directors or the exercise of the voting rights of Equity Securities of Parent.

Section 3.06.         Corporate Acts and Proceedings.

(a)          The execution, delivery and performance of the Merger Documents have been duly authorized by the Board of Directors of Parent and Merger Sub and have been approved by Parent as the sole stockholder of Merger Sub, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken other than receipt of the Required Parent Vote (as defined below) and the receipt of confirmation that the Registration Statement has been declared effective by the SEC.

(b)          The Parent Board of Directors has by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and the Parent Stockholders; (iii) recommended to the Parent Stockholders (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the Parent Stockholders for their approval and adoption.

(c)          The approval of the holders of shares of Parent Common Stock and Series B Preferred Stock of Parent (the “Parent Series B Preferred Stock”) in accordance with the Parent’s certificate of incorporation is the only vote of the holders of any class or series of Parent Securities necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby (the “Required Parent Vote”).

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Section 3.07.         Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state Governmental Authority on the part of Parent or Merger Sub required in connection with the consummation of the Merger (each a “Parent Required Governmental Approval” and, together with the Inventergy Required Governmental Approval, the “Required Governmental Approvals”), except for the filing of Certificate of Merger, shall have been obtained prior to, and be effective as of, the Closing.

Section 3.08.         Compliance with Laws and Instruments. The business, products and operations of Parent and Merger Sub have been and are being conducted in compliance in all material respects with all applicable Laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of Parent. The execution, delivery and performance by Parent and Merger Sub of the Merger Documents and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement: (a) will not cause Parent or Merger Sub to violate or contravene (i) any provision of Law, (ii) any rule or regulation of any agency or government having jurisdiction over Parent, Merger Sub, or their respective property or assets, (iii) any order, judgment or decree of any court applicable to Parent, Merger Sub, or their respective property or assets, or (iv) any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of Parent and (c) will not result in the creation or imposition of any Lien upon any property or asset of Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Parent, any other material agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected.

Section 3.09.         Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Parent and Merger Sub and are enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.10.         Broker’s and Finder’s Fees. Neither Parent nor Merger Sub has entered into any agreement or arrangement or otherwise taken any action which would result in any Person having, or as a result of the transactions contemplated or described herein would have, any right or valid claim against Inventergy, Parent, Merger Sub or any Inventergy Stockholder or Parent Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 3.11.         SEC Filings and Parent Financial Statements.

(a)          Parent has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Parent with the SEC since January 1, 2008 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) and all certifications and statements required by Rules 13A-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) (collectively, the “Certifications”). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To Parent’s knowledge, the Certifications were each true and correct at the time such Certifications were filed. Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act. To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2008, except as otherwise disclosed in the Parent SEC Reports. As used in this Section 3.11, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)          The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financial Statements”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X, subject to, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X. Parent has no off-balance sheet arrangements, except as disclosed in the Parent SEC Reports. The Parent Financials, to the extent required for inclusion in the Proxy Statement/Prospectus, comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(c)          Neither Parent nor, to Parent’s knowledge, any manager, director, officer or employee of Parent has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. To Parent’s knowledge, no attorney representing Parent, whether or not employed by Parent, has reported evidence of any violation of any securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of Parent.

(d)          Parent maintains accurate books and records reflecting its assets and liabilities and maintains and complies with a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) all of its transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (vi) accounts, notes and procedures are implemented to effect the collection thereof on a current and timely basis.

(e)          Merger Sub has never been subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 3.12.         Absence of Undisclosed Liabilities. Neither Parent nor Merger Sub has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent Financial Statements, (b) to the extent set forth on or reserved against in the Parent Financial Statements or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since October 31, 2013 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement identified in the Parent Disclosure Schedules.

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Section 3.13.         Changes. Except as set forth on Schedule 3.13, since the Parent Balance Sheet Date, neither Parent nor Merger Sub has (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and the Parent SPA (as defined below) and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Financial Statements and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Financial Statements or its statement of income for the period ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.14.         Assets and Contracts.

(a)          Schedule 3.14(a) contains a true and complete list of all real property leased by Parent and of all tangible personal property owned or leased by Parent. All the real property listed in Schedule 3.14(a) is leased by Parent under valid leases enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by Parent, and Parent has not received any notice or claim of any such default by Parent. None of Parent or Merger Sub owns any real property.

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(b)          Except as expressly set forth in Schedule 3.14(b) hereto, neither Parent nor Merger Sub is a party to any written or oral agreement not made in the ordinary course of business that is material to Parent or Merger Sub. Except as disclosed in Schedule 3.14(b) hereto neither Parent nor Merger Sub is a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent or Merger Sub to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) other than as set forth in Schedule 3.14(a) hereto, lease or agreement under which Parent or Merger Sub is lessee of or holds or operates any property, real or personal, owned by any other Person, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or Merger Sub or any present or former officer, director or stockholder of Parent or Merger Sub, (viii) agreement obligating Parent or Merger Sub to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act, or (xi) collective bargaining agreement.

(c)          Except as disclosed in Schedule 3.14(c), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 3.14(a) or 3.14(b) requires the consent of any of the parties thereto other than Parent or Merger Sub to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby (each a “Parent Required Contractual Consent” and, together with the Inventergy Required Contractual Consents, the “Required Contractual Consents”).

(d)          Parent has made available to Inventergy true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 3.14(a) and 3.14(b), as well as any additional agreements or documents requested by Inventergy. Parent and Merger Sub in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.

Section 3.15.         Personnel. Each of Parent and Merger Sub have, to Parent’s knowledge, complied in all material respects with all Laws relating to the employment of labor, and each of Parent and Merger Sub have encountered no material labor union difficulties. Except as set forth in Schedule 3.15 hereto, other than pursuant to ordinary arrangements of compensation to personnel, neither Parent nor Merger Sub is under any obligation or liability to any officer, director, consultant or staff member of Parent or Merger Sub.

Section 3.16.         Tax Returns and Audits.

(a)          Except as set forth on Schedule 3.16, all required federal, state, local and foreign Tax Returns (as defined below) of Parent and Merger Sub have been accurately prepared and duly and timely filed, and all federal, state, local and foreign required to be paid with respect to the periods covered by such returns have been paid. Neither Parent nor Merger Sub is and have not been delinquent in the payment of any Tax. Neither Parent nor Merger Sub has had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of Parent or Merger Sub’s federal income Tax Returns have been audited by any Governmental Authority. The reserves for Taxes reflected on the Parent Financial Statements, if any, are and will be sufficient for the payment of all unpaid Taxes payable by Parent or Merger Sub as of the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, Parent and Merger Sub has made adequate provisions on its respective books of account for all Taxes with respect to its business, properties and operations for such period. Each Parent and Merger Sub has withheld or collected the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent or Merger Sub now pending, and neither Parent nor Merger Sub has received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither Parent nor Merger Sub is obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. Neither Parent nor Merger Sub has agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign Law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. Neither Parent nor Merger Sub (i) is a party to, nor is it bound by or obligated under, any Tax Sharing Agreements and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

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Section 3.17.         Intellectual Property.

(a)          Schedule 3.17 sets forth a true and complete list of all trademark applications and registrations, all patent registrations and applications, registered copyrights and copyright applications, Internet domain names, websites, licenses, permissions, claims, software, databases and agreements relating to Intellectual Property that are owned by Parent or Merger Sub (collectively “Parent Intellectual Property”).

(b)          The Parent Intellectual Property is valid and enforceable, in whole and in part, and neither Parent nor Merger Sub has undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of, or Parent or Merger Sub’s entitlement to exclusively exploit such rights, or otherwise impair the conduct of the business.

(c)          Parent or Merger Sub, as applicable, owns all right, title and interest in and to, or has valid and enforceable licenses to use the Parent Intellectual Property, which represents all intellectual property rights sufficient, necessary or desirable to the conduct of the business of Parent and Merger Sub as now conducted, or as contemplated to be conducted.

(d)          Parent and/or Merger Sub have sole, exclusive, valid and unencumbered title to and has not granted any liens, mortgages or other encumbrances on such Parent Intellectual Property.

(e)          Except as set forth on Schedule 3.17(e) hereto, neither Parent nor Merger Sub has received any written notices or other communications alleging that either Parent or Merger Sub (or any of their respective employees or consultants) has violated or, by conducting their respective businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity. To its knowledge, Parent Intellectual Property has not, does not, and will not interfere with, infringe upon, misappropriate or otherwise breach the rights of any third party.

(f)          No present or former employee of Parent or Merger Sub owns any intellectual property created during their employment that relate to Parent or Merger Sub’s business as now conducted or currently proposed to be conducted except for intellectual property rights that have been assigned to Parent and/or Merger Sub. All work-product created or developed by current or former consultants of Parent or Merger Sub have been assigned by such consultants to Parent and/or Merger Sub pursuant to inventions assignment agreements, and all such consultants have granted licenses to Parent and/or Merger Sub to the pre-existing intellectual property rights, if any, of such consultants necessary or desirable for the use of such work-product by Parent and/or Merger Sub.

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(g)          Except as set forth on Schedule 3.17(e) hereto, no dispute exists which challenges the legality, validity or enforceability of any of Parent Intellectual Property, and to Parent’s knowledge, no circumstances or grounds exists that would give rise to such disputes.

(h)          There are no disputes by Parent or Merger Sub asserted against any third party, neither Parent nor Merger Sub has sent any notice of any such dispute, and no circumstances or grounds exist upon which Parent or Merger Sub could assert any such claim as pertaining to the Parent Intellectual Property.

Section 3.18.         Employee Benefit Plans.

(a)          Schedule 3.18 lists, with respect to Parent and Merger Sub, (i) all employee benefit plans (as defined in Section 3(3) of ERISA, (ii) material loans from Parent or Merger Sub to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Parent Benefit Plans”). The term Parent Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is an ERISA Affiliate has any liability.

(b)          Other than as would not reasonably be expected to result in a material adverse effect on the Condition of Parent, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Parent or Merger Sub or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Parent Benefit Plan, (ii) each Parent Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Parent and each Parent ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Parent or any Parent ERISA Affiliate to any Parent Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS, the DOL or other Governmental Authority (other than as would not result in a material adverse effect on the Condition of Parent). Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since inception.

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(c)          Except as otherwise provided in this Agreement or as provided by applicable Law, with respect to Parent Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Parent or Merger Sub is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Parent or Merger Sub to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Parent or Merger Sub, or (iii) accelerate the time of payment or vesting of options to purchase securities of Parent or Merger Sub, or increase the amount of compensation due any such employee, director or consultant.

(d)          None of Parent Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)          No Parent Benefit Plan maintained by Parent provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Parent after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)          Neither Parent nor any Parent ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) ”multiemployer plan” as defined in Section 3(37) of ERISA or (iii) ”multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

Section 3.19.         Title to Property and Encumbrances. Parent and Merger Sub have good, valid and indefeasible marketable title to all properties and assets used in the conduct of their respective business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by Parent or Merger Sub, as applicable, in their respective business. Without limiting the generality of the foregoing, Parent and Merger Sub has good and indefeasible title to all of their respective properties and assets reflected in the Parent Financial Statements, except for property disposed of in the usual and ordinary course of business since the Parent Balance Sheet Date and for property held under valid and subsisting leases that are in full force and effect and that are not in default.

Section 3.20.         Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by Parent or Merger Sub are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the business or Parent and/or Merger Sub, as applicable.

Section 3.21.         Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring Parent and Merger Sub and their respective properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. Neither Parent nor Merger Sub has been refused any insurance coverage sought or applied for, and neither Parent nor Merger Sub has reason to believe that it will be unable to renew its respective existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of Parent or Merger Sub. Except as set forth on Schedule 3.21 hereto, there is no Action pending or, to the knowledge of Parent, threatened Action asserted or made against Parent or Merger Sub due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by Parent or Merger Sub.

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Section 3.22.         Litigation. Except as disclosed in Schedule 3.22 hereto, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or its properties, assets or business, and after reasonable investigation, neither Parent nor Merger Sub is aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such Action. Neither Parent nor Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.23.         Licenses. Parent and Merger Sub each possess from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Parent and Merger Sub to engage in the business currently conducted by it, all of which are in full force and effect.

Section 3.24.         Interested Party Transactions. Except as described on Schedule 3.24 hereto, to Parent’s knowledge, no officer, director or Principal Stockholder (as defined below) of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Parent has either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which is bound. The term Principal Stockholder with respect to a Person means a registered owner of ten percent (10%) or more of the total outstanding Equity Securities of a Person.

Section 3.25.         Environmental Matters.

(a)          Except as described on Schedule 3.25 hereto, to the knowledge of Parent, neither Parent nor Merger Sub has ever generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)          To the knowledge of Parent, the historical and present operations of the business of Parent and Merger Sub are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of Parent.

(c)          There are no material pending or, to the knowledge of Parent and Merger Sub, threatened, demands, claims, information requests or notices of noncompliance or violation against or to Parent or Merger Sub relating to any Environmental Law; and, to the knowledge of Parent, there are no conditions or occurrences on any of the real property used by Parent or Merger Sub in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Parent or Merger Sub, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of Parent.

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(d)          Except as described on Schedule 3.25 hereto, to the knowledge of Parent and Merger Sub, (i) neither Parent nor Merger Sub has sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) neither Parent nor Merger Sub is involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) Parent and Merger Sub has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Parent.

Section 3.26.         Questionable Payments. Neither Parent nor Merger Sub nor any director, officer or, to the knowledge of Parent, agent, employee or other Person associated with or acting on behalf of Parent or Merger Sub, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the FCPA.

Section 3.27.         Obligations to or by Parent and/or Subsidiary Stockholders. Except as set forth in Schedule 3.27 hereto, neither Parent nor any Subsidiary has any liability or obligation or commitment to any Parent and/or Subsidiary Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any stockholder of a Parent or any Subsidiary or any Affiliate or associate of such stockholder of a Parent or and Subsidiary have any liability, obligation or commitment to Parent and/or any Subsidiary.

Section 3.28.         Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” Parent and Merger Sub represent and warrant that each of them has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

Section 3.29.         Disclosure. There is no fact relating to Parent or Merger Sub that Parent and Merger Sub have not disclosed to Inventergy in writing that has had or is currently having a material and adverse effect or, insofar as Parent and Merger Sub can now foresee, will materially and adversely affect the Condition of Parent. No representation or warranty by Parent and Merger Sub herein, no statement contained in any certificate furnished by Parent or Merger Sub in connection herewith and no information disclosed in the schedules or exhibits hereto by Parent and Merger Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading

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Section 3.30.         Registration Statement; Proxy Statement/Prospectus.  The Registration Statement, at the time the Registration Statement (and any amendment or supplement thereto) is filed, at the time the Registration Statement (and any amendment or supplement thereto) is declared effective by the SEC and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, at the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to Parent Stockholders and at the time of the Special Meeting or any adjournment or postponement thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.30 will not apply to statements or omissions included in the Registration Statement or Proxy Statement/Prospectus (and, in each case, any amendment or supplement thereto) based upon the Inventergy Registration Statement Disclosures or the Inventergy Proxy Statement/Prospectus Disclosures (collectively, the “Inventergy Disclosures”) (it being understood that all other information in the Registration Statement and Proxy Statement/Prospectus (and, in each case, any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Registration Statement and Proxy Statement/Prospectus (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 3.31.         Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

Section 3.32.         Restrictions on Business Activities.  Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Parent or Merger Sub which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Parent or Merger Sub; or (ii) any acquisition of any Person or property by the Parent or Merger Sub.

Section 3.33.         Books and Records.  The minute books and other similar records of Parent and Merger Sub contain true, complete and correct records of all actions taken at any meetings of Parent and Merger Sub, its stockholders, the Board of Directors of Parent and Merger Sub or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of Parent and Merger Sub accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Parent and Merger Sub and have been maintained in accordance with good business and bookkeeping practices.

Section 3.34.         Interested Party Transactions.  Since January 1, 2012, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.35.         Transition Agreement. The transactions contemplated in that certain transition agreement by and among Parent and certain of its Subsidiaries dated the same date as this Agreement (the “Transition Agreement”) when consummated in accordance with the terms of the Transition Agreement, will be consummated in accordance with applicable Laws. Parent shall have obtained all Parent Required Consents and Required Governmental Approvals in connection with the transactions contemplated by the Transition Agreement.

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ARTICLE IV.

COVENANTS

Section 4.01.         Conduct of Businesses Pending the Merger.

(a)          Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.01 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 4.01 of the Inventergy Disclosure Schedule with respect to Inventergy or Schedule 4.01 of the Parent Disclosure Schedule with respect to the Parent, respectively, (i) Inventergy and Parent shall conduct their respective business, in all material respects in the ordinary course of business as contemplated to be conducted or consistent with past practice and (ii) Inventergy and Parent shall use its respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its respective directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its respective assets, all as consistent with past practice; provided, however, Inventergy may create one or more wholly-owned subsidiaries during the Executory Period and transfer to such wholly-owned subsidiaries portions of the assets held by Inventergy. Without limiting the foregoing, Parent agrees to use its commercially reasonable efforts to timely file all Parent SEC Reports required to be filed during the Executory Period.

(b)          Without limiting the generality of the foregoing clause (a), except (x) as contemplated by the terms of this Agreement (including the proposed Reverse Split (as defined below) and the Parent Stockholder Dividend (as defined below), the Transition Agreement, or the securities purchase agreement by and among Parent and those certain buyers of preferred stock of Parent and warrants to purchase Parent Common Stock dated as of December 17, 2013 (the “Parent SPA”), (y) as such action is in the ordinary course of business consistent with past practice in all material respects or (z) as set forth on Schedule 4.01 of the Inventergy Disclosure Schedule with respect to Inventergy or Schedule 4.01 of the Parent Disclosure Schedule with respect to the Parent, respectively, during the Executory Period, neither Inventergy nor Parent will, without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i)          amend, waive or otherwise change, in any respect, its respective Certificate of Incorporation, as amended;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock, or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or other securities or equity interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v)          increase the wages, salaries or compensation of any of its employees by more than five percent (5%) or increase bonuses for the foregoing individuals in excess of five percent (5%) other than as contemplated by existing employment agreements or arrangements, or make commitments to advance with respect to bonuses for fiscal year 2013 or 2014, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Inventergy Benefit Plan or Parent Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Inventergy Benefit Plan or Parent Benefit Plan in effect on the date of this Agreement;

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(vi)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Inventergy Intellectual Property or Parent Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)      terminate or waive or assign any material right under any Inventergy Material Contract or Parent Material Contract (each as would be required to be filed as an exhibit to a Form 10-K) or enter into any contract (A) involving amounts potentially exceeding $100,000 or (B) that would be an Inventergy Material Contract or Parent Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          except as contemplated in Section 4.01(a), establish any Subsidiary or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Inventergy or Parent in an amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the outside auditors of Inventergy or Parent, as applicable;

(xiii)      waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, either Inventergy or Parent) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Inventergy Financial Statements or Parent Financial Statements, as applicable;

(xiv)        close or materially reduce the respective activities of Inventergy or Parent, as applicable, or effect any layoff or other Inventergy-initiated or Parent initiated personnel reduction or change, at any of their respective facilities;

(xv)         acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi)        make capital expenditures in excess of $300,000;

(xvii)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xviii)     voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xix)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)         enter into any agreement, understanding or arrangement with respect to the voting of the capital equity of Inventergy and/or Parent or Merger Sub;

(xxi)        take any action that would reasonably be expected to delay or impair the obtaining of any Required Governmental Approval or any Required Contractual Consent to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with an Affiliate; or

(xxiii)     authorize or agree to do any of the foregoing actions.

Section 4.02.         Access and Information; Confidentiality.

(a)          Between the date of this Agreement and the Closing, Inventergy, on the one hand, and Parent, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Inventergy, on the one hand, and Parent, on the other hand, respectively, and its respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”), at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountant, if any) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 4.02(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b)          Except as expressly contemplated by this Agreement, including the disclosures contemplated by Article V of this Agreement, all information obtained by Inventergy, on the one hand, and Parent, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Non-Disclosure Agreement, effective September 11, 2013, among Inventergy, Parent and the other party signatory thereto (the “Confidentiality Agreement”).

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Section 4.03.         No Solicitation.

(a)          For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement, including the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of Inventergy or Parent on the one hand and any third Person on the other hand, or acquisition or purchase of assets of Inventergy or Parent representing 50% or more of such Person’s assets or business.

(b)          During the Executory Period, in order to induce Inventergy and Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither Inventergy nor Parent, shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Inventergy or Parent to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Inventergy or Parent, the approval of this Agreement or the Merger or Parent Board’s recommendation that Parent Stockholders adopt this Agreement, unless in the reasonable determination of Parent’s Board of Directors, after consultation with its legal counsel, that the failure to take such action would likely result in a violation of the Parent Board of Directors’ fiduciary duties, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which Inventergy or Parent is a party. Without limiting the foregoing, each Party agrees that it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.03 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.03.

(c)          Each Party shall notify the other Party hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

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Section 4.04.         Notification of Certain Matters. Each of Inventergy, on one hand, and each of Parent and Merger Sub, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of Inventergy or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of Inventergy or Parent, as applicable, or any of their Affiliates with respect to the consummation of Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 4.04 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

Section 4.05.         Further Assurances.

(a)          Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto, to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any Required Governmental Approval, each of Inventergy and Parent agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Inventergy and Parent shall take all such necessary action.

(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Merger or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Inventergy and Parent shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided however, that any obligations under this Section 4.05(b) shall be limited to the extent required to preserve attorney-client privilege.

(c)          Prior to the expiration of the Executory Period, each of Inventergy and Parent shall use its commercially reasonable efforts to obtain any Required Contractual Consents as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, however, that Parent shall, upon the Closing, reimburse Inventergy for all costs associated with obtaining Inventergy Required Contractual Consents. Notwithstanding anything herein to the contrary, neither Inventergy nor Parent shall be required to agree to any term, condition or modification with respect to obtaining any Required Governmental Approval or Required Contractual Consents in connection with the Merger and consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in an material adverse effect in the Condition of Inventergy or the Condition of Parent.

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ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.         Public Filings and Announcements.

(a)          Notwithstanding the provisions of Section 4.02(b), as promptly as practicable after the date of this Agreement, Inventergy and Parent shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). As promptly as practicable after the voting results at the Special Meeting are known, Inventergy and Parent shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the Merger (“Closing Press Release”).

(b)          Concurrently with the issuance of the Signing Press Release, Parent shall file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Form 8-K”). Prior to filing the Signing Form 8-K, Parent shall provide a draft for Inventergy to review and comment upon (which comments shall be reasonably considered by Parent prior to filing the Signing Form 8-K with the SEC). As promptly as practicable after the voting results at the Special Meeting are known, Parent shall prepare a draft Form 8-K reporting such results, and reporting the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by Inventergy and its accountant, and such other information that may be required to be disclosed with respect to such results, including the Merger, if applicable, in any report or form to be filed with the SEC (“Closing Form 8-K”), which Inventergy shall review and comment upon (which comments shall be reasonably considered by Parent prior to filing the Closing Form 8-K with the SEC). Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Form 8-K with the SEC.

(c)          Inventergy and Parent agree that except as contemplated in this Section 5.01 and Section 5.02, no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their Affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Inventergy or Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with and do not provide any additional material information than previous public releases or announcements made by Inventergy and Parent in compliance with this Agreement.

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Section 5.02.         Registration Statement; Proxy Statement/Prospectus.

(a)          As soon as practical after the later of (i) the date of this Agreement and (ii) the date that Inventergy’s Financial Statements (together with any required pro forma financial statement), have been prepared by Inventergy’s auditors, (x) Parent, with Inventergy’s cooperation and assistance, shall prepare and Parent shall file with the SEC a registration statement on Form S-4 (or other appropriate form), which shall include the Proxy Statement/Prospectus (as defined below), for the purpose of registering the shares of Parent Common Stock to be issued to Inventergy Stockholders pursuant to the Merger (the “Registration Statement”), and (y) Parent shall prepare and file with the SEC a proxy statement on Schedule 14A, including the Proxy Statement/Prospectus, for the purpose of, among other things, soliciting proxies from the Parent Stockholders to vote, at a meeting of the Parent Stockholders to be called for such purpose (the “Special Meeting”), in favor of, among other things, (1) providing for the issuance of all of the Securities (as defined in the Parent SPA), including, without limitation, the issuance of Parent Series B Preferred Stock with the rights and preferences set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Parent, warrants to purchase Parent Common Stock (the “Parent Warrants”), the Parent Common Stock issuable upon conversion of the Parent Series B Preferred Stock and the Parent Common Stock issuable upon exercise of the Parent Warrants, as described in the Parent SPA and in accordance with applicable Law, the provisions of the Parent Bylaws and the rules and regulations of Nasdaq without giving effect to the Exchange Cap (as such term is defined in Parent’s Certificate of Designations of the Series B Preferred Stock) (the “Parent SPA Issuance Proposal”,) (2) the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, including, without limitation, the issuance of Parent Securities to the Inventergy Securityholders (the “Merger Proposal”); (3) approve the Amended and Restated Certificate of Incorporation (the “Charter Amendment Proposals”), which amendments shall include, without limitation, (A) changing the name of the Parent to “Inventergy Holdings, Inc.” and (B) effecting a reverse split of the Parent Common Stock in a ratio between one-for-three and one-for-five (the “Reverse Split”); (4) the election of the Director Nominees to hold his or her respective office from and after the Effective Time until his or her successor shall have been elected and shall have been qualified in accordance with applicable Law (the “Director Nominee Proposal”); (5) assumption of the Inventergy 2013 Stock Incentive Plan, as amended (the “Incentive Plan Proposal”); (6) any other proposals the Parties deem necessary to effectuate the effectiveness of the Registration Statement; and (7) an adjournment proposal (the “Adjournment Proposal” and, together with the Parent SPA Issuance Proposal, the Merger Proposal, the Charter Amendment Proposals, the Director Nominee Proposal, and the Incentive Plan Proposal, the “Parent Stockholder Proposals”). For purposes of this Agreement, “Proxy Statement/Prospectus” means the letter to the Parent Stockholders, the notice of meeting, the proxy statement and forms of proxies to be distributed to the Parent Stockholders in connection with the Merger and the transactions contemplated by this Agreement, the prospectus relating to the exchange of Inventergy Pre-Merger Securities for Parent Securities and any additional solicitation materials required to be filed with the SEC in connection therewith.

(b)          Inventergy acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding Inventergy and its management, operations and financial condition. Accordingly, Inventergy agrees to promptly provide Parent with the information concerning Inventergy, its management and operations and financial condition required to be included in the Proxy Statement/Prospectus and the Registration Statement. Inventergy shall make its directors, officers and employees available to Parent and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus or the Registration Statement from the SEC. Prior to the filing of the Registration Statement and Proxy Statement/Prospectus with the SEC and each amendment thereto, Inventergy shall confirm in writing to Parent and its counsel that it has reviewed the Registration Statement and Proxy Statement/Prospectus (and each amendment thereto) and approved any information provided by Inventergy.

(c)          Parent, with the assistance of Inventergy, shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon after filing as practicable. Parent, with the assistance of Inventergy, shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall use commercially reasonable efforts to address all comments to the Proxy Statement/Prospectus made by the SEC under the Exchange Act as soon as practicable.

(d)          Inventergy shall bear all reasonable expenses of the Registration Statement and the Proxy Statement/Prospectus, including fees and expenses, if any, of legal counsel or other advisors.

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(e)          Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” Laws and the rules and regulations thereunder.

(f)          Parent will advise Inventergy, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement has been filed, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise Inventergy, promptly after it receives notice thereof, of the time when the SEC has advised Parent it has no further comments with respect to the Registration Statement or Proxy Statement/Prospectus (“SEC Clearance”) or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement/Prospectus shall be filed prior to Parent providing a draft of such filing to Inventergy for review and comment, with reasonable time to do so (which comments Parent will reasonably consider prior to making any such filing with the SEC).

(g)          If at any time prior to the Effective Time, any information relating to Parent or Inventergy, or any of their respective subsidiaries, Affiliates, officers or directors, should be discovered by Parent or Inventergy, as applicable, that should be set forth in an amendment or supplement to the Registration Statement, and/or the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.

Section 5.03.         Special Meeting; Proxy.

(a)          As promptly as practicable following SEC Clearance, Parent, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)          duly call, give notice of, convene and hold the Special Meeting for the purposes of considering and taking action upon the Parent Stockholder Proposals;

(ii)         use commercially reasonable efforts to solicit the approvals required of the Parent Stockholders; and

(iii) include in the Proxy Statement/Prospectus (A) the Board of Directors’ recommendation to the stockholders of Parent that they vote in favor of all Parent Stockholder Proposals and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement.

(b)          Notwithstanding the foregoing, Parent may adjourn or postpone the Special Meeting as and to the extent required by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Proxy Statement/Prospectus is declared effective by the SEC.

(c)          If, prior to the Effective Time, any event occurs with respect to Inventergy or Parent, or any change occurs with respect to other information supplied by Inventergy or Parent for inclusion in the Proxy Statement/Prospectus, each of Parent and Inventergy shall promptly notify the other party of such event, and Inventergy and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus and, as required by Law, in disseminating the information contained in such amendment or supplement to the Parent Stockholders; and promptly transmit any amendment or supplement to the Parent Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus.

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Section 5.04.         Option Plan. Inventergy has established, and Parent shall assume at the Effective Time, an incentive option or other equity plan for the directors, employees and consultants of Parent in substantially the form attached as Exhibit C (the “Incentive Plan”), which includes grant documentation. Parent shall use commercially reasonable efforts to obtain all necessary approval and authorization from the Parent Stockholders for the Incentive Plan including, without limitation, the Incentive Plan Proposal in the Proxy Statement/Prospectus. Such Incentive Plan shall generally provide for a four (4) year vesting period. The number of shares of Parent Common Stock authorized and reserved for issuance under the Incentive Plan shall be no less than 2,050,000 of the Parent Common Stock on a fully diluted basis as of the time immediately after the Effective Time.

Section 5.05.         Reservation of Parent Common Stock. Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and/or delivery (i) the number of shares of Parent Common Stock and Parent Series A Preferred Stock as shall be required for issuance and delivery of the Parent Securities issuable in accordance with Section 1.02, (ii) the number of shares of Parent Common Stock to be reserved for issuance upon exercise or conversion of the Parent Series A Preferred Stock, Parent Series B Preferred Stock, Parent Warrants and Parent Options and (iii) the number of shares of Common Stock reserved under the Incentive Plan.

Section 5.06.         Parent Filing. Promptly after the Effective Time, but in no event later than thirty (30) days after the Closing, Parent shall file a registration statement on Form S-8 to register the Parent Common Stock to be issued under the Incentive Plan.

Section 5.07.         [Reserved]

Section 5.08.         Indemnification of Directors and Officers.

(a)          Each Party agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of a Party as provided in its respective Certificate of Incorporation or Bylaws or in any agreement shall survive the Merger and shall continue in full force and effect. To give effect to the foregoing, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of each Party’s Certificate of Incorporation and Bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of a Party with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of a Party, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

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(b)          From and after the Effective Time, Parent and the Surviving Corporation shall continue to indemnify and hold harmless each present and former director, officer or employee of each Party (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”), pursuant to the terms of an Indemnification Agreement to be prepared by Inventergy, against any damages incurred in connection with any Action arising out of or pertaining to any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of a Party) or any Action instituted by any Indemnified Person to enforce this Section 5.08, including, in each case, the advancing of expenses to the fullest extent permitted under applicable Law; provided, however, that the Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to Parent to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(c)   Prior to the Effective Time, Inventergy shall purchase, and for a period of six (6) years following the Effective Time Parent shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Indemnified Persons for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are (i) no less advantageous than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Inventergy as of the date of this Agreement and (ii) no less advantageous than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Parent as of the date of this Agreement.

(d)  The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the amended and restated Certificate of Incorporation and Bylaws of a Party, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 5.08 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.08. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to a Party or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09.         Reorganization. Neither Inventergy nor Parent shall knowingly take, and shall use their respective commercially reasonable efforts not to permit any Affiliate of Inventergy or Parent, as applicable, to take, any actions that could prevent the Merger from being treated as a “reorganization” within the meaning of Section 368 of the Code.

Section 5.10.         Senior Note Guaranty and Supplement to Security Agreement. As of the Effective Date, Parent shall execute, and Parent shall cause eOn Business Subsidiary and each other direct and indirect subsidiary of Parent, if any, to execute, those certain Guaranty and Supplement to Security Agreement in the forms attached hereto as Exhibits D and E, respectively, of even date therewith (respectively, the “Senior Note Guaranty” and the "Supplement to Security Agreement"), relating to the Senior Secured Notes (the “Inventergy Notes”) due May 10, 2018 issued by Inventergy to certain investors in the initial principal amount of $5 million pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated May 10, 2013, by and between Inventergy and the investors listed on the signature pages attached thereto (the “Senior Note Purchase Agreement”).

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Section 5.11.         Assumption Agreement. As of the Effective Date, Inventergy and Parent shall execute and deliver that certain Assumption Agreement in the form attached hereto as Exhibit F of even date therewith (the “Assumption Agreement”), pursuant to which Parent agrees to assume certain obligations of Inventergy as set forth therein.

Section 5.12.         Note Amendment. As of the Effective Date, Inventergy shall execute and deliver to the holders of the Inventergy Notes that certain Letter Amendment Agreement in the form attached hereto as Exhibit G of even date therewith, amending the Inventergy Notes as set forth therein.

ARTICLE VI.
Conditions to Parties’ Obligations

Section 6.01.         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Date, of the following conditions:

(a)          Stockholder Approval. The Required Parent Vote shall have been obtained in accordance with the DGCL and Parent’s certificate of incorporation, as amended, and the rules and regulations of Nasdaq. In addition, each Parent Stockholder Proposal shall have been approved at the Special Meeting. Notwithstanding anything to the contrary contained herein, the requirement for approval of the Parent SPA Issuance Proposal may not be waived hereunder.

(b)          Required Governmental Approvals and Required Contractual Consents. All Required Governmental Approvals and all Required Contractual Consents shall have been obtained.

(c)          No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d)          Effective Registration Statement; Nasdaq Listing. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” Laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Parent Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect and such shares of Parent Common Stock shall have been approved for listing on Nasdaq.

(e)          Incentive Plan. Parent’s Board of Directors and Parent Stockholders shall have adopted the Incentive Plan.

(f)          Transition Agreement. The transactions contemplated by the Transition Agreement shall have been consummated.

(g)          New eOn Subsidiary. A new Subsidiary shall have been formed by Parent, which shall be named “eOn Communications Systems, Inc.” (the “eOn Business Subsidiary”).

(h)          Parent Stockholder Dividend. Parent shall have declared, and set aside funds for the payment of, a special dividend in the aggregate amount of $1,650,000, to Parent Stockholders of record on the date that is at least ten (10) days prior to the date established by the Board for the conduct of the Special Meeting (for clarity without the necessity of establishment of a new record date in the event of the adjournment or postponement of the Special Meeting), which dividend shall be payable within three (3) Business Days after the Effective Time (the “Parent Stockholder Dividend”).

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(i)          Senior Note Guaranty and Supplement to Security Agreement. Each of Parent, eOn Business Subsidiary and each other direct and indirect subsidiary of Parent, if any, shall have duly executed and delivered (i) the Senior Note Guaranty to the Senior Note holders and (ii) the Supplement to Security Agreement to Hudson Bay IP Opportunities Master Fund, LP , in its capacity as Collateral Agent for the investors listed on the signature pages attached to the Senior Note Purchase Agreement.

(j)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

Section 6.02.         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction by Inventergy or waiver by Parent, at or prior to the Effective Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Inventergy set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made as of the Effective Date (except (i) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a material adverse effect on the Condition of Inventergy ..

(b)          Agreements and Covenants. Inventergy shall have performed in all material respects all of its obligations and complied with in all material respects all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          Officer Certificate. Inventergy shall have delivered to Parent a certificate, dated the Effective Date, signed by the chief executive officer of Inventergy, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.02(a), 6.02(b) and 6.02(e).

(d)          Secretary’s Certificate. Inventergy shall have delivered to Parent a true copy of the resolutions of Inventergy authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Inventergy.

(e)          Condition of Inventergy. No material adverse effect shall have occurred since the date of this Agreement on the Condition of Inventergy.

(f)          Legal Opinion. Parent shall have received an opinion of Inventergy counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to Parent, addressed to Parent and dated as of the Effective Date.

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(g)   Other Deliveries.  Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of Inventergy in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

Section 6.03.         Conditions to Obligations of Inventergy. The obligations of Inventergy to consummate the Merger are subject to the satisfaction by Parent or waiver by Inventergy, at or prior to the Effective Date, of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except (i) to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty that is qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a material adverse effect on the Condition of Parent).

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Parent Board of those persons currently on the Parent Board who are not named as nominees for election as directors of Parent following the Effective Time in the Proxy Statement/Prospectus.

(c)          Officer Certificate. Parent shall have delivered to Inventergy a certificate, dated the Effective Date, signed by the principal executive officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.02(a), 6.02(b) and 6.02(e).

(d)          Secretary’s Certificate. Parent shall have delivered to Inventergy a true copy of the resolutions of Parent and Merger Sub authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent.

(e)          Condition of Parent. No material adverse effect shall have occurred since the date of this Agreement on the Condition of Parent.

(f)          Legal Opinion. Inventergy shall have received an opinion of Parent counsel, Baker Donelson, Bearman, Caldwell & Berkowitz, PC, in form and substance reasonably satisfactory to Inventergy, addressed to Inventergy and dated as of the Effective Date.

(g)          Nasdaq Filing. Parent Common Stock shall be approved for continued listing on Nasdaq effective at the Effective Time.

(h)          Cash Balance. The unrestricted cash amount available to Parent and eOn Business Subsidiary for working capital of eOn Business Subsidiary following the Closing shall be not less than an amount equal to (i) $1,100,000 less (ii) the amount transferred by eOn Business Subsidiary to Cortelco, Inc. at Closing to purchase certain inventory as set forth in the Transition Agreement; after giving effect to (x) the consummation of the Parent Stockholder Dividend and the transactions contemplated by the Transition Agreement, and (y) any reasonable fees and expenses payable to Parent’s attorneys, accountants and other advisors in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus.

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(i)          Lock Up Agreements. Parent shall have received the Lock-Up Agreements from the Inventergy Stockholders identified on Schedule 1.05 prior to the execution of this Agreement.

(j)          Employment Agreements. Stephen Swartz shall have executed an employment agreement with Parent and/or eOn Business Subsidiary to be effective at the Effective Time in a form satisfactory to Inventergy (the “Swartz Employment Agreement”).

(k)          Resignations. The persons listed on Schedule 1.07(d), constituting all of the directors and officers of Parent and Merger Sub immediately prior to the Closing, shall resign from all of their positions and offices as of the Effective Time.

(l)          Parent Officer Appointments. The officers of Parent shall be constituted as set forth in Schedule 1.07(c), effective as of the Effective Time.

(m)          Subsidiary Appointments. The Board of Directors and officers of the Surviving Corporation shall be constituted as set forth in Schedule1.07(a), effective as of the Effective Time.

(n)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(o)          Additional Agreements. (i) Inventergy, holders representing at least the majority of the Inventergy Common Stock and holders representing at least the majority of the Inventergy Series A Preferred Stock shall have entered into an agreement prior to the execution of this Agreement that provides for the automatic termination of the agreements set forth on Schedule 6.03(o) hereto upon Closing and (ii) Parent and Inventergy shall have entered into the Assumption Agreement effective at the Effective Time assuming the obligations of Inventergy to the holders of the Inventergy Series A-1 Preferred Stock and Inventergy Series A-2 Preferred Stock, including, without  limitation, the obligation to issue Adjustment Shares (as defined in, and as used in, the Senior Note Purchase Agreement).

(p)   Other Deliveries.  Inventergy shall have received such other certificates and instruments (including without limitation certificates of good standing of Parent and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

Section 6.04.         Frustration of Conditions. Neither Parent nor Inventergy may rely on the failure of any condition set forth in this Article VI to be satisfied as a reason not to consummate the transactions contemplated hereby if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII.
Termination Prior to Closing; AMENDMENT

Section 7.01.         Termination of Agreement. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the Inventergy Stockholders and the Parent Stockholders, as follows:

(a)          by the mutual written consent of Inventergy, Parent and Merger Sub, as duly authorized by the Inventergy Board of Directors and Parent Board of Directors;

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(b)          by written notice by either Inventergy or Parent, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Required Parent Vote is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to Parent where the failure to obtain the Required Parent Vote shall have resulted from Parent’s breach of this Agreement.

(c)          by written notice by (i) either Inventergy or Parent if the Closing conditions set forth in Section 6.01 have not been satisfied (or waived by Inventergy and Parent where permissible), (ii) Parent if the Closing conditions set forth in Section 6.02 have not been satisfied (or waived by Parent), (iii) Inventergy if the Closing conditions set forth in Section 6.03 have not been satisfied (or waived by Inventergy), each on or prior to June 1, 2014; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Inventergy or Parent due to failure by Inventergy, on one hand, or Parent, on the other hand, to fulfill any obligation under this Agreement;

(d)          by written notice by Parent, if there has been a breach by Inventergy of any of its respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Inventergy shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.02 (a “Terminating Inventergy Breach”); provided, however, that if such Terminating Inventergy Breach is curable by Inventergy prior to the Effective Date, then Parent may not terminate this Agreement under this Section 7.1(d) for fifteen (15) calendar days after delivery of written notice from Parent to Inventergy of such Terminating Inventergy Breach, provided Inventergy continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Inventergy Breach by Inventergy is cured during such fifteen (15) calendar day period).

(e)          by written notice by Inventergy, if there has been a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.03 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Effective Date, then Inventergy may not terminate this Agreement under this Section 7.01(e) for fifteen (15) calendar days after delivery of written notice from Inventergy to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable efforts to cure such Terminating Parent Breach (it being understood that Inventergy may not terminate this Agreement pursuant to this Section 7.01(e) if it shall have materially breached this Agreement or if such Terminating Parent Breach by the Parent is cured during such fifteen (15) calendar day period).

(f)          by either Inventergy, on the one hand, or Parent and Merger Sub, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Merger Sub or Inventergy that prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the Parties hereto shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such court or governmental or regulatory agency; or

(g)          by Inventergy if there has been a material adverse change to the Condition of Parent or by Parent if there has been a material adverse change to the Condition of Inventergy.

Section 7.02.         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except as set forth in this Section 7.02 and in Section 7.03. Nothing herein shall relieve any Party from liability for any fraud or breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination. Without limiting the foregoing, Section 4.02(b), this Section 7.02, Section 7.03 and Article VIII shall survive the termination of this Agreement.

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Section 7.03.         Fees and Expenses. Except as otherwise set forth in that certain letter agreement by and between Parent and Inventergy dated as of the date of this Agreement and this Agreement, including Section 5.02 and this Section 7.03, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, and filing of the Proxy Statement/Prospectus and the Registration Statement, the printing and mailing of the Proxy Statement/Prospectus, the solicitation of the Required Parent Vote and all other matters related to the consummation of the Merger. Notwithstanding the foregoing and only in the event the Merger is consummated pursuant to the terms of this Agreement, Parent shall pay the reasonable Expenses incurred by Inventergy in connection with this Agreement and the transactions contemplated hereby.

Section 7.04.         Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

Section 7.05.         Waiver. At any time prior to the Effective Time, subject to applicable Law and as otherwise set forth in this Agreement, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Inventergy, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01.         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in Person, by electronic mail or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Inventergy, to:

Inventergy, Inc.

19925 Stevens Creek Boulevard, Suite 100

Cupertino, California 95014
Attention: Joseph W. Beyers, CEO

E-mail: joe@inventergy.com

with a copy to (but which shall not constitute notice to Inventergy):

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Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105-0302

Attention:  Joseph Smith, Esq.

E-mail: jsmith@egsllp.com

(b)          if to Parent or Merger Sub (before the Closing) to:

eOn Communications Corporation

1703 Sawyer Road

Corinth, Mississippi 38829

Attention: Stephen Swartz, Principal Executive Officer

E-mail: sswartz@cortelco.com

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Suite 200

Memphis, Tennessee 38103

Attention: Jackie G. Prester, Esq.

E-mail: jpreseter@bakerdonelson.com

Section 8.02.         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 8.03.         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of Laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub and Inventergy agrees that a final judgment in any Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub and Inventergy irrevocably consents to the service of the summons and complaint and any other process in any other Action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 8.03 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.04.         Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.04.

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Section 8.05.         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.06.         Interpretation; Certain Defined Terms. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Action” means claim, action, suit, arbitration, proceeding or governmental investigation, (ii) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware, (iii) the term “Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-Governmental Authority, (iv) the term “knowledge,” when used with respect to Inventergy, shall mean the actual knowledge of the executive officers of Inventergy after due inquiry, and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, (v)  the term “Law” means any common laws, statutes, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity, (vi) the term “Order” means any order writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Authority and (vii) the term “Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.07.         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein, which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

Section 8.08.         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

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Section 8.09.         Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Inventergy or the Parent or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.01, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

Section 8.10.         Third Parties. Except for the rights of the Indemnified Persons pursuant to Section 5.08, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby (except as specifically contemplated in any such instrument or document) shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

INVENTERGY, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chairman and Chief Executive Officer

eON COMMUNICATIONS CORPORATION

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

INVENTERGY MERGER SUB, INC.

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

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FIRST AMENDMENT TO

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AMENDMENT, dated as of March 24, 2014 (this “Amendment”), by and among Inventergy, Inc., a Delaware corporation (“Inventergy”), eOn Communications Corporation, a Delaware corporation (“Parent”), and Inventergy Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, together with Inventergy and Parent, the “Parties”), amends that certain Agreement of Merger and Plan of Reorganization, dated as of December 17, 2013, among the Parties (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Inventergy has renegotiated the terms of those certain senior secured notes issued on May 10, 2013 in the aggregate principal amount of $5,000,000 (the “Existing Notes”) and has agree to issue additional senior secured notes in the aggregate principal amount of $3,000,000 as of the date hereof (the “New Notes” and together with the Existing Notes, the “Inventergy Notes”) pursuant to the terms of that certain Securities Purchase Agreement among Inventergy and the buyers named therein dated as of the date hereof (the “Inventergy SPA”);

WHEREAS, the terms of the Inventergy SPA require the Parties to agree to certain amendments to the terms of the Agreement, as set forth herein;

WHEREAS, the Parties have determined that it is desirable to further amend the Agreement to modify the ratio of the Reverse Split from a range between one-for-three and one-for-five to between one-for-one and one half and one-for-five; and

WHEREAS, the Parties, each acting upon prior authorization of their respective Boards of Directors, have determined that this Amendment is in their best interests and the best interests of their respective stockholders.

NOW THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.          The proposed Amended and Restated Certificate of Incorporation of Parent, attached as Exhibit A to the Agreement, which includes the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Parent and the Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of Parent, and is contemplated to be filed with the Secretary of State of the State of Delaware at the Effective Time, shall be deleted in its entirety and replaced with the Amended and Restated Certificate of Incorporation of Parent attached hereto as Exhibit A.

2.          The phrase “one-for-three” in the definition of “Reverse Split” set forth in Section 5.02(a) of the Agreement is hereby deleted and replaced with the phrase “one-for-one and one-half”.

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3.          As of the Effective Time, the Inventergy Notes shall be exchanged for senior secured convertible notes of the Parent, with the Existing Notes to be exchanged for registered senior secured convertible notes of the Parent in the form attached hereto as Exhibit B (the “Registered eOn Notes”) and the New Notes exchanged for unregistered senior secured convertible notes of the Parent in the form attached hereto as Exhibit C (the “eOn New Notes”). Parent hereby agrees, on or prior to the time of the vote of the Parent's stockholders to approve the transactions contemplated by the Agreement, to include the Registered eOn Notes, and the shares of Parent Common Stock issuable pursuant to the term of the Registered eOn Notes, in Parent’s Registration Statement on Form S-4, initially filed with the Securities and Exchange Commission on February 7, 2014 (File No. 333-193837), as may be amended or supplemented from time to time, such that the Registered eOn Notes will be issued to the holders of the Inventergy Notes pursuant to such registration statement.

4.          At or prior to the Effective Time, Inventergy, eOn Communications Assets, Inc. and any other direct or indirect subsidiaries of Parent, if any, shall execute a Guarantee of the Registered eOn Notes and the eOn New Notes, effective as of the Effective Date, in the form attached hereto as Exhibit D in lieu of the Senior Note Guaranty described in Section 5.10 of the Agreement.

5.          Except as modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

6.         This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

7.          This Amendment and the rights of the parties hereto shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of Laws principles thereof.

8.         If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Amendment to be binding and effective as of the date first written above.

INVENTERGY, INC.

By:	/s/ Joseph W. Beyers
	Name:	Joseph W. Beyers
	Title:	Chairman & Chief Executive Officer

eON COMMUNICATIONS CORPORATION

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

INVENTERGY MERGER SUB, INC.

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

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Annex B

TRANSITION AGREEMENT

BY AND AMONG

EON COMMUNICATIONS CORPORATION

EON COMMUNICATIONS SYSTEMS, INC.

CORTELCO SYSTEMS HOLDING CORP.

AND

CORTELCO, INC.

Dated as of December 17, 2013

B-1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into on December 17, 2013, by and among eOn Communications Corporation, a Delaware corporation (“eOn”), eOn Communications Systems, Inc., a Delaware corporation and wholly owned subsidiary of eOn (“eOn Sub”), Cortelco Systems Holding Corp., a Delaware corporation and wholly-owned subsidiary of eOn (“Cortelco Holding”) and Cortelco, Inc., a Delaware corporation and wholly-owned subsidiary of Cortelco Holding (“Cortelco”).

WITNESSETH:

WHEREAS, the Board of Directors of eOn has determined that it is fair to and in the best interests of eOn and its stockholders to establish a merger subsidiary (“Merger Sub”) for the purpose of such subsidiary to be merged with and into Inventergy, Inc., a Delaware corporation (“Inventergy”), with Inventergy continuing as the surviving entity in the merger (the “Merger”), upon the terms and subject to the conditions set forth in that certain merger agreement by and among eOn, Merger Sub, and Inventergy (the “Merger Agreement”); and

WHEREAS, a condition to the completion of the Merger is that eOn, eOn Sub, Cortelco Holding, and Cortelco have entered into and completed the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.

transfers of assets and assumption of liabilities

Section 1.01         Transfer of Assets and Assumption of Liabilities Between eOn and eOn Sub

(a)          On the Closing Date, eOn shall sell, convey, assign, and transfer possession of all right, title, and interest of eOn in and to the following assets (collectively the “eOn Transferred Assets”) to eOn Sub:

(i)          $850,000 in immediately available funds;

(ii)         that certain agreement by and between PiOn, Inc., a New Hampshire corporation (“PTD”) and eon (the “PTD Agreement”); and

(iii)        the other assets listed on Schedule 1.01(a) attached hereto.

(b)          On the Closing Date, eOn Sub shall assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, all obligations arising under the PTD Agreement and the other liabilities listed on Schedule 1.01(b) attached hereto (collectively, the “eOn Liabilities”).

B-2

Section 1.02         Transfer of Assets and Assumption of Liabilities Between Cortelco and eOn Sub.

(a)          On the Closing Date, Cortelco shall sell, convey, assign, and transfer possession of all right, title, and interest of Cortelco in and to the following assets (collectively the “Cortelco Transferred Assets”) to eOn Sub:

(i)          that certain Exclusive Purchase and Sale/Licensing Agreement between Actuator Systems, LLC and Cortelco dated as of March 18, 2013 (the “Actuator Agreement”);

(ii)         that certain Master Purchase and Sale/Licensing Agreement between 2N USA, LLC and Cortelco dated as of August 17, 2012, as modified by that certain addendum dated as of July 7, 2013 (the “2N Agreement”);

(iii)        all inventory purchased by Cortelco from Actuator Systems, LLC and 2N USA, LLC owned by Cortelco as of the Closing Date (the “Transferred Inventory”); and

(iv)        the equipment and other assets listed on Schedule 1.02(a) attached hereto.

(b)          On the Closing Date, eOn Sub shall assume, and thereafter honor and fully and timely, pay, perform and discharge, when due, all obligations arising under the Actuator Agreement and the 2N Agreements on and after the Closing Date (the “Line Agreement Liabilities”).

(c)          On the Closing Date eOn shall cause eOn Sub to pay to Cortelco, in immediately available funds, an amount equal to the book value of the Transferred Inventory, as reflected on the books and records of Cortelco as of the Closing Date.

Section 1.03         Transfer of Assets and Assumption of Liabilities Between eOn and Cortelco Holding.

(a)          Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), eOn shall sell, convey, assign, and transfer possession of all right, title, and interest of eOn in and to the following assets (collectively the “eOn Transferred Assets”) to Cortelco Holding:

(i)          501,382 shares of common stock of Cortelco Systems Puerto Rico, Inc. (“CSPR”), which constitutes all of the shares of stock owned by eOn in CSPR;

(ii)         a four percent (4%) ownership interest in Symbio Investment Corporation BVI (“Symbio”), which constitutes all of eOn’s ownership interest in Symbio, and an assignment of that certain written agreement executed by David S. Lee dated August 20, 2007 granting an option to eOn to sell to Mr. Lee the Symbio investment (the “Put Option”); and

(iii)        any cash in excess of the amounts specified to be retained by eOn and its subsidiaries as of the Closing Date in the Merger Agreement (“Excess Cash”).

(b)          In consideration of the transfer of the eOn Transferred Assets, Cortelco Holding agrees to assume and be solely responsible for any future liability arising under (i) that certain note payable to David Lee in the amount of $185,511; (ii) the Contingent Note (as defined below); and (ii) any third party claims asserting that eOn or eOn Sub is liable as a successor in interest as a result of eOn’s predecessors in interest selling products that contained asbestos, as set forth in the indemnity agreement, a form of which is attached hereto as Exhibit 1.03 (the “Indemnity Agreement”). In addition, effective on the Closing Date, any amounts reflected as intercompany liabilities owed by eOn to Cortelco Holding shall be cancelled and eOn shall have no further obligation with respect to such intercompany liabilities from and after the Closing Date.

B-3

Article II.
OTHER AGREEMENTS

Section 2.01         Note Redemption. Pursuant to that certain note redemption agreement, a form of which is attached hereto as Exhibit 2.01 (the “Redemption Agreement”) by among eOn, Cortelco Holding, and the representative of those persons who hold an interest in that certain contingent note (the “Noteholders”) issued by eOn and Cortelco Holding in the original maximum amount of $11,000,000 dated as of April 1, 2009 (the “Contingent Note”), on the Closing Date, eOn and Cortelco Holding shall redeem the Contingent Note in full in consideration of (i) the payment of $300,000 cash payment by Cortelco Holding to the Noteholders (which $300,000 will be distributed by Cortelco to Cortelco Holding on or before the Closing Date) and (ii) the transfer of the shares of Cortelco Holding owned by eOn to the Noteholders, as set forth in the Redemption Agreement.

Section 2.02         Affected Employees. As of the date of this Agreement, the employees and independent contractors of the parties listed below provide services in relation to certain of the assets being transferred pursuant to this Agreement (the “Affected Employees”). The parties agree that effective as of the Closing Date, either eOn Sub or Cortelco, as specified below, will assume and be responsible for all compensation, expense, and other employment-related liabilities arising after the Closing Date with respect to each Affected Employee as follows:

(a)          Stephen Swartz. eOn Sub will employ Mr. Swartz, with such employment to commence immediately after the Closing Date pursuant to an employment agreement to be entered into among eOn Sub Inventergy, and Mr. Swartz, and Mr. Swartz shall resign from employment with eOn and Cortelco effective as of the Closing Date. eOn Sub agrees to assume and be responsible for all employment expenses and liabilities arising from the employment of Mr. Swartz after the Closing Date and neither eOn nor Cortelco shall have any obligation or expense relating to Mr. Swartz’s employment after the Closing Date.

(b)          Gary Schaefer. eOn Sub will employ Mr. Schaefer, with such employment to commence immediately after the Closing Date and Mr. Schaefer shall resign from employment with eOn and Cortelco effective as of the Closing Date. eOn Sub agrees to assume and be responsible for the severance agreement between eOn and Mr. Schaefer (“Schaefer Agreement”) and all other employment expenses and liabilities arising from the employment of Mr. Schaefer after the Closing Date and neither eOn nor Cortelco shall have any obligation or be liable for any expense relating to Mr. Schaefer’s employment or any severance pursuant to the Schaefer Agreement after the Closing Date.

(c)          John Caldwell. The independent contractor agreement between Cortelco and Mr. Caldwell shall be terminated as of the Closing Date, and eOn Sub and Mr. Caldwell shall enter into a new independent contract agreement effective immediately after the Closing Date (the “Caldwell Agreement”). eOn Sub hereby agrees to assume and be responsible for all expenses and liabilities arising under the independent contractor agreement after the Closing Date and Cortelco shall have no obligation or expense relating to Mr. Caldwell’s independent contractor agreement after the Closing Date.

(d)          Laurie Schnabl. Cortelco will employ Ms. Schnabl, with such employment to commence immediately after the Closing Date and Ms. Schnabl shall resign from employment with eOn as of the Closing Date. Cortelco agrees to assume and be responsible for all employment expenses and liabilities arising from the employment of Ms. Schnabl after the Closing Date and eOn shall have no obligation or expense relating to Ms. Schnabl’s employment after the Closing Date.

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Section 2.03         Fulfillment Services. In connection with the transfers of the assets contemplated by this Agreement, Cortelco agrees to provide certain transition services on behalf of eOn Sub after the Closing Date on the terms and conditions of that certain fulfillment services agreement, a form of which is attached hereto as Exhibit 2.03 (the “Fulfillment Services Agreement”).

Section 2.04         Tax Sharing. To the extent allowed under law, any potential tax benefit to eOn from losses in prior years remains solely with eOn to be used as eOn may, in its sole discretion, see fit.

Article III.
CLOSING; TERMINATION

Section 3.01         Closing; Closing Date. Unless this Agreement shall have been terminated in accordance with Section 3.03, the completion of the transactions contemplated hereby (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of each document listed in Section 3.02 and shall be effective immediately prior to the Effective Date (as defined in the Merger Agreement) (the “Closing Date”). On the Closing Date, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Section 3.02         Closing Deliveries. The Closing is conditioned upon the parties delivering the following on or prior to the Closing Date:

(a)          transfer by eOn to eOn Sub of immediately available funds in the amount of $850,000, and the subsequent transfer by eOn Sub to Cortelco of immediately available funds in an amount equal to the book value as of the Closing Date of the Transferred Inventory;

(b)          a bill of sale executed by eOn transferring the eOn Transferred Assets;

(c)          an executed assignment and assumption agreement executed by eOn and eOn Sub assigning the eOn Transferred Assets and assuming the eOn Liabilities and the Schaefer Agreement, together with the consent of PTD, if required for the assignment of the PTD Agreement;

(d)          a bill of sale executed by Cortelco transferring the Cortelco Transferred Assets;

(e)          an executed assignment and assumption agreement executed by Cortelco and eOn Sub assigning the Actuator Agreement and the 2N Agreement and assuming the Line Agreement Liabilities, together with the consent of Actuator and 2N if required;

(f)          an executed Note Redemption Agreement, together with the following closing deliveries as contemplated by the Note Redemption Agreement;

(i)          transfer by Cortelco to Cortelco Holding of immediately available funds in the amount of $300,000 and the subsequent transfer by Cortelco Holding to the Noteholders specified on Appendix A of the Note Redemption Agreement of either immediately available funds or checks in the aggregate amount of $300,000;

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(ii)         delivery by eOn to the Noteholders specified on Appendix A of the Note Redemption Agreement of stock certificates and executed stock powers transferring all the shares of Cortelco Holding to such Noteholders;

(iii)        delivery by each Noteholder receiving shares of Cortelco Holding stock of an executed Stock Agreement (as defined in the Note Redemption Agreement);

(g)          an executed Fulfillment Services Agreement;

(h)          delivery by eOn to Cortelco Holding of stock certificates, along with executed stock powers or other written assignments or transfer documents transferring the eOn Transferred Assets to Cortelco Holding together with the transfer in immediately available funds of Excess Cash, if any;

(i)          an executed Indemnity Agreement; and

(j)          eOn and Cortelco shall have received the resignations of each Affected Employee as set forth pursuant to Section 2.02 above.

Section 3.03         Termination. This Agreement shall automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated prior to the Effective Time (as such term is defined in the Merger Agreement).

Article IV.
Representations and Warranties

Each party to this Agreement represents to each other party as follows:

Section 4.01         Organization, Standing. It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement, and to carry out the terms hereof and thereof. It is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, business operations, results of its operations or prospects taken as a whole and/or prevent the completion of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 4.02         Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been validly and appropriately taken.

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Section 4.03         Compliance with Laws and Instruments. Its business and operations have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement: (a) will not cause it to violate or contravene (i) any provision of applicable law, (ii) any rule or regulation of any agency or government having jurisdiction over it or its property or assets, (iii) any order, judgment or decree of any court applicable to it or its property or assets, or (iv) any provision of its Certificate of Incorporation or Bylaws, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which it is a party or by which it or any of its properties is bound or affected, except (i) as to which it may obtain a consent which will have been obtained on or prior to the Closing Date and (ii) as would not have a Material Adverse Effect and (c) will not result in the creation or imposition of any lien upon any property or asset of it. It is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not have a Material Adverse Effect.

Section 4.04         Binding Obligations. This Agreement constitute the legal, valid and binding obligations of it and are enforceable against it in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.05         Title to Property. It has good, valid and indefeasible marketable title to the assets being transferred pursuant to this Agreement, and none of such assets are subject to any encumbrances or liens.

Article V.
MISCELLANEOUS

Section 5.01         Further Assurances. From time to time, from and after the Closing Date, as and when reasonably requested by a party hereto, the proper officers and directors of each party shall execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as any party hereto or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the transferee title to and possession of the properties, rights, privileges, powers, franchises and immunities contemplated to be transferred pursuant to this Agreement or otherwise to carry out fully the provisions and purposes of this Agreement.

Section 5.02         Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

Section 5.03         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void.

Section 5.04         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

Section 5.05         Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 5.06         Entire Agreement. This Agreement and the documents or instruments referred to herein, including any schedules and exhibits attached hereto which schedules and exhibits are incorporated herein by reference embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 5.07         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 5.08         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

Section 5.09         Other Expenses. The parties hereby acknowledge and agree that the expenses associated with the Merger shall be borne by Cortelco, and paid on or before the Closing Date, except for such expenses that Inventergy has agreed to pay pursuant to the Merger Agreement. Except as provided in this Agreement, the Fulfillment Agreement and the Indemnity Agreement, each party shall bear their own expenses.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

EON COMMUNICATIONS CORPORATION

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

EON COMMUNICATIONS SYSTEMS, INC.

By:	/s/ David S. Lee
Name: David S. Lee
Title: Chairman

CORTELCO SYSTEMS HOLDING CORP.

By:	/s/ Stephen Swartz
Name: Stephen Swartz
Title: Principal Executive Officer

CORTELCO, INC.

By:	/s/ Stephen Swartz
Name: Stephen Swartz
Title: Principal Executive Officer

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exhibit 1.03
form of INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made and entered into this ____ day of _____________, 2014 (the “Effective Date”) by and between eOn Communications Corporation, a Delaware corporation (“eOn”) and Cortelco Systems Holding Corp., a Delaware corporation (“Cortelco Holding”).

recitals

WHEREAS, eOn and Cortelco are parties to that certain Transition Agreement by and among eOn, Cortelco Holding, eOn Subsidiary, Inc., and Cortelco, Inc. dated as of December 17, 2013 (the “Transition Agreement”); and

WHEREAS, the Transition Agreement requires the parties hereto to enter into this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the Transition Agreement provisions and the covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.          Indemnification. Cortelco Holding shall indemnify eOn and all its affiliates, agents, shareholders, subsidiaries, successors in interest and permitted assigns and their respective directors, officers, employees, agents and controlling persons (eOn and each such person being a "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and reasonable expenses (including counsel fees) (collectively, "Losses") to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with (i) any alternative minimum taxes and one-half of any other federal or state income taxes that are incurred after the application of any available net operating losses of eOn as a result of the redemption of that certain contingent note issued by Cortelco Holding and eOn in the maximum principal amount of $11,000,000 dated as of April 1, 2009 (the “Contingent Note”); (ii) any claims arising from any third parties in connection with the redemption of the Contingent Note (except for the matters covered in subsection(i) above); and (ii) any pending or future claim by a third party that eOn is liable because one or more predecessors in interest of eOn allegedly sold products containing asbestos (an “Asbestos Claim”); or otherwise related to any pending or future claim against eOn related to products or services sold by Cortelco or any of its subsidiaries (collectively, the "Indemnifiable Matters"), and will reimburse each Indemnified Party for all Losses as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Cortelco Holding or its affiliates; provided, however, that Cortelco Holding will not be responsible for any liability or obligation under this paragraph in respect of any loss, claim, damage, liability or expense found in a final unappealable judgment by a court of competent jurisdiction to have resulted solely from an Indemnified Party's bad faith, willful or criminal acts, and provided further that in no event shall Cortelco Holding be liable for any claim relating to products sold by or on behalf of eOn after the Effective Date hereof.

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2.           Indemnification Procedure. Upon receipt by an Indemnified Party of actual notice of an action against such Indemnified Party with respect to which indemnity may be sought, such Indemnified Party shall promptly notify Cortelco Holding in writing; provided that failure so to notify Cortelco Holding will not relieve Cortelco Holding from any liability which Cortelco Holding may have on account of this indemnity or otherwise, except to the extent Cortelco Holding will have been materially prejudiced by the failure to be notified. Cortelco Holding will, if requested by the Indemnified Party, assume the defense of any action including the employment of counsel reasonably satisfactory to the Indemnified Party. Any Indemnified Party has the right to employ separate counsel in any action and participate in the defense. The reasonable and documented fees of such separate counsel will be paid by Cortelco Holding only if (i) Cortelco Holding has failed to assume the defense and to employ counsel or (ii) the special counsel reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Cortelco Holding not advisable, and Cortelco Holding has failed, after written notice, to promptly rectify such conflict of interest. Cortelco Holding will not be liable for the fees and expenses of more than one separate counsel for all Indemnified Parties in connection with any one action or separate but similar related actions in the same jurisdiction arising out of the same general allegations or circumstances. Cortelco Holding will not be liable for any settlement of any action (or for any related losses, damages, liabilities or expenses) effected by an Indemnified Party without such Indemnifying Party’s written consent.

3.           Settlements. Each Indemnifying Party agrees that, without the Cortelco Holding’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any action related to an Indemnifiable Matter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Parties from all liability and obligations arising there from.

4.           Contribution. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, Cortelco Holding agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (a) in such proportion as is appropriate to reflect the relative benefits to Cortelco Holding and the Indemnified Party, and the relative fault of Cortelco Holding and the Indemnified Party, as well as any other relevant equitable considerations.

5.           Appearance as a Witness. If an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Cortelco Holding or its affiliates in which the other party is not named as a defendant, Cortelco Holding will reimburse the Indemnified Party for all reasonable expenses incurred in connection with such party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

6.            Miscellaneous.

(a)          This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

(b)          Any party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c)          All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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if to eOn, to:

eOn Communications Corporation

Facsimile:
E-mail:

if to Cortelco Holding, to:

Cortelco Systems Holding Corp.
1703 Sawyer Road
Corinth, Mississippi 38829
Attention: James Hopper
Facsimile:
E-mail: hopper@cortelco.com

(d)          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

(e)          This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

(f)          Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

(g)          his Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)          This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

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(i)          In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(j)          Except for the rights of the Indemnified Parties pursuant to this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EON COMMUNICATIONS CORPORATION

By:
Name:
Title:

CORTELCO SYSTEMS HOLDING CORP.

By:
Name:
Title:

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EXHIBIT 2.01

FORM OF NOTE REDEMPTION AGREEMENT

This NOTE REDEMPTION AGREEMENT (this “Agreement”) is made as of the ___ day of ______, _____ (the “Agreement Date”), by and among Cortelco Systems Holding Corp., a Delaware corporation (“Cortelco“), eOn Communications Corporation, a Delaware corporation (“eOn”), and _________________(“Stockholders Representative”).

RECITALS:

WHEREAS , pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger among eOn, Cortelco, and Cortelco Systems Holding, LLC (“Acquisition Subsidiary”) dated as of December 12, 2008 (the “Merger Agreement"), Acquisition Subsidiary and eOn issued that certain contingent note dated April 1, 2009 in the original maximum principal amount of $11,000,000 to the Stockholders Representative (the "Contingent Note");

WHEREAS , pursuant to the merger of Cortelco and Acquisition Subsidiary (the "Merger"), Cortelco assumed all liabilities of Acquisition Subsidiary as the corporation surviving the Merger, including Acquisition Subsidiary's obligations arising under the Contingent Note;

WHEREAS, pursuant to the terms of the Stockholders Representative Agreement between Cortelco and the Stockholders Representative dated as of April 1, 2009 (the "Representative Agreement"), the Stockholders Representative has the authority to serve as agent, proxy, and attorney-in-fact for each person who was a stockholder of Cortelco as of the effective time of the Merger (each, a "Cortelco Stockholder") for all purposes relating to the Merger Agreement, including entering into this Agreement; and

WHEREAS, Cortelco and eOn desire to redeem the Contingent Note in full and the Stockholders Representative has agreed to such redemption for the consideration and on the terms and conditions set forth herein.

NOW, THEREFORE , in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seller hereby agree as follows:

1.          Redemption of Note; Redemption Price . At Closing (as defined below), the Contingent Note will be redeemed in full for a purchase price equal to (i) the transfer of all of the outstanding shares of Cortelco stock owned by eOn to certain of the Cortelco Stockholders, as listed on Appendix A attached hereto; and (ii) payment of immediately available funds or one or more checks in the aggregate amount of three hundred thousand dollars ($300,000) paid to certain of the Cortelco Stockholders as listed on Appendix A attached hereto (collectively, the "Redemption Price"). The Cortelco Stockholders who are not listed on Appendix A are not entitled to any payments under the Contingent Note and are not entitled to receive any portion of the Redemption Price because such persons never returned their transmittal materials or surrendered their shares of Cortelco stock in accordance with Section 2.6 of the Merger Agreement. Upon payment of the Redemption Price to the Cortelco Stockholders listed on Appendix A, the Contingent Note shall be cancelled and neither eOn nor Cortelco shall have any further obligations arising therefrom. The parties agree to treat the redemption of the Contingent Note as a purchase price adjustment with respect to the Merger Agreement as contemplated by Section 108(e)(5) of the Internal Revenue Code of 1986, as amended.

2.          Closing; Termination . The closing of the transactions contemplated hereby shall take place on the date and time as may be agreed upon among the parties hereto, subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 6 below, at the offices of eOn, or by facsimile or other electronic means (such closing being called the “Closing” and such date and time being called the “Closing Date”). This Agreement shall terminate and be without further force and effect if the Closing shall not have occurred on or prior to June 30, 2014, or such later date as may be mutually agreed to by the parties hereto.

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3.           Stockholders Representative Representations and Warranties . As of the Agreement Date and the Closing Date, Stockholders Representative represents and warrants that (a) Stockholders Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Stockholders Representative in connection with the consummation of the transactions contemplated by this Agreement; (b) this Agreement constitutes the legal, valid, and binding obligation of Stockholders Representative enforceable in accordance with its terms; and (c) the Stockholders Representative has not resigned or otherwise ceased to serve in the capacity of representative of the Cortelco Stockholders pursuant to the Representative Agreement.

4.           eOn and Cortelco Representations and Warranties . As of the Agreement Date and the Closing Date, each of eOn and Cortelco represents and warrants to the Stockholders Representative that: (a) it has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement; and (b) this Agreement constitutes the legal, valid, and binding obligation of it enforceable in accordance with its terms.

5.           Communication with Cortelco Stockholders .

(a)          Within five business days after the execution of this Agreement, the Stockholders Representative shall send to each Cortelco Stockholder listed on Appendix A the following documents: (i) a letter in substantially the form attached hereto as Appendix B, (ii) a copy of this Agreement, (iii) a copy of the Form 8K filed by eOn with the Securities and Exchange Commission on December ___, 2013, and (iv) with respect to the Cortelco Stockholders listed on Appendix A that will receive shares of Cortelco stock in consideration of the redemption of the Contingent Note, an agreement in the form attached hereto as Appendix C (a "Stock Agreement").

(b)          Stockholders Representative shall promptly advise eOn and Cortelco of any correspondence or other communications received by the Stockholders Representative from Cortelco Stockholders relating to the matters set forth herein.

6.          Conditions to Closing. The obligation of each party hereto to complete the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a)          each Cortelco Stockholder that will receive shares of Cortelco stock as their portion of the Redemption Price as reflected on Appendix A shall have executed and delivered a Stock Agreement, and the representations and warranties set forth in such Stock Agreement shall be true and correct with respect to each such Cortelco Stockholder as of the date when made and as of the Closing Date as though made at that time;

(c)          the merger between eOn and Inventergy, Inc. shall have been scheduled for closing and all conditions to the consummation of the merger between eOn and Inventergy, Inc. either shall have been satisfied or shall be reasonably expected to be satisfied by the date scheduled for the completion of such transaction; and

(d)          the representations and warranties of each other party hereto shall be true and correct as of the date when made and as of the Closing Date as though made at that time, and such party shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such party at or prior to the Closing Date.

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7.          General Release . Effective as of the Closing, Stockholders Representative, in his capacity as agent and attorney-in-fact on behalf of the Cortelco Stockholders, hereby releases, remises and forever discharges eOn, Cortelco, their subsidiaries, any and all of their directors, officers, shareholders, employees, agents, and representatives, or their permitted assigns or successors, jointly and severally, of and from any and all actions, suits, debts, claims and demands of any kind whatsoever, in law or in equity, which the Cortelco Stockholders ever had, now has, or may in the future have, or which any and all of each Cortelco Stockholders' heirs, executors, administrators, successors or assigns hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever, at or from any date prior to and including the Closing Date.

8.          Entire Agreement; Terms and Modifications . The terms and conditions set forth herein constitute the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and replace all other agreements, conditions or representations, oral or written, express or implied, concerning the subject matter hereof. This Agreement may not be amended or modified without prior written approval signed by each of the parties hereto.

9.          Invalid Provisions . If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

10.         Governing Law . This Agreement shall be deemed to have been executed in the State of Delaware and the rights and liabilities of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any state's choice of law provisions.

11.         Assignment; Binding . No party may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

12.         Headings . The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation hereof.

13.         Counterparts . This Agreement may be executed in any number of copies and in separate counterparts, each of which copies when so executed shall be deemed to be an original and all of which counterparts for any single copy taken together shall constitute one and the same agreement. Signatures forwarded via facsimile or electronic mail shall constitute an original signature and shall be binding upon any party so executing.

(SIGNATURE PAGE TO FOLLOW.)

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IN WITNESS WHEREOF , eOn, Cortelco, and the Stockholders Representative have executed this Agreement as of the Agreement Date.

EON:	CORTELCO:

eOn Communications Corporation	Cortelco Systems Holding Corp.

By:	By:
Name: Stephen Swartz	Name: Stephen Swartz
Title: Principal Executive Officer	Title: Principal Executive Officer

STOCKHOLDERS REPRESENTATIVE:

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EXHIBIT 2.03
FORM OF FULFILLMENT SERVICES AGREEMENT

THIS FULFILLMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into on ______________, 2014 (the “Effective Date”), by and between eOn Subsidiary, Inc., a Delaware corporation (“eOn Sub”) and Cortelco, Inc., a Delaware corporation (“Cortelco”).

WITNESSETH:

WHEREAS, eOn Sub and Cortelco are parties to that certain Transition Agreement by and among eOn Communications Corporation (“eOn”), Cortelco Systems Holding Corp., eOn Sub and Cortelco dated as of December 17, 2013 (the “Transition Agreement”); and

WHEREAS, the Transition Agreement requires the parties hereto to enter into this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.
FULFILLMENT SERVICES

Pursuant to the terms hereof, Cortelco will provide the following services on behalf of eOn Sub during the Term (as defined below) of this Agreement (collectively, the “Fulfillment Services”).

Section 1.01      Continuation of Existing Services . In so far as Cortelco has been providing various services in conjunction with the (i) that certain Exclusive Purchase and Sale/Licensing Agreement between Actuator Systems, LLC and Cortelco dated as of March 18, 2013 (the “Actuator Agreement”); (ii) that certain Master Purchase and Sale/Licensing Agreement between 2N USA, LLC and Cortelco dated as of August 17, 2012, as modified by that certain addendum dated as of July 7, 2013 (the “2N Agreement”), and (iii) that certain agreement by and between PiOn, Inc., a New Hampshire corporation (“PTD”), and eOn (the “PTD Agreement” and together with the Actuator Agreement and the 2N Agreement, the “Lines”), the parties hereby agree that Cortelco will continue to provide all equivalent services on behalf of eOn Sub as set forth herein with the following exceptions: (1) Cortelco sales people will no longer actively sell the products under the Lines (the “Products”); (2) eOn Sub will be responsible for sales and marketing activities related to the Products; (3) eOn Sub will be responsible for the purchase of the Products from the original supplier; and (4) to the extent significant commonality will exist between eOn Sub and Cortelco customers, when presenting the Products to customers and prospective customers, eOn Sub personnel will, whenever appropriate, actively promote Cortelco as well as eOn Sub products and the parties will agree upon equitable compensation to eOn Sub for such promotion.

Section 1.02      Existing Distributor Relationships . To the extent sales of the Products prior to the Effective Date take place in connection with a written or oral agreement or preexisting course of conduct between Cortelco and a given distributor, as eOn Sub’s agent, Cortelco will continue to accept purchase orders from, ship product to, invoice and collect payment from such distributors in the same manner as Cortelco has done prior to the Effective Date. Cortelco shall make all necessary contact information related to the sale of Products to Cortelco distributors available to eOn Sub. Cortelco agrees to assist eOn Sub with the communication of information such as pricing and part numbers to distributors.

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Section 1.03      New Customers for the Products . eOn Sub may, at its sole discretion, elect to sell the Products to new distributors or customers and Cortelco will provide the same or equivalent services on behalf of eOn Sub to such distributors or customers as it has been with respect to distributors prior to the Effective Date.

Section 1.04      Customer Service . Cortelco will accept purchase orders for the Products, assist with inquiries concerning part numbers, provide order status, price quotes and other customer service functions as it has done prior to the Effective Date. Cortelco will also handle returns, warranty verification and warranty repairs in the same manner it has done prior to the Effective Date. eOn Sub shall appoint an individual to act as eOn Sub’s liaison with Cortelco customer service and Cortelco shall provide any information related to the products as may be required, by way of example, but not limited to, Point of Sale information provided to Cortelco by distributors or other customers, sales leads, status of pending orders and inventory status.

Section 1.05      Technical Support . In so far as Cortelco personnel already have a certain level of technical knowledge of the Products, and will have to maintain a certain level of technical knowledge of the Products in order to provide eOn Sub with the services contemplated herein, Cortelco will make a good faith effort to answer any technical questions it may receive directly from a distributor or other customer. Technical questions or problems that cannot be readily resolved by Cortelco will be escalated to eOn Sub and eOn Sub will be responsible for any technical issues relating to the 2N Agreement.

Section 1.06      Product Prices. eOn Sub will set the price at which the Products are sold to any given distributor or other customer. Cortelco will cooperate with eOn Sub in the implementation and enforcement of pricing policies including any special pricing such as demo units, promotions or B-stock.

Section 1.07      Inventory. eOn Sub will issue purchase orders directly to the Product suppliers with a copy to Cortelco. Products shipped to Cortelco will be received, warehoused, shipped to customers and in general managed in the same manner that Cortelco would manage its own inventory.

Section 1.08      Ownership of Products . The parties recognize and agree that the Products purchased pursuant to the Actuator Agreement and 2N Agreement are owned by eOn Sub, and the inventory and certain other assets specified in the PTD Agreement are owned by PTD. Cortelco has no ownership nor claim to such Products. eOn Sub expressly reserves the right to exercise its rights under the PTD Agreement to encumber PTD assets in the event PTD fails to pay any amount due eOn Sub in accordance with the agreement between eOn and PTD and Cortelco agrees to cooperate with eOn Sub in this regard. Cortelco will, at its own expense, ensure that all Products, including products and other equipment related to the PTD Agreement, are at all times insured for their full value and name eOn Sub as the insured party.

Section 1.09      Accounts Receivable; Collection of Amounts Owed . Cortelco will invoice and collect payment for sales of the Products as part of the fulfillment services provided to eOn Sub and remit payment to eOn Sub for any given calendar month, no later than the 20th day of the following month. Cortelco is not liable for any amounts not paid by third parties invoiced by Cortelco, and shall only be obligated to deliver to eOn Sub amounts actually collected and received from third parties in payment for the Products.

Section 1.10      Incentive Programs . Any amounts which may be payable to distributors in connection with incentive programs for the Products on and after the Effective Date shall be determined by and payable by eOn Sub to any such distributors.

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Section 1.11      Maintenance of Insurance . Cortelco agrees, at its own expense, to ensure the Products are at all times insured for their full replacement value and will name eOn Sub as the insured party. In addition, Cortelco agrees to, at its own expense, maintain insurance against loss of business related to the Products in the amount of one million dollars per month in the event of a catastrophe event at Cortelco’s facility which would result in lost revenue to eOn Sub. Cortelco will name eOn Sub as the insured party.

Section 1.12      Reporting . Cortelco agrees to provide eOn Sub with any reasonable and necessary sales, inventory, financial or other reports as may be necessary to the operation of eOn Sub’s business, as necessary to comply with the provisions of the PTD Agreement, the Actuator Agreement and the 2N Agreement, and to confirm and reconcile all financial transactions between the parties pursuant to this Agreement.

Section 1.13      Schnabl . Cortelco agrees that Laurie Schnabl will continue to be responsible for providing the services provided for under the PTD Agreement as of the Effective Date. In the event Cortelco determines to terminate or re-assign Ms. Schnabl, Cortelco will provide eOn Sub at least 15 days prior notice of such termination or re-assignment and cooperate with eOn Sub in putting an administrative alternative in place appropriate to the level of the then ongoing activity.

Section 1.14      eOn Sub Office Space. Cortelco agrees to provide office space for Steve Swartz, as President of eOn Sub during the Term of this Agreement to conduct the activities of eOn Sub during the Term of this Agreement.

Article II.
STANDARD OF CARE; INDEMNIFICATION OF CORTELCO

Section 2.01      Standard of Care. Cortelco agrees to provide the Fulfillment Services in accordance with the same standard of care it conducts its own activities, consistent with past practice. Cortelco shall not be liable to eOn Sub in connection with providing the Fulfillment Services, unless it has acted with gross negligence or willful intent in providing or in failing to provide the Fulfillment Services.

Section 2.02      Indemnification.

(a)      Each party hereto (each, an “Indemnifying Party”) shall indemnify and hold each other party hereto, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, an “Indemnified Party”) from and against any damages, losses, expenses, fees, including reasonably attorneys’ fees, or other losses (collectively, “Damages” such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to: (i) any breach by an Indemnifying Party hereto of any of its representations, warranties, covenants or agreements contained in this Agreement and/or (ii) any fraud committed by the willful breach of this Agreement by such Indemnifying Party.

(b)      To the extent any action may be brought in connection with the Products naming Cortelco as a defendant, to the extent allowed under law, eOn Sub shall indemnify and hold Cortelco and its officers and directors harmless from any liability, cost, or expense incurred by such action, and to the extent permitted under the Lines or any other agreements entered into between eOn Sub and the suppliers of the Products, shall include Cortelco as an additional indemnified party with respect to any indemnification provided by a Product supplier or manufacturer.

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Article III.
compensation

Section 3.01      Monthly Fee for Fulfillment Services . In consideration of the Fulfillment Services to be provided by Cortelco to eOn Sub, Cortelco shall be entitled to a monthly payment of the lesser of (i) $10,000.00 per month or (ii) actual costs incurred by Cortelco in providing such Fulfillment Services for such month.

Section 3.02      Additional Compensation. In addition to the monthly fees provided for in Section 3.01 above, Cortelco shall be entitled to retain all of the fees paid pursuant to the PTD Agreement for Fulfillment Services, less any adjustment which may be necessary to avoid duplicate payments to Cortelco related to labor or other services for which Cortelco may have already been compensated in connection with the Products.

Section 3.03      Offset of Fees. Cortelco may offset the fees and compensation provided for in this Article (the “Fulfillment Fees”) against the amounts received by Cortelco from third parties on behalf of eon Sub in connection with providing the Fulfillment Services. Any amounts due in excess of the amounts received on a monthly basis from third party distributors will be invoiced to eOn Sub, and eOn Sub agrees to pay such invoiced amounts within thirty days of receipt of invoice. Other than the Fulfillment Fees, Cortelco will not withhold any sum whatsoever, for any reason, from the amounts payable to eOn Sub received from distributors or other parties in connection with the Fulfillment Services being provided pursuant to this Agreement.

Article IV.
TERM; TERMINATION

Section 4.01       Term. This Agreement shall commence on the Effective Date and expire and terminate March 1, 2015 (the “Expiration Date”), unless earlier terminated as set forth in this Article IV, or unless extended and renewed upon the mutual agreement of the parties hereto (the “Term”).

Section 4.02       Termination. This Agreement shall terminate prior to the Expiration Date in the event any of the following occurs.

(a)      eOn Sub may in its sole discretion, with 60-days’ prior written notice to Cortelco, terminate this Agreement at any time after November 31, 2014;

(b)      Should at any time during the Term a supplier of the Products for any reason cease to supply Product to eOn Sub, then eOn Sub shall have the right to either terminate the relevant portions of this Agreement with Cortelco, or with Cortelco’s consent, renegotiate the terms of this Agreement to reflect the then current conditions; or

(c)      by written notice by a party, if there has been a breach by the other party of its obligations under this Agreement and the breaching party fails to cure such breach within 30 days after notice thereof.

Section 4.03      Effect of Termination. Upon expiration or termination of this Agreement, Cortelco will transfer all inventory in Cortelco’s possession that is owned by eOn Sub or PTD to eOn Sub together with all customer records and information necessary for eOn Sub for take on the role of providing the services for the Products previously provided by Cortelco to eOn Sub. There shall be no liability on the part of any party hereto after termination or expiration of this Agreement; provided that nothing herein shall relieve any party from liability for any fraud or breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

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Article V.
Representations and Warranties

Each party to this Agreement represents to each other party as follows:

Section 5.01      Organization, Standing . It is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business, to own or lease its properties and assets, to enter into this Agreement, and to carry out the terms hereof and thereof. It is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, business operations, results of its operations or prospects taken as a whole and/or prevent the completion of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 5.02      Corporate Acts and Proceedings . The execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been validly and appropriately taken.

Section 5.03      Compliance with Laws and Instruments . Its business and operations have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement: (a) will not cause it to violate or contravene (i) any provision of applicable law, (ii) any rule or regulation of any agency or government having jurisdiction over it or its property or assets, (iii) any order, judgment or decree of any court applicable to it or its property or assets, or (iv) any provision of its Certificate of Incorporation or Bylaws, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which it is a party or by which it or any of its properties is bound or affected, except (i) as to which it may obtain a consent which will have been obtained on or prior to the Effective Date and (ii) as would not have a Material Adverse Effect and (c) will not result in the creation or imposition of any lien upon any property or asset of it. It is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not have a Material Adverse Effect.

Section 5.04      Binding Obligations . This Agreement constitute the legal, valid and binding obligations of it and are enforceable against it in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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Article VI.
MISCELLANEOUS

Section 6.01      Amendment . This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

Section 6.02      Waiver . Any party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.03      Notices . All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to eOn Sub, to:

eOn Subsidiary, Inc.

1703 Sawyer Road

Corinth, Mississippi 38829
Attention: Stephen Swartz

Facsimile:

E-mail:

(b)	if to Cortelco to:

Cortelco, Inc.

1703 Sawyer Road

Corinth, Mississippi 38829

Attention: James Hopper

Facsimile:

E-mail: hopper@cortelco.com

Section 6.04      Binding Effect; Assignment . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any assignment without such consent shall be null and void.

Section 6.05      Governing Law; Jurisdiction . This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.

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Section 6.06      Waiver of Jury Trial . Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 6.07      Counterparts . This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.08      Entire Agreement . This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 6.09      Severability . In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 6.10      Third Parties . Except for the rights of the Indemnified Parties pursuant to Section 2.02, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

eON SUBSIDIARY, INC.

By:
Name:
Title:

CORTELCO, INC.

By:
Name:
Title:

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Annex C

Proposed Amended and Restated Certificate of Incorporation of eOn Communications Corporation

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EON COMMUNICATIONS CORPORATION

eOn Communications Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is eOn Communications Corporation. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 23, 1991 under the name CTC, Inc.

B. All amendments to the Certificate of Incorporation, as amended to date, reflected herein have been duly authorized and adopted by the Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

C. The corporation’s Certificate of Incorporation, as amended to date, is hereby further amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Inventergy Global, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of Newcastle, DE 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Upon the effectiveness of this Fifth Amended and Restated Certificate of Incorporation (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each [●] shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders' original stock certificate. No stockholders will receive cash in lieu of fractional shares.

A. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as follows:

1. Dividend Rights. Holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), out of any assets of the Corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends.

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2. Liquidation Rights. Holders of Common Stock shall be entitled to, upon liquidation, dissolution or winding up of the Corporation, and subject to any Preferred Stock designations, their pro rata share of such assets being distributed.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. Holders of Common Stock shall have the right to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. The Common Stock does not have cumulative voting rights.

B. Preferred Stock. The Preferred Stock shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine from time to time.

1. Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as set forth on Exhibit A hereto.

2. Series B Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series B Convertible Preferred Stock are as set forth on Exhibit B hereto.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders of any class thereof, as the case may be, it is further provided, with respect to the Board of Directors, that:

A. Powers. The management of the business and the conduct of the affairs of the Corporation shall be vested in the powers of the Board of Directors.

B. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

C. Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article V, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal of Directors. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

E. Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least twenty percent (20%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

C-2

F. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation shall indemnify its directors and executive officers (for the purposes of this Article VIII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL Law or any other applicable law or (iv) such indemnification is required to be made under this Article VIII.

The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person.

The Corporation may advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article VIII or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to this Article VIII, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director or executive officer of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

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Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX and X.

ARTICLE X

A. No action shall be taken by the stockholders of the Corporation, other than holders of any class or series of Preferred Stock, except at an annual or special meeting of stockholders called in accordance with the Bylaws.

B. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XIII

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by _____________, its authorized officer this ____ day of _________, 2014.

EON COMMUNICATIONS CORPORATION

By:
Name:
Title:

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK AND

SERIES A-2 CONVERTIBLE PREFERRED STOCK
OF INVENTERGY GLOBAL, INC.

Inventergy Global, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating series of the Corporation's previously authorized preferred stock, par value $0.001 per share, namely, “Series A Preferred Stock”, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of five million (5,000,000) shares of Series A-1 Convertible Preferred Stock and one million one hundred seventy-six thousand seven hundred forty-eight (1,176,748) shares of Series A-2 Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue 5,000,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), par value $0.001 per share, which shall have the powers, designations, preferences and other special rights set forth hereinbelow; and

RESOLVED, that the Corporation is authorized to issue 1,176,748 shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), par value $0.001 per share, which shall have the powers, designations, preferences and other special rights set forth hereinbelow:

1. Designation and Amount.

(a) Series A-1 Preferred Stock. The class of preferred stock hereby classified shall be designated the “Series A-1 Preferred Stock”. The initial number of authorized shares of the Series A-1 Preferred Stock shall be 5,000,000, which shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock voting together as a single class and the consent of all Substantial Holders.

(b) Series A-2 Preferred Stock. The class of preferred stock hereby classified shall be designated the “Series A-2 Preferred Stock.” The initial number of authorized shares of the Series A-2 Preferred Stock shall be 1,176,748, which shall not be subject to increase without the consent of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock voting together as a single class and the consent of all Substantial Holders. Each share of the Series A Preferred Stock shall have a par value of $0.001.

2. Ranking. The Series A Preferred Stock shall rank prior and superior to all of the common stock, par value $0.001 per share, of the Corporation (“Common Stock”) and, subject to the rights of any Senior Preferred Stock (as defined in Section 4(a) below) any other capital stock of the Corporation (other than the Series A Preferred Stock) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Each of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall rank pari passu with any other Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock and other capital stock of the Corporation (other than the Series A Preferred Stock) shall be subject to the preferences and relative rights of the Series A Preferred Stock.

3. Participation. From and after the first date of issuance of any shares of Series A Preferred Stock (the “Issuance Date”), the holders of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Stock into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage (as defined in Section 7(d), if applicable) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, other than as set forth in Section 4 below, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. Subject to any voting or consent rights contained herein, the Corporation shall not declare or pay any dividends on any other shares of capital stock whether such capital stock is pari-passu (such stock referred to hereinafter as “Pari Passu Stock”) or junior (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of Series A Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends. Notwithstanding the foregoing, to the extent that a Holder's right to participate in any such dividend or distribution pursuant to this Section 3 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

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4. Liquidation Preference.

(a) Preferential Payment to Holders of Series A Preferred Stock. Upon any Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to a price equal to the sum of (i) the greater of (x) the product of (I) the Stated Value and (II) the number of shares of Series A Preferred Stock then held by each Holder and (y) the product of (I) the fair market value of one share of Common Stock, as mutually determined by the Corporation and the Required Holders (provided that if the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 7(f)) and (II) the number of shares of Common Stock issuable upon conversion of such Holder's Series A Preferred Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage, if applicable) and (ii) any declared accrued and unpaid dividends. If upon any such Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. For purposes of this Certificate of Designations, the term “Stated Value” shall mean $0.01 per share with respect to the Series A-1 Preferred Stock and shall mean $1.6996 per share with respect to the Series A-2 Preferred Stock, in each case, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock after the Subscription Date.

(b) Distribution of Remaining Assets. Upon a Liquidation Event and subject to the rights of any Senior Preferred Stock, after the payment of all preferential amounts required to be paid to the Holders, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation.

5. Fundamental Transactions.

(a) Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designations and all obligations of Inventergy Inc., the Corporation's wholly-owned subsidiary, under the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Preferred Stock in exchange for such Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value of the Series A Preferred Stock held by such Holder and having similar ranking to the Series A Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series A Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Preferred Stock, including without limitation, the Maximum Percentage, if applicable), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Series A Preferred Stock in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage, if applicable) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

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(b) Redemption Right.

(i) General. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Fundamental Transaction Notice”). At any time during the period (the “Fundamental Transaction Period”) beginning after a Holder's receipt of a Fundamental Transaction Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Fundamental Transaction, such Holder may, except solely to the extent expressly prohibited by law, require the Corporation to redeem all or any portion of such Holder's Series A Preferred Stock by delivering (such date of delivery, the “Fundamental Transaction Redemption Notice Date”) written notice thereof (“Fundamental Transaction Redemption Notice”) to the Corporation, which Fundamental Transaction Redemption Notice shall indicate the number of shares of Series A Preferred Stock the Holder is electing to redeem. Any Series A Preferred Stock subject to redemption pursuant to this Section 5(b) shall be redeemed by the Corporation in cash at a price per share of Series A Preferred Stock equal to the sum of (i) the greater of (x) the Stated Value and (y) the product of (I) the fair market value of one share of Common Stock, as mutually determined by the Corporation and the Required Holders (provided that if the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 7(f)) and (II) the number of shares of Common Stock issuable upon conversion per share of Series A Preferred Stock being redeemed (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage, if applicable) and (ii) any declared accrued and unpaid dividends per share of Series A Preferred Stock being redeemed (the “Fundamental Transaction Redemption Price”). Upon the Corporation's receipt of a Fundamental Transaction Redemption Notice(s) from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation's receipt of such notice(s). The Corporation shall make payment of the Fundamental Transaction Redemption Price concurrently with the consummation of such Fundamental Transaction to all Holders that deliver a Fundamental Transaction Redemption Notice at least three Trading Days prior to the consummation of such Fundamental Transaction and within five (5) Trading Days after the Corporation's receipt of such notice otherwise (the “Fundamental Transaction Redemption Date”). To the extent redemptions required by this Section 5(b)(i) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5(b)(i), until the Fundamental Transaction Redemption Price (together with any interest thereon) is paid in full, the number of shares of Series A Preferred Stock submitted for redemption under this Section 5(b)(i) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Fundamental Transaction, shares or equity interests of the Successor Entity substantially equivalent to the Corporation's Common Stock pursuant to Section 7(b)(i). The Holders and the Corporation agree that in the event of the Corporation's redemption of any Series A Preferred Stock under this Section 5(b)(i), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future dividend rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b)(i) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Fundamental Transaction Redemption Price on the Fundamental Transaction Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 5(b)(iii).

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(ii) Miscellaneous. If the Corporation is unable to redeem all of the Series A Preferred Stock submitted for redemption, the Corporation shall (i) redeem an amount from each Holder equal to such Holder's pro rata amount of the Series A Preferred Stock outstanding multiplied by the total number of shares of Series A Preferred Stock to be redeemed from all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed share of Series A Preferred Stock until paid in full.

(iii) Void Redemption. In the event that the Corporation does not pay a Fundamental Transaction Redemption Price within the time period set forth in this Certificate of Designations, at any time thereafter and until the Corporation pays such unpaid applicable Fundamental Transaction Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Series A Preferred Stock that were submitted for redemption by such Holder and for which the applicable Fundamental Transaction Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Redemption Notice”). Upon the Corporation's receipt of such Void Redemption Notice, (i) the applicable Redemption Notice shall be null and void with respect to the Series A Preferred Stock subject to the Void Redemption Notice, (ii) the Corporation shall immediately return any Series A Preferred Stock subject to the Void Redemption Notice, and (iii) the Conversion Price of such returned Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Corporation and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Redemption Notice is delivered to the Corporation and ending on the date on which the Void Redemption Notice is delivered to the Corporation, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(iv) Disputes. In the event of a dispute as to the determination of the arithmetic calculation of the Fundamental Transaction Redemption Price, such dispute shall be resolved pursuant to Section 7(f) with the term “Fundamental Transaction Redemption Price” being substituted for the term “Conversion Rate”. A Holder's delivery of a Void Redemption Notice and exercise of its rights following such notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 5(b) of less than all of the Series A Preferred Stock represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the Holder of such Series A Preferred Stock a Preferred Stock Certificate representing the remaining shares of Series A Preferred Stock which have not been redeemed, if necessary.

(v) Waiver of Redemption Right. Notwithstanding anything to the contrary set forth herein, if the Required Holders explicitly approve of a Fundamental Transaction in writing, the Required Holders shall be deemed to have waived their right to redeem Series A Preferred Stock in connection with such Fundamental Transaction. Any such waiver by the Required Holders will apply to all holders of Series A Preferred Stock.

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6. Voting Rights.

(a) General. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 8 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 6(b) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. On the Effective Date, pursuant to the Merger Agreement, Robb Knie has been elected as a director of the Corporation (herein referred to as the “Initial Series A Director”). The Initial Series A Director shall serve for a term of not less than one year from the Effective Date and until his successor is elected and qualified and may not be removed from the board of directors, except that the Initial Series A Director may be removed by the majority of the board of directors for Cause. If the Initial Series A Director is removed for Cause or he voluntarily resigns, a majority of the board of directors may fill the vacancy.

(b) Series A Preferred Stock Protective Provisions. In addition to any other rights provided by law, for so long as there continues to exist a Substantial Holder, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Required Holders voting together as a single class:

(i) create, or authorize the creation of, or issue or obligate itself to issue additional or other capital stock that is Pari Passu Stock or senior in rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments upon a Liquidation Event;

(ii) increase the authorized number of shares of Common Stock or Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock;

(iii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or incur, or authorize the incurrence of any Indebtedness (other than Permitted Indebtedness), or permit any Subsidiary to take any such action;

(iv) authorize or effect the payment of any dividends or distributions on any capital stock of the Corporation or any Subsidiary or the redemption or repurchase of any capital stock of the Corporation or any Subsidiary or rights to acquire capital stock of the Corporation or any Subsidiary (other than the repurchase of stock from employees of the Corporation or its Subsidiaries pursuant to repurchase rights upon termination of employment of such employees at purchase prices initially paid by such employees for such shares);

(v) authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation or any Subsidiary; (b) any Fundamental Transaction, or (d) a Liquidation Event, or consent to any of the foregoing;

(vi) amend or repeal any provision of the Corporation's Certificate of Incorporation or By-Laws;

(vii) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, (including, without limitation, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock); provided, however, that any such amendment, alteration or repeal of the preferences, special rights or other powers of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock so as to affect adversely the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, will also require the consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, voting as a separate class; or

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(viii) take any other action or agree to take any action that adversely and materially affects the terms or rights of the holders of the Series A Preferred Stock other than actions in the ordinary course of business; provided, however, that any such action or agreement to take such action that adversely affect the terms or rights of the holders of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, will also require the consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, voting as a separate class.

(c) Actions Requiring Vote of Initial Series A Director. For so long as the Initial Series A Director remains a director of the Corporation, but in no event for more than one year following the Effective Date, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Initial Series A Director:

(i) enter into, be party to or allow the occurrence or the consummation of a Fundamental Transaction;

(ii) any change in the principal business of the Corporation, enter into any new lines of business, exit the current line of business or any material modification of current or future business plans, it being understood that the principal business of the Corporation is intellectual property licensing and monetization;

(iii) enter into any material transaction, including, without limitation, commercial contracts and loans, other than employment agreements on a basis consistent with standard practice, with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock or any affiliate of any of the foregoing;

(iv) firing of any executive officer or employee serving a similar function, including without limitation, the chief executive officer, president, chief operating officer, chief financial officer, chief investment officer, chief strategy officer, and chief information officer, or any employee with annual compensation (including any bonus payments) in excess of $225,000;

(v) approval of a yearly budget of expenses, other than for employee and director compensation, that exceed, or are estimated to exceed, $6,900,000 in any 365 day period;

(vi) incurrence or payment of any expenses in excess of a yearly approved budget pursuant to clause (v) above;

(vii) entering into any agreement or contract that specifically by its terms restricts the Corporation's ability to pay dividends on, or redeem securities of, the Corporation;

(viii) adopting or making any material modification to, any employee stock option plan, stock bonus plan, stock purchase plan or other management equity plan;

(ix) any loan or advance to, or acquisition of any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;

(x) any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(xi) any guarantee of any Indebtedness except for trade accounts of the Corporation or any Subsidiary arising in the ordinary course of business, provided, however, that the provisions of this clause (xi) shall not prohibit the Corporation or any of its Subsidiary to incur, or authorize the incurrence of, any Permitted Indebtedness as permitted by Section 6(b)(iii);

(xii) any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $3,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years; provided, however, that the provisions of this clause (xii) shall not prohibit purchases by the Corporation or its Subsidiaries of intellectual property or intellectual property rights;

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(xiii) increase or decrease the authorized number of directors constituting the Board of Directors;

(xiv) the repurchase or redemption by the Corporation of any or all outstanding securities of the Corporation (other than the repurchase of stock from employees of the Corporation or its Subsidiaries pursuant to repurchase rights upon termination of employment of such employees at purchase prices initially paid by such employees for such shares);

(xv) until one or more Subsequent Placements occurring after the Effective Date generating aggregate net proceeds to the Company of at least $10,000,000, hire any officers or employees on compensation terms more favorable than the compensation terms of the most comparable officer or employee employed by the Corporation and/or its Subsidiaries on the Effective Date;

(xvi) until one or more Subsequent Placements occurring after the Effective Date generating aggregate net proceeds to the Company of at least $10,000,000, make any increase to the aggregate compensation of any officer or director of the Corporation and/or any of its Subsidiaries;

(xvii) during the 12 month period immediately following the Effective Date, make any increase to the aggregate compensation of any officer or director of the Corporation and/or its Subsidiaries that is employed by the Corporation on the Effective Date that exceeds 35% of such officer or director’s compensation on the Effective Date; or

(xviii) during the 12 month period immediately following the Effective Date, pay aggregate compensation to all officers, directors and employees of the Corporation and/or its Subsidiaries that exceeds $2,900,000.

7. Conversion.

(a) Optional Conversion. Each share of Series A Preferred Stock may be converted into shares of Common Stock at any time or times, at the option of any Holder as provided in this Section 7. The number of shares of Common Stock issuable upon conversion of each Series A Preferred Stock pursuant to this Section 7 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion. The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporation's registered transfer agent (the “Transfer Agent”) (if the Corporation does not have a registered transfer agent, references hereto to the “Transfer Agent” shall be deemed to be references to the Corporation) and (B) if required by Section 7(b)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 10) (the “Preferred Stock Certificates”).

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(ii) Corporation's Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), (I)(1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (II) pay in cash, any declared, accrued and unpaid dividends on the shares of Preferred Stock being converted. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 7(b)(iv), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Corporation's Failure to Timely Convert. The following provisions shall be applicable from and after the Effective Date:

(A) Cash Damages. If within three (3) Trading Days after the Corporation's receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series A Preferred Stock (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then in addition to all other available remedies which such holder may pursue hereunder and under the other Transaction Documents, including any indemnification provisions therein), then the Corporation shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Series A Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 7(b)(iii)(A) or otherwise. Thereafter, the Conversion Price of any Series A Preferred Stock returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

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(iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted, in which case the Holder shall deliver such stock certificate to the Corporation promptly following such conversion or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Stock upon physical surrender of any Series A Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 7(b)(iv) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 7(b)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(c) Special Event. Upon the occurrence of a Special Event, the provisions set forth in Sections 4(a), 5(b), 6(b) and 6(c) shall immediately terminate and be of no further force and effect. As used herein, a "Special Event" shall mean the occurrence of each of the following (I) the closing of an underwritten public offering on a firm commitment basis with a nationally recognized underwriter of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act, with an anticipated aggregate offering price to the public of not less than $20,000,000 (before deduction of underwriters commissions, fees and expenses) at a price per share that equals or exceeds $1.61 (as adjusted for any stock dividend, stock split, reverse stock split, stock combination, reclassification or similar transaction after the Subscription Date), as determined on the applicable date of determination, that results in the listing of Common Stock of the Corporation on a national securities exchange and (II) either (x) the redemption in full of the New Notes and the Amended and Restated Notes or (y) the occurrence of a Full Collateralization Event (as defined in the Amended and Restated Notes and the New Notes), in each case only if, on the applicable date of determination, no Equity Conditions Failure shall have occurred.

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(d) Beneficial Ownership Limitation on Conversions. The Corporation shall not effect the conversion of any portion of Series A Preferred Stock, and no Holder shall not have the right to convert any portion of Series A Preferred Stock, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. The Corporation shall not give effect to any voting rights of the Series A Preferred Stock, and no Holder shall have the right to exercise voting rights with respect to any Series A Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder together with the other Attribution Parties being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing sentences, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) convert of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Series A Preferred Stock) beneficially owned by such Holder or any of its other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(d). For purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of Series A Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (3) any other written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder and any of its other Attribution Party since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series A Preferred Stock that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Series A Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 7(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e) Reservation of Shares.

(i) The Corporation shall have sufficient authorized and unissued shares of Common Stock for each Series A Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each such Series A Preferred Stock as of the Issuance Date. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder's Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Stock (other than pursuant to a transfer of Series A Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

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(ii) If at any time while any of the Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of duly authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(f) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any “big four” international accounting firm. The Corporation shall cause, at the Corporation's expense (unless such accounting firm determines in favor of the Corporation, in which case the Holder shall be responsible for such expense), the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

(g) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(h) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 7(b)(iii)(B), any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

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(i) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

8. Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 8.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b) Voluntary Adjustment By Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate and approved by the Board of Directors in accordance with Delaware law and in compliance with the rules of the Principal Market.

(c) Certain Fundamental Transactions. If any Fundamental Transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any and pari passu to the rights of holders of Pari Passu Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price then in effect (provided, however, that to the extent that a Holder's right to receive securities in any such Fundamental Transaction would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such securities in such Fundamental Transaction to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Fundamental Transaction (and beneficial ownership) to such extent) and such securities to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any rights under this Section 8(c) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

(d) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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(e) Notices.

(i) Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to this Section 8, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 7(f).

(ii) The Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

(iii) The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place.

9. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 7 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

10. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series A Preferred Stock's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each holder of Series A Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series A Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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12. Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with such contact information provided by each Holder to the Corporation and set forth in the register for the Series A Preferred Stock maintained by the Corporation as set forth in Section 15.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of any holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14. Transfer of Series A Preferred Stock. A Holder may assign some or all of the Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

15. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation's stockholders or at a duly called meeting of the Corporation's stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

17. General Provisions; Amendment and Waivers. In addition to the above provisions with respect to Series A-1 Preferred Stock and Series A-2 Preferred Stock, such Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Amended and Restated Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally. Any and all provisions of this Certificate of Designations may be amended or waived by an instrument in writing signed by the Corporation and the Required Holders and any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 17 shall be binding on all Holders; provided, however, that any such action or agreement to take such action that adversely affect the terms or rights of the holders of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, will also require the consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or the Series A-2 Preferred Stock, respectively, voting as a separate class. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

18. Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

19. Certain Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(a) “Affiliate” has the meaning set forth in Rule 405 under the Securities Act.

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(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Cause” means the Initial Series A Director is convicted of a felony by a court of competent jurisdiction, the Initial Series A Director has been found to have engaged in fraud or willful misconduct in connection with the performance of his duties as board member or he is convicted of or signs a consent decree acknowledging any scienter-based securities law violation.

(f) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets, Inc.(formerly the Pink OTC Markets, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 7(f). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h) “Conversion Amount” means the Stated Value.

(i) “Conversion Price” means $[●][1], subject to adjustment as provided herein.

(j) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(k) “Effective Date” shall mean the date on which the Certificate of Merger by and among the Corporation, Inventergy Merger Sub, Inc. and Inventergy, Inc. is filed with the Delaware Secretary of State.

 1 Insert the quotient determined by dividing $0.01 (with respect to the Series A-1 Preferred Stock) or $1.6996 (with respect to the Series A-2 Preferred Stock) as applicable (as adjusted for any stock dividend, stock split, reverse stock split, stock combination, reclassification or similar transaction after the Subscription Date) by the Exchange Ratio (as defined in the Merger Agreement).

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(l) “Eligible Market” means The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(m) “Equity Conditions” means each of the following conditions: (i) either (a) a registration statement shall be effective and available for the resale of all Registrable Securities pursuant to Rule 415 and there shall not have been any postponement or failure to maintain the effectiveness of such registration statement and the Corporation shall have no knowledge of any fact that would cause such registration statement not to be effective and available for the resale of all remaining Registrable Securities or (b) all Registrable Securities shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and without the need for registration under any applicable federal or state securities laws and the Corporation shall have no knowledge of any fact that would cause the Registrable Securities not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable federal or state securities laws; (ii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full, subject to any shares that must be held in abeyance due to the provisions of Section 7(d) hereof, and without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; (iii) during the Equity Conditions Measuring Period, the Corporation shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated; (v) during the Equity Conditions Measuring Period, the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document (as defined in the Securities Purchase Agreement); and (vi) no Holder shall be in possession of any material, nonpublic information received from the Corporation, any Subsidiary or its respective agent or affiliates.

(n) “Equity Conditions Failure” means that on the applicable date of determination, any of the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(o) “Equity Conditions Measuring Period” means the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means the Weighted Average Price of one share of the Common Stock on the Trading Day immediately preceding the date the Corporation issues or grants shares of Common Stock or securities exchangeable for, or convertible or exercisable into, shares of Common Stock.

(r) “Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity; provided, however, that in no event shall any Holder have the right to require the Corporation to redeem all or any portion of such Holder's Series A Preferred Stock pursuant to Section 5(b) based on a Fundamental Transaction pursuant to this clause (a) in which, upon any such consolidation or merger, holders of the Corporation's voting power immediately prior to such consolidation or merger are, directly or indirectly, after such consolidation or merger the holders of a majority of the voting power of the surviving entity (or if the surviving entity is controlled by another entity, a majority of the voting power of the entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such consolidation or merger, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Corporation to surrender their shares of Common Stock without approval of the stockholders of the Corporation or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

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(s) “GAAP” means United States generally accepted accounting principles, consistently applied.

(t) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(u) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(v) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

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(w) “Merger Agreement” shall mean that certain Agreement of Merger and Plan of Reorganization dated December 17, 2013, by and among the Corporation, Inventergy Merger Sub, Inc. and Inventergy, Inc.

(x) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(y) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(z) “Permitted Indebtedness” means (i) Indebtedness evidenced by the Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice and (iii) Indebtedness secured by Permitted Liens.

(aa) “Permitted Liens” means (i) any first priority mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) (A) upon or in any equipment or New Patent Assets (as defined in the Notes) acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or New Patent Assets or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or the acquisition of such New Patent Assets, or (B) existing on such equipment or New Patent Assets at the time of its acquisition, provided that the Lien is confined solely to the equipment or New Patent Assets so acquired, and the proceeds of such equipment or New Patent Assets and (ii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (i) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

(bb) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(cc) “Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock, which as of the Issuance Date shall be The NASDAQ Capital Markets.

(dd) “Registrable Securities” means (A) any shares of Common Stock held by any of the Holders as of the date hereof or as of any future date of determination, (B) any shares of Common Stock issuable upon conversion, exercise or exchange of securities, including, without limitation, any shares of Series A Preferred Stock, held by any of the Holders as of the date hereof or as of any future date of determination (collectively, the “Holders' Securities”) and (iii) any capital stock of the Corporation issued or issuable with respect to the Holders' Securities or any securities exchangeable, convertible or exercisable into Holders' Securities, including, without limitation, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversions of the shares of Series A Preferred Stock.

(ee) “Required Holders” means the holders of a majority of the outstanding shares of Series A Preferred Stock

(ff) “Rule 144” means Rule 144 under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis.

(gg) “Rule 415” means Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Securities Purchase Agreement” means that certain securities purchase agreement by and among Inventergy, Inc., the Corporation's wholly-owned subsidiary, and the initial Holders of the Series A-1 Preferred Stock, dated as of May 10, 2013, and/or that certain securities purchase agreement by and among Inventergy, Inc., the Corporation’s wholly-owned subsidiary, and the initial Holders of the Series A-2 Preferred Stock, dated as of May 17, 2013, as the case may be, as each such agreement further may be amended from time to time as provided in such agreement.

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(jj) “Series A Preferred Stock” means, collectively, the Series A-1 Convertible Preferred Stock of the Corporation and the Series A-2 Convertible Preferred Stock of the Corporation.

(kk) “Stockholders Agreement” means that certain stockholders agreement dated as of May 10, 2013 by and among the Corporation, the stockholders and the investors listed on the signature pages thereto, as such agreement further may be amended from time to time as provided in such agreement.

(ll) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(mm) “Subscription Date” means December 16, 2013.

(nn) “Subsequent Placement” means any sale of any of its or its Subsidiaries' common stock or convertible preferred stock; provided, however, that any Subsequent Placement which constitutes a sale of any of its or its Subsidiaries' equity or equity equivalent securities, which terms provide for the redemption of such securities, either at the option of the Corporation or holder thereof within the first two (2) years of the issuance date of such securities shall not be considered a Subsequent Placement for the purpose of this definition.

(oo) “Subsidiary” means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(pp) “Substantial Holder” means any Holder that purchased shares of Series A Preferred Stock. convertible into 1,000,000 shares or more of the Corporation's Common Stock outstanding at the time of such purchase (such date of purchase, a “Substantial Holder Purchase Date”) and continues to hold as of any applicable date of determination a number of shares of Series A Preferred Stock equal to at least twenty percent (20%) of the number of shares of Series A Preferred Stock purchased by such Holder on the Substantial Holder Purchase Date with respect to such Holder.

(qq) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(rr) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ss) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets, Inc. (formerly the Pink OTC Markets, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 7(f) with the term “Weighted Average Price” being substituted for the term “Conversion Rate.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

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EXHIBIT I

INVENTERGY GLOBAL, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Inventergy Global, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of Inventergy Global, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:	Indicate if Series A-1 _____ or Series A-2 ______

Number of shares of Series A Preferred Stock to be converted:	`

Stock certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _______________ to issue the above indicated number of shares of Common Stock.

INVENTERGY GLOBAL, INC.

By:

Name:
Title:

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EXHIBIT B

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
OF
INVENTERGY GLOBAL, INC.

Inventergy Global, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $0.001 per share, namely, the “Series B Preferred Stock”, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of two thousand seven hundred fifty (2,750) shares of Series B Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue two thousand seven hundred fifty (2,750) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1)                 Dividends. Subject to Section 14, the holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”), as a class, shall not be entitled to receive dividends (“Dividends”).

(2)                 Conversion of Preferred Shares. On or after the Initial Convertibility Date, Preferred Shares shall be convertible into shares of the Company's Common Stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)                 Holder's Conversion Right. Subject to the provisions of Section 2(f), at any time or times on or after the Initial Convertibility Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(c) at the Conversion Rate (as defined below).

(b)                 Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued in the aggregate upon any conversion shall be rounded up to the nearest whole number.

(c)                 Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company's designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the “Preferred Stock Certificates”).

(ii) Company's Response. Upon receipt by the Company of copy of a duly completed Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a notice of any dispute pursuant to Section 2(c)(iii) below or a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Conversion Shares are subject to an effective resale registration statement in favor of the Holder or, if converted at a time when Rule 144 would be available for immediate resale of the Conversion Shares by such Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Conversion Shares are not subject to an effective resale registration statement in favor of such Holder and Rule 144 is not available for immediate resale of the Conversion Shares by such Holder, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile the disputed determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price, as applicable, or the disputed arithmetic calculation of the Conversion Rate to an independent, reputable investment bank selected by the Company and approved by the Required Holders or to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert.

(A)                Cash Damages. If (x) within three (3) Trading Days after the Company's receipt of the facsimile copy of a duly completed Conversion Notice the Company shall fail to credit a Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Conversion Shares are eligible for immediate resale by such Holder, or issue and deliver a certificate to such Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares (subject to the resolution of any bona fide dispute pursuant to Section 2(c)(iii) above solely as to any disputed shares) or (y) within three (3) Trading Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(c)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to one and one half percent (1.5%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and the terms of this Certificate of Designations and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock. If the Company fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date the Company shall fail to issue and deliver a certificate to a Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit such Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Conversion Shares are eligible for immediate resale by such Holder, in each case for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion or the Company's Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

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(B)                Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(C)                Conversion Failure. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, subject to the resolution of any bona fide dispute pursuant to Section 2(c)(iii) above, then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

(vi) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(c)(iii).

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(vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d)                 Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(d)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issuance or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 2(d)(i), the following shall be applicable:

(A)                Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(d)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company to the Holder thereof with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

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(B)                Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(d)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Company to the Holder thereof with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)                Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(d)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. For clarity, adjustments to the purchase price or exercise price of Options already provided for in the terms of such outstanding Options or adjustments to the rate at which Convertible Securities are convertible into or exchangeable or exercisable for Common Stock already provided for in the terms of such outstanding Convertible Securities (or assumed by the Company in the Reverse Merger) shall not result in the deemed issuance of Common Stock as of the date of such adjustment, if any. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)                Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the gross purchase price paid by the purchaser therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the party whose calculation is farther from the determination or calculation of the appraiser.

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(E)                Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(d) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(d).

(iv) Voluntary Adjustment By Company. Subject to compliance with any applicable listing rules of the Principal Market, the Company may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(e)                 Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 2(d), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(c)(iii).

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(ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(f)                  Special Event. Upon the occurrence of a Special Event, the provisions set forth in Section 2(d)(i), clause (ii) of the definition of Change of Control Redemption Price, the first sentence of Section 11 and the provisions set forth in Section 12 shall immediately terminate and be of no further force and effect. As used herein, a "Special Event" shall mean the occurrence of each of the following (I) the closing of an underwritten public offering on a firm commitment basis with a nationally recognized underwriter of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act, with an anticipated aggregate offering price to the public of not less than $20,000,000 (before deduction of underwriters commissions, fees and expenses) at a price per share that equals or exceeds $1.61 (as adjusted for any stock dividend, stock split, reverse stock split, stock combination, reclassification or similar transaction after the Subscription Date), as determined on the applicable date of determination, that results in the listing of Common Stock of the Corporation on a national securities exchange and (II) either (x) the redemption in full of the New Notes and the Amended and Restated Notes or (y) the occurrence of a Full Collateralization Event (as defined in the Amended and Restated Notes and the New Notes), in each case only if, on the applicable date of determination, no Equity Conditions Failure shall have occurred.

(3)                 Redemption at Option of Holders.

(a)                 Holder Optional Redemption. In addition to all other rights of the Holders contained herein, in the event (i) the Company has not entered into definitive documentation on terms and conditions reasonably acceptable to the Required Holders providing for the consummation of the Reverse Merger on or before the date that is two (2) months after the Issuance Date, (ii) the Company amends the definitive documentation with respect to the Reverse Merger without the consent of the Required Holders, which consent shall not be unreasonably withheld, (iii) the Reverse Merger has not been consummated in accordance with the definitive documentation with respect to the Reverse Merger by the date that is six (6) months following the Issuance Date, (iv) the Reverse Split has not occurred by the date that is five (5) months following the Issuance Date or (v) the Company has not obtained the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of the Exchange Cap by the date that is five (5) months following the Issuance Date, each Holder shall have the right, at such Holder's option (each, a “Holder Optional Redemption Triggering Event”), to require the Company to redeem (a “Holder Optional Redemption”) all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to 100% of the Conversion Amount (the “Holder Optional Redemption Triggering Event Redemption Price”).

(b)                 Mechanics of Redemption at Option of Buyer. Within two (2) Business Days after the occurrence of any Holder Optional Redemption Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Holder Optional Redemption Triggering Event”) to each Holder. At any time after the earlier of a Holder's receipt of a Notice of Holder Optional Redemption Triggering Event and such Holder becoming aware of a Holder Optional Redemption Triggering Event, but in no event later than thirty (30) days after such Holder's receipt of a Notice of Holder Optional Redemption Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(c)                 Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the “Holder Optional Redemption Triggering Event Redemption Date”) by wire transfer of immediately available funds, an amount in cash equal to the applicable Holder Optional Redemption Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder, to the extent not paid by means of the Holder drawing on its Letter of Credit (as defined in the Securities Purchase Agreement). To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders. The Holders and Company agree that in the event of the Company's redemption of any Preferred Shares under this Section 3, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

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(4)                 Change of Control. No sooner than thirty (30) days nor later than five (5) days prior to the consummation of a Change of Control or a Non-Public Fundamental Transaction, but not prior to the public announcement of such Change of Control or Non-Public Fundamental Transaction, as applicable, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period (the “Change of Control Period”) beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder's Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 4 shall be redeemed by the Company in cash at a price equal to the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control or Non-Public Fundamental Transaction, as applicable, and ending as of the Trading Day immediately prior to the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, by (2) the Conversion Price (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control or Non-Public Fundamental Transaction, as applicable, and within five (5) Trading Days after the Company's receipt of such notice otherwise (the “Change of Control Redemption Date”), to the extent not paid by means of the Holder drawing on its Letter of Credit. To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c). The parties hereto agree that in the event of the Company's redemption of any portion of the Preferred Shares under this Section 4, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 5(a).

(5)                 Redemptions.

(a)                 Void Redemption. In the event that the Company does not pay a Redemption Price within the applicable time period and the applicable Letter of Credit is not drawn, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full (whether by payment by the Company or such Holder being paid by means of such Holder drawing on its Letter of Credit, or a combination thereof) a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

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(b)                 Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section 2(c)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(6)                 Company Optional Redemption. In the event of any Holder Optional Redemption Triggering Event and after thirty (30) days have elapsed since such Holder Optional Redemption Triggering Event (the “Company Optional Redemption Date”), the Company may redeem all, but not less than all, of the outstanding Preferred Shares (a “Company Optional Redemption”) at any time upon not less than ten (10) days prior written notice to each Holder (the “Company Optional Redemption Deadline”). Such Preferred Shares shall be redeemed by providing written notice via facsimile and overnight courier to the Holders (the “Notice of Company Redemption”) on or prior to the Company Optional Redemption Deadline and shall be redeemed at a redemption price equal to the Stated Value of the Preferred Shares. The Company shall deliver to Holders owning outstanding Preferred Shares to be redeemed by the Company by wire transfer of immediately available funds an amount in cash equal to the Stated Value of the Preferred Shares being redeemed no later than five (5) days after providing the Notice of Company Redemption. If the Company elects to cause a Company Optional Redemption pursuant to this Section 6(a), then it must simultaneously take the same action in the same proportion with respect to all the outstanding Preferred Shares.

(7)                 Other Rights of Holders.

(a)                 Assumption. The Company shall not enter into or be party to a Fundamental Transaction (other than the Reverse Merger) unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 7 pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value equal to the Stated Value of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares, including without limitation, the Maximum Percentage), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Preferred Shares in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, if so elected by a Holder on or prior to the occurrence or consummation of such Corporate Event, such Holder will have the right to receive upon surrender of such Holder's Preferred Shares upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder's Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 7(b) and 14, which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder's Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of Preferred Shares.

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(b)                 Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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(8)                 Reservation of Shares.

(a)                 The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate (without regard to any limitations or restrictions herein on any such conversion) with respect to the Conversion Amount of each such Preferred Share as of the Issuance Date. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations or restrictions on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)                 If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Company is able, consistent with its Certificate of Incorporation and Bylaws as then in effect, to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(9)                 Limitations on Conversion.

(a)                 Beneficial Ownership Limitation on Conversions. The Company shall not effect the conversion of any portion of the Preferred Shares, and no Holder shall have the right to convert any portion of the Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's Affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentences, the aggregate number of shares of Common Stock beneficially owned by a Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any of its other Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section. For purposes of this Section 9(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock, a Holder may acquire upon the conversion of the Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and any of its other Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Preferred Shares that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Preferred Shares in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. Holder providing such written notice and not to any other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 9(a) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 9(a) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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(b)                 Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of Preferred Shares, and the Holders of Preferred Shares shall not have the right to receive upon conversion of Preferred Shares (x) any shares of Common Stock or (y) any compensatory payments solely in respect of the Company's failure to obtain Stockholder Approval (as defined in the Securities Purchase Agreement), if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of Preferred Shares or otherwise without breaching the Company's obligations under the rules or regulations of the Principal Market, whether or not the Common Stock is listed on the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount. Until such approval is obtained, no Holder of Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement) and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Preferred Shares then held by each such Holder.

(10)             Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's Preferred Shares would be convertible on the record date for the vote or consent of stockholders, but in lieu of using the Conversion Price in effect as of the record date, such votes shall calculated based on the higher of (i) the initial Conversion Price of $1.07 per share and (ii) the Closing Bid Price on the Closing Date (the “Number of Preferred Share Votes”); provided that if the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Number of Preferred Share Votes in effect immediately prior to such subdivision will be proportionately increased and if the Company at any time after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Number of Preferred Share Votes in effect immediately prior to such combination will be proportionately decreased. Each Holder shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock, subject to Section 9(b) hereof and except that such Holder shall have no right to vote the Preferred Shares to approve the issuance of shares of Common Stock in excess of the Exchange Cap. Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

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(11)             Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as the “Pari Passu Stock”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of, shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(12)             Covenants.

(a)                 Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly incur or guarantee, assume or suffer to exist any Indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice.

(b)                 Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not enter into, or be a party to, a Fundamental Transaction.

(c)                 Prior to the consummation or termination of the Reverse Merger and except as permitted under the terms of the definitive documentation providing for the consummation of the Reverse Merger, the Company shall not (i) grant, issue or sell any Purchase Rights, (ii) declare or make any Distribution (other than the Initial Dividend) or (iii) repay any outstanding Indebtedness of the Company or any of its Subsidiaries (other than the repayment of the Outstanding Notes), and in cases of clause (ii) and (iii) only in compliance with Section 12(e).

(d)                 Prior to the consummation of the Reverse Merger and except pursuant to definitive documentation on terms and conditions acceptable to the Required Holders providing for the consummation of the Reverse Merger, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents or (ii) be party to any solicitations, negotiations or discussions with regard to the foregoing.

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(e)                 The aggregate amount of the Initial Dividend and any payments to the holders of the Outstanding Notes being paid with proceeds received from the Holders in respect of the Company's issuance and sale of the Preferred Shares, shall not exceed $2,000,000.

(f)                  The Company shall distribute the Initial Dividend and make the payment to the holders of the Outstanding Notes, subject to the limitation set forth in Section 12(e) above, contemporaneously with the consummation of the Reverse Merger.

(13)             Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(14)             Participation. Except for the Initial Dividend as to which the Holders shall have no right, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage (as defined in Section 9(a), if applicable) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, other than as set forth in Section 11, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. Subject to any voting or consent rights contained herein, except for the Initial Dividend, the Company shall not declare or pay any dividends on any other shares of Capital Stock whether such Capital Stock is Pari Passu Stock or junior (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of Preferred Shares then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Preferred Shares had been converted into shares of Common Stock pursuant to Section 2 immediately prior to the record date for determining the stockholders eligible to receive such dividends. Notwithstanding the foregoing, to the extent that a Holder's right to participate in any such dividend or distribution pursuant to this Section 14 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 14 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(15)             Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise other than with respect to the Reverse Merger and the Reverse Split; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or other Junior Stock other than the Initial Dividend; (f) amend or waive any provision of the Certificate of Designation with respect to the Preferred Shares; provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares. Any Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

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(16)             Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(17)             Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18)             Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(19)             Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20)             Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words “holder of securities” for the word “Buyer).

(21)             Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22)             Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

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(23)             Stockholder Matters. Subject to any contrary provision in the Company's Certificate of Incorporation, as amended or Bylaws, as amended, any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(24)             Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(25)             Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)                 “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company; provided, that the aggregate number of shares of Common Stock (together with securities convertible, exercisable or exchangeable into Common Stock) issued pursuant to an Approved Stock Plan does not exceed ten percent (10%) of the number of shares of Common Stock issued and outstanding as of the Subscription Date; provided, further, that and securities issued pursuant to an Approved Stock Plan shall be issued a price (or with a conversion price, exchange price or exercise price) equal to or greater than the then prevailing market price of the Common Stock.

(c)                 “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)                 “Bloomberg” means Bloomberg Financial Markets.

(e)                 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)                  “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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(g)                 “Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company.

(h)                 “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (C) the Reverse Merger.

(i)                   “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security (by trading volume for the prior 365 consecutive calendar days), the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(j)                  “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(k)                 “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l)                   “Conversion Amount” means the Stated Value.

(m)               “Conversion Price” means $1.07, subject to adjustment as provided herein.

(n)                 “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(o)                 “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market or The NASDAQ Global Market.

(p)                 “Equity Conditions” means each of the following conditions: (i) either (a) a registration statement shall be effective and available for the resale of all Registrable Securities pursuant to Rule 415 and there shall not have been any postponement or failure to maintain the effectiveness of such registration statement and the Company shall have no knowledge of any fact that would cause such registration statement not to be effective and available for the resale of all remaining Registrable Securities or (b) all Registrable Securities shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and without the need for registration under any applicable federal or state securities laws and the Company shall have no knowledge of any fact that would cause the Registrable Securities not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable federal or state securities laws; (ii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full, subject to any shares that must be held in abeyance due to the provisions of Section 9 hereof, and without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; (iii) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated; (v) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (vi) no Holder shall be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or affiliates.

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(q)                 “Equity Conditions Failure” means that on the applicable date of determination, any of the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(r)                  “Equity Conditions Measuring Period” means the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

(s)                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)                  “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(d) hereof by the Company: (A) under any Approved Stock Plan; (B) in respect of a conversion or redemption of the Preferred Shares in accordance herewith; (C) upon the exercise of the Warrants; provided that the Warrants are not amended, modified or changed on or after the Subscription Date; (D) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; and (E) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(u)                 “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

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(v)                 “GAAP” means United States generally accepted accounting principles, consistently applied.

(w)                “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(x)                 “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(y)                 “Initial Convertibility Date” means the date that is the earliest of (i) the date that one or more Registration Statement(s) (as defined in the Registration Rights Agreement) has been declared effective, (ii) the date as of which Conversion Shares may be sold pursuant to Rule 144 promulgated under the Securities Act and (iii) the date on which the Company obtained the approval of its stockholders for the Reverse Merger, but in no event prior to the day after the record date for holders of Common Stock to receive the Initial Dividend so long as such record date is not later than ten (10) days prior to the date of the Stockholder Meeting (as defined in the Securities Purchase Agreement).

(z)                 “Initial Dividend” means that certain dividend to be distributed by the Company to its common stockholders contemporaneously with the consummation of the Reverse Merger.

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(aa)             “Issuance Date” means December 17, 2013.

(bb)             “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(cc)              “Non-Public Fundamental Transaction” means any Fundamental Transaction other than one in which the Successor Entity is a publicly traded corporation whose Common Stock is quoted on or listed for trading on an Eligible Market assumes the Preferred Shares such that the Preferred Shares shall be convertible for the publicly traded Common Stock of such Successor Entity.

(dd)             “Option Value” means the value of an Option based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg, (iii) the underlying price per share used in such calculation shall be the average of the Weighted Average Prices for each Trading Day during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow, and (v) a 360 day annualization factor.

(ee)              “Options” means any rights, warrants or options to subscribe for or purchase (i) Common Stock or (ii) Convertible Securities.

(ff)               “Outstanding Notes” means that certain Contingent Note issued by the Company, dated April 1, 2009, in the original principal amount of $11,000,00 in favor of former stockholders of Cortelco Systems Holding Corp.

(gg)              “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(hh)             “Principal Market” means The NASDAQ Capital Market.

(ii)                 “Redemption Prices” means, collectively, the Holder Optional Redemption Triggering Event Redemption Price, the Change of Control Redemption Price and any other redemption price set forth herein, each of the foregoing, individually, a Redemption Price.

(jj)                “Registration Rights Agreement” means the registration rights agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(kk)             “Required Holders” means the Holders of Preferred Shares representing at least sixty percent (60%) of the aggregate Preferred Shares then outstanding.

(ll)                 “Reverse Merger” means a merger by and among the Company, a Subsidiary of the Company and Inventergy, Inc., a Delaware corporation, on terms acceptable to the Required Holders.

(mm)         “Reverse Split” means a reverse split of the Company's shares of Common Stock in a ratio between one-for-three and one-for-five effected by the Company on or before the consummation of the Reverse Merger.

(nn)             “SEC” means the Securities and Exchange Commission.

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(oo)             “Securities Act” means the Securities Act of 1933, as amended.

(pp)             “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the Subscription Date, by and among the Company and the investors referred to therein, as such agreement further may be amended from time to time as provided in such agreement.

(qq)             “Stated Value” means $1,000.

(rr)                “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ss)               “Subscription Date” means December 16, 2013.

(tt)                “Subsidiaries” means any joint venture or entity in which the Company, directly or indirectly, owns a majority of the Capital Stock or an equity or similar interest or a majority of the voting power with respect thereto, including any subsidiaries, joint ventures or entities formed or acquired after the Subscription Date.

(uu)             “Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into.

(vv)             “Trading Day” means any day on which shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(ww)           “Transaction Documents” means this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants.

(xx)             “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii) with the term “Weighted Average Price” being substituted for the term “Conversion Rate.”. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(yy)             “Warrants” means the warrants to purchase Common Stock issued in connection with the Preferred Shares on the Issuance Date.

* * * * *

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EXHIBIT I

INVENTERGY GLOBAL, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Inventergy Global, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Inventergy Global, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below. By affixing its signature hereto, the undersigned agrees that the information contained herein is accurate and complete to the best of its knowledge on the date hereof. The undersigned agrees and undertakes to notify the Company until the Share Delivery Date immediately of any development it become aware of that renders the information contained herein inaccurate or incomplete.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

The undersigned represents and warrants that it is not and has not been during the preceding three months, an “affiliate” of the Company, as such term is defined by Rule 144(a). (Circle one) YES NO

The undersigned represents and warrants that it has beneficially owned the Preferred Shares and they have been paid for in full since ________________.

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

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ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated December __, 2013 from the Company and acknowledged and agree

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Annex D

Inventergy

Incentive Plan

i

(b)	Corporate Transactions	7
(c)	Reservation of Rights	8

SECTION 9.	MISCELLANEOUS PROVISIONS	8
(a)	Securities Law Requirements	8
(b)	No Retention Rights	8
(c)	Treatment as Compensation	9
(d)	Governing Law	9
(e)	Conditions and Restrictions on Shares	9
(f)	Tax Matters	9

SECTION 10.	DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL	10
(a)	Term of the Plan	10
(b)	Right to Amend or Terminate the Plan	10
(c)	Effect of Amendment or Termination	10
(d)	Stockholder Approval	10

SECTION 11.	DEFINITIONS	11

ii

Inventergy

Incentive Plan

SECTION 1.          ESTABLISHMENT AND PURPOSE.

The purpose of this Plan is to offer persons selected by the Company an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by acquiring Shares of the Company’s Stock. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares. Options granted under the Plan may be ISOs intended to qualify under Code Section 422 or NSOs which are not intended to so qualify.

Capitalized terms are defined in Section 11.

SECTION 2.          ADMINISTRATION.

(a)          Committees of the Board of Directors. The Plan may be administered by one or more Committees. Each Committee shall consist, as required by applicable law, of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.

(b)          Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of awards granted to Participants outside the United States, the Board of Directors may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those Plan terms requiring stockholder approval pursuant to Section 10(d) below. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Purchasers, all Optionees and all persons deriving their rights from a Purchaser or Optionee.

SECTION 3.          ELIGIBILITY.

(a)          General Rule. Only Employees, Outside Directors and Consultants shall be eligible for the grant of NSOs or the direct award or sale of Shares.1 Only Employees shall be eligible for the grant of ISOs.

1 Note that special considerations apply if the Company proposes to grant awards to an Employee or Consultant of a Parent company.

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(b)          Ten-Percent Stockholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the Date of Grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the Date of Grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 4.          STOCK SUBJECT TO PLAN.

(a)          Basic Limitation. Not more than seven million two hundred ten thousand, eight hundred ninety (7,210,890) Shares may be issued under the Plan, subject to Subsection (b) below and Section 8(a).2 All of these Shares may be issued upon the exercise of ISOs. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

(b)          Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding taxes, such Shares shall remain available for issuance under the Plan. In the event that an outstanding Option or other right for any reason expires or is canceled, the Shares allocable to the unexercised portion of such Option or other right shall be added to the number of Shares then available for issuance under the Plan.

SECTION 5.          TERMS AND CONDITIONS OF AWARDS OR SALES.

(a)          Stock Grant or Purchase Agreement. Each award of Shares under the Plan shall be evidenced by a Stock Grant Agreement between the Grantee and the Company. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Grant Agreement or Stock Purchase Agreement. The provisions of the various Stock Grant Agreements and Stock Purchase Agreements entered into under the Plan need not be identical. An award of Shares may be subject to restrictions, including a vesting schedule for the release of forfeiture or equivalent conditions regarding the release of any portion of such Shares.

2 Please refer to Exhibit A for a schedule of the initial share reserve and any subsequent increases in the reserve.

D-2

(b)          Duration of Offers and Nontransferability of Rights. Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the Purchaser by the Company. Such right is not transferable and may be exercised only by the Purchaser to whom such right was granted.

(c)          Purchase Price. The Board of Directors shall determine the Purchase Price of Shares to be offered under the Plan at its sole discretion. The Purchase Price shall be payable in a form described in Section 7.

SECTION 6.          TERMS AND CONDITIONS OF OPTIONS.

(a)          Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)          Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO. However, neither the Company nor the Board shall have any liability to any Participant, or to any other party, if an Option (or any portion thereof) that is intended to be an ISO is determined not to be an ISO (including, without limitation, due to a determination that the exercise price per Share of the Option was less than the Fair Market Value per Share of the Shares subject to the Option as of the Grant Date).

(c)          Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and in the case of an ISO a higher percentage may be required by Section 3(b). Subject to the preceding sentence, the Exercise Price shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 7. This Subsection (c) shall not apply to an Option granted pursuant to an assumption of, or substitution for, another option in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).

(d)          Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Stock Option Agreement to the Company or (ii) otherwise agrees to be bound by the terms of the Stock Option Agreement. The Board of Directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion.

(e)          Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the Date of Grant, and in the case of an ISO, a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

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(f)          Termination of Service (Except by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following dates:

(i)          The expiration date determined pursuant to Subsection (e) above;

(ii)         The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such earlier or later date as the Board of Directors may determine (but in no event earlier than 30 days after the termination of the Optionee’s Service); or

(iii)        The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Optionee’s Service terminates. In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).

(g)          Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(h)          Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i)          The expiration date determined pursuant to Subsection (e) above; or

(ii)         The date 12 months after the Optionee’s death, or such earlier or later date as the Board of Directors may determine (but in no event earlier than six months after the Optionee’s death).

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All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

(i)          Restrictions on Transfer of Options. An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the applicable Stock Option Agreement so provides, an NSO shall also be transferable by gift or domestic relations order to a Family Member of the Optionee. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

(j)          No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person files a notice of exercise, pays the Exercise Price and satisfies all applicable withholding taxes pursuant to the terms of such Option.

(k)          Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options or a different type of award for the same or a different number of Shares and at the same or a different Exercise Price (if applicable). The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

(l)          Company’s Right to Cancel Certain Options. Any other provision of the Plan or a Stock Option Agreement notwithstanding, the Company shall have the right at any time to cancel an Option that was not granted in compliance with Rule 701 under the Securities Act. Prior to canceling such Option, the Company shall give the Optionee not less than 30 days’ notice in writing. If the Company elects to cancel such Option, it shall deliver to the Optionee consideration with an aggregate Fair Market Value equal to the excess of (i) the Fair Market Value of the Shares subject to such Option as of the time of the cancellation over (ii) the Exercise Price of such Option. The consideration may be delivered in the form of cash or cash equivalents, in the form of Shares, or a combination of both. If the consideration would be a negative amount, such Option may be cancelled without the delivery of any consideration.

SECTION 7.          PAYMENT FOR SHARES.

(a)          General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 7. In addition, the Board of Directors in its sole discretion may also permit payment through any of the methods described in (b) through (g) below.

(b)          Services Rendered. Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.

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(c)          Promissory Note. All or a portion of the Purchase Price or Exercise Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

(d)          Surrender of Stock. All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.

(e)          Exercise/Sale. If the Stock is publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

(f)          Net Exercise.  An Option may permit exercise through a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise date) that does not exceed the aggregate Exercise Price or the sum of the aggregate Exercise Price plus all or a portion of the minimum amount required to be withheld under applicable tax law (with the Company accepting from the Optionee payment of cash or cash equivalents to satisfy any remaining balance of the aggregate Exercise Price and, if applicable, any additional withholding obligation not satisfied through such reduction in Shares); provided that to the extent Shares subject to an Option are withheld in this manner, the number of Shares subject to the Option following the net exercise will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Optionee as a result of the exercise.

(g)          Other Forms of Payment. To the extent that an Award Agreement so provides, the Purchase Price or Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the Delaware General Corporation Law, as amended.

SECTION 8.          ADJUSTMENT OF SHARES.

(a)          General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a reclassification, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company, proportionate adjustments shall automatically be made in each of (i) the number and kind of Shares available for future grants under Section 4, (ii) the number and kind of Shares covered by each outstanding Option and any outstanding and unexercised right to purchase Shares that has not yet expired pursuant to Section 5(b), (iii) the Exercise Price under each outstanding Option and the Purchase Price applicable to any unexercised stock purchase right described in clause (ii) above, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above; provided, however, that the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 8(a), although the Board of Directors in its sole discretion may make a cash payment in lieu of fractional Shares.

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(b)          Corporate Transactions. In the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, all Shares acquired under the Plan and all Options and other Plan awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board of Directors in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Options and awards (or all portions of an Option or an award) in an identical manner. The treatment specified in the transaction agreement or as determined by the Board of Directors may include (without limitation) one or more of the following with respect to each outstanding Option or award:

(i)          Continuation of the Option or award by the Company (if the Company is the surviving corporation).

(ii)         Assumption of the Option by the surviving corporation or its parent in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).

(iii)        Substitution by the surviving corporation or its parent of a new option for the Option in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).

(iv)        Cancellation of the Option and a payment to the Optionee with respect to each Share subject to the portion of the Option that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Board of Directors in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of the transaction, over (B) the per-Share Exercise Price of the Option (such excess, the “Spread”).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread.  In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Stock. If the Spread applicable to an Option is zero or a negative number, then the Option may be cancelled without making a payment to the Optionee.

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(v)         Cancellation of the Option without the payment of any consideration; provided that the Optionee shall be notified of such treatment and given an opportunity to exercise the Option (to the extent the Option is vested or becomes vested as of the effective date of the transaction) during a period of not less than five (5) business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the Optionee a reasonable opportunity to exercise the Option. Any exercise of the Option during such period may be contingent upon the closing of the transaction.

(vi)        Suspension of the Optionee’s right to exercise the Option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction.

(vii)       Termination of any right the Optionee has to exercise the Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), such that following the closing of the transaction the Option may only be exercised to the extent it is vested.

For the avoidance of doubt, the Board of Directors has discretion to accelerate, in whole or part, the vesting and exercisability of an Option or other Plan award in connection with a corporate transaction covered by this Section 8(b).

(c)          Reservation of Rights. Except as provided in this Section 8, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 9.          MISCELLANEOUS PROVISIONS.

(a)          Securities Law Requirements.   Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board of Directors, the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements.

(b)          No Retention Rights.   Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

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(c)          Treatment as Compensation. Any compensation that an individual earns or is deemed to earn under this Plan shall not be considered a part of his or her compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.

(d)          Governing Law. The Plan and all awards, sales and grants under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

(e)          Conditions and Restrictions on Shares. Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board of Directors may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

(f)          Tax Matters.

(i)          As a condition to the award, grant, issuance, vesting, purchase, exercise or transfer of any award, or Shares issued pursuant to any award, granted under this Plan, the Participant shall make such arrangements as the Board of Directors may require or permit for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such event.

(ii)         Unless otherwise expressly set forth in an Award Agreement, it is intended that awards granted under the Plan shall be exempt from Code Section 409A, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an award is not exempt from Code Section 409A (any such award, a “409A Award”), any ambiguity in the terms of such award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Code Section 409A be given effect if such modification would cause the Award to become subject to Code Section 409A unless the parties explicitly acknowledge and consent to the modification as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board of Directors from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a transaction subject to Section 8(b) constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

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(iii)        Neither the Company nor any member of the Board of Directors shall have any liability to a Participant in the event an award held by the Participant fails to achieve its intended characterization under applicable tax law.

SECTION 10.         DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL.

(a)          Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to approval of the Company’s stockholders under Subsection (d) below. The Plan shall terminate automatically 10 years after the later of (i) the date when the Board of Directors adopted the Plan or (ii) the date when the Board of Directors approved the most recent increase in the number of Shares reserved under Section 4 that was also approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b)          Right to Amend or Terminate the Plan. Subject to Subsection (d) below, the Board of Directors may amend, suspend or terminate the Plan at any time and for any reason.

(c)          Effect of Amendment or Termination. No Shares shall be issued or sold and no Option granted under the Plan after the termination thereof, except upon exercise of an Option (or any other right to purchase Shares) granted under the Plan prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

(d)          Stockholder Approval. To the extent required by applicable law, the Plan will be subject to approval of the Company’s stockholders within 12 months of its adoption date. To the extent required by applicable law, any amendment of the Plan will be subject to the approval of the Company’s stockholders within 12 months of the amendment date if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 8), or (ii) materially changes the class of persons who are eligible for the grant of ISOs. In addition, an amendment effecting any other material change to the Plan terms will be subject to approval of the Company’s stockholder only if required by applicable law. Stockholder approval shall not be required for any other amendment of the Plan.

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SECTION 11.         DEFINITIONS.

(a)          “Award Agreement” means a Stock Grant Agreement, Stock Option Agreement or Stock Purchase Agreement.

(b)          “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(c)          “Code” means the Internal Revenue Code of 1986, as amended.

(d)          “Committee” means a committee of the Board of Directors, as described in Section 2(a).

(e)          “Company” means Inventergy Global, Inc., a Delaware corporation.

(f)          “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent3 or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(g)          “Date of Grant” means the date of grant specified in the applicable Stock Option Agreement, which date shall be the later of (i) the date on which the Board of Directors resolved to grant the Option or (ii) the first day of the Optionee’s Service.

(h)          “Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(i)          “Employee” means any individual who is a common-law employee of the Company, a Parent4 or a Subsidiary.

(j)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)          “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

(l)          “Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

3 Note that special considerations apply if the Company proposes to grant awards to consultant or advisor of a Parent company.

4 Note that special considerations apply if the Company proposes to grant awards to an Employee of a Parent company.

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(m)          “Family Member” means (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee control the management of assets and (v) any other entity in which persons described in Clause (i) or (ii) or the Optionee own more than 50% of the voting interests.

(n)          “Grantee” means a person to whom the Board of Directors has awarded Shares under the Plan.

(o)          “ISO” means an Option that qualifies as an incentive stock option as described in Code Section 422(b). Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as an NSO.

(p)          “NSO” means an Option that does not qualify as an incentive stock option as described in Code Section 422(b) or 423(b).

(q)          “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

(r)          “Optionee” means a person who holds an Option.

(s)          “Outside Director” means a member of the Board of Directors who is not an Employee.

(t)          “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(u)          “Participant” means a Grantee, Optionee or Purchaser.

(v)         “Plan” means this Inventergy Incentive Plan.

(w)          “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

(x)          “Purchaser” means a person to whom the Board of Directors has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).

(y)          “Securities Act” means the Securities Act of 1933, as amended.

(z)          “Service” means service as an Employee, Outside Director or Consultant.

(aa)         “Share” means one share of Stock, as adjusted in accordance with Section 8 (if applicable).

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(bb)         “Stock” means the Common Stock of the Company.

(cc)         “Stock Grant Agreement” means the agreement between the Company and a Grantee who is awarded Shares under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Shares.

(dd)         “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(ee)         “Stock Purchase Agreement” means the agreement between the Company and a Purchaser who purchases Shares under the Plan that contains the terms, conditions and restrictions pertaining to the purchase of such Shares.

(ff)         “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

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Exhibit A

Schedule of Shares Reserved for Issuance under the Plan

Date of Board Approval	Date of Stockholder Approval	Number of Shares Added	Cumulative Number of Shares

November 8, 2013	November 8, 2013	350,000	350,000

December 16, 2013	December 16, 2013	1,700,000	1,700,000

Summary of Modifications and Amendments to the Plan

The following is a summary of material modifications made to the Plan (including any material deviations from the Gunderson Dettmer precedent form used to create the Plan):

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), which is applicable to eOn, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her. The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company.

eOn’s certificate of incorporation and bylaws provide that eOn will indemnify its directors and executive officers to the fullest extent provided by the DGCL and that any repeal or modification of such provisions will be prospective only and will not adversely affect the rights provided by the certificate of incorporation and bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of eOn. In addition, our bylaws provide that eOn is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless the indemnification is expressly required to be made by law, the proceeding was authorized by the board of directors of eOn, such indemnification is provided by eOn, in its sole discretion, pursuant to the DGCL or any other applicable law. The bylaws further provide that eOn may modify the extent of indemnification of its directors and executive officers by individual contract.

eOn’s directors and executive officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

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Pursuant to the Merger Agreement, each party agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of a party as provided in its respective certificate of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect. In addition, prior to the Effective Time, Inventergy shall purchase, and for a period of six years following the Effective Time eOn shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering each present and former director, officer or employee of each party for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are (i) no less advantageous than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Inventergy as of the date of the Merger Agreement and (ii) no less advantageous than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by eOn as of the date of the Merger Agreement.

Item 21. Exhibits and Financial Statement Schedules.

(a)    Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b)    Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22. Undertakings.

The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv. Any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corinth, State of Mississippi, on the 10th day of April, 2014.

EON COMMUNICATIONS CORPORATION

By:	/s/ Stephen Swartz
Name: Stephen Swartz
Title: Principal Executive Officer

By:	/s/ Lee Bowling
Name: Lee Bowling
Title: Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Stephen Swartz	Principal Executive Officer	April 10, 2014
Stephen Swartz

/s/ Lee Bowling	Chief Financial Officer (Principal Financial Officer)	April 10, 2014
Lee Bowling

/s/ *	Director	April 10, 2014
James W. Hopper

/s/ *	Director	April 10, 2014
Robert A. Gordon

/s/ *	Director	April 10, 2014
W. Frank King

/s/ *	Director	April 10, 2014
Frederick W. Gibbs

/s/ *	Chairman of the Board, Director	April 10, 2014
David S. Lee

*By:	/s/ Stephen Swartz
Stephen Swartz
Attorney-in-fact

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 EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement of Merger and Plan of Reorganization dated December 17, 2013, by and among Inventergy, Inc., eOn Communications Corporation and Inventergy Merger Sub Inc.*
2.2	Transition Agreement by and among eOn Communications Corporation, Cortelco Systems Holding Corp., Cortelco, Inc. and eOn Communications Systems, Inc. dated December 17, 2013.*
2.3	First Amendment to Agreement of Merger and Plan of Reorganization dated March 24, 2014, by and among Inventergy, Inc., eOn Communications Corporation and Inventergy Merger Sub Inc.*
2.4	Exchange Agreement by and among eOn Communications Corporation and each holder of eOn's Series B Convertible Preferred Stock dated March 24, 2014 (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by eOn Communications Corporation on March 25, 2014).
3.1	Amended and Restated Certificate of Incorporation of eOn Communications Corporation as filed with the Secretary of State of Delaware on February 9, 2000 (incorporated herein by reference to eOn Communications Corporation’s Registration Statement on Form S-1 (No. 333-77021), filed with the SEC on April 26, 1999).
3.2	Amendment to Amended and Restated Certificate of Incorporation of eOn Communications Corporation (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by eOn Communications Corporation’s on April 18, 2008).
3.3	Proposed Form of Fifth Amended and Restated Certificate of Incorporation of eOn Communications Corporation to take effect upon completion of the Merger.*
3.4	Amended and Restated Bylaws of eOn Communications Corporation (incorporated herein by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 11, 2007).
4.1	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of eOn Communications Corporation (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 18, 2013).
4.2	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 18, 2013).
4.3	Form of Amended and Restated Senior Secured Convertible Note of eOn Communications Corporation.
4.4	Form of New Senior Secured Convertible Note of On Communications Corporation.
4.5	Form of Guarantee of the $5,000,000 in principal amount of eOn Communications Corporation’s Amended and Restated Senior Secured Convertible Notes
5.1 (2)	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
10.1	Securities Purchase Agreement by and among eOn Communications Corporation and the investors listed on the Schedule of Buyers attached thereto dated as of December 17, 2013 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 18, 2013).
10.2	Form of Letters of Credit (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 18, 2013).
10.3	Registration Rights Agreement by and among eOn Communications Corporation and the investors listed on the Schedule of Buyers attached thereto dated as of December 17, 2013 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by eOn Communications Corporation on December 18, 2013).
10.4	Voting Agreement dated as of December 17, 2013 by and among eOn Communications Corporation and David S. Lee.
10.5	Voting Agreement dated as of December 17, 2013 by and among eOn Communications Corporation and the Lee Family Trust.
10.6	Pledge and Security Agreement, between Inventergy, Inc. and the Grantors identified therein, dated May 10, 2013.
10.7	Form of Supplement to Security Agreement between Inventergy, Inc, Hudson Bay IP Opportunities Master Fund, LP, as Collateral Agent, and each of the Grantors identified therein.
21 (1)	Subsidiaries of eOn Communications Corporation.
23.1 (2)	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (to be included in Exhibit 5.1).
23.2	Consent of HORNE LLP.
23.3	Consent of Marcum LLP.
24(1)	Power of Attorney (included in Part II of the Registration Statement)
99.1	Form of Proxy Card for Stockholders.

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Exhibit Number	Description
99.2 (1)	Consent of Robert A. Gordon.
99.3 (1)	Consent of Robb Knie.
99.4 (1)	Consent of W. Frank King.
99.5 (1)	Consent of Marshall Phelps, Jr.
99.6 (1)	Consent of Joseph W. Beyers.
99.7 (1)	Consent of Francis P. Barton.
99.8	Inventergy, Inc. Mobile Broadband Patent Portfolio as of April 1, 2014
99.9	Inventergy IMS & VoIP Patent Portfolio as of April 1, 2014
*	Attached as an Annex to the proxy statement/prospectus of eOn Communications Corporation.
(1)	Previously filed.
(2)	To be filed by amendment.

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

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